Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262438
159,207,329 Shares of Common Stock
5,500,000 Warrants to Purchase Shares of Common Stock
Sonder Holdings Inc.
This prospectus relates to the registration of the Common Stock, par value $0.0001 per share, of Sonder Holdings Inc. (the “Common Stock”) and warrants to purchase shares of Common Stock as described herein.
This prospectus relates to the offer by us of, and the resale by Selling Stockholders of: (i) 5,500,000 shares of Common Stock issuable upon the exercise of an aggregate of 5,500,000 warrants held by GM Sponsor II, LLC and HRM Holdings II, LLC, each of which is exercisable at a price of $11.50 per share (the “Private Placement Warrants”), (ii) 9,000,000 shares of Common Stock issuable upon the exercise of an aggregate of 9,000,000 warrants, each of which is exercisable at a price of $11.50 per share (the “Public Warrants”), (iii) 2,475,000 shares of Common Stock issuable upon the exercise of an aggregate of 2,475,000 warrants issued in connection with the funding of certain delayed draw subordinated secured notes, each of which is exercisable at a price of $12.50 per share (the “Delayed Draw Warrants”), (iv) 425,706 shares of Common Stock issuable upon exercise of warrants assumed by us in connection with the business combination transaction (the “Business Combination”) among us, Sunshine Merger Sub I Inc., Sunshine Merger Sub II, LLC and Sonder Operating Inc. (formerly known as Sonder Holdings Inc.; “Legacy Sonder”)(the “Assumed Warrants” and together with the Private Placement Warrants, Public Warrants, Delayed Draw Warrants, the “Warrants”), and (v) 20,336 shares of Common Stock issuable upon the exercise of certain outstanding options to purchase Common Stock held by individuals who terminated their employment with Legacy Sonder prior to the Business Combination (the “Former Employee Options”).
This prospectus also relates to the resale from time to time by Selling Securityholders of: (i) 32,216,785 shares of Common Stock purchased at the Business Combination Closing Date (as defined below) by a number of subscribers pursuant to separate subscription agreements (the “PIPE Shares”), (ii) 9,972,715 shares of Common Stock held by GM Sponsor II, LLC, HRM Holdings II, LLC and certain former independent directors, (iii) an aggregate of 68,107,380 shares of Common Stock beneficially owned by certain former stockholders of Legacy Sonder; (iv) up to 7,272,691 shares which are issuable to certain former stockholders of Legacy Sonder upon the achievement of certain trading price targets for our Common Stock (the “Earn Out Shares”); (v) an aggregate of 22,387,448 shares of Common Stock issuable upon exchange of Canada Exchangeable Shares to certain former stockholders of Legacy Sonder; (vi) an aggregate of 1,829,268 shares of Common Stock transferred by Francis Davidson pursuant to a stock transfer agreement dated April 2021; and (vii) 5,500,000 Private Placement Warrants.
The Selling Securityholders may sell any, all or none of the securities and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the date of this prospectus. The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of the Warrants and Former Employee Options if the Warrants and Former Employee Options are exercised for cash. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
Of the 159,207,329 shares of Common Stock that may be offered or sold by the Selling Securityholders identified in this prospectus, certain of our Selling Securityholders are subject to lock-up restrictions with respect to 97,700,704 of those shares pursuant to our bylaws and/or other agreements further described in the section titled “Restrictions on the Resale of Our Securities” appearing elsewhere in this prospectus.
Our Common Stock trades on Nasdaq under the ticker symbol “SOND” and our Public Warrants trade on Nasdaq under the ticker symbol “SONDW”. On March 25, 2022, the closing sale price of our Common Stock as reported by Nasdaq was $4.32 per share and the closing price of our Public Warrants was $0.7599 per warrant.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 20.
You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated April 1, 2022

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.
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EXPLANATORY NOTE
On January 31, 2022, Sonder Holdings Inc., a Delaware corporation formerly known as Gores Metropoulos II, Inc. (“we,” “us,” “our” or the “Company”), filed a registration statement with the Securities and Exchange Commission (the “SEC”), on Form S-1 (File No. 333-262438) (the “Registration Statement”). The Registration Statement was declared effective by the SEC on February 9, 2022 to register for resale by the selling securityholders identified in the prospectus an aggregate of (1) up to 159,207,329 shares of Common Stock and (2) up to 5,500,000 warrants to purchase Common Stock, which are held or may be held by the selling securityholders named in the prospectus contained in the Registration Statement.
This post-effective amendment is being filed to include (i) information from our Annual Report on Form 10-K for the year ended December 31, 2021 that was filed on March 28, 2022 (the “Annual Report”); and (ii) update certain other information in the Registration Statement.
No additional securities are being registered under this post-effective amendment and all applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of common stock issuable upon the exercise of warrants and certain options. We will receive proceeds from any exercise of the warrants in the event such warrants or options are exercised for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
The Selling Securityholders and their permitted transferees may use this shelf registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find Additional Information.”
Unless the context indicates otherwise, references in this prospectus to:
•“Sonder,” “Company,” “we,” “us” or “our” refer to Sonder Holdings Inc. (f/k/a Gores Metropoulos II, Inc.) and its subsidiaries following the closing of the Business Combination;
•as to periods before the closing of the Business Combination, “Legacy Sonder” refer to the privately-held legacy Sonder parent company (Sonder Operating Inc., f/k/a Sonder Holdings Inc.) which merged into a subsidiary of the Company in the Business Combination; and
•“GM II” refer to our predecessor company, a special purpose acquisition company, prior to the consummation of the Business Combination.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information.”

MARKET, INDUSTRY AND OTHER DATA
This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete.
Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
TRADEMARKS
This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by any other companies. Solely for convenience, our trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

SELECTED DEFINITIONS
“Additional Sponsor Commitment” means the purchase of 709,711 shares of Common Stock pursuant to the Additional Sponsor Subscription Agreement.
“Additional Sponsor Subscription Agreement” means that certain agreement that the Company (at such time known as Gores Metropoulos II, Inc.) and the Sponsor entered into for a private placement of 709,711 shares of Common Stock consummated concurrently with the consummation of the Business Combination.
“Aggregate Sonder Common Stock Consideration” means 190,160,300 shares of Common Stock.
“Amended and Restated Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation of the Company filed in connection with the Closing, which was attached to the Proxy Statement as Annex B.
“Board” means the board of directors of the Company.
“Business Combination” means the transactions contemplated by the Merger Agreement, including among other things, the Mergers.
“Business Combination Closing Date” means January 18, 2022.
“Canada Exchangeable Shares” or “Post-Combination Canada Exchangeable Shares” means the shares of a new series of Sonder Canada shares issued in connection with the Business Combination, virtually identical to the Legacy Sonder Canada Exchangeable Common Shares in effect immediately prior to the Business Combination, whose terms provide (a) for a deferral of any mandatory exchange caused by the Business Combination for a period of at least 12 months from the Business Combination Closing Date, and (b) that such shares are exchangeable for the Company’s Common Stock.
“Class A Stock” means the shares of Class A common stock, par value $0.0001 per share, of GM II (which are shares of Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation).
“Class F Stock” means the shares of Class F common stock, par value $0.0001 per share, of GM II (which are shares of Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation).
“Closing” means the closing of the Business Combination.
“Common Stock” means the Common Stock, par value $0.0001 per share, of the Company.
“Company” means Sonder Holdings Inc., formerly known as Gores Metropoulos II, Inc.
“Company Warrants” means, collectively, the Private Placement Warrants and the Public Warrants.
“Computershare Warrant Agreement” means that certain Warrant Agreement, by and between the Company and Computershare Trust Company, N.A., as warrant agent, dated as of January 22, 2021, which is filed as Exhibit 4.3 hereto.
“Contracted Units” means units that have signed real estate contracts, but are not yet available for guests to book. Sonder is not yet able to generate revenue from these units. Some of the real estate contracts for Contracted Units have contingencies that must be satisfied prior to Sonder’s takeover of the units or are terminable by Sonder or the landlord prior to Sonder’s takeover of the units.
“Court of Chancery” means the Court of Chancery in the State of Delaware.
“CSAT” means customer satisfaction score, which is defined as the percentage of guests surveyed who rated Sonder as a 5 on a scale of 1 (lowest satisfaction) to 5 (highest satisfaction).

“Delayed Draw Note Purchase Agreement” means that Note and Warrant Purchase Agreement entered into by Sonder and two PIPE Investors, Senator Investment Group LP and funds and accounts managed by subsidiaries of BlackRock, Inc., for the sale of an aggregate of $165 million in principal amount of delayed draw subordinated secured notes.
“Delayed Draw Notes” means those certain delayed draw subordinated secured notes issued pursuant to the Delayed Draw Note Purchase Agreement.
“Delayed Draw Warrants” means the detachable warrants, with an exercise price of $12.50 per share, to purchase shares of the Company’s Common Stock issued to purchasers of Delayed Draw Notes under the Delayed Draw Note Purchase Agreement.
“Deloitte” means Deloitte & Touche LLP, independent auditors to Sonder.
“DGCL” means the General Corporation Law of the State of Delaware.
“Earn Out Shares” means earn out shares from the Company, issuable in Common Stock in accordance with the terms provided in the Merger Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Exchange Rate” means 1.4686, a ratio equal to the number of shares of Common Stock issuable with respect to each share of Legacy Sonder Common Stock in accordance with the Per Share Sonder Common Stock Consideration.
“Existing PIPE Investment” means the purchase of 20,000,000 shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) pursuant to the Existing Subscription Agreements.
“Existing PIPE Investors” means the purchasers of shares in the Existing PIPE Investment.
“Existing Subscription Agreements” means the agreements that the Company and Existing PIPE Investors entered into for a private placement of 20,000,000 shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) consummated substantially concurrently with the consummation of the Business Combination (as amended by the Existing Subscription Amendments).
“Existing Subscription Amendments” means those certain amendments to the Existing Subscription Agreements entered into by and between the Company and each of the Existing PIPE Investors in connection with Amendment No. 1.
“First Merger” means the merger of First Merger Sub with and into Legacy Sonder, with Legacy Sonder continuing as the Surviving Corporation.
“First Merger Sub” means Sunshine Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Second Merger Sub.
“Founder Shares” means 9,897,715 shares of Class F Stock held by the members of Sponsor, and 25,000 shares of Class F Stock held by each of Randall Bort, Michael Cramer and Joseph Gatto (after the forfeiture of 1,277,285 shares of Class F Stock by the Sponsor prior to the completion of the Business Combination).
“GM II” means Gores Metropoulos II, Inc.
“GM II IPO” means GM II’s initial public offering, consummated on January 22, 2021, through the sale of 45,000,000 Public Units (including 5,000,000 Public Units sold pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per Public Unit.

“Initial Stockholders” means the Sponsor, HRM Holdings II, LLC and Randall Bort, Michael Cramer and Joseph Gatto, who were GM II independent directors prior to the closing of the Business Combination.
“IPO Closing Date” means January 22, 2021.
“IRS” means the U.S. Internal Revenue Service.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“KPMG” means KPMG LLP, the previous independent registered public accounting firm to Sonder.
“Legacy Sonder” means Sonder Operating Inc. (f/k/a Sonder Holdings Inc.)
“Legacy Sonder Canada Exchangeable Common Shares” means Sonder Canada’s Series AA Common Exchangeable Preferred Shares, as in effect prior to the First Merger.
“Legacy Sonder Canada Exchangeable Preferred Shares” means, collectively, Sonder Canada’s (a) Series Seed-1 Exchangeable Preferred Shares, (b) Series Seed-2 Exchangeable Preferred Shares, (c) Series Seed-3 Exchangeable Preferred Shares, (d) Series A Exchangeable Preferred Shares, (e) Series B Exchangeable Preferred Shares, (f) Series C Exchangeable Preferred Shares, (g) Series D Exchangeable Preferred Shares and (h) Series E Exchangeable Preferred Shares, as in effect prior to the First Merger.
“Legacy Sonder Canada Exchangeable Shares” means, collectively, the Legacy Sonder Canada Exchangeable Common Shares and the Legacy Sonder Canada Exchangeable Preferred Shares, as in effect prior to the First Merger.
“Legacy Sonder Common Stock” means the common stock, par value $0.000001 per share, of Legacy Sonder.
“Legacy Sonder Common Stockholders” means stockholders of Legacy Sonder that held Sonder Common Stock prior to the Business Combination, solely in their capacity as such.
“Legacy Sonder Convertible Notes” means the convertible promissory notes issued by Legacy Sonder to certain purchasers pursuant to the Note Purchase Agreement, dated March 12, 2021, as amended.
“Legacy Sonder Noteholders” means the purchasers of Sonder Convertible Notes issued by Legacy Sonder pursuant to the Note Purchase Agreement, dated March 12, 2021, as amended.
“Legacy Sonder Preferred Stock” means, collectively, Legacy Sonder’s (a) Series Seed-1 Preferred Stock, (b) Series Seed-1A Preferred Stock, (c) Series Seed-2 Preferred Stock, (d) Series Seed-2A Preferred Stock, (e) Series Seed-3 Preferred Stock, (f) Series Seed-3A Preferred Stock, (g) Series A Preferred Stock, (h) Series A-1 Preferred Stock, (i) Series B Preferred Stock, (j) Series B-1 Preferred Stock, (k) Series C Preferred Stock, (l) Series C-1 Preferred Stock, (m) Series D Preferred Stock, (n) Series D-1 Preferred Stock and (o) Series E Preferred Stock, in each case, par value $0.000001 per share.
“Legacy Sonder Special Voting Common Stock” means Legacy Sonder’s Special Voting Series AA Common Stock, par value $0.000001 per share.
“Legacy Sonder Special Voting Preferred Stock” means collectively, Legacy Sonder’s (a) Special Voting Series Seed-1 Stock, (b) Special Voting Series Seed-2 Stock, (c) Special Voting Series Seed-3 Stock, (d) Special Voting Series A Stock, (e) Special Voting Series B Stock, (f) Special Voting Series C Stock, (g) Special Voting Series D Stock and (h) Special Voting Series E Stock, in each case, par value $0.000001 per share.
“Legacy Sonder Special Voting Stock” means, collectively, the Legacy Sonder Special Voting Common Stock and the Sonder Special Voting Preferred Stock.
“Legacy Sonder Stock” means, collectively, the Legacy Sonder Common Stock, the Legacy Sonder Preferred Stock and the Legacy Sonder Special Voting Stock.

“Legacy Sonder Stock Options” means the options to purchase Legacy Sonder Common Stock granted pursuant to the Legacy Sonder Stock Plans.
“Legacy Sonder Stock Plans” means Legacy Sonder’s (a) 2019 Equity Incentive Plan, as amended from time to time, and (b) Legacy Stock Option Plan dated February 25, 2015, as amended and restated on February 24, 2016, March 14, 2017, March 9, 2018, September 26, 2018, May 5, 2019, November 15, 2019 and December 20, 2019.
“Legacy Sonder Stockholders” means, collectively, the stockholders of Legacy Sonder that held Legacy Sonder Common Stock, Legacy Sonder Preferred Stock or Legacy Sonder Special Voting Stock prior to the Business Combination.
“Legacy Sonder Supporting Stockholders” means those Legacy Sonder Stockholders who are a party to a Voting and Support Agreement.
“Legacy Sonder Warrants” means any warrant to purchase shares of Legacy Sonder Stock.
“Live Units” means units available for guest bookings.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 29, 2021 (as amended on October 27, 2021 (“Amendment No. 1”), by and among the Company, First Merger Sub, Second Merger Sub and Legacy Sonder, which was attached to the Proxy Statement as Annex A and Annex A-1.
“Mergers” means, collectively, the First Merger and the Second Merger.
“Nasdaq” means The Nasdaq Stock Market LLC.
“New PIPE Investment” means the purchase of 11,507,074 shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) pursuant to the New Subscription Agreements.
“New PIPE Investors” means the purchasers of New PIPE Shares in the New PIPE Investment.
“New PIPE Shares” means the shares of Common Stock (following the renaming of Class A Stock to Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) acquired in the New PIPE Investment.
“New Subscription Agreements” means the agreements that the Company and New PIPE Investors entered into for a private placement of 11,507,074 shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) consummated substantially concurrently with the consummation of the Business Combination.
“Online Travel Agencies” or “OTAs” means third party online travel agencies such as Airbnb, Booking.com and Expedia.
“Option Exchange Ratio” means 1.5444.
“Per Share Sonder Common Stock Consideration” means, with respect to each share of Legacy Sonder Common Stock, 1.4686 shares of Common Stock.
“Per Share Sonder Special Voting Stock Consideration” means, with respect to each share of Legacy Sonder Special Voting Common Stock, a number of shares of Special Voting Common Stock multiplied by the Exchange Rate.
“PIPE Investment” means, collectively, the Existing PIPE Investment, the New PIPE Investment and the Additional Sponsor Commitment.
“PIPE Investors” means, collectively, the Existing PIPE Investors, the New PIPE Investors and the Sponsor, and each of their respective permitted assigns.

“Preferred Stock” means the preferred stock, par value of $0.0001 per share, of the Company.
“Primary Lock-Up Agreements” means those certain lock-up agreements entered into in connection with the closing of the Business Combination, by and among GM II, Legacy Sonder and certain Legacy Sonder Stockholders.
“Private Placement Warrants” means the warrants held by the members of Sponsor on the Business Combination Closing Date, each of which is exercisable, at an exercise price of $11.50, for one share of Common Stock in accordance with its terms.
“Public Shares” means the shares of Class A Stock (which became shares of Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) included in the Public Units issued in the GM II IPO.
“Public Stockholders” means holders of Public Shares, including the Initial Stockholders to the extent the Initial Stockholders hold Public Shares; provided, that the Initial Stockholders are considered a “Public Stockholder” only with respect to any Public Shares held by them.
“Public Unit” means one share of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) and one-fifth of one Public Warrant, whereby each whole Public Warrant entitles the holder thereof to purchase one share of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) at an exercise price of $11.50 per share of Class A Stock, sold in the GM II IPO.
“Public Warrants” means the warrants included in the Public Units issued in the GM II IPO, each of which is exercisable, at an exercise price of $11.50, for one share of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in accordance with its terms.
“Registration Rights Agreement” means that certain Registration Rights Agreement entered into at the closing of the Business Combination, by and among the Company and the Registration Rights Holders.
“Registration Rights Holders” means the Company, the Initial Stockholders and the Sonder Supporting Stockholders.
“RevPAR” means revenue per available room.
“Rollover Options” means the options to acquire Common Stock resulting from the automatic conversion at the effective time of the First Merger of Legacy Sonder Stock Options in accordance with the terms of the Merger Agreement.
“Rule 144” means Rule 144 under the Securities Act.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Second Merger” means the merger of the Surviving Corporation with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity.
“Second Merger Sub” means Sunshine Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company.
“Section 203” means Section 203 of the DGCL.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Surrender Agreement” means that certain share surrender agreement, by and between the Company and the Sponsor, pursuant to which the Sponsor agreed to surrender 1,277,285 shares of Class F Stock prior to the conversion of such shares of Class F Stock to shares of Common Stock in connection with the Business Combination.
“Sonder Canada” means Sonder Canada Inc., a corporation existing under the laws of the province of Québec and a subsidiary of Sonder.
“Special Voting Common Stock” means the Company’s Special Voting Common Stock, par value $0.0001 per share.
“Sponsor” means Gores Metropoulos Sponsor II, LLC, an affiliate of Mr. Dean Metropoulos, the Company’s former Chairman, and Mr. Alec E. Gores, the Company’s former Chief Executive Officer.
“Subscription Agreements” means, collectively, the Existing Subscription Agreements, the New Subscription Agreements and the Additional Sponsor Subscription Agreement.
“Surviving Corporation” means Legacy Sonder, in its capacity as the surviving corporation of the First Merger.
“Surviving Entity” means Second Merger Sub, in its capacity as the surviving entity of the Second Merger.
“The Gores Group” means The Gores Group, LLC, an affiliate of the Sponsor.
“Trust Account” means the trust account of the Company that held the proceeds from the GM II IPO.
“Trustee” means Computershare Trust Company, N.A.
“U.S. Tax Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Voting and Support Agreement” means that certain Voting and Support Agreement, dated April 29, 2021, by and among the Company, First Merger Sub, Second Merger Sub and the Legacy Sonder Supporting Stockholders.
“Warrants” means the Private Placement Warrants, the Public Warrants, the Delayed Draw Warrants and the Assumed Warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include statements about:
•our financial, operating and growth forecasts and projections;
•our business, revenue, expenses, operating results, and financial condition;
•our ability to manage our growth;
•our ability to achieve or maintain our profitability;
• our strategies or expectations regarding market position and financial results;
•other expectations, beliefs, plans, strategies, anticipated developments, and other matters that are not historical facts;
•the effects of the COVID-19 pandemic or other public health crises on our business, revenue, operating results and financial condition;
•the impact of world events and any associated economic downturn on our future operating and financial performance;
•uncertainty, or adverse economic and business conditions, including as a result of slowing or uncertain economic growth in the United States or worldwide;
•our ability to successfully negotiate favorable lease terms;
•our expenses related to the preparation, opening and repair of our leased properties;
•our dependency on landlords for certain maintenance and other significant obligations related to properties;
•our operating flexibility and limits;
•potential ancillary revenue opportunities and our ability to improve our revenue management capabilities in order to further optimize current and future demand segments;
•the use of proceeds from our financings and the expected duration of our capital resources;
•our ability to build out our sales capabilities for both outbound sales and inbound sales;
•our ability to attract and retain guests to use our products or services;
•our ability to successfully anticipate and satisfy guest demands, including through the introduction of new features, products or services;
•our beliefs about the positive impact of our technology investments on our brand and future financial results;
•our competitive advantages and the effects of increased competition in our market;
•the growth and expansion of the market for hospitality and our ability to compete effectively with existing competitors and new market entrants;

•our ability to expand and scale our business, including expectations and plans for expanding in existing markets, entering into new markets and accommodation categories, and managing our international expansion;
•our relationships with third-party distribution channels and indirect channels;
•our reliance on third-party vendors and suppliers;
•seasonality and other variations in our results of operations from period-to-period, which may cause historical performance to not be indicative of future performance;
•our ability to maintain and enhance our brand;
•our ability to attract and retain qualified employees and key personnel;
•our ability to maintain, protect, enforce and enhance our technology and intellectual property;
•our ability to maintain the security of our software and third parties’ personal data and adequately address privacy concerns;
•our ability to successfully defend litigation brought against us;
•our assessments and beliefs regarding the outcome of pending legal proceedings and any liability that we may incur as a result of those proceedings;
•our assessments and estimates that determine our effective tax rate;
•our ability to manage the increased expenses and time associated with being a public company;
•our ability to comply with modified or future regulatory, judicial, and legislative changes or developments which apply to our business; and
•other factors detailed in our filings with the SEC, including the risks, uncertainties, and assumptions described in “Risk Factors”, or in information disclosed in public conference calls, the date and time of which are released beforehand.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us,” “Sonder,” and the “Company” refer to Sonder Holdings Inc. and its consolidated subsidiaries.
Overview
Sonder’s mission is to revolutionize hospitality through design and technology to make a world of better stays open to all. With its innovative end-to-end model, Sonder aims to provide better choice, comfort, reliability and a compelling price point across a wide variety of use cases—from one night to extended stays—for its diverse traveler types. Officially launched in 2014 and headquartered in San Francisco, California, Sonder’s unique product portfolio of Live and Contracted Units—from rooms to suites and apartments— spans 38 cities in ten countries and three continents as of December 31, 2021. Sonder works directly with real estate developers and property owners to lease, manage and operate spaces, providing guests with exceptionally designed accommodations. Sonder operates and manages each of its over 250 live properties using proprietary technology, delivering services to guests via the Sonder app which features self-service and 24/7 on-the-ground support.
Sonder has incurred net losses each year since its inception, including net losses of $294.4 million and $250.3 million for the years ended December 31, 2021 and December 31, 2020, respectively. In addition, Sonder had an accumulated deficit of $814.8 million as of December 31, 2021. Sonder’s revenue was $232.9 million and $115.7 million for the years ended December 31, 2021 and December 31, 2020, respectively. Please see the section titled “Risk Factors—Risks Related to Our Business and Industry—Sonder has a history of net losses and it may not be able to achieve or maintain profitability in the future” for additional information.
The mailing address of Sonder’s principal executive office is 101 15th Street, San Francisco, CA 94103 and its telephone number is (617) 300-0956.
Risk Factors Summary
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. The following is a summary of the principal risks we face:
•Sonder’s actual results may differ materially from its forecasts and projections.
•Sonder’s results could be negatively affected by changes in travel, hospitality, real estate and vacation markets.
•Sonder may be unable to negotiate satisfactory leases or other arrangements to operate new properties, onboard new properties in a timely manner, or renew or replace existing properties on satisfactory terms or at all.
•Delays in real estate development and construction projects related to Sonder’s leases could adversely affect Sonder’s ability to generate revenue from such leased buildings.
•Newly leased properties may generate revenue later than Sonder estimated, and may be more difficult or expensive to integrate into Sonder’s operations than expected.
•Sonder’s limited operating history and evolving business make it difficult to evaluate its future prospects and challenges.
•Sonder may be unable to effectively manage its growth.

•The COVID-19 pandemic and efforts to reduce its spread have had, and will likely continue to have, a negative impact on Sonder.
•Sonder has incurred net losses each year since its inception, including net losses of $294.4 million and $250.3 million for the years ended December 31, 2021 and 2020, respectively, and an accumulated deficit of $814.8 million as of December 31, 2021, and Sonder may not be able to achieve or maintain future profitability.
•Costs relating to the opening, operation and maintenance of its leased properties could be higher than expected.
•Sonder depends on landlords to deliver properties in a suitable condition and to manage and maintain its properties.
•Sonder’s long-term and fixed-cost leases limit its flexibility.
•Under certain circumstances, Sonder’s leases may be subject to termination prior to the scheduled expiration of the term, which can be disruptive and costly.
•Sonder may be unable to attract new guests or generate repeat bookings.
•Sonder may be unable to introduce upgraded amenities, services or features for its guests in a timely and cost-efficient manner.
•Sonder operates in the highly competitive hospitality market.
•Sonder uses third-party distribution channels to market its units, and these channels have historically accounted for a substantial percentage of Sonder’s bookings.
•Sonder’s results of operations vary from period-to-period, and historical performance may not be indicative of future performance.
•Sonder’s long-term success depends, in part, on Sonder’s ability to expand internationally, and Sonder’s business is susceptible to risks associated with international operations.
•Sonder’s business depends on its reputation and the strength of its brand, and any deterioration could adversely impact its market share, revenues, business, financial condition, or results of operations.
•Claims, lawsuits, and other proceedings could adversely affect Sonder’s business.
•Sonder may be subject to liability or reputational damage for the activities of its guests or other incidents at Sonder’s properties.
•Sonder is subject to claims and liabilities associated with potential health and safety issues and hazardous substances at properties.
•Sonder must attract and retain sufficient, highly skilled personnel and is subject to risks associated with the employment of hospitality personnel, including unionized labor.
•Sonder has identified material weaknesses in its internal control over financial reporting and may identify material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of its consolidated financial statements.
•Sonder relies on third parties for important services and technologies, and their availability and performance are uncertain.
•Sonder’s processing, storage, use and disclosure of personal data exposes it to risks of internal or external security breaches and could give rise to liabilities and/or damage to reputation.

•Failure to comply with privacy, data protection, consumer protection, marketing and advertising laws could adversely affect Sonder.
•Sonder faces risks related to its intellectual property.
•Sonder’s business is highly regulated across multiple jurisdictions, including evolving and sometimes uncertain short-term rental regulations and tax laws, which may limit Sonder’s growth or otherwise negatively affect it.
•Sonder may require additional capital, which might not be available in a timely manner or on favorable terms.
•Sonder’s indebtedness and credit facilities contain financial covenants and other restrictions that may limit its operational flexibility or otherwise adversely affect its results of operations.
Channels for Disclosure of Information
Investors, the media and others should note that, following the effectiveness of the registration statement of which this prospectus forms a part, we intend to announce material information to the public through filings with the Securities and Exchange Commission, or SEC, the investor relations page on our website (https://investors.sonder.com), press releases, public conference calls and webcasts.
The information disclosed by the foregoing channels could be deemed to be material information. However, information disclosed through these channels does not constitute part of this prospectus and is not incorporated by reference herein.
Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.
Corporate Information
We were incorporated in Delaware in July 2020, and on January 18, 2022, we consummated the previously announced Business Combination pursuant to the Merger Agreement by and among the Company, First Merger Sub, Second Merger Sub, and Legacy Sonder. References to the “Company,” “we,” “Sonder” or analogous terms below relate to the Company after the consummation of the Business Combination, unless such reference is to Legacy Sonder or otherwise specifically indicated, or the context otherwise requires.
Pursuant to the Merger Agreement, (i) First Merger Sub merged with and into Legacy Sonder, with Legacy Sonder continuing as the surviving corporation, and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Legacy Sonder merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity. As a result of the First Merger, Second Merger Sub owned 100% of the outstanding capital stock of Legacy Sonder as the surviving corporation of the First Merger and each share of capital stock of Legacy Sonder was cancelled and converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement. As a result of the Second Merger, the Company following the Business Combination owns 100% of the outstanding interests in the surviving entity of the Second Merger.
The aggregate merger consideration (excluding any Earn Out Shares) paid to Legacy Sonder Stockholders in connection with the Business Combination was approximately 190,160,300 shares of the Company’s Common Stock. Certain of these shares of Common Stock were reserved for issuance upon (a) the exercise of Rollover Options and (b) the exchange of the Legacy Sonder Canada Exchangeable Common Shares corresponding to shares of Company Special Voting Common Stock issued in the Business Combination.
Pursuant to the Merger Agreement:
•holders of existing shares of Legacy Sonder Common Stock (following the conversion of each issued and outstanding share of Legacy Sonder’s preferred stock and the convertible promissory notes issued by Legacy Sonder to certain purchasers pursuant to the Note Purchase Agreement, dated March 12, 2021, as amended, into shares of Legacy Sonder Common Stock prior to the effective time of the First Merger), received approximately 140,544,052 shares of the Company’s Common Stock, pursuant to the Exchange Rate of 1.4686 shares for each share of Legacy Sonder Common Stock held;
•holders of existing shares of Legacy Sonder Special Voting Common Stock received approximately 32,296,539 shares of the newly created Company Special Voting Common Stock, par value $0.0001 per share, pursuant to the Exchange Rate of 1.4686 shares for each share of Legacy Sonder Special Voting Common Stock held;
•holders of Legacy Sonder Canada Exchangeable Common Shares of Sonder Canada received Canada Exchangeable Shares, whose terms provide (a) for a deferral of any mandatory exchange caused by the Business Combination for a period of at least 12 months from the Business Combination Closing Date, and (b) that such Post-Combination Canada Exchangeable Shares shall be exchangeable for Common Stock upon the completion of the Business Combination; and
•holders of Legacy Sonder Stock Options received Rollover Options to acquire approximately 30,535,549 shares of Company Common Stock, pursuant to the Option Exchange Ratio of 1.5444 shares for each share of Legacy Sonder Stock Options held.
In addition to the consideration paid at the Closing, holders of Legacy Sonder Common Stock, Legacy Sonder Canada Exchangeable Common Shares and warrants of Legacy Sonder immediately prior to the effective time of the Business Combination may receive their pro rata share of up to an aggregate of 14,500,000 additional shares of Common Stock as consideration as a result of the Common Stock achieving certain benchmark share prices as contemplated by the Merger Agreement.
Pursuant to the Existing Subscription Agreements, certain investors agreed to the Existing PIPE Investment for a purchase price of $10.00 per share, or an aggregate of approximately $200 million. In addition, pursuant to subscription agreements entered into in connection with Amendment No.1, certain investors agreed to the New PIPE Investment for a purchase price of for $8.89 per share, or an aggregate of approximately $102.3 million. In addition, concurrently with the execution of Amendment No. 1, the Company entered into a subscription agreement with the Sponsor whereby the Sponsor separately agreed to the Additional Sponsor Commitment (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in a private placement for $10.00, or an aggregate of approximately $7.1 million. At the Closing, the Company consummated the PIPE Investment.
Our principal executive offices are located at 101 15th Street, San Francisco, California 94103. Our telephone number is (617) 300-0956. Our website is https://www.sonder.com/. Information contained on, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
We use Sonder, the Sonder logo and other marks as trademarks in the United States and other countries. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.
Implications of Being an Emerging Growth Company
We are an emerging growth company as defined in the JOBS Act. We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

THE OFFERING

Issuance of Common Stock

Shares of our Common Stock outstanding (as of March 15, 2022) prior to exercise of all Warrants	216,928,023 shares

Shares of our Common Stock to be issued upon exercise of all Warrants	17,400,706 shares

Use of Proceeds
We will receive up to an aggregate of approximately $199,600,000 from the exercise of all 17,400,706 Warrants and 20,336 Former Employee Options, assuming the exercise in full of such warrants and options for cash. We expect to use the net proceeds from the exercise of such warrants and options for general corporate purposes. See the section of this prospectus titled “Use of Proceeds” appearing on page 57 of this prospectus for more information.

Resale of Common Stock and Warrants

Shares of Common Stock offered by the Selling Securityholders hereunder (including the PIPE Shares, the shares of Common Stock that may be issued pursuant to the exercise of the Warrants and the Former Employee Options, shares of Common Stock held by certain former stockholders of Legacy Sonder, shares of Common Stock held by the Initial Stockholders, certain Earn Out Shares and shares of Common Stock issuable upon exchange of certain Canada Exchangeable Shares)	159,207,329 shares of Common Stock

Warrants Offered by the Selling Securityholders hereunder (representing the Private Placement Warrants)	5,500,000 warrants

Redemption	The warrants are redeemable in certain circumstances. See the section of this prospectus titled “Description of Securities – Warrants” for further discussion.

Use of Proceeds
We will not receive any proceeds from the sale of our Common Stock and Warrants offered by the Selling Securityholders (the “Securities”). See the section of this prospectus titled “Use of Proceeds” appearing on page 57 of this prospectus for more information.

Risk Factors
See the section titled “Risk Factors” beginning on page 20 of this prospectus and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our Common Stock and Warrants.

Nasdaq Symbol	“SOND” for our Common Stock and “SONDW” for our Warrants.

Lock-Up Restrictions
Of the 159,207,329 shares of Common Stock that may be offered or sold by the Selling Securityholders identified in this prospectus, certain of our Selling Securityholders are subject to lock-up restrictions with respect to 97,700,704 of those shares pursuant to our Bylaws and/or other agreements further described in the section titled “Restrictions on the Resale of Our Securities” appearing elsewhere in this prospectus. At the Closing, certain Legacy Sonder stockholders entered into the Primary Lock-Up Agreements. Pursuant to the terms of the Primary Lock-Up Agreement, shares held by such Legacy Sonder stockholders will be locked up for a period ending on the date that is 180 days after the date the Closing occurs, subject to certain exceptions, provided, if during such period the volume-weighted average price of Common Stock for 10 trading days within any 20 consecutive trading day period is at least $12.50 per share or $15.00 per share, then on the next trading day following the achievement of each such price, one-third of the shares of Common Stock owned by the Legacy Sonder Stockholder so bound will no longer be subject to such transfer restrictions (not to occur earlier than 90 days following the consummation of the Business Combination). In addition, Legacy Sonder equityholders are subject to substantially similar lock-up terms pursuant to Sonder’s Bylaws.

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus, in making an investment decision. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, operating results, financial condition and prospects could be adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, cash flows, financial condition and results of operations of the Company. The risks discussed below may not prove to be exhaustive, and are based on certain assumptions made by the Company that later may prove to be incorrect or incomplete. The Company may face additional risks and uncertainties that are not presently known to it, or that are currently deemed immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
The risk factors below reflect our business after the closing of the Business Combination.
Risks Related to Our Business and Industry
Unless the context requires otherwise, references to “Sonder,” “we,” “our” and “us” in this section are to the business and operations of Legacy Sonder prior to the Business Combination and the business and operations of the Company as directly or indirectly affected by Legacy Sonder by virtue of the Company’s ownership of the business of Legacy Sonder through its ownership of the Surviving Entity following the Business Combination. In addition, you should read and consider the risks described in GM II’s SEC filings before the Business Combination, as the Company may face the same or similar risks. Please see the section titled “Where You Can Find Additional Information” in this prospectus for information about GM II.
Sonder’s forecasts and projections are based upon assumptions, analyses and estimates developed by its management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Sonder’s actual results may differ materially from those forecasted or projected.
Sonder’s forecasts and projections, including projected revenues, margins, profitability, cash flows, Bookable Nights, RevPAR, lease signings and Live Units, and the anticipated market opportunity, growth and penetration, are subject to significant uncertainty and are based on assumptions, analyses and estimates developed by Sonder’s management, including with reference to third-party forecasts, any or all of which may prove to be incorrect or inaccurate. These include assumptions, analyses and estimates about future pricing and Occupancy Rates, the type and size of future properties, the timing of lease signings, building openings and development, local regulatory environments, the terms of future leases, and future costs, all of which are subject to a wide variety of business, regulatory and competitive risks and uncertainties. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Sonder’s actual results may differ materially from those forecasted or projected, adversely affecting the value of our Common Stock.
Sonder’s revenue, expenses and operating results could be materially adversely affected by changes in travel, hospitality, and real estate markets, as well as general economic conditions such as an economic downturn or recession.
Sonder’s business is particularly sensitive to trends in the travel, hospitality, and real estate markets, and trends in the general economy, which are unpredictable. Travel, including demand for accommodations, is highly dependent on discretionary spending levels. As a result, hospitality sales tend to decline during general economic downturns and recessions, and times of political or economic uncertainty, as consumers engage in less discretionary spending, are concerned about unemployment or inflation, have reduced access to credit or experience other concerns or effects that reduce their ability or willingness to travel. Leisure travel in particular, which accounted for a substantial majority of Sonder’s pre-COVID-19 pandemic traveler demographic, is dependent on discretionary consumer spending levels. Downturns in worldwide or regional economic conditions, such as the current downturn resulting from the COVID-19 pandemic, have led to a general decrease in leisure travel and travel spending, and similar downturns in the future may materially adversely impact demand for Sonder’s accommodations. Such a shift in consumer behavior could materially and adversely affect Sonder’s business, results of operations, and financial condition. Therefore, Sonder’s operating results may be adversely affected by changes in the broader economy and the travel, real estate and vacation rental industries.
In addition to the impact of economic conditions, Sonder’s business could be adversely affected by other factors that cause reductions in travel, such as:
•Public health concerns, including but not limited to the COVID-19 pandemic or other future public health crises;
•Regional hostilities, war, terrorist attacks or civil unrest, such as the 2022 Russian invasion of Ukraine;
•Immigration policies and other governmental restrictions on residency and travel;
•Imposition of travel- or hospitality-related taxes or surcharges by regulatory authorities;
•Changes in regulations, policies, or conditions related to sustainability, including climate change, and the impact of climate change on seasonal destinations;
•Work stoppages or labor unrest at a potential travel destination; or
•Natural disasters or adverse weather conditions.
In addition to affecting demand, economic downturns, rising interest rates, and other adverse developments in real estate markets may result in decreases in new construction starts, property conversions and renovations, and increases in foreclosures, which could result in fewer units available for leasing. Any or all of these and other factors could reduce the demand for Sonder’s services and the supply of new units, thereby reducing Sonder’s revenue. The above factors could also require higher marketing and other costs to attract guests, and could result in less favorable terms for new leases, which would increase Sonder’s expenses.
Sonder may be unable to successfully negotiate satisfactory leases or other arrangements to operate new properties, onboard new properties in a timely manner, or renew or replace existing properties on satisfactory terms or at all, any of which may limit Sonder’s growth and could cause Sonder to miss its growth or financial forecasts.
Sonder currently leases all of its locations. Sonder continually pursues additional units by signing new leases or additions to existing leases, and also pursues management agreements and other arrangements with property owners and developers. If Sonder fails to secure or renew leases or other arrangements for attractive properties, it will not be able to expand its portfolio of locations and may not achieve its growth and financial forecasts.
Sonder may not be able to add sufficient properties to its portfolio that meet its brand standards, at an acceptable cost, to meet its strategic growth goals and financial forecasts. Due to the number of properties that Sonder has already secured under leases or other arrangements in many major U.S. and Canadian cities, it may find it more difficult to find additional attractive properties in those markets. In Europe and other international markets, Sonder has less experience and fewer real estate personnel, and local regulations and real estate industry practices may make it more difficult to locate properties that are strategically aligned with Sonder’s business model. Even where Sonder identifies suitable properties, it may not be able to negotiate leases or other arrangements on commercially reasonable terms.
In addition, commercial terms that are negotiated by Sonder’s real estate teams in existing markets may not be widely accepted in new markets, which may complicate or delay Sonder’s planned expansion or make such expansion less attractive. Competition for attractive properties can be intense, and competitors may offer owners and developers more attractive terms. Sonder also has relatively little experience with management agreements or other alternatives to traditional leases which may make it more difficult for it to secure properties where the owner or developer prefers a management agreement or other occupancy arrangement over a lease.
In addition, Sonder’s ability to extend an expiring lease on favorable terms or to secure an alternate location will depend on then-prevailing conditions in the real estate market, such as overall rental cost increases, competition from other would-be tenants for desirable leased spaces, Sonder’s relationships with current and prospective building landlords, and other potential factors that are not within Sonder’s control. If Sonder is not able to renew or replace an expiring lease, it will lose the opportunity to generate additional revenue from that space and will incur costs related to vacating it. If Sonder renews or replaces a lease with higher than expected rent or on terms that are otherwise less favorable to Sonder than it expected, Sonder’s profitability and cash flow could be adversely affected.
Delays in real estate development and construction projects related to Sonder’s leases could adversely affect Sonder’s ability to generate revenue from such leased buildings.
Sonder’s business is also subject to property development risks. From time to time, Sonder enters into arrangements with property developers to lease all or a portion of a building that is being built or converted for housing accommodations. Sonder expects the number of these early-stage development projects within its business to increase. Even where a project proceeds as planned, it can be many months or even years before the leased property is completed and Live Units become available for guest booking. In addition, the commitments of owners and developers under these arrangements are subject to various conditions and the completion of such development and construction projects are subject to numerous risks, including, in many cases, the owner’s or developer’s ability to obtain adequate financing, construction materials or labor, and governmental or regulatory approvals. Sonder has experienced unforeseen delays in the readiness of property developments, and expects to encounter similar delays in the future. As a result, any such properties in Sonder’s forecast property pipeline may never develop into new sources of revenue when Sonder anticipated or at all.
Newly leased properties may generate revenue later than Sonder estimated, and may be more difficult or expensive to integrate into Sonder’s operations than expected.
Even when Sonder succeeds in signing a lease for a new property, the landlord or developer may be unable or unwilling to deliver the property in the timeline initially provided for, or Sonder may encounter other unforeseen delays in preparing the property for initial guest bookings. Sonder refers to this process as “building opening.” Delays also may occur due to supply chain shortages including fixtures, furnishings and other materials, or the unavailability of third-party contractors. Many newly-leased properties become available to Sonder only after a considerable period of time, which increases the risk of unforeseen delays in building openings. Later than expected building openings at properties also results in a delay in generating revenue from such properties, which could cause Sonder to miss its financial forecasts. In addition, the success of any new property will depend on Sonder’s ability to integrate it into existing operations, which is subject to uncertainties including potential difficulties in integrating guest-facing and back-office systems or in engaging third party vendors to service the properties. Newly-leased properties could be more difficult or expensive to onboard, have undisclosed conditions that result in unanticipated expenses or claims against Sonder for which it may have little or no effective recourse against the landlord, or otherwise may not provide their anticipated benefits.
Sonder’s limited operating history and evolving business make it difficult to predict whether Sonder will achieve its financial, operating and growth forecasts.
Sonder’s business continues to evolve. Sonder has expanded significantly since its inception, including the number of cities and countries in which it operates. Within the last few years, it also has begun to operate properties with traditional hotel room layouts and to focus more of its expansion efforts on leasing full buildings or larger numbers of units or floors within a property. In addition, Sonder has operated many of its leased properties for a limited period of time, and their early results may not be indicative of their long-term performance. For example, approximately 45% of units available for guest bookings as of December 31, 2021, which Sonder refers to as “live” units, had been live for less than one year. Sonder’s relatively limited operating history and evolving business make it difficult to evaluate the likelihood that Sonder will achieve its financial, operating and growth forecasts, and to predict and plan for the risks and challenges Sonder may encounter. These risks and challenges include Sonder’s ability to:
•Forecast its revenue and budget for and manage its expenses, particularly at new buildings or in new markets;
•Onboard new, high-quality units in a timely and cost-effective manner;
•Keep existing units available for booking and reduce nights lost to repairs or other interruptions;
•Comply with existing and new laws and regulations applicable to its business, including those related to the COVID-19 pandemic or any future public health crises;
•Plan for and manage capital expenditures for current and future properties, including renovations of units and development of new properties, and manage relationships with landlords, developers, service providers and other partners;
•Anticipate and respond to macroeconomic changes, fluctuations in travel and tourism, and other changes in the markets in which Sonder operates;
•Maintain and enhance the value of its reputation and brand;
•Effectively manage growth;
•Successfully expand its geographic reach;
•Hire, integrate and retain talented people at all levels of its organization; and
•Successfully develop new features, amenities and services to enhance the experience of guests.
If Sonder fails to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this section titled “Risk Factors,” Sonder’s business, financial condition and results of operations could be adversely affected. Further, because Sonder has limited historical financial data and operates in a rapidly evolving industry, any predictions about future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in more predictable markets. If Sonder does not address these risks successfully, or if Sonder’s assumptions regarding these risks and uncertainties, which are used to plan and operate Sonder’s business, are incorrect or change, Sonder’s results of operations could differ materially from expectations and its business, financial condition and results of operations could be adversely affected.
Sonder may be unable to effectively manage its growth.
Since its inception, Sonder has experienced rapid growth and continues to pursue significant unit growth in existing and new markets throughout the world. The number of Sonder units available for guest bookings, which are referred to as Live Units, increased to over 7,600 Live Units as of December 31, 2021. Sonder’s worldwide employee headcount grew from approximately 1000 employees at December 31, 2020 to approximately 1,600 as of December 31, 2021.
Sonder’s business is becoming increasingly complex due in part to the continued rapid evolution of the hospitality industry, the ongoing COVID-19 pandemic, Sonder’s expansion into new markets, the increasing number of hotels within its portfolio, and changing local and national tax regimes and regulatory requirements. This increased complexity and rapid growth have demanded, and will continue to demand, substantial resources and attention from Sonder’s management. To support its planned growth, Sonder will need to improve and maintain its technology infrastructure and business systems, which may be costly and is subject to uncertainties. Sonder will also need to increase headcount and hire additional specialized personnel in the future as it pursues its growth objectives. For example, Sonder will need to hire, train and manage additional qualified employees to support its engineering, real estate, and operations (including financial operations and accounting, sales and marketing, legal, customer service, and trust and safety personnel), as well as employees experienced in security and hospitality operations to support its growing city teams to properly manage its growth. When Sonder enters or expands operations in a particular city, it will also need to hire a substantial number of building opening and guest services staff to meet target dates for opening new properties even before these properties begin to generate revenues.
Sonder is experiencing, and may in the future experience, shortages of qualified hospitality personnel, including in markets where hotels and other accommodations are re-opening due to improved public health. Hospitality personnel in many markets left the industry in the past year due to the effects of the COVID-19 pandemic, and Sonder has also experienced temporary staffing shortages when its hospitality employees or their family members have contracted COVID-19, and may experience such shortages again in the future. Local labor shortages may arise for other reasons, from time to time. If Sonder is unable to hire, train and integrate a sufficient number of hospitality personnel when needed, if new hires perform poorly, or if Sonder is unsuccessful in retaining existing employees, Sonder may not be able to meet its business and growth objectives and provide effective guest services.
The COVID-19 pandemic and efforts to reduce its spread have had and are expected to continue to have a material detrimental impact on Sonder’s business, operations and financial results.
The COVID-19 pandemic has severely restricted the level of economic activity around the world, and is continuing to have an unprecedented effect on the global hospitality and travel industries. The global spread of COVID-19 has been and continues to be a complex and evolving situation. Governments, public institutions and other organizations have and continue to impose or recommend, at various times and degrees, that businesses and individuals implement restrictions on a wide array of activities to combat its spread, such as restrictions and bans on travel or transportation, limitations on the size of in-person gatherings, closures of, or occupancy or other operating limitations on, work facilities, hospitality facilities, schools, public buildings and businesses, cancellation of events, including sporting events, conferences and meetings, and quarantines and lock-downs. COVID-19 and efforts to mitigate its spread have dramatically reduced travel and demand for accommodations, which has impacted and will continue to impact Sonder’s business. While many countries have begun the process of vaccinating their residents against COVID-19, the unprecedented scale and logistical challenges of vaccine distribution, as well as uncertainty over the efficacy of the vaccines against new variants of the virus, may contribute to delays in the loosening of restrictions and economic recovery and continued reluctance to travel.
The extent to which the COVID-19 pandemic impacts Sonder’s business, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous evolving factors that Sonder may not be able to accurately predict or assess, including:
•The continued duration and scope of the COVID-19 pandemic, as well as whether and to what extent additional variants or resurgences of the virus occur (including due to the Delta, Omicron and any other variants of the virus);
•The COVID-19 pandemic’s negative impact on global and regional economies and economic activities, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending;
•The COVID-19 pandemic’s short- and long-term impact on the demand for travel and for accommodations in Sonder’s markets;
•The actions governments, businesses and individuals take in response to the COVID-19 pandemic, including quarantines and lock-downs, and limiting or banning travel and/or in-person gatherings;
•The COVID-19 pandemic’s effect on the financial health, budgets and business activities of current and potential landlords and property developers;
•The effectiveness, availability and deployment of COVID-19 vaccines; and
•How quickly economies, travel activity and demand for accommodations recover after the initial COVID-19 pandemic subsides.

Sonder’s responses to the COVID-19 pandemic and future public health crises may adversely affect guest loyalty and satisfaction, employee relations, and hospitality operations.
In response to the COVID-19 pandemic’s effect on demand for accommodations, Sonder took steps to reduce operating costs, including, in March 2020, laying off a substantial number of employees, and temporarily furloughing, reducing compensation, or implementing reduced work weeks for other personnel. The ongoing COVID-19 pandemic and any other future regional or global public health crises may also necessitate more restrictive approaches to providing guest services, changes in guest cancellation and refund practices, or additional guest support resources related to enhanced health and hygiene requirements. These steps and further changes Sonder may make to respond to public health concerns or reduce costs may negatively impact guest satisfaction, guest services and hospitality operations, or Sonder’s ability to attract and retain employees, and its reputation and market share may suffer as a result. The COVID-19 pandemic may also cause financial difficulties for Sonder’s landlords, resulting in inadequate maintenance or other problems at the properties Sonder offers to guests, which could damage Sonder’s revenues and reputation, disrupt its operations, and lead to costly or disruptive disputes.
The COVID-19 pandemic and any future public health crisis may result in higher costs, slower than anticipated growth and lower than expected revenues.
Sonder has adopted measures to address the COVID-19 pandemic that have increased its short-term costs and reduced near-term revenues. For instance, through lease renegotiation and exercise of termination rights, Sonder phased out nearly 3,400 units from its Total Portfolio from March 1 through December 31, 2020 (including both Live Units and units that were leased but not yet receiving guests), which resulted in lease termination costs and other offboarding-related expenses, disputes with landlords, and foregone revenue from the phased-out units. Sonder also implemented new cleaning procedures and health and safety protocols, and restricted certain bookings due to pandemic-related travel restrictions. Prospectively, Sonder also expects to incur restart costs and other expenses associated with reopening offices that were closed during the COVID-19 pandemic. A future pandemic or other public health crisis may require similar responses or result in other cost increases, including higher operating expenses due to the need to invest in new technology, amenities or unit designs in order to satisfy new health and safety regulations or to conform to evolving guest expectations.
In addition, the ongoing COVID-19 pandemic or a future public health crisis may disrupt or delay Sonder’s planned growth in its property portfolio, for example, by adversely affecting the ability of some developers to obtain or draw upon financing arrangements for Sonder projects that are in construction or development. The COVID-19 pandemic also caused construction delays due to government restrictions on non-essential activities and shortages of supplies caused by supply chain interruptions, and a future public health crisis may also affect real estate development activities. The COVID-19 pandemic is also causing financial difficulties for some existing and prospective landlords, which may impair their willingness or ability to invest in property improvements or conversions necessary to add to Sonder’s portfolio of units. As a result, some of the properties in Sonder’s pipeline may not enter the market or become part of its portfolio when anticipated, or at all. Delays, increased costs and other impediments to projects under development, or to its unit opening process, would reduce Sonder’s ability to realize revenue.
Sonder also cannot predict the long-term effects of the COVID-19 pandemic on its partners and their business and operations or the ways that the pandemic or a future public health crisis may fundamentally alter the travel and hospitality industries. In particular, Sonder may need to adjust to future supply shortages or other changes in its supply chain as well as structural changes to certain types of travel. For example, Sonder recently commenced sales and marketing efforts focused on corporate travel, which has not been a meaningful source of revenue, but there is uncertainty over whether and how corporate travel will rebound given the increase in remote working and video conferencing during the COVID-19 pandemic, as well as lingering public health concerns.
Sonder has a history of net losses and it may not be able to achieve or maintain profitability in the future.
Sonder has incurred net losses each year since its inception, and it may not be able to achieve or maintain profitability in the future. Sonder incurred net losses of $294.4 million and $250.3 million for the years ended December 31, 2021 and December 31, 2020, respectively. In addition, Sonder had an accumulated deficit of $814.8 million as of December 31, 2021. Sonder’s expenses will likely increase in the future as it seeks to expand in existing and new domestic and international markets, focus heavily on sales and marketing efforts, continue to invest in new technologies, internal systems, designs and unit amenities, expand its operations, and hire additional employees. These efforts may be more costly than expected and may not result in expected increases in revenue or growth in its business, which would impair Sonder’s ability to achieve or maintain profitability. In addition, Sonder generally leases properties under multi-year arrangements, but guest revenues are generated through stays that currently average less than one week. Any failure to increase Sonder’s revenue sufficiently to keep pace with the fixed components of its lease obligations, investments and other expenses could prevent it from achieving or maintaining profitability or positive cash flow on a consistent basis or at all. If Sonder is unable to successfully address these risks and challenges, its business, financial condition and results of operations would be adversely affected.
Sonder expends resources relating to the preparation and repair of its leased properties, which may be higher than anticipated.
Sonder typically devotes resources to prepare a newly-leased property for its initial guests, referred to as building openings, and to keep its leased properties in a safe and attractive condition. Although Sonder attempts to have the landlord or developer bear the out-of-pocket opening costs, it is sometimes responsible for all or a portion. Even where landlords and developers are contractually responsible for some costs, they may dispute or fail to comply with their obligations. In addition, while the majority of Sonder’s leases require landlords to bear responsibility for the repair and maintenance of building structures and systems, at times Sonder may be responsible for some of these obligations, and in most cases, Sonder is responsible for the repair and maintenance of damage caused by its guests. Sonder’s leases may also require that it return the space to the landlord at the end of the lease term in essentially the same condition it was delivered to Sonder, which may require repair work. The costs associated with Sonder’s building openings, repair and maintenance may be significant and may vary from its forecasts.
Sonder also periodically refurbishes some of its units to keep pace with the changing needs of its guests and to maintain its brand and reputation. Although Sonder includes estimated refurbishments in its business and financial planning, refurbishments can result in lost revenues at the affected unit, may be more costly and time-consuming than Sonder expects, may impair guests’ experiences in other units, and may otherwise adversely affect its results of operations and financial condition.
Sonder depends on landlords for certain maintenance and other significant obligations related to its properties, and any failures in this area could hurt its business.
Sonder does not own any of its properties, and manages and operates them under leases with third-party landlords. At some properties, Sonder’s guest units comprise only a portion of the building and common areas and amenities are shared with other tenants or unit owners. Sonder often has limited control over the common areas and amenities of buildings in which its units are located. In addition, Sonder depends on its landlords to deliver properties in a suitable condition and to perform important ongoing maintenance, repair and other activities with respect to common areas, amenities and building systems such as plumbing, elevators, electrical, fire and life safety. If Sonder’s landlords do not fulfill their obligations or fail to maintain and operate their buildings appropriately, Sonder could be subject to claims by guests and other parties, and its business, reputation and guest relationships may suffer.
Disputes and litigation relating to Sonder’s leases have occurred and can be expected to occur in the future, which may result in significant costs, damage to landlord relationships, slower than expected expansion, and lower revenues.
The nature of Sonder’s rights and responsibilities under its leases may be subject to interpretation and will from time to time give rise to disagreements, which may include disagreements over the timing and amount of capital investments or improvements, operational and repair responsibilities, liability to third parties, a party’s right to terminate a lease, and reimbursement for certain renovations and costs.

Sonder seeks to resolve any disagreements and develop and maintain positive relations with current and potential landlords, but it cannot always do so. Failure to resolve such disagreements has resulted in litigation in the past and could result in litigation in the future. Disputes may be expensive to litigate, even if the outcome is ultimately in Sonder’s favor. Sonder cannot predict the outcome of any litigation. An adverse judgment, settlement, or court order in a proceeding could cause significant expenses and constraints in Sonder’s business operations and expansion plans. For example, Sonder is involved in litigation with its landlord at 20 Broad Street in New York, arising out of the landlord’s failure to address Legionella bacteria contamination in the building’s water supply and the associated health risks posed to its guests. In response, Sonder withheld payment of rent on grounds of, among other reasons, constructive eviction. Sonder’s landlord disagreed with the contentions and terminated the lease in July 2020 and subsequently filed a lawsuit seeking unpaid rent from Sonder. Sonder counter-sued against its landlord and is seeking, among other remedies, substantial monetary damages against the landlord. If Sonder’s landlord prevails, there may be significant damages against Sonder. Sonder is unable to predict the outcome of the dispute with its landlord, or its ultimate responsibility for any adverse outcome in the lawsuit. Even if this lawsuit is resolved favorably, the proceeding will require substantial management attention as well as significant legal fees and expenses.
The long-term and fixed-cost nature of Sonder’s leases may limit its operating flexibility and could adversely affect its liquidity and results of operations.
Sonder currently leases all of its properties and is committed for the leases’ terms, generally without the right to terminate early. Sonder’s obligations to landlords under these agreements extend for years, while Sonder does not have a corresponding source of guaranteed revenue because guests typically stay for less than a week at a Sonder property.
Sonder’s leases generally provide for fixed monthly payments that are not tied to Occupancy Rates or revenues, and its leases typically contain minimum rental payment obligations. Sonder increasingly seeks to negotiate leases with lower minimum payments in return for a share of the property’s revenues, or other variable terms, but it may be unsuccessful in securing variable or participating lease terms. As a result, if Sonder is unable to maintain sufficient Occupancy Rates and pricing, its lease expenses may exceed its revenue and it may not achieve its financial projections. In addition, in an environment where the prevailing cost of accommodations is decreasing, Sonder may not be able to lower its fixed monthly payments under its leases at rates commensurate with the rates at which it would be pressured to lower its guest rates, which may also reduce its margins and cash flow. In any such event, Sonder may be unable to reduce its rent under the lease or otherwise terminate the lease in accordance with its terms.
Sonder has limited flexibility to rapidly alter its portfolio of properties and its lease commitments in response to changing circumstances. Leases require substantial time to negotiate and are typically multi-year commitments that can only be revised or terminated with the landlord’s agreement. In addition, some of Sonder’s leases require the landlord’s consent to assign the lease or sublease the property, which may not be granted or may be granted only on unfavorable terms. Even if Sonder is able to assign or sublease an unprofitable property, it may incur significant costs, including transaction costs associated with finding and negotiating with potential transferees, upfront payments or other inducements, costs to restore the property to its previous condition, and other costs to exit the property.
Sonder’s leases may be subject to termination before their scheduled expiration, which can be disruptive and costly.
Sonder’s leases may be subject to termination before they are scheduled to expire, in certain circumstances including the bankruptcy of a developer or other landlord, noncompliance with underlying covenants governing the property, or, under some agreements, failure to meet specified financial or performance criteria. Some leases also contain conditions to the landlord’s or Sonder’s obligations, or permit the landlord to terminate before the scheduled expiration date, typically in the later years of the lease and/or upon payment of specified compensation to Sonder. Some leases for Contracted Units, which are units that have signed real estate contracts but are not yet available for guests to book, have contingencies that must be satisfied prior to Sonder’s takeover of the units or are terminable by Sonder or the landlord prior to Sonder’s takeover of the units. Many of Sonder’s leased properties have been pledged as collateral for mortgage loans entered into by the owners of the properties when those properties were purchased or refinanced. If those owners cannot repay or refinance maturing indebtedness on favorable terms or at all, such owners may declare bankruptcy and/or lenders could declare a default, accelerate the related debt, and foreclose on the subject property. In addition, some of Sonder’s units are subleased from parties that lease the underlying property from its owner. If Sonder’s landlord fails to comply with its underlying lease, or the lease is otherwise terminated earlier than expected, Sonder could lose the right to continue to operate its units or could be forced to cure the landlord’s failure without being assured of recouping the related costs. From time to time, Sonder has experienced the loss or disruption of leases for Contracted Units and Live Units for reasons such as those described above, and similar events may occur in the future. The termination of Sonder’s leases due to any of the foregoing events would eliminate its anticipated income and cash flows from the affected property, which could have a significant negative effect on its results of operations and liquidity. Landlords or other business partners may also assert the right to terminate leases or other significant contracts even where the agreements do not provide such a right. If terminations occur for these or other reasons, Sonder may need to enforce its right to damages for breach of contract and related claims, which may cause it to incur significant legal fees and expenses. Any damages Sonder ultimately collects could be less than the projected future value of the revenues and income it would have otherwise generated from the property. Early terminations of significant agreements could hurt Sonder’s financial performance or its ability to grow its business.
If Sonder fails to attract new guests or generate repeat bookings from previous guests, its business, results of operations, and financial condition would be materially adversely affected.
Sonder’s success depends significantly on attracting new guests and securing repeat bookings from previous guests. Sonder’s ability to attract and retain guests could be materially and adversely affected by a number of factors, including:
•The impact of events beyond its control on demand for travel and accommodations in Sonder’s markets, such as the COVID-19 pandemic or a future public health crisis, changes in government travel restrictions or policies, labor or civic unrest, travel-related incidents and weather;
•Failing to meet guests’ expectations, including increased expectations for cleanliness in light of the COVID-19 pandemic;
•Increased competition from other hotel and alternative accommodation providers;
•Any failure to provide differentiated, high-quality experiences at competitive prices;
•Guests not receiving timely and adequate customer service support;
•Failure to provide new or enhanced amenities and services that guests value;
•Any disruptions in guests’ access to properties or to the properties’ amenities;
•Ineffectiveness of marketing efforts;
•Negative associations with, or failure to raise awareness of, Sonder’s brand;
•Negative perceptions of the safety of Sonder’s properties or the security of its app or website; and
•Macroeconomic and other conditions outside of Sonder’s control affecting travel and hospitality industries generally.
In addition, Sonder could fail to attract first-time guests or additional bookings from previous guests if its website and/or the Sonder app are not easy to navigate, if guests have an unsatisfactory sign-up, search, booking, payment, or check-in experience, if the listings and other content provided on its website or the Sonder app and on third-party listing platforms are not displayed effectively to guests, or if Sonder fails to provide an experience that meets rapidly changing consumer preferences and travel needs, which could materially adversely affect its business, results of operations, and financial condition. If Sonder fails to attract new guests or generate repeat bookings due to these or other factors, its revenues would suffer, it may not meet its financial projections or achieve or maintain profitability, and its business and planned expansion could be adversely affected.
If Sonder is unable to introduce new or upgraded amenities, services or features that guests recognize as valuable, it may fail to attract guests, property developers and landlords. Sonder’s efforts to develop new and upgraded services and amenities could require it to incur significant costs.
In order to continue to attract new guests and generate repeat bookings from previous guests, and to attract property developers and landlords, Sonder will need to continue to invest in the development of new amenities, services and features that add value to the Sonder brand and/or differentiate Sonder from its competitors. The success of any new amenity, service or feature depends on several factors, including its timely completion, strategic introduction and market acceptance, all of which remain subject to various uncertainties. If guests, property developers and landlords do not recognize the value of the new amenities, services or features, they may choose not to engage with Sonder.
Developing and delivering these new or upgraded amenities, services and features is costly and involves inherent risks and difficulties. Consumer preferences for interior design and furnishings and technology-related services are subject to frequent change. Technology development efforts may be unsuccessful, and any new features or services offered to guests through Sonder’s website or app may be difficult to manage or maintain. Sonder cannot guarantee that such efforts will succeed or that new or upgraded amenities, services and features will work as intended or provide their expected value. In addition, some new or upgraded amenities, services and features may be difficult for Sonder to market, may require additional regulatory permits and personnel, may subject Sonder to additional liabilities, and may involve unfavorable pricing or fees. Even if Sonder succeeds in introducing new or upgraded amenities, services and features, it cannot guarantee that its guests or landlords will respond favorably to them.
In addition to developing its own amenities, features and services, Sonder may license or otherwise integrate applications, technologies, content and data from third parties. These third-party applications may not support Sonder’s offerings as intended, may cause unanticipated disruptions in guests’ bookings, in-room experience or Sonder’s other business operations, and may not remain available on commercially reasonable terms, or at all. Where Sonder partners with certain companies to offer food delivery, parking or other services through Sonder’s app, these third-party services may be difficult to integrate with Sonder’s product offering, may not comply with guest security and privacy measures or otherwise operate as Sonder intended, could give rise to guest complaints, and could damage Sonder’s brand and reputation.
Sonder offers a different type of hospitality services than traditional hospitality operators and short-term rental marketplaces, and if guest and property owner acceptance of this innovative approach to accommodations does not continue to grow or grows more slowly than Sonder expects, its business, financial condition and results of operations could be adversely affected.
Sonder offers a distinctive type of hospitality service for which the market is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all. Sonder’s success will depend on the willingness of potential guests and the market at large to widely adopt its particular model of hospitality services, which differs from both traditional hotels and short-term rental marketplaces such as Airbnb. In many geographies, including geographies that Sonder hopes to enter in the near future, the market for its hospitality services is unproven, with little data or research available regarding the market and industry. If potential guests do not perceive Sonder’s units’ designs, amenities, location or pricing to be attractive, or choose different accommodations due to concerns regarding safety, the availability of onsite staffing, amenities or services associated with traditional hotels, affordability or other reasons, then the market for Sonder’s accommodations may not further develop, may develop more slowly than expected or may not achieve its expected growth potential. Such outcomes could adversely affect Sonder’s business, financial condition and results of operations.
Sonder’s growth also depends on the acceptance of its innovative business model by landlords and property developers, and on its ability to operate in markets without clear or well-established regulations covering properties used in Sonder’s business. For these and other reasons, Sonder may make errors in predicting demand and the supply of potential units in certain markets, which could cause it to spend more in a certain market than is justified by the resulting revenues, or to miss its financial targets, and could otherwise harm its business.
The hospitality market is highly competitive, and Sonder may be unable to compete successfully with current or future competitors.
The hospitality market is highly competitive and fragmented. In addition, new competitors may enter the market at any time. Sonder’s current and potential competitors include global hotel brands, regional hotel chains, independent hotels, OTAs and short-term rental services. Numerous vacation, hotel and apartment rental listing websites and apps also compete directly with Sonder for guests. Sonder’s competitors may adopt aspects of Sonder’s business model, which could reduce its ability to differentiate its services. For example, the COVID-19 pandemic caused some competitors, including traditional hotels, to introduce contactless check-in and self-service technologies that they did not previously offer, and has encouraged the development and rollout of in-room communications hubs and other technologies that may permit competitors to offer more technology-enabled guest services. Certain current and potential competitors may also offer inspiring designs at attractive locations or have greater economies of scale and other cost advantages that allow them to offer attractive pricing. Sonder also competes with hotel operators, property rental and management companies, and others to secure leases for attractive properties to add to Sonder’s portfolio. If Sonder is unsuccessful in offering a distinctive combination of modern, technology-enabled service and superior design at an affordable price point, or is unable to lease new properties, it may be unable to compete effectively and may be unable to attract new or retain existing guests and landlords.
Additionally, current or new competitors may introduce new business models or services that Sonder may need to adopt or otherwise adapt to in order to compete, which could reduce Sonder’s ability to differentiate its business or services from those of its competitors. For example, some travel intermediaries, like online travel agencies, are entering into arrangements with hospitality providers that may compete with Sonder more directly. Increased competition could result in a reduction in revenue, fewer attractive properties, higher lease rates, higher costs, or reduced market share.
Sonder believes it competes for guests primarily on the basis of the quantity and quality of its units, the global diversity and attractiveness of its units, the quality of its guests’ experience, and its customer service, brand identity and price. Competitive factors in Sonder’s industry are subject to change, such as the increased emphasis on cleaning, social distancing and “healthy buildings” due to the COVID-19 pandemic. If guests choose to use other competitive offerings in lieu of Sonder’s, Sonder’s revenue could decrease, and it could be required to make additional expenditures to compete more effectively. Any of these events or results could harm Sonder’s business, operating results and financial condition.
Many of Sonder’s competitors enjoy substantial competitive advantages, such as greater name recognition in their markets, well-established guest loyalty programs, longer operating histories and larger marketing budgets, as well as substantially greater financial, technical and other resources. Many competitors operate restaurants or other amenities at their properties that Sonder’s properties may not provide. Future competitors may also have these advantages compared to Sonder. Moreover, the hospitality services industry has experienced significant consolidation, and Sonder expects this trend may continue as companies attempt to strengthen or hold their market positions in a highly competitive industry. Consolidation among Sonder’s competitors would give them increased scale and may enhance their capacity, abilities, and resources, and lower their cost structures. In addition, Sonder’s current or potential competitors may have access to larger developer, landlord or guest bases. As a result, Sonder’s competitors may be able to respond more quickly and effectively than Sonder can to new or changing opportunities, technologies, standards, regulatory regimes, or landlord or guest requirements. Furthermore, because of these advantages, existing and potential landlords and guests might accept Sonder’s competitors’ offerings, even if they may be inferior to its own. For all of these reasons, Sonder may not be able to compete successfully against its current and future competitors.

Sonder markets its units through third-party distribution channels, and if such third parties do not perform adequately or terminate or modify their relationships, Sonder’s business, financial condition and results of operations could be adversely affected.
Sonder’s success depends in part on its relationships with third-party distribution channels to list its units online and raise awareness of its brand. In particular, Sonder generates demand by marketing its units with OTAs, such as Airbnb, Booking.com, and Expedia. Bookings through these OTAs and other indirect channels accounted for nearly half of Sonder’s revenues in each of 2020 and 2021. The terms of some of Sonder’s agreements with these partners allow the partner to change or terminate terms at their discretion. If any of Sonder’s partners terminates their relationship with Sonder or refuse to renew their agreement with Sonder on commercially reasonable terms, Sonder would need to find alternate providers and may not be able to secure similar terms or replace such providers in acceptable time frames. Additionally, many of these OTAs have discretion in how units are listed or prioritized within their platform and may unilaterally reduce the visibility of Sonder’s units. Sonder’s revenues could be adversely affected if its units are not featured prominently or accurately within OTA platforms for any reason, including changes in an OTA’s relationship with Sonder or its competitors, errors by an OTA, or otherwise. If Sonder’s relationship with an OTA is terminated or the OTA makes changes that reduce the prominence of Sonder units on its platform, Sonder’s revenue could be materially adversely affected.
Sonder’s relationships with OTAs and other distribution partners may shift as industry dynamics change, and these third parties may be less willing to partner with Sonder as such shifts occur. For example, should a significant distribution partner adjust its platform to compete more directly with Sonder, that partner may be more likely to promote and sell its own offerings, impose additional conditions on Sonder or even cease listing Sonder’s units. Similarly, if any significant distribution partner decided to sell another competitor’s offerings over Sonder’s, it could adversely impact Sonder’s sales and harm Sonder’s business, operating results, and prospects.
Furthermore, any negative publicity related to any of its distribution partners, including any negative publicity related to quality standards, regulatory issues, or safety concerns at other properties listed by a particular channel partner, could adversely affect Sonder’s reputation and brand, and could potentially lead to increased regulatory or litigation exposure.
Business generated through indirect channels could adversely affect guest loyalty and poses other risks to Sonder.
Sonder’s strategy includes increasing the proportion of stays booked directly with Sonder through its website, mobile app, and direct sales team, but it may be unsuccessful in increasing direct bookings, and it expects to continue to rely to a significant extent on bookings through OTAs and other Internet-based travel intermediaries. In 2020, nearly half of Sonder’s revenues were attributable to bookings through OTAs and other indirect channels. Major Internet search companies also provide online travel services that compete with Sonder’s direct bookings. If indirect channels increase in popularity, these intermediaries may be able to obtain higher commissions or other concessions from Sonder. Some travel intermediaries are also entering into arrangements that compete with Sonder more directly, such as partnering with hotel owners to provide access to technology or consumer data, or to operate under the intermediary’s brand. Intermediaries may reduce bookings at Sonder’s properties by de-emphasizing its properties in search results on their platforms, or requiring its listings to meet certain criteria, and other online providers may divert business away from Sonder’s properties.
There can be no assurance that Sonder will be able to negotiate or maintain favorable terms with intermediaries. Moreover, hospitality intermediaries generally employ aggressive marketing strategies, including significant advertising spending to drive consumers to their websites, and some consumers are conducting an increasing portion of their activities through so-called “super-apps.” Consumers may develop brand loyalties to the intermediaries’ brands, websites, apps and reservations systems rather than to Sonder’s. This may make Sonder’s branding efforts less effective, reduce guest loyalty and recurring demand, and require it to increase its marketing expenses.

Sonder’s results of operations vary from period-to-period, and historical performance may not be indicative of future performance.
Sonder’s results of operations have historically varied from period-to-period and it expects that its results of operations will continue to do so for a variety of reasons, many of which are outside of its control and difficult to predict. Because its results of operations may vary significantly from quarter-to-quarter and year-to-year, the results of any one period should not be relied upon as an indication of future performance. Sonder’s revenue, expenses, operating results and cash flows, as well as its key operating metrics, have fluctuated from quarter-to-quarter in the past and are likely to continue to do so in the future. These fluctuations are due to, or may result from, many factors, including:
•The quantity of its Live Units;
•Changes in Occupancy Rates and average length of stay (“LOS”), which dictate many turnover costs;
•Seasonal fluctuations in demand, in certain markets;
•Pricing fluctuations and the proportion of stays booked with extended stay discounts or promotional pricing;
•The timing and success of changes in amenities and services;
•The impact of the COVID-19 pandemic or other public health crises on demand for its accommodations, and on its operating expenses and capital requirements;
•The introduction and performance of new properties, amenities, technologies and services, including how quickly new properties are ready for booking by guests;
•The timing, cost and success of advertising and marketing initiatives;
•The amount and timing of financing activities, operating expenses and capital expenditures;
•Changes in prevailing lease rates for attractive properties, and any adjustments in rental rates under existing leases;
•Changes in cash flow due to lease renewals and amendments and new lease acquisitions and property openings;
•Changes in cash flow due to the unpredictability of guest cancellations;
•Economic instability in major markets, and fluctuations in exchange rates;
•The introduction of new properties, amenities or services by its competitors;
•Declines or disruptions in the hospitality industry, particularly in cities or regions where Sonder generates substantial revenue;
•Impact of natural disasters;
•Changes in relationships and/or fees with online travel agencies or other distribution channels;
•Changes in the mix of stays booked through indirect distribution channels, rather than directly with Sonder;
•Changes in the timing of holidays or other vacation events, or major local events in markets where Sonder operates, such as conferences, and music, film or other cultural festivals;
•Unanticipated disruptions or costs due to regulatory issues, including changes in short-term rental laws, hotel regulations, or zoning or accessibility laws;

•Litigation and settlement costs, including unforeseen attorneys’ fees and costs;
•New accounting pronouncements and changes in accounting standards or practices, particularly any affecting the recognition of revenue as well as accounting for leases;
•New laws or regulations, or new interpretations of existing laws or regulations, that harm its business or restrict the hospitality industry, travel, the Internet, e-commerce, online payments or online communications; and
•Other risks described elsewhere herein.
Fluctuations in operating results may, particularly if unforeseen, cause Sonder to miss projections it may have provided to the public. In addition, a significant portion of Sonder’s expenses and investments, such as Sonder’s leases, are fixed and such fluctuations in operating results may cause Sonder to face short-term liquidity issues, impact its ability to retain or attract key personnel or expand its portfolio of properties, or cause other unanticipated issues. Company-wide margins may also be difficult to predict because a significant portion of the property portfolio will still be opening or only recently operating at any point in time, and therefore will not be comparable to the profitability of more mature units. As a result of the potential variability in Sonder’s quarterly revenue and operating results, it believes that quarter-to-quarter comparisons of its revenue and operating results may not be meaningful, and the results of any one quarter should not be relied upon as an indication of future performance.
Sonder’s long-term success depends, in part, on Sonder’s ability to expand internationally, and Sonder’s business is susceptible to risks associated with international operations.
Sonder has established properties around the world and continues to expand its operations. Currently, Sonder maintains properties in the United States, Canada, the United Kingdom, continental Europe, Mexico and the United Arab Emirates, and plans to continue its efforts to expand globally, including in jurisdictions where it does not currently operate, such as additional countries in Europe, Asia and Central and South America. Managing a global organization is difficult, time consuming and expensive, and any international expansion efforts that Sonder undertakes may not be profitable in the near or long term or otherwise be successful. Sonder has limited operating experience in many foreign jurisdictions and must continue to make significant investments to build its international operations. Conducting international operations subjects Sonder to risks that it generally does not face in the United States. These risks include:
•Costs, risks and uncertainties associated with tailoring its services in international jurisdictions as needed to better address both the needs of guests, and the threats of local competitors;
•Uncertainties in forecasting revenues and expenses in markets where Sonder has not previously operated;
•Costs and risks associated with local and national laws and regulations governing zoning, hotels and other accommodations, accessibility, property development and rental, health and safety, climate change and sustainability, and labor and employment;
•Differences in local real estate and hotel industry practices, including leasing and hotel transaction terms, that may make it difficult for Sonder to add properties on satisfactory terms or that may require higher than expected upfront payments, security deposits, repair and maintenance expenses, or other costs;
•Operational and compliance challenges caused by distance, language, and cultural differences;
•Costs and risks associated with compliance with international tax laws and regulations;
•Costs and risks associated with compliance with the U.S. Foreign Corrupt Practices Act and other laws in the United States related to conducting business outside the U.S., as well as the laws and regulations of non-U.S. jurisdictions governing bribery and other corrupt business activities;
•Costs and risks associated with human trafficking, modern slavery and forced labor reporting, training and due diligence laws and regulations in various jurisdictions;

•Being subject to other laws and regulations, including laws governing online advertising and other Internet activities, email and other messaging, collection and use of personal information, ownership of intellectual property, taxation and other activities important to Sonder’s online business practices;
•Competition with companies that understand the local market better than Sonder does or who have preexisting relationships with landlords, property developers, regulators and guests in those markets;
•Uncertainty and possibly adverse effects resulting from the U.K.’s exit from the European Union (commonly known as “Brexit”); and
•Reduced or varied protection for intellectual property rights in some countries.
Entry into certain transactions with foreign entities now or in the future may be subject to government regulations, including review related to foreign direct investment by U.S. or foreign government entities. If a transaction with a foreign entity was subject to regulatory review, such regulatory review might limit our ability to enter into the desired strategic alliance and thus our ability to carry out our long-term business strategy.
Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability and could instead result in increased costs without a corresponding benefit. Sonder cannot guarantee that its international expansion efforts will be successful.
Certain of the measures Sonder uses to evaluate its operating performance are subject to inherent challenges in measurement and may be subject to future adjustments.
Sonder tracks certain operational metrics, including key performance indicators such as Live Units, Contracted Units, Total Portfolio, Room Nights Booked, Bookable Nights, Occupied Nights, Occupancy Rate, Average Daily Rate (“ADR”), and RevPAR, with internal systems and tools that are not independently verified by any third party.
While the metrics presented herein are based on what Sonder believes to be reasonable assumptions and estimates, Sonder’s internal systems and tools have a number of limitations, and Sonder’s methodologies for tracking these metrics may change over time. In addition, limitations or errors with respect to how Sonder measures data or with respect to the data that Sonder measures may affect Sonder’s understanding of certain details of Sonder’s business, which could affect Sonder’s long-term strategies. If the internal systems and tools Sonder uses to track these metrics understate or overstate key performance indicators or contain other technical errors, the data Sonder reports may not be accurate. If investors do not perceive our operating metrics to be accurate, or if Sonder discovers material inaccuracies with respect to these figures, Sonder’s reputation may be significantly harmed, and Sonder’s results of operations and financial condition could be adversely affected.
Sonder’s business depends on its reputation and the strength of its brand, and any deterioration could adversely impact its market share, revenues, business, financial condition, or results of operations.
Sonder’s business depends on its reputation and the strength of its brand. Sonder believes that the strength of its reputation and brand are important to its ability to attract and retain guests, to compete for attractive new properties, and to establish and preserve good relationships with the communities in which it operates and with local governmental authorities and regulators. Many factors can affect Sonder’s reputation and the value of its brand, including:
•The quality of guest service, and the guest experience from booking through check-out;
•The nature and severity of guest complaints;
•Guest safety and their perception of safety;
•Sonder’s guest privacy and data security practices, and any breaches of privacy or data security;
•Sonder’s approach to health and cleanliness within units and common areas;

•Publicized incidents in or around its properties;
•Employee relations;
•Any local concerns about perceived over-tourism or the effect of new hotels or other accommodations on affordable housing, noise or neighborhood congestion;
•Sonder’s support for local communities, and other community relations matters;
•Sonder’s approach to supply chain management, sustainability, human rights, and other matters relating to corporate social responsibility;
•Sonder’s ability to protect and use its brand and trademarks; and
•Any perceived or alleged non-compliance with regulatory requirements.
Reputational value is also based on perceptions, and broad access to social media makes it easy for anyone to provide public feedback that can influence perceptions of Sonder, its brand and its properties. It may be difficult to control or effectively manage negative publicity, regardless of whether it is accurate.
Sonder’s ability to control its reputation and brand is also limited due to the role of third parties in its business. For example, guests who book stays through OTAs and other indirect channels sometimes have issues with their bookings that Sonder does not control, such as refund and cancellation terms, which may result in disputes or otherwise negatively affect Sonder’s reputation. Sonder also relies on third-party companies to provide some guest services, including housekeeping and linen services at many of its locations, and remote guest support. Sonder does not directly control these companies or their personnel. Sonder also depends upon its landlords to perform important maintenance and other functions at its properties, particularly in common areas, and at many properties Sonder does not control access to or amenities at the entire building, including pools, gyms and food and beverage services. Guest complaints or negative publicity about Sonder’s properties, services or business activities, due to its own operations or actions or omissions of third parties, could diminish consumer confidence in Sonder and impair its relationships with guests, landlords, governmental authorities, local residents, third-party business partners, and others that are important to its business.
Sonder may become involved in claims, lawsuits, and other proceedings that could adversely affect its business, financial condition, and results of operations.
Sonder is involved in various legal proceedings relating to matters incidental to the ordinary course of its business, and may be subject to additional legal proceedings from time to time. Such legal actions include tort and other general liability claims, employee claims, consumer protection claims, violations of privacy claims, commercial disputes, claims by guests, claims under state and federal law, and disputes with landlords. Due to the potential risks, expenses, and uncertainties of litigation, Sonder may, from time to time, settle disputes even where it has meritorious claims or defenses. Sonder may also be the subject of subpoenas, requests for information, reviews, investigations and proceedings (both formal and informal) by governmental agencies regarding its business activities. Legal proceedings can be time-consuming, divert management’s attention and resources, and cause Sonder to incur significant expenses or liability for substantial damages. The timing and amount of these expenses and damages are difficult to estimate and subject to change, and they could adversely affect its business, financial condition and results of operations.
Sonder may be subject to liability for the activities of its guests or other incidents at its properties, which could harm its reputation and increase its operating costs.
Sonder may be subject to claims of liability based on events that occur during guests’ stays, including those related to robbery, injury, illness, death, physical damage to property, and other similar incidents. These claims could increase Sonder’s operating costs and adversely affect its business and results of operations, even if they do not result in liability, as Sonder may incur costs related to investigation and defense. This risk is heightened due to the fact that, in many cases, Sonder does not control access to certain areas of buildings in which its units are located. From time to time, Sonder must also spend time and resources resolving issues with guests who remain past their paid stay, which results in lost revenue and higher costs. If Sonder is subject to additional disputes, liability or claims of liability relating to the acts of its guests, third parties in or around Sonder’s leased properties (including residents of these properties who are not Sonder guests) or the condition of the leased properties, Sonder may be subject to negative publicity, incur additional expenses, face regulatory or governmental scrutiny, and be subject to liability, any of which could harm its business and operating results.
Sonder is subject to claims and liabilities associated with potential health and safety issues and hazardous substances at Sonder properties.
Sonder and the developers and owners of its leased properties are exposed to potentially significant liabilities and compliance costs as a result of any hazardous or unsafe conditions at its properties, including under environmental, health and safety laws and regulations. These laws and regulations govern matters such as the release, use, storage and disposal of hazardous and toxic substances, such as asbestos, mold, radon gas, or lead, and unsafe or unhealthy conditions at hotels and other residential premises. Failure to comply with these laws, including any required permits or licenses, can result in substantial fines or possible revocation of the authority to conduct operations. Any impairment of Sonder’s or its landlords’ authority to permit hospitality operations at its leased properties, due to these factors, could harm its reputation and revenue. Sonder could also be liable under environmental, health and safety laws for the costs of investigation, removal or remediation of hazardous or toxic substances or unsafe or unhealthy conditions at its currently or formerly leased or managed properties, even if it did not know of or cause the presence or release of the substances or conditions, and even where this is contractually the responsibility of its landlord.
The presence or release of toxic, unhealthy or hazardous substances or conditions at Sonder’s properties could result in governmental investigations and third-party claims for personal injury, property or natural resource damages, business interruption or other losses, and costly disputes with its landlords and guests. For example, Sonder has engaged in litigation with one of its landlords relating to the presence of toxic mold at one property, and it has faced expensive and disruptive claims relating to Legionella bacteria contamination in the water supply at another property, including lawsuits by guests. Sonder expects to encounter claims, governmental investigations and potential enforcement actions about property conditions and related matters in the future. These claims and the need to investigate, remediate or otherwise address hazardous, toxic or unsafe conditions could adversely affect its business, reputation, results of operations and financial condition. Environmental, health and safety requirements have also become increasingly stringent, and Sonder’s costs may increase as a result. New or revised laws and regulations or new interpretations of existing laws and regulations, such as those related to climate change, could affect the operation of Sonder’s properties or result in significant additional expense and restrictions on its business operations.
Sonder relies on its third-party landlords to deliver properties to it in a safe and suitable condition, and in most cases it does not undertake to independently verify the safety, suitability or condition of the properties it leases. Sonder expects to continue to rely on landlords to disclose information about their properties, though such disclosures may be inaccurate or incomplete, and to keep the properties in a safe and compliant condition in accordance with the terms of its leases and applicable law. If unsafe or unhealthy conditions are present or develop at Sonder’s properties, its guests may be harmed, it may be subject to expensive and disruptive claims, and its reputation, business, results of operations, and financial condition could be materially and adversely affected.
Sonder is subject to the risk of financial and reputational damage due to fraud.
Sonder has from time to time experienced, and expects to continue to experience, fraud in connection with bookings and payments. The methods used by perpetrators of fraud are complex and constantly evolving. Sonder devotes substantial resources to trust and security measures, but they may not detect all fraudulent activity or prevent stays that are disruptive or harmful to neighbors or other guests. As a result, Sonder expects to continue to receive complaints from guests and requests for reimbursement of their payments, as well as actual or threatened related legal action against it, due to fraudulent activity or the actions of persons booking stays under false pretenses.

Sonder may focus on rapid innovation, expansion and growth, over short-term financial results.
Sonder often emphasizes innovation and growth, sometimes over short-term financial results. It has taken actions in the past and may continue to make decisions that have the effect of reducing its short-term revenue or profitability if it believes that the decisions will benefit long-term revenue and profitability through enhanced guest experiences, penetration of new markets, greater familiarity with the Sonder brand, or otherwise. The short-term reductions in revenue or profitability could be more severe than anticipated. These decisions may not produce the expected long-term benefits, in which case Sonder’s growth, guest experience, relationships with developers and landlords, and business and results of operations could be harmed.
Sonder depends on its key personnel and other highly skilled personnel, and if Sonder fails to attract, retain, motivate or integrate its personnel, its business, financial condition and results of operations could be adversely affected.
Sonder’s success depends to a significant degree on the continued service of its founders, senior management team, key technical, financial and operations employees and other highly skilled personnel and on its ability to identify, hire, develop, promote, motivate, retain and integrate highly qualified personnel for all areas of its organization. Sonder may not be successful in attracting and retaining qualified personnel to fulfill its current or future needs. In addition, all of Sonder’s U.S.-based employees, including its management team, work for Sonder on an at-will basis, and there is no assurance that any such employee will remain with Sonder. Competitors may be successful in recruiting and hiring members of Sonder’s management team or other key employees, and it may be difficult to find suitable replacements on a timely basis, on competitive terms or at all. If Sonder is unable to attract and retain the necessary personnel, particularly in critical areas of its business, it may not achieve its strategic goals.
Sonder faces intense competition for highly skilled personnel, especially in the San Francisco Bay Area, the Dallas-Fort Worth metroplex, Denver and Montreal where it has a substantial presence and need for highly skilled personnel. To attract and retain top talent, Sonder has had to offer, and it believes it will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing personnel often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Sonder’s equity awards declines, it may adversely affect its ability to attract and retain highly qualified personnel. Sonder may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train and integrate such employees, and it may never realize returns on these investments. If Sonder is unable to effectively manage its hiring needs or successfully integrate new hires, its efficiency, ability to meet forecasts and employee morale, productivity and retention could suffer, which could adversely affect its business, financial condition and results of operations.
Sonder is subject to risks associated with the employment of hospitality personnel, particularly at locations that employ unionized labor, and the use of third-party guest services contractors.
Sonder’s hospitality employees and other guest services personnel are critical to its ability to add properties, maintain its units, enhance the guest experience, and attract and retain guests. If its relationship with employees in any city or at any key property, or within its central guest services function, deteriorates for any reason, its reputation, guest relationships and revenue may suffer, and it may incur costs to replace and retrain additional personnel or third-party contractors. In addition, many of Sonder’s guest services representatives and housekeepers who provide services to Sonder and its guests are employed by third-party agencies, which it does not control. Sonder’s business and reputation could be harmed in the event of any dispute with these agencies by their staff or with Sonder, or if their staff do not provide services that meet Sonder’s or its guests’ standards and expectations. Guest services, live support for guest bookings, and Sonder’s expenses may also be adversely affected by any event that disrupts the operations of Sonder’s third-party guest services contractors. For example, the typhoon that struck the Philippines in December 2021 disrupted Sonder’s outsourced service center there, causing temporary delays in guest responses and other temporary disruptions in Sonder’s operations. In addition, labor costs are a significant component of Sonder’s operating expenses, and any increase in the cost of wages, benefits or other employee-related costs could cause its results of operations and cash flow to be lower than anticipated. Certain cities have also adopted re-hiring ordinances and other requirements with respect to hotel and other hospitality employees, and these and other employment regulations may increase Sonder’s costs and impair its operations.

Like other businesses in the hospitality industry, Sonder may be adversely affected by organized labor activity. A small portion of Sonder’s non-U.S. employees are currently represented by labor unions and/or covered by a collective bargaining agreement. Union, worker council or other organized labor activity may occur at other locations. Sonder cannot predict the outcome of any labor-related proposal or other organized labor activity. Increased unionization of its workforce or other collective labor action, new labor legislation or changes in regulations could be costly, reduce Sonder’s staffing flexibility or otherwise disrupt its operations, and reduce its profitability. From time to time, hospitality operations may be disrupted because of strikes, lockouts, public demonstrations or other negative actions and publicity involving employees and third-party contractors. Sonder may also incur increased legal costs and indirect labor costs because of disputes involving its workforce. The resolution of labor disputes or new or renegotiated labor contracts could lead to increased labor costs, which are a significant component of Sonder’s operating costs, either by increases in wages or benefits or by changes in work rules that raise operating costs. Labor disputes and disruptions may also occur within landlords’ workforces at buildings Sonder occupies, which could harm its guests’ experience and reduce bookings at the affected property.
Sonder has identified a material weakness in its internal control over financial reporting, and may identify material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of its consolidated financial statements.
Sonder has identified a material weakness in our internal control over financial reporting as of December 31, 2021, which, if not remediated, could affect the reliability of our consolidated financial statements and have other adverse consequences. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented or detected on a timely basis.
We previously identified material weaknesses that related to our financial closing and reporting process and to our general information technology controls in 2020, which have been remediated as of December 31, 2021. The material weakness in internal control over financial reporting that we identified as of December 31, 2021, and are currently working to remediate, relates to the design and implementation of systems to capture and record lease agreements timely and accurately.
We have concluded that this material weakness in our internal control over financial reporting is due to the fact that we have limited resources and have not had the necessary business processes and related internal controls formally designed and implemented. In addition, we have not had the appropriate resources and the appropriate level of experience and technical expertise to oversee our business processes and controls.
To remediate this material weakness, Sonder has engaged a third party consultant and is developing formal policies and procedures over our lease administration process, implementing a lease administration and accounting system, and providing additional training to personnel responsible for the relevant controls.
Sonder can give no assurance that our efforts will succeed in remediating this deficiency in internal control over financial reporting or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Our failure to remediate this deficiency, or to implement and maintain effective internal control over our lease accounting data, could result in errors in our consolidated financial statements.
Sonder’s failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our consolidated financial statements, and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in the price of the common stock. Failure could also subject Sonder to potential delisting from Nasdaq or any other stock exchange on which our stock is listed or to other regulatory investigations and civil or criminal sanctions.
If Sonder is unable to adapt to changes in technology, Sonder’s business could be harmed.
The Sonder website and mobile app, and the technology-enabled features of its units, are critical to Sonder’s business, and guests increasingly demand technology-driven features and amenities when they seek accommodations. Therefore, Sonder will need to continuously modify and enhance its services and business systems to keep pace with technological changes. Sonder may not be successful in developing necessary, functional and popular modifications and enhancements. Furthermore, uncertainties about the timing and nature of these necessary changes could result in unplanned research and development expenses which could result in a failure to meet Sonder’s financial projections or divert resources from other business initiatives. In addition, if Sonder’s properties, website or mobile app, or internal systems fail to operate effectively with future technologies, Sonder could experience guest dissatisfaction, lost revenue, difficulties in providing customer service or adding new properties to its portfolio, or other disruptions in its operations, any of which could materially harm its business.
Sonder relies on certain third-party technologies and services, and any failures of or defects in these technologies or any inability to obtain or integrate third-party technologies could harm Sonder’s business.
Sonder relies on software and other technologies and services supplied by third parties to provide certain services to Sonder and its guests, including internal communications, customer service communications, payment processing of guest credit cards, lease management, accounting and other internal functions, and other technologies employed to facilitate bookings and guests’ use and enjoyment of Sonder’s properties, such as digital locks and streaming television services. Sonder’s business may be adversely affected to the extent such software, services and technologies contain errors or vulnerabilities, are compromised or experience outages, or otherwise fail to meet expectations. Any of these risks could increase Sonder’s costs and adversely affect its business, financial condition and results of operations.
When Sonder incorporates technology from third parties into Sonder’s technology, Sonder cannot be certain that its licensors are not infringing the intellectual property rights of others or that its suppliers and licensors have sufficient rights to the technology in all jurisdictions in which Sonder may operate. If Sonder is unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against its suppliers and licensors or against Sonder, Sonder’s ability to operate some aspects of its business could be severely limited and its business could be harmed. In addition, some of Sonder’s license agreements may be terminated by its licensors for convenience. If Sonder is unable to obtain necessary technology from third parties, it may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay its ability to provide new or competitive offerings and increase its costs. In addition, Sonder may be unable to enter into new agreements on commercially reasonable terms or develop its own technologies and amenities relying on or containing technology previously obtained from third parties. If alternate technology cannot be obtained or developed, Sonder may not be able to offer certain functionality to guests or manage its business as it had intended, which could adversely affect its business, financial condition and results of operations.
Sonder relies on a third-party payment processor to process payments made by guests, and if it cannot manage its relationships with such third parties and other payment-related risks, its business, financial condition and results of operations could be adversely affected.
Sonder relies on a third-party payment processor to process payments made by guests. If its third-party payment processor terminates its relationship with Sonder or refuses to renew its agreement with Sonder on commercially reasonable terms, Sonder would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Furthermore, the software and services provided by its third-party payment processors may fail to meet Sonder’s expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause Sonder to lose its ability to accept online payments or other payment transactions or make timely payments to landlords, any of which could adversely affect Sonder’s ability to attract and retain guests or disrupt Sonder’s operations.
Nearly all payments made to Sonder by its guests are made by credit card, debit card or through a third-party payment service, which subjects Sonder to certain regulations and to the risk of fraud. Sonder may in the future offer new payment options to guests that may be subject to additional regulations and risks. Sonder is also subject to a number of other laws and regulations relating to the payments it accepts from its guests, including with respect to money laundering, money transfers, privacy and information security, and these regulations may differ by locality and can be expected to change over time.

Sonder’s processing, storage, use and disclosure of personal data exposes it to risks of internal or external security breaches and could give rise to liabilities and/or damage to reputation.
The security of guests’ personal data is essential to maintaining consumer confidence in Sonder’s services. Among other things, Sonder may collect guests’ name, birthdate, credit card data, proof of identity (including identification numbers) and other personal information as part of the booking process. Cyberattacks by individuals, groups of hackers and state-sponsored organizations are increasing in frequency and sophistication and are constantly evolving. For example, cyberattacks may increase as a result of the Russian invasion of Ukraine in 2022. Security breaches may also occur due to misuse or misappropriation of guests’ personal data by employees or third-party contractors. Any security breach whether instigated internally or externally on Sonder’s systems or third-party systems could significantly harm Sonder’s reputation and therefore its business, brand, market share and results of operations. It is possible that computer circumvention capabilities, new discoveries or advances or other developments, including Sonder’s own acts or omissions, could result in a compromise or breach of consumer data. Techniques used to obtain unauthorized access to systems change frequently and may not be known until launched against Sonder or its third-party service providers. Security breaches can also occur as a result of non-technical issues, including social engineering and other intentional or inadvertent actions by Sonder’s employees, its third-party service providers, or their personnel. For example, third parties may attempt to fraudulently induce employees or guest services contractors, travel service provider partners or consumers to disclose usernames, passwords or other sensitive information (“phishing”), which may in turn be used to access Sonder’s information technology systems or to defraud its partners or guests. Third parties may also attempt to take over consumer accounts by using passwords, usernames and other personal information obtained elsewhere to attempt to login to consumer accounts on Sonder’s platforms. Sonder has experienced targeted and organized phishing and account takeover attacks and may experience more in the future. These risks are likely to increase as Sonder expands its business, integrates its products and services with those of third parties or at new properties, and stores and processes more data, including personal information. Sonder’s efforts to protect information from unauthorized access may be unsuccessful or may result in the rejection of legitimate attempts to book reservations, each of which could result in lost business and have a material adverse effect on its business, reputation and results of operations.
Sonder’s existing security measures may not be successful in preventing security breaches. A party (whether internal, external, an affiliate or unrelated third party) that is able to circumvent Sonder’s security systems could steal consumer information, transaction data, trade secrets or other proprietary or confidential information. In connection with the audit of its 2020 financial statements, Sonder and its independent auditors identified deficiencies in its controls over system access, program change management and computer operations that are intended to ensure that access to data is adequately restricted. Although Sonder is attempting to address these deficiencies, there can be no assurance that it will remediate them successfully. In the last few years, several major companies experienced high-profile security breaches that exposed their systems and information and/or their consumers’ or employees’ personal information, and it is expected that these types of events will continue to occur. Sonder is increasing resources to protect against security breaches. Sonder incurs significant costs in an effort to detect and prevent security breaches and other security-related incidents and it expects its costs will increase as it makes improvements to its systems and processes to prevent further breaches and incidents. In the event of a future breach or incident, Sonder could be required to expend additional significant capital and other resources in an effort to prevent further breaches or incidents, which may require Sonder to divert substantial resources. Moreover, Sonder could be required or otherwise find it appropriate to expend significant capital and other resources to respond to, notify third parties of, and otherwise address the incident or breach and its root cause, and most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. Each of these could require Sonder to divert substantial resources. Sonder has experienced and responded to cyberattacks, which it believes have not had a significant impact on the integrity of its systems or the security of data, including customer data maintained by it. These issues are likely to become more difficult to manage as Sonder expands the number of places where it operates and the number and variety of services it offers, and as the tools and techniques used in such attacks become more advanced. Security breaches could result in severe damage to its information technology infrastructure, including damage that could impair its ability to book stays, collect payments or otherwise operate its business, or the ability of consumers to make reservations or access its properties or in-room features and services, as well as loss of consumer, financial or other data that could materially and adversely affect its ability to conduct its business or satisfy its commercial obligations. Security breaches could also result in negative publicity, damage its reputation, expose it to risk of loss or litigation and possible liability, subject it to regulatory penalties and sanctions, or cause consumers to lose confidence in its security and choose to stay with its competitors, any of which would have a negative effect on its brand, market share, results of operations and financial condition. Sonder’s insurance policies have coverage limits and deductibles and may not be adequate to reimburse it for all losses caused by security breaches.
Additionally, Sonder’s guests could be affected by security breaches at third parties such as OTAs and a security breach at any such third party could be perceived by consumers as a security breach of Sonder’s systems, or may decrease confidence in Sonder’s security measures, and in any event could result in negative publicity, subject it to notification requirements, damage its reputation, expose it to risk of loss or litigation and possible liability and subject it to regulatory penalties and sanctions. In addition, such third parties may not comply with applicable disclosure requirements, which could expose Sonder to liability.
System capacity constraints, system or operational failures, or denial-of-service or other attacks could materially adversely affect Sonder’s business, results of operations, and financial condition.
Since Sonder’s founding, it has experienced rapid growth in consumer traffic to its website and usage of its app, and its portfolio of properties has grown and diversified. If Sonder’s technologies, systems and network infrastructure cannot be expanded or are not scaled to cope with increased demand or fail to perform, it could result in unanticipated disruptions in bookings and guest service, slower response times, decreased guest satisfaction, and delays in launching new properties and markets.
Sonder’s systems and operations throughout the world may be vulnerable to damage or interruption from human error, computer viruses, earthquakes, floods, fires, power loss, telecommunications failure, terrorist attacks, cyber attacks, acts of war, break-ins, and similar events. A catastrophic event that results in the destruction or disruption of its global or Canadian headquarters, warehouses, or other key facilities (including but not limited to offices in Sonder’s major cities), any third-party cloud hosting facilities, or its critical business or information technology systems could severely affect Sonder’s ability to conduct normal business operations and result in lengthy interruptions of guest bookings, payments and other operations, which could adversely affect Sonder’s business, financial condition, and results of operations.
Sonder’s systems and operations are also subject to break-ins, sabotage, intentional acts of vandalism, terrorism, and similar misconduct from external sources and malicious insiders. Sonder’s existing security measures may not be successful in preventing attacks on its systems, and any such attack could cause significant interruptions in its operations. There are numerous other potential forms of attack, such as phishing, account takeovers, malicious code injections, ransomware, and the attempted use of its platform to launch a denial-of-service attack against another party, each of which could cause significant interruptions in Sonder’s operations or involve Sonder in legal or regulatory proceedings. Reductions in the availability and response time of Sonder’s app and website could cause guest dissatisfaction and lost revenue, and measures Sonder may take to divert suspect traffic to its website in the event of such an attack could result in the diversion of bona fide customers. These issues are likely to become more difficult to manage as Sonder expands the number of places where it operates and the variety of services it offers, and as the tools and techniques used in such attacks become more advanced and available. Sonder has experienced targeted and organized phishing and account takeover attacks and may experience more in the future. To date, Sonder believes these attacks have been unsuccessful in causing unauthorized transfers of funds but the outcome of any future attacks is inherently uncertain. Successful attacks could result in negative publicity, financial loss, and damage to Sonder’s reputation, and could prevent guests from booking stays or receiving services during the attack, any of which could materially adversely affect its business, results of operations, and financial condition.
In the event of certain system failures, Sonder may not have back-up systems, or may be unable to switch to back-up systems immediately, and the time to full recovery could be prolonged. Sonder has experienced system failures from time to time, including failures of important guest-facing systems such as keyless entry systems at guest properties. In addition to placing increased burdens on its engineering staff, these outages can create a significant number of guest issues and complaints that need to be resolved by Sonder’s guest services team. Any unscheduled interruption in Sonder’s service could result in an immediate and significant loss of revenue, an increase in guest support costs (including refunds and reimbursements), and harm Sonder’s reputation, and could result in some consumers switching to competitors. If Sonder experiences frequent or persistent system failures, its brand and reputation could be permanently and significantly harmed, and its business, results of operations, and financial condition could be materially adversely affected. Sonder’s ongoing efforts to increase the reliability of its systems will be expensive and may not be completely effective in reducing the frequency or duration of unscheduled downtime or in system errors affecting guest experience or Sonder’s operations. Sonder does not carry business interruption insurance sufficient to compensate it for all losses that may occur.
Sonder uses both internally developed systems and third-party systems to operate its mobile app, website and other critical infrastructure, including transaction and payment processing, and financial and accounting systems, and certain technology-enabled features at guest properties. If the number of consumers using its website increases substantially, or if critical internally developed or third-party systems stop operating as designed, it may need to significantly upgrade, expand, or repair its systems and other infrastructure. Sonder may not be able to upgrade its systems and infrastructure to accommodate such conditions in a timely manner, and its systems could be impacted for a meaningful period of time, which could materially adversely affect its business, results of operations, and financial condition. The software underlying Sonder’s services is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been released. Any errors or vulnerabilities discovered in Sonder’s code after release could result in damage to its reputation, loss of customers, disruption to its sales channels, loss of revenue, or liability for damages, any of which could adversely affect Sonder’s growth prospects and its business.
Disruptions in Internet access or guests’ usage of their mobile devices could harm Sonder’s business.
Sonder’s business depends on the performance and reliability of the Internet, telecommunications network operators, and other infrastructures that are not under its control. Its revenue and guest experience are also heavily dependent on consumers’ ability to interact with its mobile app and guest services functions using their mobile devices. Accordingly, Sonder depends on consumers’ access to the Internet through mobile carriers and their systems. Disruptions in Internet access, whether generally, in a specific region or otherwise, could materially adversely affect its business, results of operations, and financial condition.
Supply chain interruptions may increase Sonder’s costs or reduce its revenues.
Sonder depends on good vendor relationships and the effectiveness of its supply chain management systems to ensure reliable and sufficient supply, on reasonably favorable terms, of materials used in its renovation, building openings and operating activities, such as furniture, linens, unit decor and appliances, lighting, security equipment and consumables. The materials it purchases and uses in the ordinary course of its business are sourced from a wide variety of suppliers around the world, including Vietnam, China, India, and the United States. Disruptions in the supply chain may result from the COVID-19 pandemic or other public health crises, weather-related events, natural disasters, trade restrictions, tariffs, border controls, acts of war, terrorist attacks, third-party strikes, work stoppages or slowdowns, shipping capacity constraints, supply or shipping interruptions or other factors beyond its control. In the event of disruptions in its existing supply chain, the labor and materials it relies on in the ordinary course of its business may not be available at reasonable rates or at all. In some cases, it may rely on a single source for procurement of furniture or other supplies in a given region. Sonder’s supply chain also depends on third-party warehouses and logistics providers, including a central distribution center in Texas and smaller warehouses in other markets. Any disruption in the supply, storage or delivery of materials to Sonder’s leased properties could disrupt operations at its existing locations or significantly delay its opening of a new location, which may cause harm to its reputation and results of operations.
Sonder may be subject to liability claims and its insurance may be inadequate to wholly cover its losses.
Sonder is subject to various types of claims and liabilities in the operation of its business. Despite the procedures, systems and internal controls Sonder has implemented to avoid or mitigate risks, it may experience claims and incur liabilities, whether through a weakness in these procedures, systems and internal controls, or because of negligence or the willful act of an employee, contractor, guest or other third party. Sonder’s insurance policies may be inadequate to wholly cover the potentially significant losses that may result from claims arising from incidents related to its units or leased properties, guest or employee acts or omissions, disruptions in its service, including those caused by cybersecurity incidents, failures or disruptions to its infrastructure, catastrophic events and disasters or otherwise. In addition, such insurance may not be available to Sonder in the future on economically reasonable terms, or at all. Further, the insurance may not cover all claims made against Sonder, and defending a suit, regardless of its merit, could be costly and divert management’s attention.
Sonder’s business is subject to the risks of earthquakes, fire, floods, and other catastrophic events.
A significant natural disaster could materially adversely affect Sonder’s business, results of operations, financial condition, and prospects. In addition, climate change could result in an increase in the frequency or severity of natural disasters and cause performance problems with Sonder’s technology infrastructure.
Although Sonder maintains incident management and disaster response plans, in the event of a major disruption caused by a natural disaster or man-made problem, or outbreak of pandemic diseases or other public health crises, including COVID-19, it may be unable to continue its operations and may experience system interruptions and reputational harm. Acts of terrorism and other geopolitical unrest or armed conflict, such as the 2022 Russian invasion of Ukraine, could also cause disruptions in its business or the business of Sonder’s landlords, vendors or other business partners, or the economy as a whole. All of the aforementioned risks may be further increased if Sonder’s disaster recovery plans prove to be inadequate.
Sonder’s technology contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict its ability to operate as intended or could increase its costs.
Sonder’s technology contains software modules licensed to it by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise Sonder’s technology.
Some open source licenses contain requirements that Sonder make available source code for modifications or derivative works it creates based upon the type of open source software it uses, or grant other licenses to its intellectual property. If Sonder combines its proprietary software with open source software in a certain manner, it could, under certain open source licenses, be required to release the source code of its proprietary software to the public. This would allow its competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of its competitive advantages. Alternatively, to avoid the public release of the affected portions of its source code, Sonder could be required to expend substantial time and resources to re-engineer some or all of its software.
Although Sonder monitors its use of open source software to avoid subjecting its technology to conditions it does not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on Sonder’s ability to provide or distribute its technology. From time to time, there have been claims challenging the ownership of open source software against companies that incorporate open source software into their solutions. As a result, Sonder could be subject to lawsuits by parties claiming ownership of what it believes to be open source software. Moreover, Sonder cannot assure you that its processes for controlling its use of open source software in its technology will be effective. If Sonder is held to have breached or failed to fully comply with all the terms and conditions of an open source software license, it could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing its offerings on terms that may not be economically feasible, re-engineer its technology, discontinue or delay the provision of its offerings if re-engineering could not be accomplished on a timely basis or make generally available, in source code form, its proprietary code, any of which could adversely affect its business, financial condition and results of operations.

Sonder may be unable to protect its brand and other intellectual property, and it has been and may be subject to legal proceedings and claims relating to intellectual property rights.
Sonder’s intellectual property is important to its success. Sonder relies on a combination of trademark, copyright, and trade secret laws, employee and third-party non-disclosure and/or invention assignment agreements and other methods to protect its intellectual property. However, these only afford limited protection, and unauthorized parties may attempt to copy aspects of Sonder’s services, technology, mobile app, algorithms, or other features and functionality, or to use information that Sonder considers proprietary or confidential. There can be no assurance that any of Sonder’s intellectual property will be protectable by patents, but if it is, any efforts to obtain patent protection that is not successful may harm Sonder’s business in that others will be able to use Sonder’s technologies. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the steps taken by Sonder to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate Sonder’s trademarks, copyrights, and similar proprietary rights. Sonder endeavors to defend its intellectual property rights diligently, but intellectual property litigation is expensive and time-consuming, and may divert managerial attention and resources from its business objectives. Sonder may not be able to successfully defend its intellectual property rights, which could have a material adverse effect on its business, brand, and results of operations.
From time to time, in the ordinary course of business, Sonder has been and may be subject to legal proceedings and claims relating to the intellectual property rights of others, and Sonder expects that third parties will continue to assert intellectual property claims, in particular trademark claims, against it, particularly as Sonder expands the complexity and scope of its business. Successful claims against Sonder could result in a significant monetary liability or prevent Sonder from operating its business, or portions of its business. In addition, resolution of claims may require Sonder to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or to cease using those rights altogether. Any of these events could have a material adverse effect on its business, results of operations and financial condition.
Various factors that affect the desirability of Sonder units in a particular region or season could adversely affect its ability to attract and retain guests.
Sonder’s units are often located in popular vacation destinations, some of which are more heavily utilized on a seasonal basis. As a result, its revenue in these regions is heavily dependent upon its ability to maintain occupancy during key seasonal periods.
In addition, factors influencing the desirability of its units in a particular city or region or during a specific season could adversely affect Sonder’s ability to attract new guests and retain existing guests. A significant natural disaster, health crisis, event of civil unrest, political turmoil or other regional disturbance could reduce the number of available units in or visitors to the affected area, thereby reducing Sonder’s revenue. Sonder’s properties are concentrated in a relatively limited number of cities, which makes local events and conditions, and the relative appeal of travel to those cities, particularly important to its business and financial results. In addition, Sonder’s property leasing and opening process can take substantial time, which may make it more difficult to compete for guests in a newly popular travel destination.
Sonder’s properties are concentrated in a limited number of cities, which increases its exposure to local factors affecting demand or hospitality operations.
Sonder’s operations are relatively concentrated in a limited number of cities, and Sonder expects that the majority of its operations will continue to be concentrated in a limited number of cities. As of December 31, 2021, Sonder’s five largest cities (New York City, Philadelphia, New Orleans, Dubai, and Montreal) accounted for approximately 35% of its Live Units, and its 10 largest cities accounted for approximately 60% of its Live Units. Geographic concentration magnifies the risk to Sonder of localized economic, political, public health and other conditions such as national disasters. Civil unrest, public health crises, unusual weather, natural disasters or other factors affecting travel to these cities or other markets in which Sonder is expanding, as well as changes in local competitive conditions, may have a disproportionate negative effect on its revenue and on its ability to secure sufficient staffing, supplies or services for its largest markets.

Sonder is exposed to fluctuations in currency exchange rates.
Since Sonder conducts a portion of its business outside the United States but reports its results in U.S. dollars, it faces exposure to adverse movements in currency exchange rates, which may cause its revenue and operating results to differ materially from expectations. In addition, fluctuation in its mix of U.S. and foreign currency denominated transactions may contribute to this effect as exchange rates vary. Moreover, as a result of these exchange rate fluctuations, revenue, cost of revenue, operating expenses and other operating results may differ materially from expectations when translated from the local currency into U.S. dollars upon consolidation. For example, if the U.S. dollar strengthens relative to foreign currencies Sonder’s non-U.S. revenue would be adversely affected when translated into U.S. dollars. Conversely, a decline in the U.S. dollar relative to foreign currencies would increase Sonder’s non-U.S. revenue when translated into U.S. dollars. As exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when translated, may differ materially from expectations. In addition, Sonder’s revenue and operating results are subject to fluctuation if its mix of U.S. and foreign currency denominated transactions and expenses changes in the future. Sonder may enter into hedging arrangements in order to manage foreign currency exposure, but such activity may not completely eliminate fluctuations in its operating results.
Changes in Sonder’s effective tax rate could harm its future operating results.
Sonder is subject to federal and state income taxes in the United States and in various international jurisdictions. Sonder’s provision for income taxes and its effective tax rate are subject to volatility and could be adversely affected by several factors, including:
•Earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates;
•Effects of certain non-tax-deductible expenses, including those arising from the requirement to expense stock options;
•Changes in the valuation of its deferred tax assets and liabilities;
•Adverse outcomes resulting from any tax audit, including transfer pricing adjustments with respect to intercompany transactions;
•Its ability to utilize its net operating losses and other deferred tax assets; and
•Changes in accounting principles or changes in tax laws and regulations, or the application of the tax laws and regulations, including possible U.S. changes to the deductibility of expenses attributable to foreign income or the foreign tax credit rules.
Additionally, on December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act of 2017, or the “TCJA,” which significantly affected U.S. tax law by changing how the U.S. imposes income tax on multinational corporations. In addition to reducing the corporate income tax rate from 35% to 21%, the TCJA requires complex computations not previously required by U.S. tax law. As such, the application of accounting guidance for such items is currently uncertain. Further, compliance with the TCJA and the accounting for such provisions require preparation and analysis of information not previously required or regularly produced. In addition, the U.S. Department of Treasury has broad authority to issue regulations and interpretive guidance that may significantly impact how Sonder will apply the law and impact its results of operations in future periods. Accordingly, further regulatory or GAAP accounting guidance for the TCJA, Sonder’s further analysis on the application of the law, and refinement of Sonder’s initial estimates and calculations could materially change Sonder’s current provisional estimates of the impact of the TCJA in its financial statements, which could in turn materially affect its tax obligations and effective tax rate. The change in the U.S. Presidential administration in January 2021 may increase the chance for legislative changes to the TCJA provisions.

Significant judgment is required in the application of accounting guidance relating to uncertainty in income taxes. If tax authorities challenge Sonder’s tax positions, any such challenges that are settled unfavorably could adversely impact Sonder’s provision for income taxes.
Sonder’s corporate structure and intercompany arrangements cause it to be subject to the tax laws of various jurisdictions, and it could be obligated to pay additional taxes, which could materially adversely affect its business, financial condition, results of operations, and prospects.
Sonder is expanding its international operations and personnel to support its business in international markets. Sonder generally conducts its international operations through wholly-owned subsidiaries and is or may be required to report its taxable income in various jurisdictions worldwide based upon its business operations in those jurisdictions. Sonder’s intercompany relationships are subject to complex transfer pricing regulations administered by tax authorities in various jurisdictions. The amount of taxes Sonder pays in different jurisdictions may depend on the application of the tax laws of such jurisdictions, including the United States, to its international business activities, changes in tax rates, new or revised tax laws, interpretations of existing tax laws and policies, and Sonder’s ability to operate its business in a manner consistent with its corporate structure and intercompany arrangements. The relevant tax authorities may disagree with Sonder’s determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and its position was not sustained, Sonder could be required to pay additional taxes, interest, and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of its operations.
If existing tax laws, rules or regulations are amended, or if new unfavorable tax laws, rules or regulations are enacted, including with respect to occupancy, sales, value-added taxes, withholding taxes, revenue based taxes, unclaimed property, or other tax laws applicable to the multinational businesses, the results of these changes could increase Sonder’s tax liabilities. Possible outcomes include double taxation, multiple levels of taxation, or additional obligations, prospectively or retrospectively, including the potential imposition of interest and penalties. Demand for Sonder’s products and services could decrease if such costs are passed on to Sonder’s guests, result in increased costs to update or expand Sonder’s technical or administrative infrastructure or effectively limit the scope of Sonder’s business activities should Sonder decide not to conduct business in particular jurisdictions.
Sonder is subject to federal, state, and local income, sales, and other taxes in the United States and income, withholding, transaction, and other taxes in numerous foreign jurisdictions. Evaluating its tax positions and its worldwide provision for taxes is complicated and requires exercising significant judgment. During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination is uncertain. In addition, Sonder’s tax obligations and effective tax rates could be adversely affected by changes in the relevant tax, accounting, and other laws, regulations, principles, and interpretations, including those relating to income tax nexus, by recognizing tax losses or lower than anticipated earnings in jurisdictions where it has lower statutory rates, or higher than anticipated earnings in jurisdictions where it has higher statutory rates, by changes in foreign currency exchange rates, or by changes in the valuation of its deferred tax assets and liabilities. Sonder may be audited in various jurisdictions, and such jurisdictions may assess additional taxes (including income taxes, sales taxes, and value added taxes) against it. Although Sonder believes its tax estimates are reasonable, the final determination of any tax audits or litigation could differ materially from its historical tax provisions and accruals, which could have an adverse effect on its results of operations or cash flows in the period or periods for which a determination is made.
Sonder may be subject to substantial liabilities if it is determined that Sonder should have collected, or in the future should collect, additional sales and use, value added or similar taxes.
Sonder currently collects and remits applicable sales taxes and other applicable transfer taxes in jurisdictions where it, through its employees or economic activity, has a presence and where Sonder has determined, based on applicable legal precedents, that sales of travel accommodations are classified as taxable. Sonder does not currently collect and remit state and local excise, utility user, or ad valorem taxes, fees, or surcharges in jurisdictions where it believes it does not have sufficient “nexus.” There is uncertainty as to what constitutes sufficient nexus for a state or local jurisdiction to levy taxes, fees, and surcharges on sales made over the Internet, and there is also uncertainty as to whether Sonder’s characterization of its traveler accommodations in certain jurisdictions will be accepted by state and local tax authorities.
The application of indirect taxes, such as sales and use, value added, goods and services, business, and gross receipts taxes, to businesses that transact online, such as Sonder, is a complex and evolving area. In some instances, Sonder sells its services through OTAs and does not control how taxes are collected or remitted. There are substantial ongoing costs associated with complying with the various indirect tax requirements in the numerous markets in which Sonder conducts or may conduct business. If an OTA does not collect such taxes from travelers, Sonder could be held liable for such obligations. The application of existing or future indirect tax laws, whether in the United States or internationally, or the failure to collect and remit such taxes, could materially adversely affect Sonder’s business, financial condition, results of operations, and prospects.
Failure to comply with anti-bribery, anti-corruption laws and similar laws, could subject us to penalties and other adverse consequences.
Sonder is subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, commonly referred to as the FCPA, the U.S. Travel Act, the United Kingdom Bribery Act 2010, and possibly other anti-bribery and anti-corruption laws in countries outside of the United States in which it conducts its activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, agents, representatives, business partners, and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or sometimes the private sector.
Sonder sometimes engages third parties to conduct its business abroad. Sonder and its employees, agents, representatives, business partners and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if Sonder does not explicitly authorize such activities. Sonder cannot guarantee that all of its employees and agents will not take actions in violation of applicable law, for which Sonder may be ultimately held responsible. As Sonder increases its international sales and business, the risks under these laws may increase.
These laws also require that Sonder keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While Sonder has policies and procedures to address compliance with such laws, Sonder cannot guarantee that none of its employees, agents, representatives, business partners or third-party intermediaries will take actions in violation of Company policies and applicable law, for which Sonder may be ultimately held responsible.
Any allegations or violation of the FCPA or other applicable anti-bribery and anti-corruption laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, all of which may have an adverse effect on Sonder’s reputation, business, results of operations, and prospects. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.
Sonder is subject to governmental export and import controls and economic sanctions programs that could impair its ability to compete in international markets or subject Sonder to liability if it violates these controls.
In many cases, Sonder’s business activities are subject to U.S. and international import and export control laws and regulations including trade and economic sanctions maintained by the Office of Foreign Assets Control, or OFAC. For example, restrictions may exist on its ability to provide services to persons located in certain U.S. embargoed or sanctioned countries or listed on certain lists of sanctioned persons. U.S. and other international authorities recently imposed, and may further impose, sanctions related to the 2022 Russian invasion of Ukraine. Additionally, the import of furniture used in various properties must be conducted in accordance with applicable import laws and regulations. If Sonder were to fail to comply with such import or export control laws and regulations, trade and economic sanctions, or other similar laws, it could be subject to both civil and criminal penalties, including substantial fines, possible incarceration for employees and managers for willful violations, and the possible loss of export or import privileges.
Operating as a public company requires Sonder to incur substantial costs and requires substantial management attention. In addition, key members of Sonder’s management team have limited experience managing a public company.
Sonder incurs substantial legal, accounting, and other expenses that Sonder did not incur as a private company before the Business Combination. For example, Sonder is subject to the reporting requirements of the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules and regulations of the SEC, and the listing standards of Nasdaq. Compliance with these rules and regulations increases its legal and financial compliance costs, and increases demand on its systems, particularly after Sonder is no longer an “emerging growth company” under SEC rules. In addition, Sonder may be subject to stockholder activism, which can lead to additional substantial costs, distract management, and impact the manner in which Sonder operates its business in ways that it cannot currently anticipate. As a result of disclosure of information herein and in filings required of a public company, Sonder’s business and financial condition has become more visible, which may result in threatened or actual litigation, including by competitors.
Some members of Sonder’s management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Sonder’s management team may not successfully or efficiently manage its transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Sonder’s senior management and could divert their attention away from the day-to-day management of its business, which could adversely affect its business, financial condition, and results of operations.
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in Sonder and, as a result, the market price of our common stock.
As a public company, we are required to comply with the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, including, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to our management, including our principal executive and financial officers.
We are also continuing to improve our internal control over financial reporting. As disclosed elsewhere in this prospectus, we have identified a material weakness in our internal control over financial reporting. Pursuant to the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, beginning with our second annual report on Form 10-K, as a public company, we will be required to make a formal assessment of the effectiveness of our internal control over financial reporting, and once we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.
Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of our common stock. In addition, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC and other regulatory authorities.
Risks Related to Government Regulation
Unfavorable changes in, or interpretations or enforcement of, government regulations or taxation of the evolving short-term and long-term rental, Internet and e-commerce industries could harm Sonder’s operating results.
Sonder operates in markets throughout the world and is subject to various regulatory and taxation requirements of the jurisdictions in which it operates. Sonder’s regulatory compliance efforts are burdensome because each local jurisdiction has different requirements, including with respect to zoning, licensing, permitting, sanitation, accessibility, taxes, employment, labor and health and safety, and regulations in the industry are constantly evolving. Compliance requirements that vary significantly from jurisdiction to jurisdiction reduce Sonder’s ability to achieve economies of scale, add compliance costs, and increase the potential liability for compliance deficiencies. In addition, laws or regulations that may harm Sonder’s business could be adopted, or interpreted in a manner that affects its activities, including but not limited to the regulation of personal and consumer information, consumer advertising, labor laws, accessibility, health and safety, taxation, and real estate and hotel licensing and zoning requirements. Violations or new interpretations of these laws or regulations may result in penalties, disrupt Sonder’s ability to operate existing properties or to develop new ones, negatively impact Sonder’s guest relations or operations in other ways, increase its expenses, and damage its reputation and business.
In addition, since Sonder began its operations, there have been, and continue to be, regulatory developments that affect the hospitality services industry and the ability of companies like Sonder to offer its units for specified durations or in certain neighborhoods. For example, some municipalities have adopted ordinances that limit Sonder’s ability to offer certain properties to its guests for fewer than a stated number of consecutive nights, such as 30 nights, or for more than an aggregate total number of nights per year, and other cities may introduce similar regulations, including after Sonder has already leased properties and begun to offer stays to guests there. In addition, many of the fundamental statutes and regulations that impose taxes or other obligations on travel and hospitality companies were established before the growth of the Internet and e-commerce, which creates a risk of these laws being used in ways not originally intended that could harm Sonder’s business. These and other similar new and newly interpreted regulations could increase Sonder’s costs, require it to reduce or even cease operations in certain locations, reduce the diversity and number of units available for it to lease and offer to guests, and otherwise harm its business and operating results.
From time to time, Sonder has been involved in and expects to continue to become involved in challenges to, or disputes with government agencies regarding interpretations of laws and regulations. There can be no assurance that Sonder will be successful in these challenges or disputes.
New, changed, or newly interpreted or applied laws, statutes, rules, regulations or ordinances, including tax laws, could also increase landlords’ compliance, operating and other costs. This, in turn, could deter landlords from renting their properties to Sonder, negatively affect lease renewals, impair landlords’ ability or willingness to repair and maintain leased properties, or increase costs of doing business. Any or all of these events could adversely impact Sonder’s business and financial performance.
Furthermore, as Sonder expands or changes its business and the services that it offers or the methods by which it offers them, it may become subject to additional legal regulations, tax requirements or other risks. Whether it complies with or challenges these additional regulations, Sonder’s costs may increase and its business could otherwise be harmed.

We will continue to incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations and financial condition.
As a public company, we incur substantial legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an “emerging growth company.” For example, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the rules and regulations of the SEC and the listing standards of Nasdaq. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements and we expect these rules and regulations to substantially increase our legal and financial compliance costs. For example, these rules and regulations make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to maintain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors, particularly to serve on our audit committee and compensation committee, or as our executive officers. In addition, we have expended, and anticipate that we will continue to expend, significant resources in order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting. In that regard, we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. In addition, as a public company, we may be subject to shareholder activism, which can lead to substantial costs, distract management and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition have become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations. These increased costs and demands upon management could adversely affect our business, results of operations and financial condition.
The costs and other risks associated with the Americans with Disabilities Act and similar legislation outside of the United States may be substantial.
Sonder is subject to the Americans with Disabilities Act, commonly referred to as the ADA, and similar laws and regulations in certain jurisdictions outside of the United States. These laws and regulations require public accommodations to meet certain requirements related to access and use by disabled people. Sonder’s landlords may not have designed, constructed or operated their properties to comply fully with the ADA or similar laws, and Sonder’s operations may not fully comply with such laws. Operators of hospitality websites, including Sonder, are also occasionally targeted by complaints that they have failed to make their sites and online reservation systems sufficiently accessible. Sonder has been subject to minor claims by litigants regarding such website compliance in the past, and may encounter claims, governmental investigations and potential enforcement actions in the future. Sonder may be required to expend substantial resources to remedy any noncompliance at its leased properties or in its app or website, or to defend against complaints of noncompliance, even if they lack merit. If Sonder fails to comply with the requirements of the ADA or similar laws, it could be subject to fines, penalties, injunctive action, costly legal proceedings, an award of damages to private litigants, mandated capital expenditures to remedy such noncompliance, reputational harm and other business effects that could materially and adversely affect its brand and results of operations.
If Sonder fails to comply with federal, state, and foreign laws relating to privacy and data protection, it may face potentially significant liability, negative publicity, and an erosion of trust, and increased regulation could materially adversely affect its business, results of operations, and financial condition.
In Sonder’s processing of travel transactions and information about guests and their stays, it receives and stores a large volume of personally identifiable data. This data is increasingly subject to legislation and regulations in numerous jurisdictions around the world, such as the European Union’s General Data Protection Regulation, common referred to as the GDPR, and variations and implementations of that regulation in the member states of the European Union. The GDPR, which went into effect in May 2018, has resulted and will continue to result in significant compliance costs for Sonder. If it violates the GDPR, it could be subject to significant fines. The California Consumer Privacy Act of 2018 and its implementing regulations, as amended (the “CCPA”), which went into effect on January 1, 2020, establishes data privacy rights for consumers and compliance requirements for businesses doing business in California. Moreover, California voters approved the California Privacy Rights Act, (the “CPRA”), in November 2020. The CPRA significantly modifies the CCPA, creating obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. The Canadian Personal Information Protection and Electronic Documents Act (“PIPEDA”) is Canada’s primary private-sector privacy law. PIPEDA considers a “private sector” organization to be an organization or person engaged in commercial activity. Violation of PIPEDA can lead to a court action brought by individuals or by the Office of the Privacy Commissioner of Canada. Other jurisdictions may adopt similar data protection regulations. For example, the State of Virginia recently adopted the Virginia Consumer Data Protection Act, which will go into effect on January 1, 2023. Such laws and regulations are typically intended to protect the privacy of personal data that is collected, processed and transmitted in or from the governing jurisdiction. These laws and their interpretations continue to develop and may be inconsistent from jurisdiction to jurisdiction. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between Sonder and its subsidiaries, including employee information. While Sonder has invested and continues to invest resources to comply with the GDPR, the CCPA and other privacy regulations, many of these regulations are new, extremely complex and subject to interpretation. Any failure, or perceived or alleged failure, by Sonder to comply with its privacy policies or with any federal, state or international laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which it may be subject or other actual or asserted legal or contractual obligations relating to privacy, data protection, information security or consumer protection could adversely affect Sonder’s reputation, brand and business, and may result in claims, proceedings or actions against Sonder by governmental entities or others or other liabilities or require Sonder to change its operations and/or cease or modify its use of certain data sets. Any such claim, proceeding or action could hurt Sonder’s reputation, brand and business, force Sonder to incur significant expenses in defense of such proceedings, distract its management, increase its costs of doing business, result in a loss of customers and suppliers or an inability to process credit card payments, and may result in the imposition of monetary penalties. Sonder may also be contractually required to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any laws, regulations, or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that Sonder stores or handles as part of operating its business.
Sonder could be adversely affected if legislation or regulations are expanded to require changes in its business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect Sonder’s business, results of operations or financial condition. For example, federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. The United States and foreign governments have enacted, have considered or are considering legislation or regulations that could significantly restrict the ability of companies and individuals to engage in these activities, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools or the use of data gathered with such tools. Additionally, some providers of consumer devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could, if widely adopted, result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. Regulation of the use of these cookies and other online tracking and advertising practices, or a loss in Sonder’s ability to make effective use of services that employ such technologies, could increase its costs of operations and limit its ability to track trends, optimize its services or acquire new customers on cost-effective terms and consequently, materially adversely affect its business, financial condition and operating results.
Failure to comply with consumer protection, marketing and advertising laws, including with regard to direct marketing and internet marketing practices, could result in fines or place restrictions on Sonder’s business.
Sonder’s business is subject to various laws and regulations governing consumer protection, advertising and marketing. Sonder may encounter governmental and private party investigations and complaints in areas such as the clarity, accuracy and presentation of information on its website or in third-party listings of its properties, as has occurred with respect to other hospitality booking sites. In addition, as Sonder attempts to increase the proportion of stays booked directly through its website, its marketing activities will be subject to various laws and regulations in the U.S. and internationally that govern online and other direct marketing and advertising practices. Sonder’s marketing activities could be restricted, its guest relationships and revenues could be adversely affected, and its costs could increase, due to changes required in its marketing, listing or booking practices, or any investigations, complaints or other adverse developments related to these laws and regulations.
Industry-specific payment regulations and standards are evolving and unfavorable industry-specific laws, regulations, interpretive positions or standards could harm Sonder’s business.
Sonder’s payment processors expect attestation of compliance with the Payment Card Industry (“PCI”) Data Security Standards. If Sonder is unable to comply with these guidelines or controls, or if its customers or third-party payment processors are unable to obtain regulatory approval to use its services where required, its business may be harmed. For example, failing to maintain Sonder’s Attestation of Compliance for PCI could result in monthly fines or other adverse consequences until compliance is re-established via an external PCI qualified security assessor. Existing third parties or future business partnerships may opt out of processing payment card transactions if Sonder is unable to achieve or maintain industry-specific certifications or other requirements or standards relevant to its customers and business partners.
Risks Related to Indebtedness and Liquidity
Sonder may require additional capital to support business growth, and this capital might not be available in a timely manner or on favorable terms.
Sonder intends to continue to make investments to support its business growth and may require additional funds to respond to business challenges, including the need to develop or add new properties or services or enhance its existing properties or services, enhance its operating infrastructure and acquire complementary businesses and technologies. In connection with the closing of Sonder’s Business Combination with Gores Metropoulos II, Inc., a significant number of former Gores stockholders redeemed their shares for cash, resulting in reduced cash proceeds to Sonder. For the foregoing reasons, Sonder may need to engage in equity or debt financings to secure additional funds in the future. If it raises additional funds through further issuances of equity or convertible debt securities, its existing stockholders could suffer significant dilution, and any new equity securities it issues could have rights, preferences and privileges superior to those of holders of Sonder’s common stock. Any debt financing could involve restrictive covenants relating to financial and operational matters, which may make it more difficult for Sonder to obtain additional capital and to pursue business opportunities, including potential acquisitions or strategic partnerships. In addition, Sonder may not be able to obtain additional financing on favorable terms, if at all. If Sonder is unable to obtain adequate or satisfactory financing when it requires it, its ability to continue to support its business growth and to respond to business challenges could be significantly limited.
Sonder’s indebtedness could adversely affect its business and financial condition.
As of December 31, 2021 and December 31, 2020, Sonder had indebtedness related to its term loans in the aggregate principal amount of $26.2 million and $43.3 million, respectively, secured against substantially all of its assets. In addition, as of December 31, 2021, Sonder had $165.0 million of convertible notes that were subsequently converted into shares of the our Common Stock in connection with the Business Combination. On December 22, 2020, Sonder entered into a credit facility with Investissement Québec for CAD$30 million, which it will be able to draw down upon after meeting certain milestones related to its operations in Canada. In addition, Sonder incurred $165.0 million in indebtedness under the Delayed Draw Notes. Risks relating to Sonder’s indebtedness include:
•Increasing its vulnerability to general adverse economic and industry conditions;
•Requiring it to dedicate a portion of its cash flow to principal and interest payments on its indebtedness, thereby reducing the availability of cash flow to fund working capital, location acquisition costs, capital expenditures, acquisitions and investments and other general corporate purposes;
•Making it more difficult for it to optimally capitalize and manage the cash flow for its businesses;

•Limiting its flexibility in planning for, or reacting to, changes in its businesses and the markets in which it operates, due in part to restrictive covenants in its debt instruments;
•Possibly placing it at a competitive disadvantage compared to its competitors that have less debt, a lower cost of borrowing or less restrictive debt covenants; and
•Limiting its ability to borrow additional funds or to borrow funds at rates or on other terms that it finds acceptable.
Sonder’s indebtedness and credit facilities contain financial covenants and other restrictions on its actions that may limit its operational flexibility or otherwise adversely affect its results of operations.
The terms of certain of Sonder’s indebtedness and credit facilities include a number of covenants that limit its ability and its subsidiaries’ ability to, among other things, incur additional indebtedness, grant liens, merge or consolidate with other companies or sell its assets, pay dividends, make redemptions and repurchases of stock, make investments, loans and acquisitions, change the nature of its business or engage in transactions with affiliates. In addition, Sonder must comply with a minimum EBITDA covenant and a minimum liquidity covenant. The terms of its indebtedness and credit facilities may restrict its current and future operations and could adversely affect its ability to finance its future operations or capital needs. In addition, complying with these covenants may make it more difficult for Sonder to successfully execute its business strategy, including potential acquisitions, and to compete against companies that are not subject to such restrictions.
Any failure to comply with the covenants or payment requirements specified in Sonder’s credit agreements could result in an event of default under the agreements, which, if not cured or waived, would give the lenders the right to terminate their commitments to provide additional loans, declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable, increase the interest rates applicable to such debt, and exercise rights and remedies, including by way of initiating foreclosure proceedings against any assets constituting collateral for the obligations under the credit facilities. If its debt were to be accelerated, Sonder may not have sufficient cash or be able to borrow sufficient funds to refinance the debt or sell sufficient assets to repay the debt, which could immediately adversely affect its business, cash flows, results of operations, and financial condition. Even if it were able to obtain new financing, such financing may not be on commercially reasonable terms or on terms that are acceptable to Sonder.
Risks Related to Ownership of Our Securities and this Offering
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
We consummated the Business Combination in January 2022, and accordingly, the common stock of the combined company has traded publicly for only a limited period of time because we were a “blank check” company prior to the Business Combination and Legacy Sonder was privately held. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports, among many other factors, including those described below under the heading “The market price and trading volume of our common stock may be volatile and could decline significantly.” Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the price of our common stock could decline and the liquidity of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.
Resales of shares of our common stock could depress the market price of our common stock.
A significant number of shares of our common stock have been registered under the Securities Act of 1933 and are freely tradable. In addition, a large number of shares of our common stock, which are currently subject to lock-up restrictions pursuant to our bylaws and/or other agreements, will become freely tradable upon the expiration of market stand-off periods in July 2022 (subject to potential early termination of such restrictions as to certain of such shares if our common stock meets certain average price thresholds). Sales of shares of common stock in the public market or the perception that these sales might occur, may depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities, including convertible debt. We are unable to predict the effect that such sales, or of future conversions or exchanges of convertible or exchangeable securities for shares of common stock may have on the prevailing market price of our common stock.
The market price and trading volume of our common stock may be volatile and could decline significantly.
The stock markets, including Nasdaq, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our common stock, the market price of our common stock may be volatile and could decline significantly. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the market price at which you acquired them. We cannot assure you that the market price of our common stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:
•the realization of any of the risk factors presented in this prospectus;
•actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, Adjusted EBITDA, results of operations, operating metrics, level of indebtedness, liquidity or financial condition;
•additions and departures of key personnel;
•failure to comply with the requirements of Nasdaq;
•failure to comply with the Sarbanes-Oxley Act or other laws or regulations;
•future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities;
•publication of research reports about Sonder;
•the performance and market valuations of other similar companies;
•commencement of, or involvement in, litigation or other legal proceedings involving us;
•broad disruptions in the financial markets, including sudden disruptions in the credit markets;
•speculation in the press or investment community;
•actual, potential or perceived control, accounting or reporting problems;
•changes in accounting principles, policies and guidelines; and
•other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 public health emergency), natural disasters, war (including the 2022 Russian invasion of Ukraine), acts of terrorism or responses to these events.
In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, then the price and trading volume of our common stock could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If few securities or industry analysts commence coverage of us, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
Future issuances of debt securities and equity securities may adversely affect us, including the market price of our common stock and may be dilutive to existing stockholders.
In the future, we may incur debt or issue equity-ranking senior to the common stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the common stock. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our common stock and be dilutive to existing stockholders.
There is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless and the terms of the Public Warrants may be amended.
The exercise price for the Public Warrants is $11.50 per share of common stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless.
Provisions in the Amended and Restated Bylaws designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit the ability of our stockholders to bring a claim in a judicial forum that it finds favorable for disputes with us or with our directors, officers or employees and may discourage stockholders from bringing such claims.
The Amended and Restated Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court of the District of Delaware), will, to the fullest extent permitted by law, be the sole and exclusive forum for:
•any derivative action or proceeding brought on behalf of our company;
•any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of our company or our stockholders;
•any action arising pursuant to any provision of the DGCL, the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws; or
•any action asserting a claim governed by the internal affairs doctrine.
This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. However, this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Notwithstanding the foregoing, this exclusive forum provision will not apply to actions arising under the Securities Act, as other provisions in the Amended and Restated Bylaws designate the federal district courts of the United States as the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against any person in connection with any offering of our securities. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provision. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Amended and Restated Bylaws. However, there can be no assurance that the provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive forum provision contained in the Amended and Restated Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

USE OF PROCEEDS
All of the shares of common stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.
Assuming the exercise of all Warrants or Former Employee Options outstanding immediately following the Business Combination for cash, we will receive an aggregate of approximately $199.6 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the Warrants or Former Employee Options, if any, for general corporate purposes. There is no assurance that the holders of the Warrants or Former Employee Options will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants or Former Employee Options will decrease.
The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of common stock and warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS
Market Information and Holders
The Common Stock and Public Warrants trade on Nasdaq under the trading symbols “SOND” and “SONDW,” respectively.
As of March 15, 2022, the Company had 191,961,950 shares of Common Stock issued and outstanding held of record by 220 holders and 14,499,966 Public Warrants issued and outstanding, each exercisable for one share of Common Stock at a price of $11.50 per share, held of record by 9 holders.
Dividend Policy
We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any future determination to pay dividends will be made at the discretion of our board of directors subject to applicable laws and will depend upon, among other factors, our operating results, financial condition, contractual restrictions and capital requirements. Our future ability to pay cash dividends on our capital stock is limited by the terms of our existing credit facility and other debt instruments and may be limited by any future debt instruments or preferred securities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus, and, if not defined in this prospectus, the Form 8-K filed with the SEC on January 24, 2022. Unless the context otherwise requires, the “Company” refers to Sonder Holdings Inc. and its subsidiaries after the Closing and Gores Metropoulos II, Inc. prior to the Closing.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the historical financial information of the Company and Legacy Sonder adjusted to give effect to the Business Combination, the PIPE Investments and the other related events contemplated by the Merger Agreement.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical balance sheet of the Company as of December 31, 2021 with the historical condensed consolidated balance sheet of Legacy Sonder as of December 31, 2021 on a pro forma basis as if the Business Combination, the PIPE Investments and the other related events contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on December 31, 2021.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical statement of operations of the Company for the year ended December 31, 2021, and the historical condensed consolidated statement of operations of Legacy Sonder for the year ended December 31, 2021, on a pro forma basis as if the Business Combination, the PIPE Investments and other related events contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical statement of operations of the Company for the period from July 21, 2020 (inception) through December 31, 2020, and the historical consolidated statement of operations of Legacy Sonder for the year ended December 31, 2020, on a pro forma basis as if the Business Combination, the PIPE Investments and other related events contemplated by the Merger Agreement, as described below and in the accompanying notes to the unaudited pro forma condensed combined financial statements, had been consummated on January 1, 2020.
The unaudited pro forma condensed balance sheet does not purport to represent, and is not necessarily indicative of, what the actual financial condition of the Company would have been had the Business Combination taken place on December 31, 2021, nor is it indicative of the financial condition of the Company as of any future date. The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of the future consolidated results of operations or financial position of the combined company would have been had the Business Combination, the PIPE Investments and other related events taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Company. The unaudited pro forma condensed combined financial information is subject to several uncertainties and assumptions as described in the accompanying notes.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus, the current report on Form 8-K and the annual report on Form 10-K:
•the historical audited financial statements of the Company as of December 31, 2021 and for the year ended December 31, 2021 included in the annual report on Form 10-K;
•the historical audited financial statements of Legacy Sonder as of December 31, 2021 and for the year ended December 31, 2021;
•the historical audited financial statements of the Company as of December 31, 2020 and for the period from July 21, 2020 (inception) through December 31, 2020;

•the historical audited consolidated financial statements of Legacy Sonder as of and for the year ended December 31, 2020;
•other information relating to the Company and Sonder included in the Proxy Statement, the current report on Form 8-K, and the annual report on Form 10-K, and incorporated herein by reference, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “The Business Combination;” and
•the sections titled “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Sonder Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in the Proxy Statement, the current report on Form 8-K, and the annual report on Form 10-K, and incorporated by reference.
Description of the Business Combination
Pursuant to the Merger Agreement, First Merger Sub merged with and into Legacy Sonder, with Legacy Sonder continuing as the Surviving Corporation, and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation merged with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity and a wholly-owned subsidiary of the Company, under the name “Sonder Holdings Inc.” Upon the Closing:
•Each share of Sonder Common Stock (following the conversion of each issued and outstanding share of Sonder Preferred Stock and Sonder Convertible Notes into shares of Sonder Common Stock prior to the effective time of the First Merger) was automatically converted into the right to receive a number of shares of Common Stock equal to the Per Share Sonder Common Stock Consideration;
•Each share of Sonder Special Voting Common Stock was converted into the right to receive a number of shares of the Company Special Voting Common Stock equal to the Per Share Company Special Voting Stock Consideration; and
•Each share of Sonder Canada Exchangeable Shares was exchanged into the right to receive shares of a new series of the same class of virtually identical Canada Exchangeable Shares whose terms provide (a) for a deferral of any mandatory exchange caused by the Business Combination for a period of at least 12 months from the Closing Date, and (b) that such Post-Combination Canada Exchangeable Shares shall be exchangeable for Common Stock upon the completion of the First Merger.
The aggregate consideration paid to Legacy Sonder stockholders in connection with the Business Combination (excluding any potential Earn Out Shares), was 190,160,300 shares. The Per Share Sonder Common Stock Consideration was approximately 1.4686.
The Business Combination occurred based on the following transactions contemplated by the Merger Agreement:
•Each issued and outstanding share of Sonder Preferred Stock was canceled and converted into the right to receive shares of Sonder Common Stock;
•Each Sonder Warrant was either (i) exercised in full in exchange for the issuance of shares of Sonder Common Stock to the holder of such Sonder Warrant or (ii) assumed by the Company, to the extent permissible pursuant to the terms of such Sonder Warrant;
•Pursuant to the Note Purchase Agreement, the Sonder Convertible Notes were converted into Sonder Common Stock;
•Each issued and outstanding share of Sonder Common Stock (including the items mentioned in the above bullet points) was converted into the right to receive shares of Common Stock equal to the Per Share Sonder Common Stock Consideration;

•Each issued and outstanding share of Sonder Special Voting Common Stock was converted into the right to receive shares of Post-Combination Company Special Voting Common Stock equal to the Per Share Sonder Special Voting Stock Consideration;
•Each issued and outstanding Sonder Canada Exchangeable Share was exchanged into a new series of the same class of virtually identical Post-Combination Canada Exchangeable Shares whose terms provide (a) for a deferral of any mandatory exchange caused by the Business Combination for a period of at least 12 months from the Closing Date, and (b) that such Post-Combination Canada Exchangeable Shares shall be exchangeable for Post-Combination Company Common Stock upon the completion of the First Merger;
•Each outstanding vested and unvested Sonder Stock Option was converted into a Rollover Option, exercisable for shares of Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Option Exchange Ratio that was determined at the closing of the Business Combination; and
•Under the Merger Agreement, Sonder Stockholders, excluding holders of Sonder Stock Options, are entitled to receive a number of Earn Out Shares comprising up to 14,500,000 shares of Common Stock in the aggregate. There are six distinct tranches of Earn Out Shares, each of which will be issued if the daily volume weighted average price (based on such trading day) of one share of Common Stock exceeds a certain threshold specified for such tranche in the Merger Agreement for a period of at least 10 days out of 20 consecutive trading days during the period beginning on the 180th day following the closing of the Business Combination and ending on the fifth anniversary of such date (the “Earn Out Period”). If the applicable triggering event is achieved for a tranche, the Company will account for the Earn Out Shares for such tranche as issued and outstanding Common Stock.
Other related events that took place in connection with the Business Combination are summarized below:
•The issuance and sale of 20,000,000 shares of Class A Stock at a purchase price of $10.00 per share for an aggregate purchase price of $200 million pursuant to the Existing PIPE Investment;
•The issuance and sale of 11,507,074 shares of Class A Stock at a purchase price of $8.89 per share for an aggregate purchase price of $102.3 million pursuant to the New PIPE Investment;
•The issuance and sale to the Sponsor of 709,711 shares of Class A Stock at a purchase price of $10.00 per share for an aggregate purchase price of $7.1 million pursuant to the New PIPE Investment;
•The forfeiture of 1,277,285 shares of Class F Stock by the Sponsor pursuant to the Share Surrender Agreement;
•Pursuant to the terms of certain letter agreement between the Sponsor and the Company, the Private Placement Warrants held by our Sponsor become exercisable on the later of 30 days after the consummation of the Business Combination or 12 months from the closing of the GM II IPO, and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation, as described in the Proxy Statement;
•On January 14, 2022, Sonder received approximately 1.9 million shares of Sonder Common Stock from Sonder’s CEO in settlement of a promissory note issued in December 2019 by Sonder’s CEO for early exercise of stock options;
•Pursuant to its Note and Warrant Purchase Agreement with certain PIPE Investors, Sonder issued $165 million in aggregate principal amount of Delayed Draw Notes and 2,475,000 five-year Delayed Draw Warrants to the investors, shortly after the closing of the Business Combination; the warrants are exercisable for shares of Common Stock at an exercise price of $12.50 per share; and
•As of December 31, 2021, Sonder paid down $29.0 million of outstanding principal of one of its secured loans (“TPC Loan”) of the Plain English Growth Capital Loan and Security Agreement, and $2.7 million in end of term payments, including a $0.2 million early termination fee, at the closing of the Business Combination.
Accounting Treatment of the Business Combination
The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP as Legacy Sonder has been determined to be the accounting acquirer, primarily due to the fact that Sonder Stockholders continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it is treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Legacy Sonder issuing stock for the net assets of the Company, accompanied by a recapitalization, which will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Sonder in future reports of the Post-Combination Company. The post-closing accounting treatment of the Company Warrants is reflected in the historical financial information of the Company as liability classified instruments.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of filing this Current Report on Form 8-K and is subject to change as additional information becomes available and analyses are performed. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances. The following summarizes the consideration (excluding the Earn Out Shares):

(in thousands, except for per share and number of share amounts)
Shares transferred at Closing(1)	190,160,300
Value per Share(2)	$10.00
Total Aggregate Sonder Common Stock Consideration	$1,901,603
__________________
(1)The number of outstanding shares in the table above includes the Post-Combination Company Special Voting Common Stock issued in the Business Combination (each of which corresponds to a share of Common Stock issued upon the exchange of Sonder Canada Exchangeable Common Shares after the consummation of the Business Combination pursuant to the terms of the Merger Agreement) and assumes the issuance of approximately 14,636,860 shares of Common Stock related to the exercise of Rollover Options that do not represent legally outstanding shares of Common Stock at the Closing.
(2)Aggregate Company Common Stock Consideration is calculated using a $10.00 reference price. The closing share price on the date of the Closing was $8.37.
The unaudited pro forma condensed combined financial information reflects the Company stockholders’ approval of the Business Combination on January 14, 2022 and the redemption of 43,343,665 shares of the Company’s Class A Stock at approximately $10.00 per share based on trust account figures prior to the Closing on January 18, 2022 for an aggregate payment of $433.5 million.

The following summarizes the pro forma shares of Post-Combination Company Common Stock issued and outstanding at the Closing:

	Shares	%
Common Stock issued to Legacy Sonder Stockholders (1) (2)	175,523,440	80.0
Public Stockholders	1,656,335	0.8
Initial Stockholders’ Class F Stock (3)	9,972,715	4.5
Existing PIPE Investors (4)	20,000,000	9.1
New PIPE Investors (5)	11,507,074	5.3
New PIPE Investors - Sponsor (6)	709,711	0.3
Pro Forma Common Stock (7)(8)	219,369,275	100.0
__________________
(1)Excludes 14,500,000 shares of Common Stock in Earn Out Shares as they are not issuable until up to 10 business days after a triggering event has occurred following the Closing but within the Earn Out Period and are contingently issuable based upon triggering events that have not yet been achieved.
(2)The number of outstanding shares in the table above includes the Post-Combination Company Special Voting Common Stock issued in the Business Combination (each of which corresponds to a share of Common Stock issued upon exchange of Sonder Canada Exchangeable Common Shares after the consummation of the Business Combination pursuant to the terms of the Merger Agreement) and does not assume the issuance of 14,636,860 shares of Common Stock related to the exercise of Rollover Options that did not represent legally outstanding shares of Common Stock at the Closing.
(3)Excludes 4,310,500, 2,789,413 and 709,711 shares of Class A Stock, which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, purchased by Sponsor in the Existing PIPE Investment, the New PIPE Investment and Additional Sponsor Commitment, respectively, and excludes 1,277,285 shares of Class F Stock forfeited by the Sponsor after the Closing pursuant to the Share Surrender Agreement.
(4)Includes 4,310,500 shares of Class A Stock, which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, to be purchased by Sponsor in the Existing PIPE Investment.
(5)Includes 2,789,413 shares of Class A Stock, which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, purchased by Sponsor in the New PIPE Investment.
(6)Includes 709,711 shares of Class A Stock, which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation, purchased by Sponsor in the Additional Sponsor Commitment.
(7)Excludes Warrants issued in connection with the Company IPO as such securities are not exercisable until 30 days from the Closing.
(8)Excludes warrants issued in connection with the Delayed Draw Note Purchase Agreement, which are exercisable for 2,475,000 shares of Common Stock.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2021
(in thousands, except share and per share amounts)

	As of December 31, 2021		Pro Forma Transaction Accounting Adjustments		As of December 31, 2021
	Sonder Holdings Inc. (Historical)	Gores Metropoulos II, Inc. (Historical)			Pro Forma Combined
ASSETS
Current assets:
Cash	$69,726	$264	$(33,395)	(B)	$475,885
			$(16,328)	(C)
			$(200)	(D)
			$309,395	(E)
			$(433,498)	(M)
			$450,063	(Q)
			$158,825	(R)
			$(28,967)	(S)
Restricted cash	$215	$—	$—		$215
Accounts receivable, net	$4,638	$—	$—		$4,638
Prepaid rent	$2,957	$—	$—		$2,957
Prepaid expenses	$5,029	$1,011	$—		$6,040
Other current assets	$16,416	$—	$—		$16,416
Total current assets	$98,981	$1,275	$405,895		$506,151
Cash, cash equivalents and other investments held in Trust Account	$—	$450,063	$(450,063)	(Q)	$—
Property and equipment, net	$27,461	$—	$—		$27,461
Other non-current assets	$22,037	$—	$(8,027)	(C)	$14,010
Total assets	$148,479	$451,338	$(52,195)		$547,622
Liabilities and stockholders' equity (deficit)
Current liabilities
Accounts payable	$19,096	$—	$—		$19,096
Accrued liabilities	$19,557	$—	$—		$19,557
Sales tax payable	$8,412	$—	$—		$8,412
State franchise tax accrual	$—	$200	$(200)	(D)	$—
Accrued expenses, formation and offering costs	$—	$5,937	$(5,937)	(B)	$—
PIPE subscription	$—	$250	$(250)	(T)	$—
Deferred revenue	$18,811	$—	$—		$18,811
Current portion of long-term debt	$13,116	$—	$(13,116)	(S)	$—
Convertible notes	$184,636	$—	$(184,636)	(P)	$—
Notes and advances payable - related party	$—	$1,500	$(1,500)	(B)	$—
Other current liabilities	$—	$—	$—		$—
Public warrants derivative liability	$—	$17,370	$—		$17,370
Private warrants derivative liability	$—	$10,615	$—		$10,615
Total current liabilities	$263,628	$35,872	$(205,639)		$93,861
Deferred rent	66,132	—	—		66,132
Long-term debt	10,736	—	150,781	(R)	150,781
			(10,736)	(S)
Delayed Draw warrant liability	—	—	8,044	(R)	8,044
Deferred underwriting compensation	—	15,750	(15,750)	(B)	—
Other non-current liabilities	3,906	—	98,117	(L)	96,920
			(3,287)	(N)
			(1,816)	(S)
Total liabilities	344,402	51,622	19,714		415,738
Commitments and contingencies (Note 8)

	As of December 31, 2021		Pro Forma Transaction Accounting Adjustments		As of December 31, 2021
	Sonder Holdings Inc. (Historical)	Gores Metropoulos II, Inc. (Historical)			Pro Forma Combined
Class A subject to possible redemption	—	450,000	(450,000)	(F)	—
Preferred stock
Redeemable convertible preferred stock	518,750	—	593,665	(A)	—
			(1,112,415)	(G)
Exchangeable preferred stock	49,733	—	134,824	(A)	—
			(184,557)	(G)
Stockholders' equity (deficit)
Common stock	1	—	—	(G)	—
			(1)	(I)
			—	(N)
			—	(O)
			—	(P)
Exchangeable AA stock	—	—	—		—
Class A common stock	—	—	3	(E)	166
			5	(F)
			—	(H)
			162	(I)
			(4)	(M)
Class F common stock	—	1	(1)	(H)	—
Additional paid-in capital	43,106	—	(254,461)	(A)	1,417,340
			(3,950)	(B)
			(24,356)	(C)
			309,392	(E)
			449,995	(F)
			1,296,971	(G)
			1	(H)
			(161)	(I)
			1,033	(J)
			(56,543)	(K)
			(98,117)	(L)
			(433,493)	(M)
			3,287	(N)
			—	(O)
			184,636	(P)
Cumulative translation adjustment	7,299	—	—		7,299
Accumulated deficit	(814,812)	(50,285)	(474,028)	(A)	(1,292,921)
			(6,258)	(B)
			(1,033)	(J)
			56,543	(K)
			(3,298)	(S)
			250	(T)
Total stockholders' equity (deficit)	(764,406)	(50,284)	946,574		131,884
Total liabilities and stockholders' equity (deficit)	148,479	451,338	(52,195)		547,622

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2021
(in thousands, except share and per share amounts)

	Year Ended December 31, 2021			Pro Forma Transaction Accounting Adjustments		Year Ended December 31, 2021
	Sonder Holdings, Inc. (Historical)	Gores Metropoulos II, Inc. (Historical, as Adjusted)				Pro Forma Combined
Revenue	$232,944	$—		$—		$232,944
Cost of revenue (excluding depreciation and amortization)	201,445	$—		$—		$201,445
Operations and support	142,728	$—		$—		$142,728
General and administrative	106,135	$—		$1,188	(BB)	$107,323
Research and development	19,091	$—		$—		$19,091
Sales and marketing	23,490	$—		$—		$23,490
Professional fees and other expenses	$—	$7,784	(AA)	$—		$7,784
State franchise taxes, other than income tax	$—	$—	(AA)	$—		$—
Gain from change in fair value of warrant liability	$—	$1,740	(AA)	$—		$1,740
Allocated expense for warrant issuance cost	$—	$918	(AA)	$—		$918
Total costs and expenses	$492,889	$10,442		$1,188		$504,519
Loss from operations	$(259,945)	$(10,442)		$(1,188)		$(271,575)
Interest expense, net and other expense, net	$34,200	$—		$(2,148)	(CC)	$17,804
				$14,834	(DD)
				$(38,395)	(EE)
				$13,416	(HH)
				$(4,103)	(II)
Other income - interest and dividend income	$—	$(63)	(AA)	$63	(FF)	$—
Loss before income taxes	$(294,145)	$(10,379)		$15,145		$(289,379)
Provision for income taxes	$242	$—		$—	(GG)	$242
Net loss	$(294,387)	$(10,379)		$15,145		$(289,621)
Other comprehensive income - Change in foreign currency translation adjustment	$1,633	$—		$—		$1,633
Comprehensive loss	$(292,754)	$(10,379)		$15,145		$(287,988)

Loss Per Share:
Weighted average shares outstanding of common stock - basic and diluted	8,011,660
Common Stock - basic and diluted	$(36.74)
Weighted average shares outstanding - Class A Stock		42,410,959				219,369,275
Class A Stock - basic and diluted [See Note 3]		$(0.57)				$(1.29)
Weighted average shares outstanding - Class F Stock		11,294,521
Class F Stock - basic and diluted		$(0.57)

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss
For the Year Ended December 31, 2020
(in thousands, except share and per share amounts)

	Year Ended December 31, 2020			Pro Forma Transaction Accounting Adjustments		Year Ended December 31, 2020
	Sonder Holdings, Inc. (Historical)	Gores Metropoulos II, Inc. (Historical, as Adjusted)				Pro Forma Combined
Revenue	$115,678	$—		$—		$115,678
Cost of revenue (excluding depreciation and amortization)	$136,995	$—		$—		$136,995
Operations and support	$115,072	$—		$—		$115,072
General and administrative	$77,033	$—		$1,922	(BB)	$78,955
Research and development	$17,552	$—		$—		$17,552
Sales and marketing	$12,848	$—		$—		$12,848
Organizational expenses	$—	$4	(AA)	$—		$4
Professional fees	$—	$33	(AA)	$—		$33
State franchise tax	$—	$3	(AA)	$—		$3
Total costs and expenses	$359,500	$40		$1,922		$361,462
Loss from operations	$(243,822)	$(40)		$(1,922)		$(245,784)
Interest expense, net and other expense, net	$6,171	$—		$(26)	(CC)	$22,328
	$—	$—		$17,821	(HH)	$—
	$—	$—		$(1,638)	(II)	$—
Loss before income taxes	$(249,993)	$(40)		$(18,079)		$(268,112)
Provision for income taxes	$323	$—		$—	(GG)	$323
Net loss	$(250,316)	$(40)		$(18,079)		$(268,435)
Other comprehensive loss - Change in foreign currency translation adjustment	$(740)	$—		$—		$(740)
Comprehensive loss	$(251,056)	$(40)		$(18,079)		$(269,175)

Losses Per Share:
Weighted average shares outstanding of common stock - basic and diluted	6,261,247
Common Stock - basic and diluted	$(39.98)

Weighted average shares outstanding - Class A Stock		—				219,369,275
Class A Stock - basic and diluted [See Note 3]		$—				$(1.22)

Weighted average shares outstanding - Class F Stock		11,500,000
Class F Stock - basic and diluted		$—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.Basis of Presentation
The Business Combination was accounted for as a reverse recapitalization in accordance with GAAP as Legacy Sonder has been determined to be the accounting acquirer, primarily due to the fact that Sonder Stockholders continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Legacy Sonder issuing stock for the net assets of the Company, accompanied by a recapitalization, which will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of Legacy Sonder in future reports of the Company. The post-closing accounting treatment of the Company Warrants are reflected in the historical financial information of the Company as liability classified instruments.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 gives pro forma effect to the Business Combination, PIPE Investments, and the other related events contemplated by the Merger Agreement as if consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical statement of operations of the Company for the year ended December 31, 2021, and the historical condensed consolidated statement of operations of Legacy Sonder for the year ended December 31, 2021, giving pro forma effect to the Business Combination, PIPE Investments, and other related events contemplated by the Merger Agreement as if consummated on January 1, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the historical statement of operations of the Company for the period from July 21, 2020 (inception) through December 31, 2020, and the historical consolidated statement of operations of Legacy Sonder for the year ended December 31, 2020, giving pro forma effect to the Business Combination, PIPE Investments, and other related events contemplated by the Merger Agreement as if consummated on January 1, 2020.
The unaudited pro forma condensed combined balance sheet as of December 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•The Company’s audited balance sheet as of December 31, 2021 and the related notes for the year ended December 31, 2021 included elsewhere in this prospectus; and
•Legacy Sonder’s audited consolidated balance sheet as of December 31, 2021 and the related notes for the year ended December 31, 2021 included in the Proxy Statement and incorporated by reference herein.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•The Company’s audited statement of operations for the year ended December 31, 2021 and the related notes included elsewhere in this prospectus; and
•Legacy Sonder’s audited condensed consolidated statements of operations for the year ended December 31, 2021 and the related notes included in the Proxy Statement and incorporated by reference herein.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:
•The Company’s audited statement of operations for the period from July 21, 2020 (inception) through December 31, 2020 and the related notes included elsewhere in the Proxy Statement and incorporated by reference; and
•Legacy Sonder’s audited consolidated statements of operations for the year ended December 31, 2020 and the related notes included in the Proxy Statement and incorporated by reference herein.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of filing this Form 8-K and is subject to change as additional information becomes available and analyses are performed. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
2.Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and other related events and has been prepared for informational purposes only.
The unaudited pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:
(A)Reflects the accretion of Sonder Convertible Preferred Stock and Sonder Exchangeable Preferred Stock to a redemption value of $1,112.4 million and $184.6 million, respectively, based on the terms of the Business Combination.
(B)Reflects the Company’s $33.4 million payment of fees, expenses, and related party notes and advances due at the Closing. This payment includes the payment of $10.1 million of deferred underwriters’ fees, the pay down of $5.9 million in accrued expenses, formation and offering costs incurred during the Company’s IPO that were due at the Closing, and the pay down of $1.5 million in related party notes and advances completed in connection with the Business Combination and other related events, and the Company’s total advisory, legal, and accounting fees and other professional fees, including $4.0 million in transaction costs in connection with the PIPE Investments, which has been recorded as a reduction to additional paid-in capital. The remaining $11.9 million transaction costs have been reflected as an adjustment to accumulated deficit. Additionally, the Company recognized a $5.7 million reduction of estimated deferred underwriters’ fees accrued as of December 31, 2021 as the actual deferred underwriters’ fees at closing were less than the accrued estimated fees.
(C)Reflects Legacy Sonder’s total advisory, legal, and accounting fees and other professional fees of $24.4 million. These transaction costs are in connection with the consummation of the Business Combination and other related events, and are deemed to be direct and incremental costs of the Business Combination, which have been recorded as a reduction to additional paid-in capital.
(D)Reflects the settlement of the Company’s historical liabilities that were settled upon the closing of the Business Combination.
(E)Reflects the proceeds of $200 million from the issuance and sale of 20 million shares of Common Stock at $10.00 per share pursuant to the Existing PIPE Investment and the proceeds of $102.3 million from the issuance and sale of 11.5 million shares of Common Stock at $8.89 per share pursuant to the New PIPE Investment and the proceeds of $7.1 million from the issuance and sale of 0.7 million shares of Common Stock at $10.00 per share pursuant to the New PIPE Investment.
(F)Reflects the reclassification of Class A Stock subject to possible redemption to permanent equity immediately prior to the Closing.
(G)Reflects the conversion of Legacy Sonder Preferred Stock into Legacy Sonder Common Stock pursuant to the applicable conversion rate effective immediately prior to the Closing.

(H)Reflects the forfeiture of approximately 1.3 million shares of Class F Stock pursuant to the Share Surrender Agreement and the conversion of the remaining Class F Stock into Common Stock in connection with the Closing.
(I)Reflects the recapitalization of common stock between Legacy Sonder Common Stock, Class A Stock and additional paid-in capital.
(J)Reflects additional stock-based compensation expense recognized at the closing of the Business Combination under the terms of the stock awards issued to the CEO, upon the Closing.
(K)Reflects the elimination of the Company’s historical retained earnings.
(L)Reflects the fair value of the Earn Out Shares contingently issuable and recorded as earn out liabilities as of the Closing.
(M)Reflects the cash disbursed to redeem 43,343,665 shares of Class A Stock for $433.5 million allocated to Common Stock and additional paid-in capital, using a par value of $0.0001 per share at a redemption price of $10.00 per share.
(N)Represents the reclassification of Legacy Sonder warrants from liability to equity classification as a result of the Business Combination.
(O)Reflects the settlement of a $25.7 million promissory note due from Legacy Sonder’s CEO that was settled upon the Closing through the transfer of approximately 1.9 million shares of Legacy Sonder Common Stock.
(P)Reflects the conversion of Legacy Sonder Convertible Notes to Legacy Sonder Common Stock.
(Q)Reflects the liquidation and reclassification of $450 million of investments and cash held in the Trust Account to cash that became available upon the Closing.
(R)Reflects the $165.0 million draw that Legacy Sonder borrowed at the Closing pursuant to the Delayed Draw Note Purchase Agreement, entered into December 10, 2021, reduced by the $5.8 million commitment fee and $0.4 million in issuance costs. The Delayed Draw Notes include a warrant component where certain PIPE Investors received detachable five-year Delayed Draw Warrants exercisable for up to 2,475,000 shares of Common Stock, which were assumed by the Company after the Closing, at an exercise price of $12.50 per share. The Company is in the process of determining the appropriate equity versus liability accounting classification of these instruments and associated fair values required upon the closing of the Business Combination. The Company’s third-party valuation indicates an estimated fair value of $8.0 million for the warrant component.
(S)Reflects Sonder’s pay down of $24.5 million outstanding principal of the TPC loan and $2.5 million in end of term payments at the Closing. This adjustment also reflects the write down of deferred financing charges of $0.6 million and recognizes a $0.3 million early termination fee.
(T)Reflects PIPE subscription fees incurred in connection with the New PIPE Investment.
Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations
The adjustments included in the unaudited pro forma condensed combined statements of operations for the audited years ended December 31, 2021 and December 31, 2020 were as follows:
(AA)Reflects the adjustment of the presentation of the Company’s expenses to match the presentation of Legacy Sonder’s expenses.
(BB)Reflects the additional amount of stock-based compensation expense recognized for the years ended December 31, 2021 and December 31, 2020 due to the vesting of stock awards to the CEO that were recognized starting at the Closing.

(CC)Reflects the elimination of the impact of change in fair value of Legacy Sonder warrant liabilities as the warrants become equity-classified as a result of the recapitalization, and therefore will not be marked to market at each reporting period.
(DD)Reflects the elimination of the mark-to-market adjustment of the embedded derivatives within the Legacy Sonder convertible debt and the accrued amortization of the Legacy Sonder Convertible Notes that converted into Sonder Common Stock at the Closing.
(EE)Reflects the elimination of the interest expense on the Legacy Sonder convertible debt due to its conversion into equity at the Closing.
(FF)Reflects the elimination of interest income on the Trust Account.
(GG)Given Legacy Sonder’s history of net losses and valuation allowance, Sonder assumed an effective tax rate of 0%. Therefore, the pro forma adjustments to the statement of operations resulted in no additional income tax adjustment to the pro forma financials. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Company and Legacy Sonder filed consolidated income tax returns during the period presented.
(HH)Reflects the amount of interest and amortization expense on the delayed draw notes recognized for the years ended December 31, 2021 and December 31, 2020 based on estimated interest rates using 3-month SOFR rate plus 0.26161 percent (subject to a floor of 1 percent) plus 9 percent per annum as per the Delayed Draw Note Purchase Agreement.
(II)Reflects the elimination of recognized interest expense and loan fees related to the Legacy Sonder TPC loan and recognition of $2.7 million in extinguishment expenses, including a $0.2 million early termination fee.
3.Loss per share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, the PIPE Investments and other related events, assuming the shares were outstanding since January 1, 2020. As the Business Combination, PIPE Investments and other related proposed equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate, the number of shares redeemed in the Business Combination for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared based on the following information:

(in thousands, except share and per share data)	Year Ended December 31, 2021	Year Ended December 31, 2020
Pro forma net loss	$(289,621)	$(268,435)
Weighted average shares outstanding of Class A Stock	219,369,275	219,369,275
Net loss per share of Class A Stock - basic and diluted	$(1.29)	$(1.22)
Weighted average shares outstanding - basic and diluted
Class A Stock issued to Sonder Stockholders	175,523,440	175,523,440
Public Stockholders	1,656,335	1,656,335
Initial Stockholders' Class F Stock	9,972,715	9,972,715
Existing PIPE Investors	20,000,000	20,000,000
New PIPE Investors	11,507,074	11,507,074
New PIPE Investors - Sponsor	709,711	709,711
Total	219,369,275	219,369,275
The following potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Rollover Options	14,636,860	14,636,860
Earn Out Shares	14,500,000	14,500,000
Company's private placement and public warrants	14,500,000	14,500,000
Delayed Draw Warrant shares	2,475,000	2,475,000
4.Earn Out Shares
The fair values of the Earn Out Shares were determined by using a Monte Carlo simulation model implemented in a risk-neutral valuation framework. Assumptions used in the valuation, were as follows:
Current stock price: The current stock price was set at $9.97 per share for Common Stock, based on the closing price as of the valuation date of January 4, 2022.
Expected volatility: The volatility was determined based on the review of ten-year historical equity and asset volatilities for comparable companies.
Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury Constant Maturities. Linear interpolation was used to estimate a risk- free rate with an identical term to the remaining earn-out term.
Expected term: The expected term is the five-year term of the Earn Out Period.
Expected dividend yield: The expected dividend yield is zero as Sonder has never declared or paid cash dividends and has no current plans to do so during the expected term.

BUSINESS
Overview
Sonder is on a mission to revolutionize hospitality through design and technology to make a world of better stays open to all. Sonder’s idea was born from a simple belief that “big box” hotels are unremarkable, home-share ‘hosts’ are often unreliable, boutique hotels are too expensive, and that there is a better way to stay. Sonder provides better choice, comfort, reliability, and value brought to life through design and technology.
Sonder accommodations come in a variety of shapes and sizes to suit all guest needs: from an apartment to a hotel room, for a night, a week, or more. Its unique product portfolio serves many use cases, from one night to extended stays for various traveler types: from leisure travelers and families, to digital nomads and professionals.
Sonder has over 250 properties available for guest bookings, referred to as “Live” properties, which it operates and manages using proprietary technology, delivering services to guests via the Sonder app which features self-service and 24/7 on-the-ground support. Guests can book any Sonder unit through a variety of direct (e.g., Sonder.com, the Sonder app, or Sonder’s sales team) and indirect (e.g., Airbnb, Expedia, Booking.com and other Online Travel Agencies) channels. Our mobile-first guest experience, from check-in to check-out, is supported by the Sonder app, regardless of whether a guest books their stay on Sonder.com or another channel. Guests are encouraged to download and use the Sonder app to interact with Sonder services and enhance their stay, but guests are not required to use the Sonder app to stay in a Sonder unit. With an innovative end-to-end model, Sonder offers elevated and consistent quality at a compelling value to its guests.
Sonder had Live Units in 38 cities in 10 countries and three continents as of December 31, 2021. We had approximately 1,600 employees as of December 31, 2021 distributed across our global headquarters in San Francisco, Montreal and Denver, as well as localized teams in each of our active markets around the world.
Sonder’s Origin
While a university student in Montreal, our co-founder and CEO Francis Davidson managed a handful of apartments and began to envision a new set of ideals for hospitality. Over the next few summers, he experimented with matching travelers to vacant student apartments across cities and managing other people’s apartments for short-term rentals. A few years later, he and co-founder Martin Picard solidified the foundation that would become Sonder today.
Sonder Today
What began as a journey to provide short-term living solutions for travelers has grown into a celebration of inspiring design, modern service and a seamless experience, providing a better stay for all. Less than a decade after being dreamt up in a college dorm room, Sonder has grown into a global business operating over 7,600 Live Units across 38 cities in 10 countries and three continents, and with approximately 10,500 Contracted Units, as of December 31, 2021. We have hosted over one million guests around the world, from New York City to New Orleans, Montreal to Mexico City, Dublin to Dubai, and beyond.
Sonder is Positioned at the Nexus of Modern Hospitality and Technology
Sonder provides a unique solution to (i) serve the demands of the modern traveler, and (ii) tap into the underutilized commercial real estate and hospitality supply in cities around the world. Sonder’s design-led, tech-enabled experience drives exceptional value to both guests and real estate owners, as Sonder transforms high quality properties provided by real estate owners into exceptional experiences for Sonder’s guests.

The Sonder Flywheel
Sonder’s business model creates a powerful “flywheel effect.” We continually invest in technology to drive operational efficiencies and elevate guest experiences, resulting in a strong brand and robust unit economics. We believe this will allow us to continue improving the quality and quantity of the supply it can aggregate, driving growth and profitability that enables yet further investment.
Sonder is Centered Around the Guest Experience
Sonder strives to deliver a better way to stay and puts the guest experience at the center of everything we do. Pioneering a digitally empowered guest experience, our technology provides frictionless stays including digital check-in, keyless entry and no-line lobbies which have long formed the foundation of our tech-enabled offering and are now essential hallmarks of a safe stay. Guests can book any Sonder unit through a variety of direct (e.g., Sonder.com, the Sonder app, or Sonder’s sales team) and indirect (e.g., Airbnb, Expedia, Booking.com and other Online Travel Agencies) channels. The Sonder mobile-first guest experience, from check-in to check-out, is supported by the Sonder app, regardless of whether a guest books their stay on Sonder.com or another channel. Guests are encouraged to download and use the Sonder app to interact with Sonder services and enhance their stay, but guests are not required to use the Sonder app to stay in a Sonder unit. Fully-equipped kitchens, extra living space and private laundry facilities are available in many Sonder apartment spaces.
A Passion for Design
Sonder is focused on bringing its passion for design and creativity to its guests. We take pride in the spaces and experiences we bring to life through our interdisciplinary teams and external partnerships spanning architecture, product and service design, graphic communications, copywriting, and more. Sonder properties have been featured in publications including Surface, Travel + Leisure, Condé Nast Traveler, Elle Decor, Fast Company, Forbes, CNBC and House Beautiful.
Supply Growth Strategy
As of December 31, 2021, Sonder had a Total Portfolio of approximately 18,100 Live and Contracted Units diversified across both apartments and hotels. Supply growth—the expansion of Sonder’s Total Portfolio of global properties—is one of Sonder’s largest drivers of expected revenue growth over the next several years.

In the short-term, we intend to focus our supply growth efforts primarily in our existing markets where we already have Live and/or Contracted Units. Sonder has spent the last several years building localized teams and relationships with developers, investors and property owners, and we believe there is significant opportunity for further expansion in these existing markets. In the next three to five years, we plan to expand our geographic presence into Asia and further into Latin America (building on our Mexico launch in late 2020) with plans to explore diversifying into other additional accommodation categories.
Technology Underpins Sonder’s Operations
Sonder believes the future of the hospitality industry is one where technology and design are applied to every aspect of the business, not just the transaction. Much like the e-commerce industry evolved from pure marketplaces to vertically integrated platforms delivering end-to-end services, Sonder applies innovation to every facet of hospitality in an end-to-end model that re-imagines the entire guest experience. From supply growth and interior design, to property openings, demand generation and day-to-day operations, technology is infused into Sonder’s DNA. We believe vertically integrated businesses may be more arduous to build, but that vertical integration is more valuable and defensible in the long run given our advantage in enhancing the guest experience and reducing operating costs.
Our proprietary technology leads guests through their entire Sonder experience — beginning with easy, intuitive browsing of Sonder’s full portfolio to seamlessly reserving a unit. Guests can book any Sonder unit through a variety of direct (e.g., Sonder.com, the Sonder app, or Sonder’s sales team) and indirect (e.g., Airbnb, Expedia, Booking.com and other Online Travel Agencies) channels. The Sonder mobile-first guest experience, from check-in to check-out, is supported by the Sonder app, regardless of whether a guest books their stay on Sonder.com or another channel. Guests are encouraged to download and use the Sonder app to interact with Sonder services and enhance their stay, but guests are not required to use the Sonder app to stay in a Sonder unit. Upon arrival, Sonder’s “lobby on your phone” technology guides guests through its in-app check-in and one-touch WiFi. Our digital concierge feature offers curated lists of localized food and experience recommendations to help guests get the most out of their stay. Guests can book intra-stay cleaning and self-serve requests through Sonder’s app throughout their stay, then seamlessly check out or request trip extensions — from a few hours to days.
In addition to our guest-facing technology, Sonder’s proprietary technology underpins our hospitality operations. This proprietary technology powers Sonder’s business processes and operations, from supply growth to building openings and day-to-day operations. We have also:
•Built infrastructure to fuel our underwriting efforts;
•Built technology to facilitate our global supply chain for furniture, art and fixtures;
•Developed a proprietary booking engine;
•Developed pricing and calendar revenue management software as well as room attribution algorithms; and
•Developed internally designed task and workflow management software.
The integration of each of these proprietary tools is key to Sonder providing a better experience for guests at an attractive price. By leveraging technology in nearly all areas of our operations, we are able to reduce operating costs by as much as 50% versus traditional hotels, which also allows our business to scale rapidly while delivering an outstanding, modern guest experience.
COVID-19 Pandemic Response Strategy
The ongoing impact of the COVID-19 pandemic on the global economy and the extent to which it will continue to adversely impact Sonder remains uncertain. Sonder’s financial results for all of 2020 were materially adversely affected by the COVID-19 pandemic, which also affected Sonder’s business in 2021. COVID-19 may continue to materially adversely impact business operations, results of operations and liquidity in the near term. As the world locked down, severely impacting Occupancy Rate and RevPAR, Sonder acted quickly to reduce costs and bolster revenues to mitigate the impacts of the COVID-19 pandemic. As part of its COVID-19 response strategy, Sonder renegotiated a significant portion of its Live and Contracted Unit property portfolio, significantly reduced overhead costs, and pivoted to new sources of demand.
As a result of Sonder’s efforts to drive alternative sources of demand through the pandemic, Sonder substantially outperformed Traditional Hotels on both an Occupancy Rate and RevPAR basis from March 2020 through the end of 2021. Sonder’s outperformance vs. Traditional Urban Upper Upscale hotels for Occupancy Rate and RevPAR have narrowed from their peak during the height of the COVID-19 pandemic as leisure travel demand has increased across all accommodation categories. Sonder defines Occupancy Rate as Occupied Nights (the total number of nights occupied across all Live Units) divided by Bookable Nights, expressed as a percentage; Bookable Nights consist of the total number of nights available for stays across all Live Units, excluding nights lost to full building closures greater than 30 nights. Traditional Hotels refers to the upper upscale class of hotels in cities where Sonder operates. The upper upscale chain segment designation is determined by STR (a globally recognized resource for market data on the worldwide hospitality industry) based on each hotel brand’s ADR (revenue divided by Occupied Nights) for prior years.
The extent and duration of the impact of the COVID-19 pandemic over the longer term remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the introduction and spread of new variants of the virus (including, for example, the Delta and Omicron variants), that may be more contagious or resistant to currently approved vaccines.
Industry Background and Market Opportunity
Sonder’s Guests
Sonder has served over one million guests since its inception. Our unique product portfolio serves a wide variety of use cases, from one night to extended stays, for various traveler types: leisure travelers, families, digital nomads and professionals. We believe our guest demographics will be a key driver to our future success, especially from those who value a digitally-driven experience and is focused on consistent, yet bespoke, modern and elevated stays at a compelling value.
People travel for various purposes, including business and pleasure. As Sonder grows, we will strive to offer our customers a product and guest experience that serves all traveler segments and use cases. While leisure travel remains our core demographic, Sonder aims to expand this focus and drive incremental demand from business travel.
Sonder’s Guest Experience
Today, traditional hospitality continues to rely on antiquated services, with hotel operations slowly evolving to meet the needs of the modern traveler. The ubiquity of mobile devices provides an opportunity to modernize the traveler’s entire experience. Sonder has reimagined the guest journey, and is continuing its work towards this goal.
•The bottleneck of the front desk can be bypassed entirely, and travelers can book, verify their account, and unlock their individual unit with only a few taps on Sonder’s app;
•The inefficient concierge desk can be replaced by in-app curated local recommendations, and in-app messaging where nearly-instantaneous service is available 24/7;
•Sub-par room service can be replaced by a partnership with food delivery companies that deliver fast, high quality local food from a variety of restaurants to guests’ rooms for a significantly lower price;
•The outdated taxi stand can be replaced by guests ordering transportation or finding open parking spots through potential in-app partnership integrations.
However, hospitality also needs to be human: the anticipation of guest needs, and warm personal touches that show care, consideration and an understanding that a travel experience is not limited to the four walls and furniture provided. Sonder provides guests with a modernized design-led experience unmet by traditional hospitality or other alternative accommodations players.

Tech-Enabled Guest Journey
Sonder’s app puts the “lobby on your phone” and empowers guests to seamlessly navigate their entire journey, from booking through check-out:
•Search, Discovery & Booking: Easy, intuitive browsing on Sonder’s recently updated app enables guests to seamlessly reserve and interact with the entire Sonder building portfolio. Guests can book any of our units through a variety of direct (e.g., Sonder.com, the Sonder app, or Sonder’s sales team) and indirect (e.g., Airbnb, Expedia, Booking.com and other Online Travel Agencies) channels. Our mobile-first guest experience, from check-in to check-out, is supported by the Sonder app, regardless of whether a guest books their stay on Sonder.com or another channel. Guests are encouraged to download and use the Sonder app to interact with Sonder services and enhance their stay, but guests are not required to use the Sonder app to stay in a Sonder unit.
•Check-In: Guests can virtually check-in on their phone, completely bypassing the need for a front desk. Guests receive digital instructions and security access codes at the time of their stay, and can request and confirm an early check-in directly through the Sonder app.
•One-Touch WiFi: In-app one-touch WiFi connects our guests easily to our speedy WiFi without memorizing long passwords or difficult network names.
•Digital Concierge: Curated localized recommendations are available in-app at the touch of a button to help guests navigate the local flavor and experiences of each unique city and neighborhood.
•Customer Service On Demand: App-based service requests and issue reporting connect Sonder guests with localized Sonder city teams ready to provide timely and curated assistance.
•Check-out: Guests can instantly request and confirm a late check-out (subject to availability) directly through the Sonder app and find information regarding on and off premises bag storage. The simple app-based check-out process further engages guests by automatically following up with surveys and referral promotion codes.
Focus on Guest Satisfaction
Sonder is hyper focused on providing the modern traveler a seamless experience and unique stay infused with creativity and culture. Sonder measures its guest satisfaction using customer satisfaction (CSAT) scores, which are defined as the percentage of guests surveyed who rated Sonder as a 5 on a scale of 1 (lowest satisfaction) to 5 (highest satisfaction).
The COVID-19 Pandemic’s Impact on Guests
Despite the variety of travel restrictions around the world during the COVID-19 pandemic, guests have continued to find a sense of home at Sonder. Sonder reacted with agility in order to keep its doors open and serve its guests, while complying with new local regulations to offer its guests clean and safe stays. At the height of lockdowns, many guests turned to Sonder as a result of its marketing campaign and outbound sales efforts to promote extended stays of 14 nights or longer.
Examples of COVID-19 pandemic-related use cases include guests working from home, guests social distancing from roommates and family members, guests stranded away from home, and guests taking “staycations” for a change of scenery. Sonder hosted healthcare professionals, stranded travelers and guests who just needed a little alone time. Sonder’s guests have expressed countless stories of their gratitude to not only have a clean and reliable place to stay, but also somewhere that felt like home in the midst of an incredibly trying time. As travel restrictions eased in certain markets, these previously discussed use cases have persisted, along with an increasing number of digital nomads, drive-to travelers and more. In an April/May 2020 post-stay survey conducted by Sonder, 72% of former Sonder guests who responded said they were more likely to choose Sonder over other branded hotels or other short-term rentals.

Prior to the COVID-19 pandemic, Sonder’s average LOS was approximately five nights. Sonder’s extended stay marketing initiative in response to the initial COVID-19 pandemic lockdowns drove average LOS up significantly to a peak of 14 nights in April 2020. Average LOS has subsequently decreased, reaching approximately five nights in the fourth quarter of 2021, and Sonder expects its LOS to remain at historical averages as the travel market recovers from the COVID-19 pandemic. Nonetheless, extended stays of 14 nights or longer will continue to be an important aspect of Sonder’s business, particularly if Sonder is able to generate extended stay demand in off-season markets (e.g., Montreal in winter, Dubai in summer).
Demand Generation
Sonder generates demand primarily through:
•Third party OTAs such as Airbnb, Booking.com, Expedia, PlumGuide and TripAdvisor; and
•Direct revenue on Sonder.com, generated organically.
Direct bookings were 45% of total booked revenue in full year 2021, which was mainly driven by:
•Sonder’s first, modest investment in performance marketing, primarily through social media marketing; and
•Sonder’s establishment of inbound and outbound sales efforts, focused on driving demand for extended stays of 14 nights or longer.
Today, Sonder generates demand through the following sources, described in further detail in the subsections below:
•Third-party OTAs such as Airbnb, Booking.com, Expedia, PlumGuide and TripAdvisor;
•Direct revenue through Sonder.com or the Sonder app, driven by modest performance marketing and organic traffic;
•Outbound and inbound sales focused on increasing group and business demand, which have not historically been meaningful revenue sources; and
•Ancillary revenue generation.
Channel Strategy: OTA Expansion & Improvement
Historically, our primary means of generating demand has been through OTAs. OTAs, such as Airbnb, Expedia and Booking.com, are Internet-based marketplaces that allow consumers to research and book travel products and services, including hotels, alternative accommodations (e.g., apartment style temporary accommodations) and other travel-related services. We list our properties on these platforms where travelers can search for accommodations, and in turn we pay the OTAs a certain percentage channel fee when travelers book one of our units on the respective OTA platform.
Customers booking one of our units through an OTA will immediately see that their booking is with our property, clearly labeled with the Sonder brand, just as properties operated by other brands are similarly labeled with their brands. For example, a customer looking for accommodations in New York City on Expedia will see a variety of properties, both Sonder properties and properties operated by other hospitality brands. When the customer clicks on an individual property to consider choosing it for their New York City trip, he or she will know it is a Sonder branded property, learn about the features of that property, see pictures of that property and see available inventory and prices for selected dates.
Today, the primary OTAs that travelers use to book our units are Airbnb, Booking.com and Expedia, with 52% of 2021 booked revenue coming through these three channels. Guests who book their first stay with us through an OTA can later choose to book another stay with us through the same OTA, a different OTA, or directly from Sonder (e.g., Sonder.com, the Sonder app or Sonder’s sales team). Similarly, our guests who originally booked a Sonder unit directly from us may later choose to book a Sonder unit through an OTA. Regardless of whether a guest books their stay on Sonder.com or another channel, they are able to use the Sonder app to manage their stay and enhance their experience. All guests are encouraged to download and use the Sonder app to interact with Sonder services, but guests are not required to use the Sonder app to stay in a Sonder unit.
Some of the most important drivers of our success with OTA listings are reviews, ratings, badging, and photographs, which all contribute to guests being drawn to Sonder properties over other listings. Over the course of 2020, Sonder proactively focused on improving the quality of its OTA listings across these factors. We are also working to expand our presence onto additional OTAs, particularly those with a more international presence or a greater focus on hotel properties over apartments and other alternative accommodations.
Driving Direct Booking Traffic
While OTAs were historically Sonder’s primary source of demand, we saw a steady increase in direct booked revenue (revenue booked on Sonder.com or, since July 2020, on the Sonder app) as a percentage of total booked revenue from 12% in early 2018 to 45% in 2021. Before 2020, Sonder’s guest experience and differentiated offering drove direct booking traffic with minimal performance marketing spend, however, during 2020, Sonder began experimenting with performance marketing and extended stay discounts available on Sonder.com as a way to generate revenue during the early days of the COVID-19 pandemic. Sonder saw positive shifts to direct bookings as a result of these initiatives as noted above. We continue to invest heavily in “bottom of the funnel” marketing, focusing on converting leads into purchases (e.g., social media marketing, search engine marketing), and improvements to Sonder.com with the aim of Sonder.com remaining our top channel of demand generation over the long term.
In the future, we plan to expand our focus beyond leisure travelers to potentially new segments such as unmanaged business travel, leveraging both our current strategies while also expanding to influencer/content marketing, search engine optimization and other approaches that address the full customer journey.
We are also in the early stages of developing an innovative loyalty/membership program to drive direct bookings and increase customer loyalty. In the meantime, we have explored other tactics to drive repeat behavior such as implementing a customer relationship management strategy and offering rewards and promotions for second stays. As Sonder continues to grow, loyal customers will be an extremely important driver of demand as we believe these customers will provide superior economics relative to first-time guests. Generally, repeat guests are less sensitive to price, more likely to buy add-on services, and have minimal to no customer acquisition cost.
Building a Sales Team
Sonder is in the process of building out its robust sales capabilities for both outbound sales (e.g., travel management companies, business-to-business sales to corporations) and inbound sales (e.g., servicing group travel such as corporate retreats or family reunions). This is a major area of opportunity for additional demand generation, as most hotels depend on business and group travel generated through a sales team. Our sales team will focus on driving additional group and business travel demand to complement the organic group and business travel that we already convert. Sonder has committed to building out this team after hiring several seasoned industry experts who understand how to capture the best of traditional hospitality, while leaving room for innovation in the areas where traditional hospitality has lagged.
Sonder is in the early stages of developing its sales function. Key areas of focus over the near- to medium-term include:
•Attracting more business travelers for shorter stays by connecting with travel management companies (e.g., TripActions and Egencia) and business-to-business (“B2B”) negotiated rates with corporate clients. For a typical hotel, B2B travel on contracted B2B rates makes up approximately 10% to 15% of their demand mix, but currently makes up very little of Sonder’s demand, creating a huge opportunity for incremental revenue as Sonder will target all business travel, including group transient and corporate extended stay; and

•Engaging Sonder’s inbound sales team on promising leisure and corporate group inquiries. Groups are a substantial revenue source for most hotels, representing another largely untapped growth opportunity for Sonder.
Ancillary Revenue Generation Opportunities
We are beginning to explore opportunities to generate ancillary revenue, including charging for upgrades and our recently launched intra-stay cleaning for guests who prefer more frequent housekeeping services during their stay (the default option is that housekeeping services are only provided between stays). We also plan to explore other ways to continue providing value to and generating revenue from our guests. This could include services monetization (e.g., affiliate commissions from food delivery, parking, or rental cars), in-unit upgrades (e.g., a Peloton exercise bike in the room), and potentially selling items in Sonder units on behalf of retail partners.
Data-Driven Revenue Management
Revenue Management Today
Sonder’s revenue management function is focused on utilizing analytics and data science to optimize for price and occupancy levels. Sonder’s revenue management team is comprised of data scientists, engineers, product managers and revenue managers whose key responsibilities include building a proprietary approach to revenue management that suits both Sonder’s apartments and hotels. This includes sophisticated software that enables Sonder revenue managers to set the best strategies on a market-by-market basis. To maximize revenue, Sonder has built pricing automation technology and a room attribution algorithm, which it uses to create competitive and dynamic prices, and to maximize the number of occupied Sonder units at all times. Sonder’s algorithmic approach also allows calendar shuffling within buildings to maximize availability, as well as dynamic pricing across varying Length of Stay.
Future Revenue Management
Sonder aims to continuously improve its revenue management capabilities in order to further optimize across its current and future demand segments. Today, there is no single revenue management solution on the market that offers an end to end approach across hotels to apartments. Sonder intends to innovate in this area, with a focus on:
•Moving beyond heuristic based price recommendations to more robust data science driven approaches for forecasting demand, predicting elasticity and better informing price recommendations;
•Continuing optimization work to target additional customer segments that span varying price points, channel costs, and loyalty characteristics;
•Continuing to experiment in driving ancillary revenue; and
•Launching features like attribute based pricing.
Sonder’s Properties
Total Portfolio
Sonder had over 7,600 Live Units across 38 markets and 10 countries, with approximately 10,500 additional Contracted Units, as of December 31, 2021. Sonder’s properties offer 1-, 2-, and 3+ bedroom and studio apartments, many of which are furnished with in-unit washer and dryers and fully-stocked kitchens, as well as thoughtfully designed studio and 1-bedroom hotel rooms.
As of December 31, 2021, Sonder’s five largest cities (New York City, Philadelphia, New Orleans, Dubai, and Montreal) accounted for over 35% of its Live Units, and its 10 largest cities accounted for approximately 60% of its Live Units.
The majority of Sonder’s Total Portfolio consists of commercial or mixed use apartment developments where we operate the entire building or full floors within a building. For example, Sonder may lease entire buildings, which may range from fewer than ten-unit buildings in prime locations in trendy cities to large, multi-hundred-unit skyscrapers with great views in tourist destinations. If entire buildings are not available for Sonder to lease and operate as temporary accommodations, Sonder may lease and operate its business in portions of such buildings, such as full floors or multiple floors, alongside other, non-Sonder building tenants. However, a vast majority of Sonder’s recently signed properties are full buildings, and it intends to focus primarily on signing full building properties in the future. For instance, all of Sonder’s Live and Contracted hotel style properties are full buildings, and it intends to continue exclusively operating full buildings for its hotel style properties. Sonder apartments offer hotel style amenities (e.g., fast and free WiFi, toiletries, fresh towels, tea, coffee and kitchen essentials) in some of the most traveled cities in the world.
A smaller, but growing proportion of Sonder’s portfolio consists of hotels where we have partnered with independent, unbranded hotel property owners to convert existing properties into Sonder-branded hotels, putting a modern spin on the traditional hotel, with inspiring design and tech-enabled service. We believe hotels will make up a more substantial percentage of our portfolio by the end of 2022.
In the future, we may add various types of properties to our portfolio, including resorts, and eventually other accommodation categories. We believe all categories can benefit from better design, modern service and technology that eliminates inefficiencies.
Sonder Leases
Sonder signs multi-year fixed leases, mixed leases, or revenue share agreements as the anchor or sole tenant in existing buildings and development projects. Prior to 2020, nearly all of Sonder’s leases were Fixed Leases, whereby Sonder agrees to a fixed periodic fee per unit, and Fixed Leases continue to represent the vast majority of Sonder’s contracts with real estate owners. We also offer flexible contract structures to landlords, including Mixed Lease structures (whereby we agree to pay the real estate owner a minimum fixed periodic fee, plus a certain share of property revenue, typically with a capped periodic amount) and Revenue Share agreements (whereby we agree to pay the real estate owner a variable fee based on certain revenue related metrics as specified in the agreement, rather than a fixed periodic fee).
Our typical property lease has a 5 to 7 year initial term, with up to two 5-year renewals at Sonder’s option. Sonder leases commonly include upfront rent abatement to offset the initial setup costs and revenue ramp for new units. We also typically structure our leases to include downside protections, including partial rent relief in the event of a recession, and frequently include clauses designed to limit the effects of unfavorable market movements, regulatory changes, and force majeure events.
Additionally, in the vast majority of our leases, we are able to negotiate an upfront allowance paid by the real estate owner to help offset the capital invested to prepare and furnish a building and the individual units. Sonder is able to negotiate these allowances by offering real estate owners a higher expected yield on their investment compared to a deal without an allowance. Effectively, Sonder is compensating real estate owners for providing “furnished” units. By agreeing to such terms, real estate owners are able to generate higher than expected cash flows from units while also allowing Sonder to begin operations with much less upfront capital invested. Deals signed from the fourth quarter of 2020 through the fourth quarter of 2021 had on average over 80% real estate owner funded capital expenditure.
Supply Growth
Supply growth—the expansion of Sonder’s portfolio of global properties—is a major driver of its expected revenue growth over the next several years. As of December 31, 2021, Sonder has scaled its business to a Total Portfolio of approximately 18,100 Live and Contracted Units across both apartments and hotels.
Real Estate Team
Sonder’s real estate team consists of distributed business development professionals (“BDs”) managed on a regional level, along with a central team which provides infrastructure (e.g., systems, data, marketing, training) and support. BDs are responsible for signing deals to expand their market’s Total Portfolio, and can be leveraged across multiple markets if one market does not provide the depth of supply to require full-time support. Markets can also have more than one BD depending on size and supply of opportunities. This allows the real estate team a degree of flexibility to optimally staff the highest growth opportunities within each region.
New Market Identification
Sonder evaluates new market launches based on a variety of criteria:
•Demand: Estimate traveler demand (annual nightly stays/visitors), sources of demand and distribution channels, core demand drivers, guest segmentation (leisure vs. business), demand at various RevPAR tiers, and market saturation.
•Supply availability: Assess the number of Class A apartment projects in downtown core areas and desirable neighborhoods that will be delivered in the coming years, and the total independent hotel units available in those neighborhoods.
•Regulations: Understand the path to licensing and legally operating apartments and/or hotels.
•Unit economics: Utilize market rents and RevPARs to understand expected property level profit margins and payback periods on the average apartment and/or hotel deal.
•Brand value: Assess whether entrance into a new market will improve the desirability of Sonder as a global brand and attract new guests.
•Synergies: Triangulate proximity to other Sonder markets; understand potential to leverage overhead resources across multiple markets, but minimize risk of traveler demand cannibalization between new and existing markets.
Target Identification
Sonder utilizes a variety of tactics to source its real estate transactions. Each BD leverages their local network of developers, property investors and owner-operators, and in some cases, leverages in-market brokers to identify projects of interest. We also use databases and listings to identify apartment developments in the planning or mid-construction/renovation stages and hotel opportunities. Sonder engages in marketing efforts (e.g., real estate newsletters and industry events) to drive inbound partnership inquiries from real estate owners, which have in turn driven a growing number of repeat real estate owners leasing to Sonder.
Transaction Process
Sonder BDs interface directly with real estate owners to pitch Sonder’s value proposition, agree to terms that are memorialized in a Letter of Intent (“LOI”), and negotiate the finer details of the deal with the support of Sonder’s centralized legal team. Sonder has built a series of checks and balances into its process in an attempt to secure high quality deals from both a financial/risk and brand perspective. Each signed deal goes through a rigorous 4-step review process beginning pre-LOI submission and continuing through final deal execution:
•Brand Review Committee: Sonder is striving to cultivate a world of choice for our guests, but is also committed to building a better brand. The Brand Review Committee (“BRC”) evaluates new properties from a brand perspective, focusing on location and modern design; it reviews location, building layout, unit concentration, arrival experience, access, signage, guest services, amenities and co-tenancy. The BRC aims to ensure each property Sonder signs will enable it to deliver a great guest experience designed to inspire. Sonder’s Chief Executive Officer, Global Head of Real Estate and VP of Real Estate Development sit on the BRC.
•Underwriting: Once a deal passes BRC review, it undergoes our rigorous underwriting process. This includes a forward-looking projection model, comparable property analysis, comprehensive cash flow projections, scenario modeling and payback period analysis. Sonder’s investment analysis (“IA”) team creates its view of underwriting (independent from the views of the city/real estate teams negotiating the deals), with a detailed analysis of comparable properties in the neighborhood and adjustments for property-specific attributes. The IA team runs multiple scenarios for each deal, with the goal of adequately considering the likelihood and potential impact of downside scenarios.
•Financial Review Committee: The finalized underwriting model is reviewed by the Financial Review Committee (“FRC”) to independently evaluate the risk profile of each deal, and the potential impact on Sonder’s overall portfolio. The FRC reviews each deal to assess deal quality, confirms that deal terms / forecasted economics meet Sonder’s target hurdle rates, suggests alternative deal structures if not already considered and approves LOIs before submission. Sonder’s President and Chief Financial Officer, Global Head of Real Estate and Regional Head of Real Estate (Americas or EMEA) sit on the FRC.
•Final Diligence Review: Sonder has established a robust due diligence function that ensures alignment between the real estate, finance, legal, operations, real estate development and brand teams. It also established a final deal review process to sign off on final deal terms and negotiated lease provisions, including any changes from LOI to final agreement, before signing a contract.
Process for Units Going Live
Every signed lease has an agreed upon Takeover Date, the date on which Sonder receives the keys and is able to begin opening the building (e.g., moving in furniture, staging/photographing units for listing). The length of time between the Contracted Date (the date on which a new real estate contract is signed by all parties) and the Takeover Date is referred to as the Lead Time. This is the period during which Sonder does not pay rent and does not generate revenue, but has a contractual commitment from the real estate owner(s) that Sonder will receive the keys for the building once it is ready.
Lead Times vary depending on product type (apartment vs. hotel) and stage of development. Historically, a majority of Sonder’s apartment properties have been signed while in the development phase; however, Sonder’s recent signings have trended more towards apartment properties under construction and nearing delivery. In these cases, Lead Times are driven by construction timelines, which could be one to three years depending on the development stage when Sonder signs the deal, the developer’s success in obtaining necessary permits and financing, and other factors. In contrast, hotels have relatively short Lead Times (a few months on average) because hotel deals are typically existing operating properties, sometimes with the only renovation being minor updating work.
When the real estate owner notifies Sonder that the premises are ready to be delivered in the condition required under the lease, Sonder’s legal team works closely with Sonder’s local city team to verify that all delivery conditions have been satisfied. To the extent delivery conditions are outstanding, Sonder works with the real estate owner to ensure all items are complete prior to acceptance of the keys on the Takeover Date.
Once Sonder receives the keys from the real estate owner, it then commences the building opening process in order to prepare the building for guests. If the building opening process cannot be completed prior to the Takeover Date, Sonder experiences an Opening Period, a period in which Sonder is paying rent (or utilizing prenegotiated abatement) but is not yet able to generate revenue from the building. Sonder focuses on operational and technology-driven improvements to reduce its Opening Period, including its global supply chain to furnish and equip its spaces at a high quality level and in a short amount of time. Once the building opening process is complete, a unit is considered live, which means it is listed on Sonder.com, the Sonder app and OTA websites, and is open for guest bookings.
Supply Growth Strategy
In the short-term, Sonder will focus its supply growth efforts primarily on existing markets where it has existing Live Units or Contracted Units. Sonder has spent the last several years building the infrastructure and relationships with real estate owners in these markets, and believes that there is significant opportunity for further expansion within these geographies.

A Passion for Design
A belief in the power of design is central to Sonder’s mission. We see design as a verb, not just a noun: encompassing how something works and feels, not just how it looks. Sonder has built an entire organization of designers: people, skills, disciplines, and decision makers who care about the design behind every detail in a great stay—from operations technology to the guest-facing app to the spaces it offers.
We take pride in the spaces and experiences we bring to life through our interdisciplinary teams and external partnerships spanning architecture, product and service design, graphic communications, copywriting, and more.
Design Partnerships
Sonder cares deeply about artistry. We celebrate the creators and makers around Sonder—the exceptional ones who see the art in everything and never settle for ordinary. As Sonder looks to the future, we plan to collaborate with more local architects, artisans, designers and craftspeople. Sonder is focused on bringing its passion for design and creativity to its guests, with a focus on celebrating the local communities in each Sonder city.
Operations
While the Sonder guest experience is tech-enabled, it is also powered by Sonder’s operations teams (located both on-the-ground in local markets and centrally at Sonder’s headquarters) focused on efficiently and effectively opening new Sonder buildings, providing best practice playbooks for ongoing operations and serving our guests.
Operations Team
On-the-ground teams are mainly composed of service staff, with leadership in the form of city-level and regional General Managers to achieve a high-quality guest experience and a rapid pace of new building openings. Central teams include those focused on supply chain, interior design, real estate development, guest service and operational excellence.
Supply Chain
In the Americas, Sonder has built a streamlined global supply chain powered by proprietary warehouse and inventory management technology. This enables lean operations while supporting rapid expansion. Furniture, art, decor, linens and other guest facing items are curated by Sonder’s centralized sourcing and merchandising team, and sourced from top international and domestic vendors. Sonder focuses on ensuring that furniture adheres to a high grade of quality and reliability while retaining aesthetic appeal, and expects its suppliers to abide by its Supplier Code of Conduct (which is informed by internationally recognized social, environmental, and ethical standards). These products are stored in central warehouses, allowing for quick turnaround times and distribution to enable rapid building openings.
In Europe and the Middle East, Sonder works with local providers to deliver a similar aesthetic and grade of product to deliver a high-quality guest experience, brand consistency, and fast deployment.
Building Openings
Sonder’s global infrastructure and highly experienced on-the-ground teams allow it to onboard new properties quickly and efficiently. In North America, once a project has been signed and designed, any necessary furniture and decor items are shipped from central distribution centers to local city warehouses before being delivered to each building all at once as a full “hotel in a box.” In Europe and the Middle East, Sonder works with local providers to deliver a similar end product. Sonder’s local city building opening teams ensure that the spaces are immaculately set up and well-photographed before welcoming its first guests.
Day-to-Day Operations
Sonder’s day-to-day operations are delivered by central and locally based teams, powered by a combination of proprietary and third party software.

Sonder’s central customer care team and locally based service teams work hand-in-hand to address guests’ inquiries, issues, and requests quickly and effectively. Sonder’s central customer care team has hubs in North America, Europe and Asia.
Back-of-house teams such as housekeeping — both Sonder-employed and third party providers—use proprietary software to deliver incredible, spotlessly clean spaces and resolve any guest issues or requests that might arise.
Competition
Given the nature of Sonder’s business model, it operates in two highly competitive environments: (i) attracting guests and (ii) securing desirable real estate supply.
Competition for Guests
Travelers are faced with many options as they search for a stay that best suits their needs. Sonder competes for guests based on many factors, including the location and quality of accommodations, property amenities, reputation for guest services and guest-facing technologies, pricing and brand loyalty. Within traditional hospitality, Sonder competes primarily with major incumbent operators in the upscale and upper upscale hotel segments, such as Hilton, Marriott and Hyatt, who have built their brands and customer loyalty over several decades. Sonder also competes against boutique hotel operators and smaller hotel chains, particularly in non-U.S. markets.
Guests are increasingly shifting their hospitality spend to alternative accommodation providers that offer differentiated home-like experiences at price points below that of traditional hotels. Within alternative accommodations, Sonder is, by far, the largest branded operator. Many of our direct venture-backed competitors in this space have relatively limited operations in a small number of markets. The alternative accommodation space also includes the likes of Airbnb, Vrbo (owned by Expedia Group), and various large Internet-based companies that advertise hotel rooms and other travel services. Sonder considers OTAs an important channel partner, with OTAs accounting for approximately 50% of total revenue in 2020.
Competition for Real Estate Supply
Sonder competes against various parties for new buildings in order to increase its Total Portfolio size. On the apartment side, Sonder competes against other leasing styles (e.g., traditional lease-up to 12-month term tenants) as well as other short-term rental companies with similar business models to its own, albeit on a smaller scale and in fewer markets. On the hotel side, Sonder primarily competes against traditional hotel property managers.
However, we believe we offer a compelling value proposition to the developers and owners of apartments and hotels. Sonder provides apartment developers superior economics by eliminating lengthy lease-up periods, minimizing sales and marketing costs, and removing many daily operational burdens. For independent, unbranded hotel owners, Sonder applies its technology, design, and brand to improve the top and bottom-line performance of the property, offering owners a steady stream of income while taking the operational headaches off their hands. Sonder has entrenched itself as the preferred counterparty of many of its partners due to its scaled operations and proven track record. Sonder’s commitment to collaboration with real estate owners creates a differentiated outcome for all stakeholders.
Regulatory Compliance
Sonder’s strategy includes rigorous attention to regulatory compliance as its operations are subject to regulations in the following principal areas, across a wide variety of jurisdictions.
Property and Accommodations Regulation
Sonder’s business is subject to U.S. and foreign federal, state and local laws and regulations that vary widely by city, country and property type. In many cities, local regulations affect Sonder’s ability to offer accommodations for specified durations or in certain neighborhoods. Hospitality and transient accommodations operations are also subject to compliance with the U.S. Americans with Disabilities Act and other laws and regulations relating to accessibility, and to laws, regulations and standards in other areas such as zoning and land use, licensing, permitting and registrations, fire and life safety, environmental and other property condition matters, staffing and employee training, cleaning protocols and other COVID-19 requirements, and property “star” ratings where required. Additionally, Sonder’s real estate owners are also responsible for their own compliance with laws, including with respect to their employees, property maintenance and operations, environmental laws and other matters.
Before signing any new leases in a new market, Sonder engages local legal counsel to help identify relevant regulatory requirements. This research includes analysis on licensing and zoning, building code, accessibility and operations requirements, fire and life safety regulations, tax compliance, and local employment laws. Every leased property has unique characteristics, requiring further due diligence and regulatory analysis before each new lease signing.
Sonder monitors regulatory changes in each existing market on an ongoing basis. To facilitate its growth and compliance work in each city, Sonder also proactively establishes relationships with local regulatory agencies, elected officials, business and community groups to build trust and improve understanding of Sonder’s business model.
Privacy and Data Protection Regulation
In processing travel transactions and information about guests and their stays, Sonder receives and stores a large volume of personally identifiable data. The collection, storage, processing, transfer, use, disclosure and protection of this information are increasingly subject to legislation and regulations in numerous jurisdictions around the world, such as the European Union’s General Data Protection Regulation (“GDPR”) and variations and implementations of that regulation in the member states of the European Union, as well as privacy and data protection laws and regulations in various U.S. States and other jurisdictions, such as the California Consumer Privacy Act (as amended by the California Privacy Rights Act), PIPEDA, and the UK General Data Protection Regulation and UK Data Protection Act.
Sonder takes a variety of technical and organizational security measures and other procedures and protocols to protect data, including data pertaining to guests and employees, and Sonder is engaged in an ongoing process of evaluating and considering additional steps to comply with the California Consumer Privacy Act, GDPR, PIPEDA, the UK General Data Protection Regulation, and UK Data Protection Act.
Employment
Sonder is also subject to laws governing its relationship with employees, including laws governing wages and hours, benefits, immigration, workplace safety and health, and hotel-specific ordinances.
Other Regulation
Sonder’s business is subject to various other laws and regulations, involving matters such as income tax and other taxes, consumer protection, online messaging, advertising and marketing, the U.S. Foreign Corrupt Practices Act and other laws governing bribery and other corrupt business activities, and regulations aimed at preventing money laundering or prohibiting business activities with specified countries or persons. As Sonder expands into additional markets, it will be subject to additional laws and regulations.
The regulatory environment in each market is often complex and evolving, and can be subject to significant change. Some relevant laws and regulations are inconsistent and ambiguous, and could be interpreted by regulators and courts in ways that could adversely affect Sonder’s business, results of operations, and financial condition. Moreover, certain laws and regulations have not historically been applied to an innovative hospitality provider such as Sonder, which often makes their application to Sonder’s business uncertain. For additional information regarding the laws and regulations that affect Sonder’s business, see the section titled “Risk Factors” in this prospectus.
Environmental, Social and Governance (“ESG”)
In 2020, Sonder established a dedicated Sustainability, Partnerships and Social Impact function that supports, advises and provides best practices on ESG across the organization. As a rapidly expanding business, Sonder understands the importance of adopting responsible business practices and has taken deliberate steps to consider integrating crucial aspects into its business and how it will measure and transparently report ESG information to investors in the future.
Sonder’s ESG goal is to foster the social, environmental and economic well-being of the communities it calls home. To do this, Sonder is developing initiatives, setting targets and forming partnerships through its People, Place and Planet framework. Together these three pillars illustrate Sonder’s commitment to its employees and guests, to the communities in which it operates, and to minimizing its environmental footprint.
Over this ramping up period, we have established or begun developing best practices across our three pillars including:
People
•Developing and publishing core corporate social responsibility (CSR) policies, i.e. Modern Slavery Act Statement; Supplier Code of Conduct; DEI Statement; and a Zero Tolerance policy reflected in our Sonder House Rules.
•Establishing a voting policy granting time-off to our employees to allow them to engage in local U.S. elections.
•Establishing seven Employee Resource Groups (ERGs): Blackout; SonderSisters; LGBTQIA+; Visible; Sustainability; Unidos; and SonderVeterans.
•Instituting our Volunteer Time Off (VTO) Policy, an employee benefit to enable volunteering that Sonder will also track and report on an annual basis.
Place
•Launching an employee volunteering and donation platform to support employee and ERGs engagement.
•Launching Sonder’s first corporate social responsibility (CSR) partnership with Lyft & Off-Their-Plate to support restaurant workers and healthcare professionals through donated meals and free ride credits to work during the peak of the COVID-19 pandemic.
•Identifying and vetting partners for Sonder unit donations in instances of disaster relief and patients seeking care.
•Donating approximately USD $500,000 in furniture to local governments and charities globally in 2020.
Planet
•Partnering with a smart thermostat provider to reduce energy consumption, track usage and transition to clean energy sources.
•Using renewables and reducing costs such as transitioning from electricity in all Sonder Chicago properties to local community solar sources and exploring such steps in other cities in which we operate.
•Starting processes to develop a decarbonization roadmap and greenhouse gas inventory.
•Determining ways in which we will report against the standards set by the Sustainability Accounting Standards Board (SASB) for sustainability reporting and investor requested climate disclosures.
•Identifying top sustainability metrics to improve our competitiveness in corporate RFPs.

Sonder Employees & Culture
Employees
As of December 31, 2021, Sonder had approximately 1,200 employees across 20 states in the U.S., and approximately 300 employees located in 10 countries outside of the United States and approximately 100 remote workers. Sonder’s workforce consisted of approximately 800 salaried and approximately 800 hourly employees as of that date. Certain non-U.S. employees are currently represented by unions or covered by a collective bargaining agreement.
Culture
Sonder’s people philosophy is to create a workplace where everyone can thrive.
Sonder’s culture is defined by ten leadership principles, designed to ignite more innovation, and in many ways to combat the very natural but detrimental impulses of organizations as they scale. Sonder’s leadership principles allow us to move quickly and strategically, to stay inspired and coordinated, and to help Sonder challenge the status quo. It is our hope that as we scale, the organization will become faster, more inspiring, and a better place to work. In short, better.
Diversity, Equity and Inclusion
Extending hospitality to all is one of Sonder’s leadership principles. Living up to that principle means fully embracing diversity - - ensuring that all of our employees, guests, partners, and communities feel safe, respected, included, cared for, and empowered.
Sonder is resolute against hate. In accordance with our non-discrimination and harassment policy, we have zero tolerance for racism, sexism, discrimination, intimidation, or violence of any kind.
An important part of Sonder’s business mission is a never-ending pursuit to make things better. We are in the early stages of our DEI work as a company. Though we have much to do, we have taken the initial steps to create a DEI working group to listen to and to engage employees. This team will guide our work, including setting clear goals in order to better evaluate progress as we grow. We have established seven ERGs: Blackout; SonderSisters; LGBTQIA+; Visible; Sustainability; Unidos; and SonderVeterans.
Intellectual Property
Sonder relies on trademarks, domain names, copyrights, trade secrets, contractual provisions, and restrictions on access and use to establish and protect its proprietary rights.
As of December 31, 2021, Sonder had 105 trademark registrations and pending applications, including registrations for “Sonder” in the United States, Canada and various other countries, applications and registrations for the Sonder bird logo in 352 countries, and an application for “Sonder” (and bird logo) and two applications for “SONDER in Chinese Characters” in China.
In addition to trademark protection, Sonder reserves and registers domain names when and where deemed appropriate and is the registered holder of more than 80 domain names, including “sonder.com.”
In addition to the protection provided by its intellectual property rights, Sonder enters into confidentiality and proprietary rights agreements with certain of its employees, consultants, contractors and business partners. Certain employees and contractors are also subject to invention assignment agreements. Sonder further controls the use of its proprietary technology and intellectual property through provisions in its terms of use on its website and guest app.
Facilities and Office Space
Sonder offers guest accommodations at its Live and Contracted Unit leased properties located across 39 markets as of December 31, 2021 in the United States, Canada, the United Kingdom, continental Europe, Dubai and Mexico, as described under the subsection titled “Sonder’s Properties.”

Sonder’s global headquarters is located in San Francisco, California, where it leases approximately 20,000 square feet of office space under a lease expiring in May 2023. Sonder’s Canadian headquarters is in Montreal, Quebec, under a lease of approximately 48,000 square feet of office space expiring in October 2030 with a five-year renewal option. Sonder leases office space for additional corporate hubs in Denver, Colorado, Dallas-Fort Worth, Texas, and London, England.
Sonder’s principal warehouse for furniture distribution in the Americas is in Roanoke, Texas at a facility owned by a third party where Sonder is currently utilizing approximately 100,000 square feet of storage space under a contract that expires on November 30, 2023 unless earlier terminated due to failure to agree on rate adjustments or otherwise. Sonder also leases smaller warehouse and storage spaces to support various cities’ operations.
Today, a substantial percentage of Sonder’s corporate staff has been working remotely due to the COVID-19 pandemic. Sonder believes that its existing facilities are adequate for its near-term needs, and that suitable alternative space would be available if required in the future on commercially reasonable terms.
Prior to the Business Combination, we utilized office space in Colorado provided by an affiliate of the Sponsor.
Legal Proceedings
Sonder has been and expects to continue to become involved in litigation or other legal proceedings from time to time, including the matters described below. Except as described below, Sonder is not currently a party to any litigation or legal proceedings that, in the opinion of Sonder’s management, are likely to have a material adverse effect on Sonder’s business. Regardless of outcome, litigation and other legal proceedings can have an adverse impact on Sonder because of defense and settlement costs, diversion of management resources, possible restrictions on our business as a result of settlement or adverse outcomes, and other factors.
In late February 2020, Sonder was informed about an investigation underway by the New York City Department of Health and Mental Hygiene relating to possible Legionella bacteria contamination in the water supply at 20 Broad Street, New York, NY (the “Broad Street Property”). Due to the failure of the owner of the Broad Street Property (the “Broad Street Landlord”) to address the Legionella bacteria contamination and the associated health risks posed to Sonder’s guests, Sonder withheld payment of rent to the Broad Street Landlord on grounds of, among other reasons, constructive eviction. On July 30, 2020, the Broad Street Landlord sued Sonder USA Inc., Sonder Canada Inc. and Sonder Holdings Inc. for breach of the lease, seeking no less than $3.9 million in damages. Sonder filed counterclaims against the Broad Street Landlord and the property management company for breach of contract, seeking significant damages. The Broad Street Landlord filed a motion for summary judgment. The hearing and oral argument for the summary judgment motion occurred on December 21, 2021. No ruling was issued by the judge. The motion for summary judgment is now under submission. Sonder intends to vigorously defend itself and believes that the claims of the 20 Broad Street Landlord are without merit.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Sonder’s financial condition and results of operations together with Sonder’s consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Sonder’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” or in other parts of this prospectus. Sonder’s historical results are not necessarily indicative of the results that may be expected for any period in the future. Except as otherwise noted, all references to 2021 refer to the year ended December 31, 2021 and references to 2020 refer to the year ended December 31, 2020.
On January 18, 2022, Sonder consummated the previously announced Business Combination pursuant to the Merger Agreement, as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 27, 2021, by and among the parties to such agreement, by and among GM II, First Merger Sub, Second Merger Sub, and Legacy Sonder. Certain terms used in this discussion and analysis of the financial condition and results of operations of Sonder have the same meaning as set forth in the Proxy Statement.
Overview
Sonder’s mission is to revolutionize hospitality through design and technology to make a world of better stays open to all. With its innovative end-to-end model, Sonder aims to provide better choice, comfort, reliability and value across a wide variety of use cases — from one night to extended stays — for its diverse mix of traveler types. Officially launched in 2014 and headquartered in San Francisco, California, Sonder’s unique product portfolio of approximately 18,100 Live and Contracted Units — from rooms to suites to apartments — spans 38 cities in 10 countries and three continents as of December 31, 2021. Live Units represent the total number of units available for guest bookings on Sonder.com, the Sonder app and other channels at a given point in time. Contracted Units are Units for which Sonder has signed real estate contracts, but are not yet available for guests to book.
Sonder works directly with real estate developers and property owners to lease, manage and operate spaces, providing guests with exceptionally designed accommodations. Sonder operates and manages each of its more than 250 live properties using proprietary technology, delivering services to guests via the Sonder app which features self-service and 24/7 on-the-ground support.
Management Discussion Regarding Opportunities, Challenges and Risks
Supply Growth
A key driver of Sonder’s revenue growth is its ability to continue signing appealing apartment and hotel properties with favorable terms. Contracted properties become available for guests to book on their Live Date, which is when the property starts to generate Bookable Nights, which is the total number of nights available for stays across all Live Units, and, in turn, revenue.
Sonder quickly pivoted its supply growth strategy during the first quarter of 2020 when the COVID-19 pandemic began impacting the global hospitality industry. Sonder paused all efforts to contract new units in order to focus on preserving cash and optimizing its existing portfolio’s performance. Additionally, Sonder exited leases for nearly 3,400 Live and Contracted Units from March 1, 2020 through December 31, 2020. This targeted unit phase-out enabled Sonder to minimize cash losses during the lockdowns, and rebalance its portfolio away from less favorable units. As a result, Sonder’s total Live and Contracted Units decreased by approximately 10% in 2020, to approximately 12,000 units as of December 31, 2020.
Sonder resumed its growth efforts in the fourth quarter of 2020, and its focus during the fourth quarter of 2020 and first quarter of 2021 was on signing new properties and rebuilding its pipeline. In the second to fourth quarters of 2021, Sonder continued to build its pipeline of signed leases and targeted properties across various real estate asset classes (hotels, apartments, and office to apartment conversions). As a result, as of December 31, 2021, Sonder had a Total Portfolio of approximately 18,100 Live and Contracted Units.

Ability to Attract and Retain Guests
Another key driver of Sonder’s revenue growth is its ability to continue to attract demand from repeat guests and to attract new guests through various channels. Sonder sources demand from a variety of channels, including OTAs such as Airbnb, Booking.com and Expedia, as well as directly through Sonder.com and the Sonder app. Bookings made through OTAs incur channel fees, where Sonder pays a certain percentage of the revenue booked on the OTA in order to compensate the OTA for its listing services. In general, direct bookings are more advantageous to Sonder as they do not incur channel fees.
Direct Bookings
Direct bookings as a percentage of booked revenue (“Direct Bookings”) have fluctuated in recent years due to the COVID-19 pandemic. While OTAs were historically Sonder’s primary source of demand, Sonder saw an increase in Direct Bookings commencing in early 2020, as Sonder pursued performance marketing and offered extended stay discounts on Sonder.com during the early phases of the pandemic. For the year ended December 31, 2021, Direct Bookings were 45% as compared to 50% in the year ended December 31, 2020 as a result of the broader hospitality industry continuing to recover from the COVID-19 pandemic.
As the broader hospitality industry continues to recover from the COVID-19 pandemic, Sonder expects its direct bookings to remain at current levels or decrease moderately over time.
Technology
Sonder invests significant resources in its technology architecture and infrastructure. These improvements allow Sonder to deploy the latest tools and technologies to build proprietary external and internal facing technology. Sonder’s technology is essential to its user experience, as its home-grown technology powers the entire guest journey, from booking through check-out.
External Facing Technology:
•Sonder’s proprietary technology is essential to its user experience—from enabling easy, intuitive browsing of Sonder’s full portfolio to allowing seamless reservations. Upon arrival at a Sonder property, Sonder’s “lobby on your phone” technology guides guests through the in-app check-in and one-touch WiFi, while Sonder’s digital concierge feature offers curated lists of localized food and experience recommendations to help guests get the most out of their stay. Sonder guests can book intra-stay cleaning and self-serve additional customer service requests on the Sonder app while also ensuring a frictionless check-out.
Internal Facing Technology:
•In addition to Sonder’s guest-facing technology, proprietary technology powers Sonder’s business processes and operations, from supply growth to building openings and day-to-day operations. Sonder has developed:
◦Its own infrastructure to fuel its real estate underwriting efforts;
◦Technology to facilitate its global supply chain for furniture, art and fixtures;
◦A proprietary booking engine;
◦Pricing and calendar revenue management software;
◦Room attribution algorithms; and
◦Task and workflow management software.
Sonder’s emphasis on continued technological improvement is key to continued guest experience improvements and guest retention, as well as continued reduction in operating costs compared to Traditional Hotels. Over the course of 2021, Sonder launched many new features, including a comprehensive mobile app lobby redesign, full roll-out of in-app early check-in/late check-out, launching an improved messaging tab, transitioning to building-based search and listings, launching mobile key one-touch check-in functionality, and more, and expects to continue rolling out additional features and technology in the future.
The Business Combination and Public Company Costs
On April 29, 2021, Legacy Sonder entered into the Merger Agreement with GM II, First Merger Sub and Second Merger Sub pursuant to which, among other things, on January 18, 2022, Legacy Sonder merged with First Merger Sub, with Legacy Sonder surviving and, immediately following the consummation of the First Merger and as part of the same overall transaction, Legacy Sonder, as the Surviving Corporation, merged with and into Second Merger Sub, with Second Merger Sub continuing as the Surviving Entity. Legacy Sonder will be deemed the accounting predecessor and GM II is the successor SEC registrant, which means that Legacy Sonder’s financial statements for previous periods will be disclosed in Sonder’s future periodic reports filed with the SEC.
The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, the Company will be treated as the acquired company for financial statement reporting purposes. The most significant change in the Company’s future reported financial position and results is an increase in cash (as compared to Sonder’s consolidated balance sheet at December 31, 2021) of approximately $405.9 million, net of the pay down of $29.0 million outstanding principal of the TPC loan, as well as non-recurring transaction costs of approximately $49.7 million, of which Sonder expects approximately $6.3 million to be expensed. The $405.9 million includes $158.8 million of delayed draw notes, net of commitment fees. For additional information please refer to “Unaudited Pro Forma Condensed Combined Financial Information.”
Upon the closing of the Business Combination, the Company’s Common Stock was listed on Nasdaq and now trades under the ticker symbol “SOND.” As Legacy Sonder’s management team and business operations now comprise the Company’s management and operations, the Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.
Sonder’s Business Model
Sonder offers a selection of hotels and apartments in cities around the world that guests can book on a nightly, weekly or monthly basis. Sonder leverages its proprietary technology to select, design and manage its global portfolio of properties. Sonder secures its portfolio of properties by entering into agreements with real estate owners under multi-year contracts that allow Sonder to operate the properties on a nightly basis. Sonder’s typical contract has an initial term of 5-7 years plus up to two 5-year renewals at Sonder’s election. The agreements can take the form of a Fixed Lease, Mixed Lease or Revenue Share agreement.
•Fixed Lease agreement: The vast majority of Sonder’s historical contracts with real estate owners have been Fixed Lease agreements, whereby Sonder agrees to a fixed periodic fee per unit. Sonder then generates revenue on a nightly basis through guests booking and staying at the Sonder operated property.
•Mixed Lease agreement: Sonder sometimes employs a hybrid contract structure whereby Sonder agrees to pay the real estate owner a minimum fixed periodic fee, plus a certain share of property revenue, typically with a capped periodic amount.
•Revenue Share agreement: Sonder intends to sign an increasing number of Revenue Share agreements, whereby Sonder agrees to pay the real estate owner a variable fee based on certain revenue related metrics as specified in the agreement, rather than Sonder paying a fixed periodic fee.
Sonder has increasingly migrated to a capital light model, whereby real estate owners fund the vast majority of Sonder’s upfront Capital Expenditures. Among Sonder’s post-COVID-19 lease signings, a substantial majority of all pre-opening costs are funded by real estate owners. In most cases, Sonder compensates the real estate owner in the form of slightly higher rents, effectively amortizing the allowance provided to Sonder over the term of the lease.

Sonder generates revenue on a nightly basis when guests book and stay at Sonder properties, which they can do either directly through Sonder.com or the Sonder app, or through one of several OTA partners with whom Sonder lists its properties.
Key Business Metrics and Non-GAAP Financial Measures
Sonder tracks the following key business metrics and non-Generally Accepted Accounting Principles (non-GAAP) financial measures to evaluate its performance, identify trends, formulate financial projections and make strategic decisions. Accordingly, Sonder believes these key business metrics and non-GAAP financial measures provide useful information to investors and others in understanding and evaluating Sonder’s results of operations in the same manner as Sonder’s management team.
These key business metrics and non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled metrics or measures presented by other companies.
Key Business Metrics
The following table provides the key metrics for the periods presented (rounded):

	Years Ended December 31,		Change
	2021	2020	#	%
Live Units (End of Period)	7,600	4,500	3,100	69%
Bookable Nights	2,031,679	1,558,779	472,900	30%
Occupied Nights	1,380,266	1,013,453	366,813	36%
Occupancy Rate	68%	65%	3%	N/A
RevPAR	$115	$74	$41	55%
Live Units
Live Units represent the total number of units available for guest bookings on Sonder.com, the Sonder app and other channels at a given point in time. Live Units generate Bookable Nights which can ultimately generate revenue. Live Units are a key driver of revenue, and a key measure of the scale of Sonder’s business, which in turn drives its financial performance.
Live Units are driven by the number of units contracted in prior periods, and the Lead Time and Opening Period associated with making those units available to guests. The time from contract signing to building opening varies widely, ranging from relatively short periods for hotels that already meet Sonder’s brand standards, to many months or even years for projects under renovation or construction. The number of Live Units at the end of a period is also affected by the number of units that were removed from Sonder’s portfolio during that same period, which Sonder refers to as dropped units. Typically, Sonder does not drop many Live Units, other than certain units at the end of their contracts, during atypical times such as during the COVID-19 pandemic, or due to unforeseen regulatory changes within an existing market.
As of December 31, 2021, Sonder had over 7,600 Live Units, compared to approximately 4,500 Live Units as of December 31, 2020. This 69% increase in Live Units as of December 31, 2021 compared to December 31, 2020, was driven by Sonder’s renewed focus on portfolio growth in line with COVID-19 recovery.
Bookable Nights / Occupied Nights /Occupancy Rate
Bookable Nights represents the total number of nights available for stays across all Live Units. This excludes nights lost to full building closures greater than 30 nights. For example, one unit unavailable to guests for five nights due to regular maintenance would still be included as part of Bookable Nights. Occupied Nights represents the total number of nights occupied across all Live Units. Occupancy Rate is calculated as Occupied Nights divided by

Bookable Nights. Bookable Nights, Occupied Nights, and Occupancy Rate are key drivers of revenue, and key measures of the scale of Sonder’s business, which in turn drives financial performance.
For the year ended December 31, 2021, Sonder had 2,031,679 Bookable Nights, compared to 1,558,779 Bookable Nights during the year ended December 31, 2020. The 30% increase in Bookable Nights for the year ended December 31, 2021 compared to the year ended December 31, 2020 was driven by Sonder’s renewed focus on Live Unit growth.
For the year ended December 31, 2021, Sonder had 1,380,266 Occupied Nights, compared to 1,013,453 Occupied Nights during the year ended December 31, 2020. In addition, for the year ended December 31, 2021, Sonder had a 68% Occupancy Rate, compared to 65% during the year ended December 31, 2020. This represents a 36% increase in Occupied Nights for the year ended December 31, 2021 compared to the year ended December 31, 2020, driven by a recovery in travel demand as COVID-19 vaccination rates continue to climb and cities begin to open and return to normal operations.
Revenue Per Available Room and Average Daily Rate
RevPAR represents the average revenue earned per available night, and can be calculated either by dividing revenue by Bookable Nights, or by multiplying ADR by Occupancy Rate (“OR”). ADR represents the average revenue earned per night occupied, and is calculated as Revenue divided by Occupied Nights. RevPAR and ADR are key drivers of revenue, and key measures of Sonder’s ability to attract and retain guests, which in turn drives financial performance.
RevPAR is driven by ADR and OR. Several factors may explain period-to-period RevPAR variances:
•Units in ramp represent units that became live in recent months and have not yet reached mature economics. Typically, new units take several months to achieve mature ADR and OR as buildings stabilize and drive organic bookings, so if a period has a significant increase in Live Units, this may reduce the portfolio’s RevPAR.
•Market Mix represents the composition of Sonder’s portfolio based on geographic presence. Certain markets such as New York or London typically earn higher RevPARs, while certain other markets such as Houston or Phoenix typically earn lower RevPARs. Therefore, if the market mix shifts toward lower RevPAR markets, it may adversely impact the portfolio’s RevPAR.
•Product Mix represents the composition of Sonder’s portfolio between apartments and hotels. In general, apartments are typically higher RevPAR bookings because they typically offer more amenities (e.g., kitchen, in-unit washer/dryer) and have higher square footage compared to Sonder’s hotel units.
•Seasonality represents typical period-to-period variances in a particular property’s RevPARs depending upon seasonal factors (e.g., weather patterns, local attractions and events, holidays) as well as property location and type. Based on results prior to the COVID-19 pandemic, Sonder generally expects its RevPARs to be lower on a constant portfolio basis in the first quarter and fourth quarters of each year due to seasonal factors such as weather and holidays and the current market mix and product mix of its portfolio. The effect of seasonality will vary as Sonder’s market mix and product mix continues to evolve.
For the year ended December 31, 2021, Sonder achieved a RevPAR of $115 compared to a RevPAR of $74 for the year ended December 31, 2020, representing a 55% increase in RevPAR primarily driven by a 48% ADR increase from $114 to $169 because of a significant increase in travel as COVID-19 vaccination rates continue to climb and cities return to normal operations.
Non-GAAP Financial Measures
To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, Sonder uses the following non-GAAP financial measures: Property Level Profit (Loss), Property Level Profit (Loss) Margin, and Adjusted EBITDA (collectively the “non-GAAP financial measures”).

The following table presents a reconciliation of loss from operations to Property Level Profit (Loss) for the periods shown (in thousands):

		Years Ended December 31,
		2021	2020
Loss from operations		$(259,945)	$(243,822)
Add:	Operations and support	142,728	115,072
	General and administrative	106,135	77,033
	Research and development	19,091	17,552
	Sales and marketing	23,490	12,848
Less:	Property Level Costs
	Channel fees included in sales and marketing	(15,916)	(7,734)
	Customer service, laundry/consumables, maintenance and utilities and insurance included in operations and support	(57,879)	(33,527)
	Property Level Profit (Loss)	$(42,296)	$(62,578)
Property Level Profit (Loss) Margin		(18.2)%	(54.1)%
GAAP rent to Landlord Payments adjustment		$26,970	$4,916
GAAP rent to Landlord Payments adjustment margin		11.6%	4.2%
Property Level Profit (Loss)
Property Level Profit (Loss) (“PLL” or “PLP”) represents loss from operations after adding back corporate-level expenses less Property Level Costs (“PLC”). PLC is defined as personnel-related expenses accumulated and directly associated with each of Sonder’s properties, including channel fees (included in sales and marketing), customer service (included in operations and support), laundry/consumables (included in operations and support), maintenance (included in operations and support), and utilities and insurance (included in operations and support). This presentation provides the profitability at the property level in the aggregate before taking into account corporate expenses and is the most direct comparison to other hospitality companies that provide property level metrics.
Refer to the Operations and Support, Research and Development, General and Administrative, and Sales and Marketing discussion in the section titled “Components of Results of Operations” below for explanations of the changes in these figures.
PLP or PLL is a key measure of Sonder’s PLC efficiency as well as financial performance and ability to operate units with compelling unit economics. PLL or PLP variances may be explained by the factors described above, as well as the following additional factors:
•Transaction Structures represent the varying types of lease agreements Sonder enters into with real estate owners, including (i) Fixed Lease, (ii) Mixed Lease and (iii) Revenue Share agreements.
◦The vast majority of Sonder’s historical contracts with real estate owners have been Fixed Lease agreements, whereby Sonder agrees to a fixed periodic fee per unit during the term of the lease.
◦Sonder sometimes employs a hybrid Mixed Lease deal structure whereby it agrees to pay the real estate owner a minimum fixed periodic fee, plus a certain share of property revenue, typically with a capped periodic amount.
◦In the future, Sonder intends to sign an increasing number of Revenue Share agreements, whereby Sonder agrees to pay the real estate owner a variable fee based on certain revenue related metrics as specified in the agreement, rather than Sonder paying a fixed periodic rent to the property owner.
◦The transition to more liability light (Mixed Lease and Revenue Share) transaction structures is expected to increase Sonder’s Property Level Profit (Loss) during the unit ramp process and partially offset the impact of seasonality, as real estate owner payments will be more closely tied to revenue generated.

•Product Mix represents the composition of Sonder’s Total Portfolio between apartment and hotel units. In general, apartments require higher GAAP rent because they typically have larger square footage compared to Sonder’s hotel units. The impact of higher GAAP rent combined with higher RevPARs for apartments typically leads to relatively similar Property Level Profit (Loss) for apartments and hotels.
•Market Mix represents the composition of Sonder’s portfolio based on geographic presence. Certain markets such as New York or London typically require higher GAAP rent on a per unit basis, while certain markets such as Houston or Phoenix typically require lower GAAP rent on a per unit basis. Therefore, if the market mix shifts toward lower GAAP rent markets, it may compress aggregate portfolio GAAP rent. Typically, markets with higher RevPARs have higher GAAP rent, which often leads to relatively similar Property Level Profit (Loss) for high and low RevPAR markets.
•Length of Stay represents the average number of nights for each unique stay, and is calculated as Occupied Nights divided by Checkouts. Longer stays drive lower turnover costs (i.e., cleaning, laundry and consumables) and therefore results in higher PLP because these costs are incurred by Sonder less frequently for longer stays. Sonder’s extended stay initiative following the onset of the COVID-19 pandemic drove average LOS up significantly to a peak of 14 nights in April 2020. For the month of September 2021, LOS decreased to five nights. Sonder expects its LOS to remain at historical averages of approximately five nights following full COVID-19 recovery, with a modest portion of long-term revenue still driven by extended stay bookings.
•Channel Fees represent the percentage of revenue booked on an OTA that Sonder pays out as marketing fees to compensate the respective channel for its listing services. Sonder records these charges as an operating expense in sales and marketing on the GAAP consolidated statement of operations. These fees are captured in PLC and reduce PLP. In general, direct bookings drive a higher PLP given they do not incur channel fees.
•Technological and Operational Improvements represent opportunities to decrease PLC on an Occupied Night basis as Sonder grows and attempts to increase its operational efficiency. As Sonder grows in each of its markets, it expects to increase PLC efficiency through scale and greater building concentration (e.g., shorter transit times between service requests, bulk and scaled buys, vendor standardization, transition from reactive to preventative maintenance) as well as technological improvements to drive further efficiency and project management (e.g., warehouse and inventory management, listing distribution, tech-enabled customer service dispatch, automated replies to basic inquiries and self-service for requests).
Property Level Profit (Loss) and Property Level Profit (Loss) Margin may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of Property Level Profit (Loss) and Property Level Profit (Loss) Margin is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Property Level Profit (Loss) excludes certain costs, such as corporate costs, which are considered normal, recurring cash operating expenses and are essential to support the operation and development of Sonder’s properties. Therefore, this measure may not provide a complete understanding of Sonder’s operating results as a whole. Property Level Profit (Loss) and Property Level Profit (Loss) Margin should be reviewed in conjunction with Sonder’s GAAP financial results.
For the year ended December 31, 2021, Sonder had a PLL of approximately $42.3 million with a PLL Margin of 18.2%, compared to a PLL of approximately $62.6 million with a PLL Margin of 54.1% for the year ended December 31, 2020. This represents a 32.4% improvement in PLL for the year ended December 31, 2021, driven by an increase in revenue of 101.4% for the year ended December 31, 2021 as compared to the year ended December 31, 2020 driven by a revival of travel demand as COVID-19 vaccination rates begin to increase throughout the globe and guests begin to look for vacation opportunities, and Live Unit growth contributing to increased Bookable Nights.

The following table provides a reconciliation of net loss to Adjusted EBITDA (in thousands):

	Years Ended December 31,
	2021	2020
Net loss	$(294,387)	$(250,316)
Interest expense, net	44,090	6,402
Provision for income taxes	242	323
Depreciation and amortization	17,714	16,969

EBITDA	$(232,341)	$(226,622)

Stock-based compensation	25,247	7,223
Other expense (income), net	(9,890)	(231)
COVID-19 related offboardings	—	9,875

Adjusted EBITDA	$(216,984)	$(209,755)

GAAP rent to Landlord Payments adjustment	$26,970	$4,916
FF&E allowance realized(1)	$4,322	$—
__________________
(1)Represents cash payments from real estate owners received for capital expenditure financing
Adjusted EBITDA
Adjusted EBITDA is defined as net loss excluding the impact of interest expense, net, provision for income taxes, depreciation and amortization, stock-based compensation, other expense (income) net, and COVID-19 related offboardings (costs associated with dropping units, such as lease termination fees and gain or loss on disposal of assets, at the beginning of the COVID-19 pandemic). Adjusted EBITDA is a key measure of Sonder’s financial performance and measures Sonder’s efficiency in managing its other operating expenses. Sonder utilizes Adjusted EBITDA because certain items, such as depreciation and amortization, are non-cash in nature or the amount and timing of these items are unpredictable, are not driven by core results of operations and render comparisons with prior periods and competitors less meaningful.
Adjusted EBITDA is driven by RevPAR and PLP / PLL. Adjusted EBITDA variances may be explained by the RevPAR and PLP / PLL factors described above, as well as the following additional factor:
•Technological and Operational Improvements will also drive decreased other operational expenses through portfolio scale and concentration (e.g., real estate business development agents covering multiple markets, cost efficiencies related to taking over full buildings), technological improvements in city / headquarter general and administrative costs, and research and development (e.g. underwriting, pricing, and supply chain automation) functions.
EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies due to different methods of calculation. Presentation of EBITDA and Adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude certain normal recurring expenses. Therefore, these measures may not provide a complete understanding of Sonder’s performance and should be reviewed in conjunction with our GAAP financial measures.
For the year ended December 31, 2021, Sonder had a net loss of $294.4 million, compared to a net loss of $250.3 million for the year ended December 31, 2020.
For the year ended December 31, 2021, Sonder’s Adjusted EBITDA was a loss of approximately $217.0 million compared to an Adjusted EBITDA loss of approximately $209.8 million for the year ended December 31, 2020. For the year ended December 31, 2021, this represented a 3.4% increase in loss to Adjusted EBITDA which was primarily driven by an increase in general operating expenses in the period.
GAAP rent to Landlord Payments adjustment
Landlord Payments are cash payments to real estate owners recognizing abatement at the time it is utilized (often at the commencement of a real estate contract), expressed in U.S. dollars. This recognizes the economic substance of the payment to real estate owners as reflected in the real estate contract (e.g., if a building’s Takeover Date was January 1, 2019 and it had three months of abatement at the beginning of the real estate contract, the Landlord Payments for the building in the first quarter of 2019 would be $0).
The GAAP rent to Landlord Payments adjustment translates GAAP rent to Landlord Payments, expressed in U.S. dollars. GAAP rent straight lines abatement, the benefit of FF&E allowance, and future escalation payments over the duration of the real estate contract. In contrast, Landlord Payments recognizes abatement from real estate owners at the time abatement is utilized (often at the commencement of a real estate contract), and future escalation payments at the time they actually occur, in an effort to most accurately reflect the timing of cash outflows for rent.
Abatement terms are negotiated for the vast majority of Sonder’s real estate contracts and represent free months of payments to real estate owners. As Sonder attempts to rapidly increase its unit portfolio, abatement is expected to play a large role in driving down Landlord Payments during periods with a significant number of new Live Units.
COVID-19’s Business Impact on Sonder
The ongoing impact of the COVID-19 pandemic on the global economy and the extent to which it will continue to adversely impact Sonder remains uncertain. Sonder’s financial results for all of 2020 were materially adversely affected by the COVID-19 pandemic, and COVID-19 may continue to materially adversely impact business operations, results of operations and liquidity in the near term. While monthly RevPAR and Occupancy Rates have been improving since May 2020, the extent of the recovery is uncertain and will be largely dependent on the effectiveness of COVID-19 prevention (vaccination and continued social distancing) and treatment, infection rates, and governmental responses in the cities and countries in which Sonder operates. The COVID-19 pandemic transformed how society works, connects, and travels, while at the same time creating incredible challenges, particularly for the hospitality industry and Sonder. As the world locked down in Spring 2020, severely impacting Occupancy Rate and RevPAR, Sonder acted quickly to reduce costs and bolster revenues to mitigate the impacts of the COVID-19 pandemic. As part of its COVID-19 response strategy, Sonder renegotiated a significant portion of its Live and Contracted Unit property portfolio, significantly reduced overhead costs, and pivoted to new sources of demand.
As a result of Sonder’s efforts to drive alternative sources of demand through the pandemic, Sonder substantially outperformed Traditional Hotels on both an Occupancy Rate and RevPAR basis from March 2020 through the end of 2021. Sonder’s outperformance vs. Traditional Urban Upper Upscale hotels for Occupancy and RevPAR have narrowed from their peak during the height of the COVID-19 pandemic as leisure travel demand has increased across all accommodation categories.
The extent and duration of the impact of the COVID-19 pandemic over the longer term remain uncertain and dependent on future developments that cannot be accurately predicted at this time, such as the introduction and spread of new variants of the virus (including, for example, the Delta and Omicron variants), that may be more contagious or resistant to currently approved vaccines.
Components of Results of Operations
Revenue
Sonder’s revenue consists of amounts received from guests for its accommodations, net of discounts and refunds provided to guests. Sonder’s revenue is generated from stays booked through Sonder.com or the Sonder app, which it refers to as direct revenue, or from stays booked through third party online travel agencies, which it refers to as indirect revenue. Discounts include member discounts, Length of Stay discounts, and hospitality discounts.

There is a difference in timing between when a booking is made and when Sonder recognizes revenue, which begins upon check-in and is recognized over the length of the stay. Sonder records the amounts that it collects from guests prior to check-in on its balance sheet as deferred revenue. If a guest cancels a reservation within the cancellation period, a refund is provided to the guest. If the cancellation occurs outside Sonder’s window, Sonder will recognize such cancellation as revenue in the period in which the cancellation occurs.
Cost of Revenue
Cost of revenue consists of those costs that are contractually fixed or variable, including, rental payments payable to real estate owners to acquire usage of the unit, cleaning costs, and payment processing charges. Sonder expects its cost of revenue will continue to increase on an absolute dollar basis for the foreseeable future to the extent that Sonder continues to see growth in bookings and expands its portfolio of properties. Cost of revenue may vary as a percentage of revenue from period-to-period based on the timing and seasonality of bookings.
Operations and Support
Operations and support costs are related to guest-facing functions and variable expenses associated with guest units that are not payments to acquire usage of the room, such as customer service agents and hospitality agents, depreciation of property and equipment, and costs to operate rental spaces including utilities, opening new spaces, lease termination fees, and purchases of low value items for units such as small kitchen appliances. Sonder expects operations and support expense to increase on an absolute dollar basis for the foreseeable future to the extent that Sonder continues to expand its portfolio of properties.
General and Administrative
General and administrative costs primarily consist of personnel-related expenses for back-office administrative functions, such as legal, finance and accounting, public policy, and human resources. It also includes certain professional services fees, corporate offices, technology expenses, bad debt expense, general corporate and director and officer insurance, and other corporate-level expenses Sonder incurs to manage and support its operations. Sonder expects to incur additional general and administrative costs as a result of operating as a public company, including expenses to comply with the rules and regulations of the SEC and Nasdaq, as well as higher expenses for corporate insurance, director and officer insurance, investor relations, and professional services. Overall, Sonder expects its general and administrative costs will vary from period to period as a percentage of revenue for the foreseeable future.
Research and Development
Research and development expenses primarily consist of personnel-related expenses and an allocation of Sonder’s facility expenses incurred in connection with the development of its existing and new services. Sonder continues to focus its research and development efforts on adding new features and services, and increasing the functionality and enhancing the ease of use of existing services. Sonder capitalizes the portion of its software development costs that meets the criteria for capitalization. Sonder expects that its research and development expenses will increase on an absolute dollar basis and will vary from period to period as a percentage of revenue for the foreseeable future as Sonder continues to invest in research and development activities relating to ongoing improvements to and maintenance of its technology and other services, including the hiring of personnel to support these efforts.
Sales and Marketing
Sales and marketing expenses primarily consist of advertising costs, personnel-related expenses for Sonder’s sales, marketing, branding, as well as service charges for bookings made through OTAs. Sonder expects its sales and marketing expense will vary from period to period as a percentage of revenue for the foreseeable future.

Interest Expense, Net and Other Expense, Net
Interest expense, net and other expense, net consists primarily of realized and unrealized gains and losses on foreign currency transactions and balances, interest expense related to the term loans and convertible debt, and the change in fair value of warrants or other instruments carried at fair value.
Provision for Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations and comprehensive loss as of the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2021 and 2020, Sonder has recorded a full valuation allowance against its deferred tax assets due to its history of losses.
Sonder is subject to income taxes in the United States and foreign jurisdictions in which we do business. Foreign jurisdictions have different statutory tax rates than those in the United States. Additionally, certain of our foreign earnings may also be taxable in the United States. Accordingly, our effective tax rate is subject to significant variation due to several factors, including variability in our pre-tax and taxable income and loss and the mix of jurisdictions to which they relate, intercompany transactions, changes in how we do business, changes in our deferred tax assets and liabilities and their valuation, foreign currency gains and losses, changes in statutes, regulations, case law, and other laws and accounting rules in various jurisdictions, and relative changes of expenses or losses for which tax benefits are not recognized. Additionally, our effective tax rate can vary based on the amount of pre-tax income or loss.
Sonder recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
Sonder recognizes interest and penalties if any, related to income tax matters as a component of income tax expense.

Results of Operations
Years Ended December 31, 2021 and 2020
The following table sets forth Sonder’s results of operations for the periods presented and as a percentage of revenue (in thousands, except percentages):

	Years Ended December 31,
	2021		2020
Revenue	$232,944	100.0%	$115,678	100.0%
Cost of revenue (excluding depreciation and amortization)	201,445	86.5%	136,995	118.4%
Operations and support	142,728	61.3%	115,072	99.5%
General and administrative	106,135	45.6%	77,033	66.6%
Research and development	19,091	8.2%	17,552	15.2%
Sales and marketing	23,490	10.1%	12,848	11.1%

Total costs and expenses	$492,889	211.6%	$359,500	310.8%

Loss from operations	$(259,945)	(111.6)%	$(243,822)	(210.8)%
Interest expense, net and other expense, net	34,200	14.7%	6,171	5.3%

Loss before income taxes	$(294,145)	(126.3)%	$(249,993)	(216.1)%
Provision for income taxes	242	0.1%	323	0.3%

Net loss	$(294,387)	(126.4)%	$(250,316)	(216.4)%

Other comprehensive loss:
Change in foreign currency translation adjustment	1,633	0.7%	(740)	(0.6)%

Comprehensive loss	$(292,754)	(125.7)%	$(251,056)	(217.0)%
Revenue
The following table sets forth Sonder’s revenue for the periods shown (in thousands, except percentages):

	Years Ended December 31,		Change
	2021	2020	$	%
Revenue	$232,944	$115,678	$117,266	101.4%
Revenue increased $117.3 million, or 101.4%, for the year ended December 31, 2021, compared to the year ended December 31, 2020, due to a 55% increase in RevPAR resulting from a revival of travel demand as COVID-19 vaccination rates begin to increase throughout the globe and guests begin to look for vacation opportunities, and Live Unit growth contributing to increased Bookable Nights.

Costs and Expenses
The following table sets forth Sonder’s total costs and expenses for the periods shown (in thousands, except percentages):

	Years Ended December 31,		Change
	2021	2020	$	%
Cost of revenue (excluding depreciation and amortization)	$201,445	$136,995	$64,450	47.0%
Operations and support	142,728	115,072	27,656	24.0
General and administrative	106,135	77,033	29,102	37.8
Research and development	19,091	17,552	1,539	8.8
Sales and marketing	23,490	12,848	10,642	82.8
Total costs and expenses	$492,889	$359,500	$133,389	37.1%
Cost of Revenue (excluding depreciation and amortization)
Cost of revenue increased $64.5 million, or 47.0%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a $51.8 million increase in rental payments to real estate owners as a result of an increase in Live Units in the year ended December 31, 2021, a $8.7 million increase in cleaning expenses as a result of an increase in the number of check-outs as well as an increase in requests for cleaning services from Sonder’s guests, and an increase of $3.9 million in payment processing fees.
Operations and Support
Operations and support expense increased $27.7 million, or 24.0%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily due to a $12.3 million increase in employee compensation expense inclusive of stock compensation expense due to increase in headcount related to expected growth as pent-up travel demand and anticipated improvements in COVID-19 related conditions take hold and general and business travel begins, a $10.8 million increase in unit-related expenses, a $3.8 million increase in legal and professional fees due to additional costs incurred in connection with Sonder’s efforts to become a public company, and a $3.5 million increase in facility expenses from rent concessions related to COVID-19 during the year ended December 31, 2020. These increases were offset by a decrease of $2.8 million in loss on disposal of fixed assets, driven by the offboarding of live units in the year ended December 31, 2020 as a result of COVID-19.
General and Administrative
General and administrative expense increased $29.1 million, or 37.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to a $27.0 million increase in employee compensation expense inclusive of stock compensation expense, of which $14.1 million was due to Sonder meeting certain vesting conditions for the CEO’s performance-based stock options and $12.9 million was due to an increase in headcount to account for increase in travel demand, and a $9.0 million increase in legal and professional fees primarily due to one-time additional costs incurred in connection with Sonder’s efforts to become a public company. These increases were offset by a $3.0 million decrease in occupancy and other indirect tax expenses due to the resolution of prior year amounts and steps Sonder has taken to improve tax collection by OTAs, a $2.5 million decrease in facility expense from permanently closing one of the corporate offices due to adopting remote working conditions, and a $2.4 million decrease in bad debt expense from increased efforts to collect accounts receivables.
Research and Development
Research and development expense increased $1.5 million or 8.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to an increase of $1.4 million related to the depreciation of certain assets.

Sales and Marketing
Sales and marketing expense increased $10.6 million, or 82.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to an increase of $8.2 million in channel transaction fees resulting from an uptick in bookings through Sonder’s various OTAs and an increase in employee related expenses inclusive of stock compensation expense of $1.9 million related to an increase in headcount to account for increased travel demand.
Interest Expense, Net and Other Expense (Income), Net
The following table sets forth Sonder’s total interest expense, net and other expense (income), net for the periods shown (in thousands, except percentages):

	Years Ended December 31,		Change
	2021	2020	$	%
Interest expense, net	$44,090	$6,402	$37,688	588.7%
Other income, net	(9,890)	(231)	(9,659)	4181.4
Total other (income) expense, net	$34,200	$6,171	$28,029	454.2%
Interest expense, net increased $37.7 million, or 588.7% for the year ended December 31, 2021 compared to the year ended December 31, 2020, due to Sonder entering into the Convertible Notes in March 2021.
Other income, net increased $9.7 million, or 4,181.4% for the year ended December 31, 2021 compared to the year ended December 31, 2020, due to a $12.8 million increase related to the fair value adjustments for the convertible debt and warrant liabilities, offset by a $3.2 million decrease related to foreign exchange losses as a result of an unfavorable change in exchange rates which impacted Sonder’s outstanding intercompany loans denominated in foreign currency.
Provision for Income Taxes
The following table sets forth Sonder’s total provision for income taxes for the periods shown (in thousands, except percentages):

	Years Ended December 31,		Change
	2021	2020	$	%
Provision for income taxes	$242	$323	$(81)	(25.1)%
Sonder’s effective tax rate for the year ended December 31, 2021, was lower than the 21% federal statutory income tax rate due to a valuation allowance of our net deferred tax assets and nondeductible expenses measured against a pre-tax loss. Sonder’s effective tax rate for the year ended December 31, 2020, was lower than the 21% federal statutory income tax rate due to a valuation allowance of our net deferred tax assets and nondeductible expenses measured against a pre-tax loss.
Sonder is subject to taxation in the United States and foreign jurisdictions. Its income tax filings are regularly examined by federal, state, and foreign tax authorities.
We have a valuation allowance for our net deferred tax assets, including federal, foreign and state net operating loss carryforwards, tax credits, and intangible assets. We expect to maintain these valuation allowances until it becomes more likely than not that the benefit of our deferred tax assets will be realized by way of expected future taxable income in the United States and other foreign jurisdictions.
As of December 31, 2021, and 2020, Sonder had net operating loss carryforwards for federal income tax purposes of $414.8 million and $262.7 million, respectively. Of the federal net operating loss carryforwards, $11.0 million will begin to expire in 2035, and $403.8 million will carry forward indefinitely. As of December 31, 2021, and 2020, Sonder had net operating loss carryforwards for state income tax purposes of $389.6 million and $239.9 million, respectively. Sonder had previously undertaken a study of its loss carryforwards within the meaning of

Section 382 of the U.S. Tax Code and although a prior year change was identified it is not believed to have a material impact on the availability to use net operating losses in the future.
In the event that we experience an ownership change within the meaning of Section 382 of the Internal Revenue Code, our ability to utilize net operating losses, tax credits, and other tax attributes may be limited. The most recent analysis of our historical ownership changes was completed through December 31, 2021. Based on the analysis, we do not anticipate a permanent limitation on the existing tax attributes under Section 382, although subsequent changes in our ownership structure may create such a limitation.
Liquidity and Capital Resources
As of December 31, 2021, Sonder’s principal source of liquidity was cash of $69.7 million, which was held for working capital purposes. Going forward, Sonder expects that cash from operations will provide a principal source of liquidity to Sonder. Sonder generates revenue from digital transactions directly with guests which are settled immediately through a payment processor, as well as generating revenue indirectly through OTAs, which is settled based on contractual terms. In March 2021, Sonder closed a securities offering consisting of convertible notes and received an aggregate principal amount of $165.0 million. Upon the Closing of the Business Combination on January 18, 2022, the convertible notes were converted into Sonder common stock. In addition, upon Closing of the Business Combination, the most significant change in Sonder’s future reported financial position and results is an increase in cash (as compared to the consolidated balance sheet at December 31, 2021) of approximately $405.9 million, net of the pay down of $29.0 million outstanding principal of the TPC loan, as well as non-recurring transaction costs of approximately $49.7 million, Cash consists of checking and interest-bearing accounts.
As of December 31, 2021, since inception, Sonder has incurred cumulative losses of $814.8 million from its operations, and it expects to continue to incur additional losses in the future. Sonder’s operations to date have been financed primarily by private equity investments in its common and redeemable convertible preferred stock.
Sonder believes that its existing sources of liquidity will be sufficient to fund its operations and debt obligations for at least the next 12 months. Sonder’s future capital requirements will depend on many factors, including its rate of revenue growth, its investment in research and development activities, the rate at which it expands its property portfolio and any future business acquisitions. To the extent that existing cash from operations is insufficient to fund Sonder’s future activities, it may need to raise additional funds through public or private equity or debt financing, including convertible debt or short-term bridge financing, or otherwise Sonder may be unable to adequately fund its business plans and it could have a negative effect on its business, operating cash flows, and financial condition.
Most of Sonder’s cash is held in the United States. As of December 31, 2021, Sonder’s foreign subsidiaries held $10.3 million of cash in foreign jurisdictions. Sonder currently does not intend or foresee a need to repatriate these foreign funds. As a result of the Tax Cuts and Jobs Act, however, Sonder anticipates the U.S. federal impact to be minimal if these foreign funds are repatriated and would not repatriate funds where there was a material tax cost. In addition, based on Sonder’s current and future needs, it believes its current funding and capital resources for its international operations are adequate.
Credit Facilities
Refer to Note 7. Debt of the Notes to Consolidated Financial Statements for discussion of Sonder’s credit facilities as of December 31, 2021.
Delayed Draw Notes
Upon the Closing of the Business Combination, Sonder drew down on the Note and Warrant Purchase Agreement with certain PIPE Investors for the sale of an aggregate of $165 million in principal amount of Delayed Draw Notes, and the note purchasers were issued warrants to purchase 2,475,000 shares of Common Stock.

Cash Flows
The following table sets forth Sonder’s cash flows for the periods indicated (in thousands):

	Years Ended December 31,
	2021	2020
Net cash used in operating activities	$(179,391)	$(202,502)
Net cash used in investing activities	(21,587)	(14,850)
Net cash provided by financing activities	148,571	226,561
Effects of foreign exchange on cash	(760)	(347)
Net change in cash, cash equivalents, and restricted cash	(53,167)	8,862
Cash Used in Operating Activities
Net cash used in operating activities for the year ended December 31, 2021 was $179.4 million. Sonder’s net loss for the year ended December 31, 2021 was $294.4 million, adjusted for non-cash charges, primarily consisting of $37.5 million due to the straight lining of rent over the period, $35.1 million related to the amortization of debt discount, $25.2 million of share-based compensation expense, $17.7 million of depreciation and amortization, $2.4 million of unrealized loss on foreign currency transactions, $2.4 million from the amortization of debt issuance costs, and $2.1 million related to the fair value of warrants, offset by $14.8 million of change in fair value of the share-settled redemption feature related to Sonder’s convertible notes issued in March 2021. Additional sources of cash flows resulted from changes in working capital of $6.6 million.
Net cash used in operating activities for the year ended December 31, 2020 was $202.5 million. Sonder’s net loss for the year ended December 31, 2020 was $250.3 million, adjusted for non-cash charges, primarily consisting of $17.0 million of depreciation and amortization, $7.2 million of share-based compensation expense, $3.8 million of capital assets which were written off, $2.6 million related to bad debt expense, and $1.8 million due to the straight lining of rent. Additional sources of cash flows resulted from changes in working capital of $15.0 million.
Cash Used in Investing Activities
Net cash used in investing activities for the year ended December 31, 2021 was $21.6 million, which was primarily related to the purchases of furniture and fixtures for Sonder’s units made available to guests, in addition to costs related to internally developed software, and for corporate purchases for Sonder’s general operating activities.
Net cash used in investing activities for the year ended December 31, 2020 was $14.9 million, which was primarily related to the purchases of furniture and fixtures for Sonder’s units made available to guests as well as for corporate purchases for Sonder’s general operating activities.
Cash Provided by Financing Activities
Net cash provided by financing activities for the year ended December 31, 2021 was $148.6 million, primarily related to $162.4 million from debt financing through the issuance of convertible notes, net of issuance costs, offset by $18.8 million in repayment of debt.
Net cash provided by financing activities for the year ended December 31, 2020 was $226.6 million, primarily related to $207.3 million in proceeds received from the issuance of convertible preferred and common stock, and $24.4 million in proceeds from debt financing, which was offset by $6.7 million in repayment of debt.
Effect of Exchange Rates
Sonder’s changes in cash can be impacted by the effect of fluctuating exchange rates. For the years ended December 31, 2021 and 2020, Sonder recorded a $0.8 million decrease and a $0.3 million decrease in cash, respectively, primarily due to the strengthening of the U.S. dollar.

Off-Balance Sheet Arrangements
As of December 31, 2021, Sonder had the following off-balance sheet arrangements:
Letters of Credit
As of December 31, 2021, Sonder had $27.4 million of irrevocable standby letters of credit outstanding, of which $23.7 million were under its revolving credit facilities. Letters of credit are primarily used as a form of security deposits for the buildings and partial buildings Sonder leases.
Surety Bonds
A portion of Sonder’s leases is supported by surety bonds provided by affiliates of certain insurance companies. As of December 31, 2021, Sonder had assembled commitments from six surety providers in the amount of $56.4 million, of which $32.1 million was outstanding and was an off-balance sheet arrangement. The availability, terms and conditions, and pricing of bonding capacity are dependent on, among other things, continued financial strength and stability of the insurance company affiliates providing the bonding capacity, general availability of such capacity and Sonder’s corporate credit rating.
Indemnification Agreements
In the ordinary course of business, Sonder includes limited indemnification provisions under certain agreements with parties with whom Sonder has commercial relations of varying scope and terms. Under these contracts, Sonder may indemnify, hold harmless and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with breach of the agreements, or intellectual property infringement claims made by a third party, including claims by a third party with respect to Sonder’s domain names, trademarks, logos and other branding elements to the extent that such marks are applicable to its performance under the subject agreement. It is not possible to determine the maximum potential loss under these indemnification provisions due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, no significant costs have been incurred, either individually or collectively, in connection with Sonder’s indemnification provisions.
In addition, Sonder has entered into indemnification agreements with Sonder’s directors, executive officers and certain other employees that require Sonder, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, executive officers, or employees.
Contractual Obligations and Commitments
The following table summarizes Sonder’s contractual obligations and commitments as of December 31, 2021 (in thousands):

	Payments Due By Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
2018 Term Loan	$24,484	$13,114	$11,370	$—	$—
Operating Lease Obligations(1)	3,541,908	279,093	784,455	837,123	1,641,237
Total	$3,541,932	$279,106	784,466	837,123	1,641,237
__________________
(1)Operating lease obligations primarily represent the initial contracted term for leases of Sonder’s revenue generating buildings and partial buildings, not including any future optional renewal periods.
On March 12, 2021, pursuant to a note purchase agreement, Sonder issued the Convertible Notes to certain investors for an aggregate principal amount of $165.0 million. By their terms, the Convertible Notes will mature on March 12, 2022, unless converted in accordance with the conversion terms prior to such date. The outstanding principal and accrued and unpaid interest of the Convertible Notes were automatically converted into Sonder’s common stock upon the closing of the Business Combination on January 18, 2022.

On December 10, 2021, Sonder entered into a Note and Warrant Purchase Agreement with certain PIPE Investors (the “Purchasers”) for the sale of the Delayed Draw Notes to be available to Sonder following the completion of the Business Combination. The agreement also provided that the Purchasers will be issued warrants to purchase shares of Common Stock in connection with the transaction. In January 2022, Sonder drew down on $165 million in Delayed Draw Notes and issued warrants to purchase 2,475,000 shares of Common Stock to the Purchasers.
Quantitative and Qualitative Disclosures About Market Risk
Sonder’s substantial global operations exposes it to various market risks, primarily including foreign currency risk and interest rate risk.
Foreign Currency Exchange Risk
Sonder transacts business in multiple currencies worldwide, of which the most significant currency for the years ended December 31, 2021 and 2020 was the U.S. dollar supporting its operations. Sonder’s international revenue, as well as costs and expenses denominated in foreign currencies, exposes it to the risk of fluctuations in foreign currency exchange rates against the U.S. dollar. Accordingly, Sonder is subject to foreign currency risk, which may adversely impact its financial results.
Sonder has foreign currency exchange risks related primarily to:
•Revenue, rent, and cleaning fees, which are included in cost of revenue, associated with bookings through its direct and indirect channels denominated in currencies other than the U.S. dollar;
•Balances held as funds receivable and amounts held on behalf of guests as well as funds payable and amounts payable to guests; and
•Intercompany balances primarily related to its payment entities that process guest payments.
For revenue and cost of revenue associated with bookings through its direct and indirect channels outside of the United States, Sonder generally receives net foreign currency amounts and therefore benefits from a weakening of the U.S. dollar, and is adversely affected by a strengthening of the U.S. dollar. Movements in foreign exchange rates are recorded in other expense, net in Sonder’s consolidated statements of operations and comprehensive loss.
Sonder has experienced and will continue to experience fluctuations in foreign exchange gains and losses related to variable exchange rates. If Sonder’s foreign-currency denominated assets, liabilities, revenue, or expenses increase, its results of operations may be more significantly impacted by fluctuations in the exchange rates of the currencies in which Sonder does business.
Interest Rate Risk
Sonder is exposed to interest rate risk related primarily to its outstanding debt. Changes in interest rates affect the interest earned on its total cash as well as interest paid on its debt.
Sonder has not been exposed to, nor anticipates exposure to, material risks due to changes in interest rates. A hypothetical 100 basis points increase or decrease in interest rates would not have had a material impact on its consolidated financial statements as of December 31, 2021.
Critical Accounting Policies and Estimates
Sonder’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires Sonder to make estimates and assumptions that affect the reported amounts and related disclosures. Sonder considers an accounting policy and estimates to be critical if: (1) Sonder must make assumptions that were uncertain when the estimate was made; and (2) changes in the estimate, or selection of a different estimate methodology could have a material effect on Sonder’s consolidated results of operations or financial condition.

While Sonder believes that its estimates, assumptions, and judgments are reasonable, they are based on information available when the estimate or assumption was made. Actual results may differ significantly. Additionally, changes in assumptions, estimates or assessments due to unforeseen events or otherwise could have a material impact on Sonder’s financial position or results of operations.
The critical accounting estimates, assumptions, and judgments Sonder believes to have the most significant impact on the audited annual consolidated financial statements are described below. See Note 2 to the audited consolidated financial statements included elsewhere in this prospectus for additional information related to critical accounting estimates and significant accounting policies.
Revenue Recognition
Sonder generates revenues primarily by providing short-term or month-to-month accommodations to its guests. Revenues are recognized on a straight-line basis over the guest stay commencing upon guest check-in and ending at guest check-out, net of discounts and refunds. For short-term accommodations, Sonder’s guests agree to its Terms of Service (“ToS”) and make payments for their accommodations at the time of reservation. For month-to-month accommodations, Sonder’s guests agree to its ToS and make payments for their accommodations in accordance with the lease contracts. Guests generally have the right to cancel prior to check-in, and are entitled to refunds in accordance with the agreed ToS. Payments received from guests prior to check-in are recognized as deferred revenue on the consolidated balance sheet. Sonder is required to collect certain taxes and fees from guests on behalf of governmental agencies and remit these to the applicable governmental agencies on a periodic basis. Sonder recognizes revenues net of taxes and fees collected.
For revenue generated from management contracts with third-party property owners, Sonder generally receives base fees, which are fixed fees, and incentives fees, which are a percentage of the revenues or profits of accommodations. Sonder recognizes base fees on a monthly basis over the term of the agreement as those amounts become payable and incentive fees on a monthly basis over the term of the agreement based on each property’s financial results.
Leases
Sonder’s cost of revenue primarily consists of rental expenses from buildings or portions of buildings that serve as accommodations for its guests. Cost of revenue also includes cleaning costs and payment processing charges. Sonder does not recognize depreciation expense in cost of revenue as the accommodations provided to its guests are considered to be operating leases. Sonder also leases other properties such as warehouses to store furniture and corporate offices. Under ASC 840, leases are classified at their inception as either operating or capital leases based on the economic substance of the agreement. As of December 31, 2021 and 2020, there were no capital leases. The lease term is also determined at lease inception and generally begins on the date Sonder takes possession of the full or partial portions of leased premises.
Sonder’s rent payment schedules vary by lease term per executed lease agreements and can be monthly, quarterly or bi-annually. A large majority of Sonder’s leases contain provisions for rent abatement periods, rent escalation, and tenant improvement allowances. Upon termination of a lease, related lease balances on the consolidated balance sheet are written-off. A liability for costs to terminate a lease before the end of its term is recognized in accordance with the lease terms and recorded in operations and support on the consolidated statement of operations and comprehensive loss. Certain leases require the payment of real estate taxes, insurance, and certain common area maintenance costs in addition to minimum rent payments. These amounts are expensed as incurred and are included within operations and support on Sonder’s consolidated statement of operations for the properties for its guests and within general and administrative on Sonder’s consolidated statement of operations for its warehouses and corporate offices in the accompanying consolidated statements of operations and comprehensive loss.
As a result of COVID-19, Sonder sought rent concessions from its real estate owners, which led to a series of lease amendments during 2020.

Sonder has concluded that the total cash flows resulting from the modified leases were substantially the same or less than the cash flows in the original lease contracts, and pursuant to the relief provided by the FASB, has elected to not evaluate whether the concessions provided by the real estate owners due to COVID-19 are lease modifications under ASC 840. Sonder has accounted for the COVID-related concessions using variable lease expense approach.
Income Taxes
Sonder is subject to income taxes in the United States and foreign jurisdictions in which it operates. Sonder accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carry-forwards. A valuation allowance is recorded for deferred tax assets if it is more likely than not that the deferred tax assets will not be realized. Sonder is subject to the continuous examination of its income tax returns by tax authorities that may assert assessments against Sonder. Sonder regularly assesses the likelihood of adverse outcomes resulting from these examinations and assessments to determine the adequacy of Sonder’s provision for income taxes.
Stock-Based Compensation
Stock-based compensation expense attributable to equity awards granted to employees is measured at the grant date based on the fair value of the award. The expense is recognized on a straight-line basis over the requisite service period for awards that vest, which is generally the period from the grant date to the end of the vesting period. Sonder estimates the fair value of stock option awards granted using the Black-Scholes-Merton option pricing model. This model requires various significant judgmental assumptions in order to derive a fair value determination for each type of award, including the fair value of Sonder’s common stock, the expected term, expected volatility, expected dividend yield, and risk-free interest rate. These assumptions used in the Black-Scholes-Merton option-pricing model are estimated as follows:
•Expected Term — The expected term for options granted to employees, officers, and directors is calculated based on Sonder’s historical pattern of option exercise behavior and the period of time they are expected to be outstanding. The expected term for options granted to consultants is determined using the remaining contractual life.
•Risk-Free Interest Rate — The risk-free interest rate used in the valuation method is the implied yield currently available on the United States treasury zero-coupon issues, with a remaining term equal to the expected life term of Sonder’s options.
•Expected Volatility — The expected volatility is based on the average volatility of similar public entities within Sonder’s peer group as Sonder’s stock has not been publicly trading for a long enough period to rely on its own expected volatility.
•Expected dividend yield — Expected dividend yield is zero, as Sonder has not paid and does not anticipate paying dividends on its common stock.
All grants of stock options have an exercise price equal to or greater than the fair value of Sonder’s common stock on the date of grant. Sonder accounts for forfeitures as they occur.
Common Stock Valuation
As there historically was no public market for Sonder’s stock, it had used the assistance of a third-party valuation specialist in estimating the fair value of Sonder’s stock in accordance with the guidance set forth in Valuation of Privately-Held-Company Equity Securities Issued as Compensation, as published by the American Institute of Certified Public Accountants. Sonder’s board of directors historically exercised its reasonable judgement and considered subjective factors it believed were material to its valuation process which was prepared by third party valuation experts, and included but was not limited to:
•The price at which recent equity was issued by Sonder or transacted between third parties;

•The rights, preferences, privileges of Sonder’s preferred stock relative to those of its common stock;
•Actual and projected financial results;
•Risks, prospects, economic and market conditions;
•The time frame for a potential public offering;
•Estimates of weighted average cost of capital; and
•The lack of marketability of Sonder’s common stock.
Sonder believes the combination of these factors provided a best appropriate estimate of the fair value of its common stock at each grant date.
Prospective financial information, which considers Sonder’s past and expected future performance, was used in the computation of each valuation. There is inherent uncertainty in the prospective financial information as assumptions and estimates used are highly subjective and subject to changes as a result of factors that may impact Sonder’s business, such as changes in its operations or industry, regulatory or economic conditions.
Internal Control over Financial Reporting
During the year ended December 31, 2021, Sonder identified a material weakness in its internal control over financial reporting related to the design and implementation of systems to capture and record lease agreements timely and accurately. Sonder has concluded that this material weakness in its internal control over financial reporting is due to the fact that it has limited resources and has not had the necessary business processes and related internal controls formally designed and implemented. In addition, Sonder has not had the appropriate resources and the appropriate level of experience and technical expertise to oversee its business processes and controls.
To remediate this material weakness, Sonder has engaged a third party consultant and is developing formal policies and procedures over its lease administration process, implementing a lease administration and accounting system, and providing additional training to personnel responsible for the relevant controls.
During the year ended December 31, 2020, Sonder identified material weaknesses in its internal control over financial reporting related to its financial closing and reporting process and to its general information technology controls. These material weaknesses were remediated during the year ended December 31, 2021.
In addition, GM II, during the year ended December 31, 2021, had identified in the first quarter a material weakness in its internal control over financial reporting related to the underlying accounting for certain financial instruments which was subsequently remediated in the second quarter. Aside from this one item, there have been no changes in its internal control over financial reporting.
Recent Accounting Pronouncements
See Note 2. Summary of Significant Accounting Policies to Sonder’s consolidated financial statements included elsewhere in this prospectus for a description of recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted.
Emerging Growth Company Status
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.
Sonder is an “emerging growth company” as defined in Section 2(a) of the Securities Act, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards.

Sonder will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Common Stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which Sonder has total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which Sonder has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) December 31, 2026. Sonder expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare Sonder’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information regarding our executive officers and directors as of March 28, 2022:

Name	Age	Position(s)
Executive Officers
Francis Davidson	29	Chief Executive Officer and Director (Chairperson of the Board)
Sanjay Banker	47	President and Chief Financial Officer
Satyen Pandya	48	Chief Technology Officer
Ritesh Patel	40	Vice President, Controller
Martin Picard	36	Global Head of Real Estate
Philip Rothenberg	52	General Counsel and Secretary
Non-Employee Directors
Manon Brouillette(1)	53	Director
Nabeel Hyatt(3)	45	Director
Gilda Perez-Alvarado(3)	41	Director
Janice Sears(1)(2)	61	Director
Frits Dirk van Paasschen(1)(2)	61	Lead Independent Director
_________________
(1)Member of the audit committee
(2)Member of the compensation committee
(3)Member of the nominating, corporate governance, and social responsibility committee
Executive Officers
Francis Davidson. Francis Davidson is one of Sonder’s founders and has served as its Chief Executive Officer and as one of its directors since January 2014. Mr. Davidson attended McGill University where he studied Philosophy and Economics. In the summer of 2012, after his first year at McGill University, Mr. Davidson sublet his college apartment to vacationers in Montreal. Over the next two years, he went on to manage the empty apartments of other students in many different cities, ultimately leaving McGill to pursue Sonder full-time with a vision to redefine hospitality by bringing exceptional stays everywhere.
We believe Mr. Davidson is qualified to serve on the Board because of the perspective and experience he brings as our Chief Executive Officer and as a co-founder.
Sanjay Banker. Sanjay Banker has served as Sonder’s Chief Financial Officer since January 2019 and also its President since September 2020. Prior to joining Sonder, Mr. Banker was with TPG Growth, an investment firm, from March 2013 to January 2019, where he served most recently as a Partner. From September 2004 to March 2013, he was with Bain Capital, an investment firm, where he served most recently as a Principal. Prior to that, Mr. Banker was with McKinsey & Company, a management consulting firm, from September 1996 to August 2004, where he served most recently as an Engagement Manager. Mr. Banker holds a B.S. in Economics from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.
Satyen Pandya. Satyen Pandya has served as Sonder’s Chief Technology Officer since December 2020. Prior to joining Sonder, Mr. Pandya served as the Vice President of Engineering at Flexport, a cloud software and data analytics platform for freight forwarding, from February 2020 to December 2020. From March 2018 to February 2020, he served as the Vice President of Engineering at WeWork, an office space and workplace solutions company. From December 2012 to March 2018, Mr. Pandya served in a variety of leadership positions at Amazon.com, Inc., an e-commerce and technology company, including most recently as the Head of Technology for Amazon Pickup Stores. Mr. Pandya holds a Bachelor’s Degree in Engineering from Gujarat University.
Ritesh Patel. Ritesh Patel has served as Sonder’s Vice President, Corporate Controller since June 2020. From April 2019 to June 2020, Mr. Patel served as the Senior Director, Corporate Controller of Forescout Technologies

Inc., a cloud and network security company. Prior to that, he was with Chegg Inc., an education technology company, from June 2014 to March 2019, where he served most recently as their Assistant Controller. Mr. Patel holds a B.A. in Business Economics with an emphasis in Accounting from the University of California, Santa Barbara and is a licensed Certified Public Accountant in California.
Martin Picard. Martin Picard is one of Sonder’s founders and has served as its Global Head of Real Estate since February 2019. He previously served as Sonder’s Vice President of Finance from May 2015 to February 2019. From September 2013 to March 2015, Mr. Picard was the Chief Executive Officer of Adzura Inc., an online advertising marketplace that he co-founded. Mr. Picard holds a Bachelor of Commerce in Accounting from Concordia University.
Philip Rothenberg. Philip Rothenberg has served as Sonder’s General Counsel and Secretary since November 2018. Prior to joining Sonder, from May 2011 to November 2018, Mr. Rothenberg served in a variety of legal positions at Tesla, Inc., an electric vehicle and clean energy company, including most recently as Vice President, Legal. From August 2007 to April 2011, Mr. Rothenberg served as an Attorney Advisor for the U.S. Securities and Exchange Commission in the Division of Corporation Finance. Mr. Rothenberg holds a B.A. in Economics and Foreign Affairs from the University of Virginia, a Masters in International Business Studies from the University of South Carolina and a J.D. from Georgetown University Law Center.
Non-Employee Directors
Manon Brouillette. Manon Brouillette has served as one of Sonder’s directors since June 2020. In June 2021, Ms. Brouillette was appointed Chief Operating Officer and Deputy CEO for Verizon Consumer Group. On November 8, 2021, Verizon Communications announced the appointment of Ms. Brouillette to Executive Vice President and CEO of Verizon Consumer Group, effective January 1, 2022. From July 2004 to January 2019, Ms. Brouillette was with Vidéotron, a Canadian telecommunications company, where she served most recently as President and Chief Executive Officer. Ms. Brouillette serves on the board of directors of the National Bank of Canada, a commercial bank. Ms. Brouillette also serves on the board of directors of several private companies and non-profit organizations and has served as an advisor to venture capital and private equity firms. She previously served as a director of Quebecor Inc., a Canadian media and telecommunications company, Altice USA, Inc., a communications and media company, and Lightspeed HQ, a point-of-sale software provider. Ms. Brouillette holds a bachelor’s degree in Communications and Marketing from the Université Laval and completed the Ivey Executive Program at Ivey Business School at Western University.
We believe Ms. Brouillette is qualified to serve on the Board because of her substantial experience in the areas of corporate strategy and operations.
Nabeel Hyatt. Nabeel Hyatt has served as one of Sonder’s directors since February 2016. Mr. Hyatt joined Spark Capital, a venture capital firm, in February 2012 and currently serves as a General Partner. He has served on the boards of several privately-held companies. From August 2010 to February 2012, Mr. Hyatt served as the General Manager of Zynga Inc., a social game developer. Prior to this, from March 2007 to August 2010, Mr. Hyatt served as the Chief Executive Officer of Conduit Labs, an early social gaming company he co-founded that was acquired by Zynga. Mr. Hyatt studied Computer Science at Purdue University and holds a B.A. in Design from the Maryland Institute College of Art.
We believe Mr. Hyatt is qualified to serve on the Board because of his operational experience in the technology industry and extensive knowledge of high-growth companies.
Gilda Perez-Alvarado. Gilda Perez-Alvarado has served as one of Sonder’s directors since September 2021. Ms. Perez-Alvarado currently serves as the Global Chief Executive Officer of JLL for the Hotels & Hospitality industry, a real estate advisor, where she has worked since October 2004. She concurrently leads the group’s Global Hotel Desk, a specialized team of cross-border investment sales professionals based in the Middle East, Asia Pacific, the Americas and Europe. Prior to that, from May 2002 to September 2004, Ms. Perez-Alvarado worked for the Hospitality and Leisure advisory practice of PricewaterhouseCoopers, a professional services firm. She serves on the Global Advisory Board of Qiddiya Investment Company, a PIF-funded giga project in Saudi Arabia. Ms. Perez-

Alvarado holds a B.S. in Hotel Administration from Cornell University and an M.B.A. from Instituto de Empresa (IE Business School).
We believe Ms. Perez-Alvarado is qualified to serve on the Board because of her global experience in the real estate and hospitality industries and her extensive knowledge of hotel real estate finance.
Janice L. Sears. Janice L. Sears has served as one of Sonder’s directors since August 2021. From April 1988 to January 2009, Ms. Sears served in a variety of positions at Banc of America Securities, an investment bank, including as Managing Director, Western Region Head in the Real Estate, Gaming & Lodging Investment Banking Group. She concurrently served as the San Francisco Market President for Bank of America, a financial services company. Prior to this, Ms. Sears was a Real Estate Economist at both Chemical Bank and Citicorp. She serves on the board of directors as Audit Committee Chair and a member of the Compensation Committee at Invitation Homes Inc. (NYSE: INVH), a single-family home rental business. Ms. Sears previously served on the board and as Audit Committee Chair of both Essex Property Trust Inc. (NYSE: ESS), a multi-family real estate investment trust, and BioMed Realty Trust (acquired by Blackstone, 2016), a life sciences real estate investment trust. She has also served on the board of several non-profit organizations and private companies, including Board Chair of The Swig Company, an owner of office buildings in New York and California. Ms. Sears holds a B.A. in both Economics and Marketing from the University of Delaware.
We believe Ms. Sears is qualified to serve on the Board because of her extensive financial background and experience working in the commercial real estate industry.
Frits Dirk van Paasschen. Frits Dirk van Paasschen has served as one of Sonder’s directors since February 2020. From September 2007 to February 2015, Mr. van Paasschen served as the President and Chief Executive Officer of Starwood Hotels and Resorts Worldwide, LLC, a hotel company acquired by Marriott International, Inc. Prior to joining Starwood, he was the President and Chief Executive Officer of Coors Brewing Company from February 2005 to September 2007. He serves on the board of directors at Royal DSM, a Netherlands-based science company specializing in nutrition and health, Williams-Sonoma, Inc., a consumer retail company specializing in kitchen-wares and home furnishings, and Crown PropTech Acquisitions, a special purpose acquisition company. Mr. van Paasschen also serves on the board of directors of several private companies and as an advisor to a global investment firm. Mr. van Paasschen holds a B.A. in Economics and Biology from Amherst College and an M.B.A. from Harvard Business School.
We believe Mr. van Paasschen is qualified to serve on the Board because of his extensive knowledge of the real estate and hospitality industries and his international experience.
Corporate Governance
Classified Board
The Amended and Restated Certificate of Incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors.
Director Independence
The Board has determined that each of the directors on the Board other than Mr. Davidson would qualify as “independent directors,” as defined under the rules of Nasdaq, and that the Board would consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, the Company is subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Board Committees
The Board has three standing committees—an audit committee, a compensation committee, and a nominating, corporate governance and social responsibility committee. Copies of the charters for each committee are available on the Company’s website.
Audit Committee
The Company’s audit committee consists of Manon Brouillette, Janice Sears and Frits Dirk van Paasschen. The Board has determined that each of the members of the audit committee satisfies the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act and is able to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Board examined each audit committee member’s scope of experience, the nature of their prior and/or current employment and all other factors determined to be relevant under the rules and regulations of Nasdaq and the SEC.
Janice Sears serves as the chair of the audit committee. The Board has determined that Janice Sears qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq rules. In making this determination, the Company Board will consider formal education and previous professional experience in financial roles. Both the Company’s independent registered public accounting firm and management periodically meet privately with the Company’s audit committee.
The functions of the audit committee include, among other things:
•Evaluating the performance, independence and qualifications of the Company’s independent auditors and determining whether to retain the Company’s existing independent auditors or engage new independent auditors;
•Reviewing the Company’s financial reporting processes and disclosure controls;
•Reviewing and approving the engagement of the Company’s independent auditors to perform audit services and any permissible non-audit services;
•Reviewing the quality and adequacy of the Company’s internal control policies and procedures, including the responsibilities, budget and staffing of the Company’s internal audit function;
•Reviewing with the independent auditors, and internal audit department, if applicable, the annual audit plan;
•Obtaining and reviewing at least annually a report by the Company’s independent auditors describing the independent auditors’ internal quality control procedures, issues raised by the most recent internal quality-control review and all relationships between the independent auditor and the Company, if any;
•Monitoring the rotation of the lead partner of the Company’s independent auditor on the Company’s engagement team as required by law;
•Prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of the Company’s independent auditor;
•Reviewing the Company’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with the Company’s independent auditors and management;
•Reviewing with Company’s independent auditors and management significant issues in internal audit reports and responses by management;
•Reviewing with management and the Company’s auditors any earnings press releases and other public announcements;

•Establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company’s regarding accounting, internal accounting controls or auditing matters;
•Preparing the report that the SEC requires in the Company’s annual proxy statement;
•Reviewing and providing oversight of any related party transactions in accordance with the Company’s related party transaction policy and reviewing and monitoring compliance with legal, regulatory and ethical responsibilities;
•Reviewing the Company’s major financial risk exposures; and
•Reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.
The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company.
Compensation Committee
The Company’s compensation committee consists of Janice Sears and Frits Dirk van Paasschen. The Board has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and satisfies the independence requirements of Nasdaq. Frits Dirk van Paasschen serves as the chair of the compensation committee. The functions of the compensation committee include, among other things:
•Reviewing and approving the corporate goals and objectives that pertain to the determination of executive compensation;
•Reviewing and approving the compensation and other terms of employment of the Company’s executive officers;
•Making recommendations to the Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the Board;
•Reviewing and making recommendations to the Board regarding the type and amount of compensation to be paid or awarded to the Company’s non-employee board members;
•Reviewing and establishing stock ownership guidelines for executive officers and non-employee board members;
•Reviewing and assessing the independence of compensation consultants, independent legal counsel and other advisors as required by Section 10C of the Exchange Act;
•Administering the Company’s equity incentive plans, to the extent such authority is delegated by the Board;
•Reviewing and approving the terms of any employment agreements, severance arrangements, transition or consulting agreements, retirement agreements and change-in-control agreements or provisions and any other material arrangements for the Company’s executive officers;
•Approving or recommending for approval the creation or revision of any clawback policy allowing the Company to recoup compensation paid to employees;
•Reviewing with management Company’s disclosures under the caption “Compensation Discussion and Analysis” in the Company’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•Preparing an annual report on executive compensation that the SEC requires in the Company’s annual proxy statement; and
•Reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the Board.
The composition and function of its compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. The Company will comply with future requirements to the extent they become applicable to the Company.
Nominating, Corporate Governance, and Social Responsibility Committee
The Company’s nominating, corporate governance, and social responsibility committee consists of Nabeel Hyatt and Gilda Perez-Alvarado. The Board has determined that each of the members of the Company’s nominating, corporate governance and social responsibility committee satisfies the independence requirements of Nasdaq and the SEC. Nabeel Hyatt serves as the chair of this committee. The functions of the nominating, corporate governance and social responsibility committee include, among other things:
•Identifying, reviewing and making recommendations of candidates to serve on the Board;
•Evaluating the performance of the Board, committees of the Board and individual directors and determining whether continued service on the Board is appropriate;
•Evaluating nominations by stockholders of candidates for election to the Board;
•Evaluating the current size, composition and governance of the Board and its committees and making recommendations to the Board for approvals;
•Reviewing the Board’s leadership structure, including the separation of the Chairman and Chief Executive Officer roles and/or appointment of a lead independent director of the Board;
•Reviewing corporate governance policies and principles and recommending to the Board any changes to such policies and principles;
•Reviewing issues and developments related to corporate governance;
•Reviewing, approving, and monitoring directors’ compliance with the Company’s Code of Business Conduct and Ethics;
•Assisting the Company in fulfilling its corporate responsibility strategy; and
•Reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the Board, including undertaking an annual review of its own performance.
The composition and function of the nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. The Company will comply with future requirements to the extent they become applicable.
Compensation Committee Interlocks and Insider Participation
None of the intended members of the Company’s compensation committee has ever been an executive officer or employee of the Company. None of the Company’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Board or compensation committee.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
The Board has adopted a code of business conduct and ethics, or Code of Conduct, applicable to all of the Company’s employees, executive officers and directors, as well as contractors, consultants and agents. The Code of Conduct is available on the Company’s website. Information contained on or accessible through the Company website is not a part of this prospectus, and the inclusion of the Company’s website address in this prospectus is an inactive textual reference only. The Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any waiver or modification of the Code of Conduct for the principal executive officer, principal financial officer, principal accounting officer, controller, or any other persons performing similar functions in the Company will be disclosed to stockholders if and as required by applicable law or Nasdaq rules.

EXECUTIVE COMPENSATION
Sonder’s Executive Compensation
As a company operating in a highly competitive market at the intersection of the hospitality and technology industries, Sonder views its people as critical assets and key drivers of its success. Sonder’s compensation program is designed to attract, retain and motivate talented employees, who enable us to succeed in a rapidly evolving competitive environment and achieve Sonder’s mission of transforming the hospitality industry. Sonder expects its executive team to demonstrate strong leadership and management capabilities and to strengthen its culture, all of which are critical to Sonder’s success.
Sonder’s executive compensation program is oriented towards long-term retention and value creation objectives, and structured to ensure that a significant portion of an executive’s compensation opportunity is tied to performance and the delivery of stockholder value.
Sonder’s compensation philosophy strives to achieve the following objectives:
•Provide market-competitive compensation opportunities to hire, motivate, and retain high performing executives whose experience, skills and impact are critical to our success;
•Provide fixed cash compensation and long-term incentives that encourage appropriate levels of risk-taking by the executive team and align their interests with those of company stakeholders;
•Ensure that Sonder’s compensation program is equitable for similarly-situated executives to drive collaboration towards achievement of its long-term business goals; and
•For executives other than Sonder’s CEO, Sonder’s compensation program has two basic components: base salaries and initial and periodic grants of stock options with four-year vesting.
This section provides an overview of Sonder’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
Summary Compensation Table
The following table sets forth information regarding the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended December 31, 2020 and 2021, except in the case of Mr. Rothenberg who was not a named executive officer for the fiscal year ended December 31, 2020:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Francis Davidson, Chief Executive Officer	2020	$180,493	$—	$—	$—	$—	$180,493
	2021	$360,000	$—	$—	$2,969,640	$—	$3,329,640
Sanjay Banker, President and Chief Financial Officer	2020	$345,731	$108,219	$—	$2,513,500	$—	$2,967,450
	2021	$465,461	$—	$—	$45,825	$—	$511,286
Phil Rothenberg, General Counsel and Secretary	2021	$306,252	$60,000	$—	$1,154,408	$—	$1,520,660
__________________
(1)The amounts in this column reflect amounts actually paid to the executive officers in 2020, including COVID-19 related salary reductions in effect for all executive officers (other than Mr. Rothenberg, who was not a named executive officer in 2020) from March 29, 2020 until September 27, 2020. During the period of the COVID-19 related salary reductions, (i) Mr. Davidson’s annual salary was reduced from $360,000 to $0 and (ii) Mr. Banker’s annual salary was reduced by 15% from $373,680 to $317,628.
(2)Bonus amounts for each fiscal year reflect the discretionary bonus amounts earned by the executive officers in the applicable fiscal year. Mr. Banker’s discretionary bonus for fiscal year 2020 was paid in a lump sum in January 2021. Mr. Rothenberg’s discretionary bonus for fiscal year 2021 was paid in a lump sum in December 2021.

(3)The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer in 2020 and 2021 (other than Mr. Rothenberg, who was not a named executive officer in 2020), computed in accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718. See Note 14. Stockholders’ Deficit to the audited consolidated financial statements of Legacy Sonder appearing herein for a discussion of the assumptions made by Sonder in determining the grant-date fair value of Sonder’s equity awards.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2021, after application of the Option Exchange Ratio of 1.5444 (for option awards) and the Exchange Rate of 1.4686 shares for each share of Legacy Sonder Common Stock held (for stock awards).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Francis Davidson	—	4,728,635	(4)	$6.09	2/15/2031	2,331,545	(5)	$19,188,615
Sanjay Banker	1,565,564	521,855	(6)	1.39	1/28/2029	—		—
	2,009	—	(7)	3.00	6/18/2030	—		—
	418,274	1,126,125	(8)	2.93	11/5/2030	—		—
	722	10,860	(9)	8.23	11/11/2031	—		—
Philip Rothenberg	619,877	163,133	(10)	1.39	1/28/2029	—		—
	1,621	—	(11)	3.00	6/18/2030	—		—
	338	433	(12)	3.00	6/18/2030	—		—
	6,274	16,891	(13)	2.93	11/5/2030	—		—
	8,506	32,342	(14)	6.09	2/19/2031	—		—
	57,924	173,735	(15)	8.79	8/9/2031	—		—
	722	10,860	(16)	8.23	11/11/2031	—		—
_________________
(1)All stock options granted prior to 2020 were granted pursuant to the Sonder Canada Inc. Stock Option Plan. All stock options granted in 2020 and 2021 were granted pursuant to the 2019 Plan.
(2)This column represents the fair market value of a share of Legacy Sonder common stock on the date of the grant, as determined by the Legacy Sonder Board, as adjusted by the Option Exchange Ratio.
(3)The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with FASB’s ASC Topic 718. See Note 14. Stockholders’ Deficit to the audited consolidated financial statements of Sonder included herein for a discussion of the assumptions made by Sonder in determining the grant-date fair value of Sonder’s equity awards.
(4)Represents an option to purchase stock granted on February 19, 2021 subject to performance-based vesting conditions. Subject to Mr. Davidson remaining an employee through the applicable measurement date, the shares subject to the option will vest in three equal tranches if Sonder achieves certain market capitalization targets prior to December 31, 2023, December 31, 2024, and December 31, 2025, respectively. If an applicable market capitalization target is not achieved by the applicable deadline date, the shares subject to such target will be forfeited at no cost to Sonder. The market value targets may be equitably adjusted for any capitalization adjustments pursuant to the 2019 Plan as determined by the Sonder Board in its sole and absolute discretion.
(5)Represents 832,694 shares subject to a service-based vesting condition, and 1,498,851 shares subject to performance-based vesting conditions. These shares were issued upon the exercise of an option granted on November 15, 2019, which was fully exercised for 8,243,677 shares by Mr. Davidson on December 2, 2019 through the issuance of a promissory note to Sonder in the amount of $24.6 million. On January 14, 2022, prior to the closing of the Business Combination, Legacy Sonder repurchased 1,855,938 shares of Common Stock of Legacy Sonder held by Mr. Davidson (the equivalent of 2,725,630 shares of our Common Stock after applying the Exchange Rate), and the proceeds of such sale were used to completely extinguish Mr. Davidson’s promissory note to the Company, which had a total principal and accrued interest amount of $25,704,735.34 as of the date of the transaction. 2,997,701 of the shares subject to the award vest in 72 equal monthly installments starting on October 1, 2017, generally subject to Mr. Davidson’s continued employment through each applicable vesting date. 5,245,976 shares subject to the award vest upon the achievement of performance-based vesting conditions: 2,248,275 shares vest upon a liquidity event, 1,498,850 shares vest upon a financing event, and 1,498,850 shares vest if Sonder achieves a market capitalization target of $5,000,000,000 on or prior to November 15, 2026, subject to Mr. Davidson remaining an employee through such vesting date. The shares subject to the liquidity event vesting condition and financing event vesting condition vested in February 2021. This award is subject to certain acceleration benefits pursuant to the underlying option agreement as described below under “Potential Payments Upon Termination or Change of Control.”
(6)Represents an option to purchase common stock granted on January 28, 2019, which vested 25% on January 28, 2020 and vests in equal monthly installments over a period of 36 months thereafter, generally subject to Mr. Banker’s continued employment through each applicable vesting date. This option is subject to certain acceleration benefits pursuant to the underlying option agreement and Mr. Banker’s confirmatory offer letter as described below under “Potential Payments upon Termination or Change of Control.”
(7)Represents an option to purchase common stock granted on June 18, 2020, which vested 100% on the grant date.
(8)Represents an option to purchase common stock granted on November 5, 2020, in connection with Mr. Banker’s appointment to President, which vested 25% on November 5, 2021 and thereafter vests in equal monthly installments over a period of 36 months. This option is subject to certain acceleration benefits pursuant to Mr. Banker’s confirmatory offer letter as described below under “Potential Payments upon Termination or Change of Control.”
(9)Represents an option to purchase common stock granted on November 11, 2021, which vests in equal monthly installments over a period of 48 months.
(10)Represents an option to purchase common stock granted on January 28, 2019, which vested 25% on November 5, 2019 and thereafter vests in equal monthly installments over a period of 36 months.
(11)Represents an option to purchase common stock granted on June 18, 2020, which vested 100% on the grant date.
(12)Represents an option to purchase common stock granted on June 18, 2020, which vested 25% on March 23, 2021 and thereafter vests in equal monthly installments over a period of 36 months.
(13)Represents an option to purchase common stock granted on November 5, 2020, which vested 25% on November 5, 2021 and thereafter vests in equal monthly installments over a period of 36 months.
(14)Represents an option to purchase common stock granted on February 19, 2021, which vests 1/48th starting on March 1, 2021 in equal monthly installments over a period of 48 months.
(15)Represents an option to purchase common stock granted on August 9, 2021, which vests 1/24th starting on July 1, 2021 in equal monthly installments over a period of 24 months.
(16)Represents an option to purchase common stock granted on November 11, 2021, which vests 1/48th starting on October 1, 2021 in equal monthly installments over a period of 48 months.
Named Executive Officer Employment Arrangements
Sonder entered into confirmatory offer letters setting forth the terms and conditions of employment for each of Sonder’s named executive officers, as described below.
Francis Davidson
Sonder entered into a confirmatory offer letter with Mr. Davidson, its Chief Executive Officer, on September 14, 2021. Mr. Davidson’s offer letter provides for an annual base salary and eligibility to participate in Sonder’s employee benefit plans. As of September 14, 2021, Mr. Davidson’s annual base salary is $360,000.
Sanjay Banker
Sonder entered into a confirmatory offer letter with Mr. Banker, its President and Chief Financial Officer, on September 14, 2021. Mr. Banker’s offer letter provides for an annual base salary and eligibility to participate in Sonder’s employee benefit plans. As of September 14, 2021, Mr. Banker’s annual base salary is $473,680.
Mr. Banker’s confirmatory offer letter provides that any stock options granted to him by Sonder will be subject to a four year post-termination exercise period (provided that no option will be exercisable after its term/expiration date, and an option may be subject to earlier termination as required by the applicable equity plan under which it is granted).
Mr. Banker’s confirmatory offer letter provides for certain equity acceleration benefits, as described below under “Potential Payments upon Termination or Change of Control—Sanjay Banker.”
Phil Rothenberg
Sonder entered into an employment agreement with Mr. Rothenberg, its General Counsel and Secretary, which was effective on November 5, 2018. Mr. Rothenberg’s offer letter provides for an annual base salary and eligibility to participate in Sonder’s employee benefit plans. As of September 12, 2021, Mr. Rothenberg’s annual base salary is $316,748.
Potential Payments upon Termination or Change of Control
Francis Davidson
Mr. Davidson’s stock option agreement underlying his option granted in November 2019 to purchase 8,243,677 shares of Sonder common stock (reflects the application of the Exchange Rate of 1.4686 because this option had been early exercised by Mr. Davidson prior to the completion of the Business Combination) (the “Davidson 2019 Option Agreement”) provides that, (i) if Mr. Davidson’s employment is terminated outside of the one year period following a “liquidity event” (as defined in the Davidson 2019 Option Agreement) or an “initial public offering” (as defined in the Davidson 2019 Option Agreement) by Sonder or a related entity other than for “cause” (as defined in the Davidson 2019 Option Agreement), death or disability, or by Mr. Davidson for “good reason” (as defined in the Davidson 2019 Option Agreement), one sixth (1/6) of the 2,997,701 shares (reflects the application of the Exchange Rate of 1.4686 because this option had been early exercised by Mr. Davidson prior to the completion of the Business Combination) subject to time-based vesting under the Davidson 2019 Option Agreement (the “Davidson Time-Based Shares”), or such lesser number of Davidson Time-Based Shares as then remain outstanding and unvested, will fully vest, and (ii) if Mr. Davidson’s employment is terminated within the one year period following a liquidity event or an initial public offering by Sonder or a related entity other than for cause, death or disability, or by Mr. Davidson for good reason, 100% of then outstanding and unvested Davidson Time-Based Shares will fully vest.
Sanjay Banker
Mr. Banker’s stock option agreement underlying his option granted in January 2019 to purchase 2,087,420 shares of Sonder common stock (after applying the Option Exchange Ratio of 1.5444) with a four year post-termination exercise period (the “Banker Option Agreement”) provides that if, prior to a “change in control” (as defined in the Banker Option Agreement), and after the one-year anniversary of the date of grant of the option, Mr. Banker’s employment is terminated other than for “cause” (as defined in the Banker Option Agreement) or Mr. Banker resigns for “good reason” (as defined in the Banker Option Agreement), and Mr. Banker executes a release of claims in the form prescribed by Sonder on or before the date specified in such release, 25% of all then outstanding unvested shares subject to Mr. Banker’s option will vest and become fully exercisable. Additionally, if, within the 12 month period following consummation of a change in control, Mr. Banker’s employment is terminated other than for cause or Mr. Banker resigns for good reason, and Mr. Banker executes a release of claims in the form prescribed by Sonder on or before the date specified in such release, 100% of all then outstanding unvested shares subject to Mr. Banker’s option will vest and become fully exercisable.
Mr. Banker’s confirmatory offer letter provides that if Mr. Banker’s employment is terminated without “cause” (as defined in the offer letter, but excluding death or disability) or Mr. Banker resigns for “good reason” (as defined in the offer letter), and Mr. Banker executes a release of claims in the form prescribed by Sonder that becomes effective and irrevocable within 60 days following his qualifying termination, 25% of all then unvested shares subject to each of Mr. Banker’s outstanding Legacy Sonder equity awards will accelerate and fully vest.
Sonder Executive Officer Severance Plan
The Legacy Sonder Board approved its Key Executive Change in Control and Severance Plan (the “Severance Plan”), effective as of October 7, 2021, which is attached hereto as Exhibit 10.14 and incorporated herein by reference. Each of Sonder’s named executive officers will participate in the Severance Plan.
Pursuant to the Severance Plan, if, within the three month period prior to or the 12 month period following a “change in control” (as defined in the Severance Plan) (such period, the “Change in Control Period”), Sonder terminates the employment of an executive other than for “cause,” death or disability, or the executive resigns for “good reason” (as such terms are defined in the Severance Plan), and within 60 days following such termination, the executive executes a waiver and release of claims in Sonder’s favor in a form specified by Sonder that becomes effective and irrevocable, the executive will be entitled to receive (i) a lump sum payment equal to, with respect to Mr. Davidson, 200%, and with respect to Messrs. Banker and Rothenberg, 100% of the executive’s then current annual base salary, (ii) a lump sum payment equal to, with respect to Mr. Davidson, 200%, and with respect to Messrs. Banker and Rothenberg, 100%, of the executive’s target annual bonus amount for the fiscal year of termination or, if no target annual cash bonus has been set for such year, then the target annual cash bonus amount, if any, the executive was entitled to receive for the immediately prior fiscal year (provided that such lump sum payment will not be made if Sonder does not maintain a bonus plan in the applicable year of termination), (iii) if the executive or any of the executive’s eligible dependent family members have qualifying health coverage, a lump sum payment equal to, with respect to Mr. Davidson, 24 months, and with respect to Messrs. Banker and Rothenberg, 12 months of the applicable monthly premiums to maintain group health insurance continuation benefits pursuant to

COBRA, and (iv) vesting acceleration as to 100% of the then-unvested shares subject to each of the executive’s then outstanding equity awards (and in the case of awards with performance vesting, all performance goals and other vesting criteria will be deemed achieved at target levels of achievement), and any accelerated stock options may be exercised until the earlier of up to two years after the date of acceleration or the expiration date of the option.
Pursuant to the Severance Plan, if, outside of the Change in Control Period, Sonder terminates the employment of an executive other than for cause, death or disability, or the executive resigns for good reason, and within 60 days following such termination, the executive executes a waiver and release of claims in Sonder’s favor in a form specified by Sonder that becomes effective and irrevocable, the executive will be entitled to receive (i) a lump sum payment equal to, with respect to Mr. Davidson, 200%, and with respect to Messrs. Banker and Rothenberg, 100% of the executive’s then current annual base salary, (ii) a lump sum payment equal to, with respect to Mr. Davidson, 200%, and with respect to Messrs. Banker and Rothenberg, 100% of the executive’s target annual bonus amount for the fiscal year of termination or, if no target annual cash bonus has been set for such year, then the target annual cash bonus amount, if any, the executive was entitled to receive for the immediately prior fiscal year (provided that such lump sum payment will not be made if Sonder does not maintain a bonus plan in the applicable year of termination), and (iii) if the executive or any of the executive’s eligible dependent family members have qualifying health coverage, a lump sum payment equal to, with respect to Mr. Davidson, 24 months, and with respect to Messrs. Banker and Rothenberg, 12 months of the applicable monthly premiums to maintain group health insurance continuation benefits pursuant to COBRA, and (iv) the Compensation Committee of the Sonder Board or the Sonder Board will have the power, in its sole discretion, to accelerate and vest any or all of the executive’s then outstanding equity awards, and/or to extend the post-termination exercise period of any or all of the executive’s then-outstanding stock options.
The Severance Plan will be administered by the Compensation Committee of the Sonder Board. The administrator will reduce the severance benefits of any executive under the Severance Plan by any other statutory severance obligations or contractual severance benefits (including pursuant to any offer letter or employment agreement in effect between Sonder and the executive), obligations for pay in lieu of notice, and any other similar benefits payable to an executive by Sonder or the parent or subsidiary of Sonder employing the executive that are due in connection with the executive’s qualifying termination and that are in the same form as the severance benefits provided under the Severance Plan.
Pursuant to the Severance Plan, in the event any payment to an executive would be subject to the excise tax imposed by Section 4999 of the U.S. Tax Code (as a result of a payment being classified as a parachute payment under Section 280G of the U.S. Tax Code), except as otherwise expressly provided in an agreement between such executive and Sonder, the executive will receive such payment as would entitle the executive to receive the greatest after-tax benefit, even if it means that Sonder pays the executive a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the U.S. Tax Code.

Director Compensation
2021 Director Compensation Table
Prior to the Closing, Legacy Sonder did not maintain a formal policy with respect to compensation payable to its non-employee directors. Legacy Sonder reimbursed directors for expenses associated with attending meetings of the Legacy Sonder Board and its committees.
The following table sets forth information concerning the compensation of the Sonder non-employee directors for the year ended December 31, 2021, after application of the Exchange Rate of 1.4686 shares for each share of Legacy Sonder Common Stock held (for stock awards).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Frits van Paasschen	$60,000	$0	$60,000
Manon Brouillette	$65,000	$0	$65,000
Janice Sears	$0	$325,440	$325,440
Gilda Perez-Alvarado	$0	$320,292	$320,292
All other non-employee directors(4)	$0	$0	$0
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(1)Amounts shown in this column reflect the cash annual retainer fees earned for 2021.
(2)Amounts shown in this column represent the grant date fair value, calculated in accordance with FASB ASC Topic 718, of the time-based restricted stock units granted to Legacy Sonder’s non-employee directors. For a summary of the assumptions used in the valuation of these awards, please see Note 14. Stockholders’ Deficit to the audited consolidated financial statements of Legacy Sonder for the years ended December 31, 2020 and 2019 for a discussion of the assumptions made by Sonder in determining the grant-date fair value of Legacy Sonder’s equity awards.
(3)As of December 31, 2021, Ms. Sears held restricted stock units covering 35,246 shares of Sonder common stock (after application of the Exchange Rate of 1.4686 shares for each share of Legacy Sonder Common Stock held (for stock awards)), and Ms.Perez-Alvarado held restricted stock units covering 37,008 shares of Sonder common stock (after application of the Exchange Rate of 1.4686 shares for each share of Legacy Sonder Common Stock held (for stock awards)). Ms. Sears’ restricted stock units were granted under the 2019 Plan on August 9, 2021, and shall vest in equal annual installments over a period of three years following the date of grant, subject to Ms. Sears remaining a non-employee director through each vesting date. Ms. Perez-Alvarado’s restricted stock units were granted under the 2019 Plan on November 11, 2021, and shall vest in equal annual installments over a period of three years following the date of grant, subject to Ms. Perez-Alvarado remaining a non-employee director through each vesting date.
(4)All Other Non-Employee Directors include Nabeel Hyatt, Neil Mehta (through April 2021), Vivek Pattipati (through November 2021), and Laurence Tosi (through March 2021).
Directors who are also our employees receive no additional compensation for their service as directors. Mr. Davidson was an employee director of Legacy Sonder during 2021. See the section titled “Executive Compensation” for additional information about Mr. Davidson’s compensation.
Outside Director Compensation Policy
The Legacy Board adopted a compensation policy that governs the cash and equity compensation for our non-employee directors, which became effective on the Closing, or the “Outside Director Compensation Policy.” The Outside Director Compensation Policy was developed with input from an independent compensation consultant regarding practices and compensation levels at comparable companies. It is designed to attract, retain, and reward non-employee directors. Under the Outside Director Compensation Policy, each of our non-employee directors receives the cash and equity compensation for services described below. We will also continue to reimburse our non-employee directors for reasonable, customary, and documented travel expenses to Board or committee meetings.
The Outside Director Compensation Policy includes a maximum annual limit of $750,000 of cash retainers or fees and equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year, increased to $1,000,000 in an individual’s first year of service as a non-employee director. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with GAAP). Any cash compensation paid or equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), does not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.
Cash Compensation
Our non-employee directors are entitled to receive the following cash compensation for their services under the Outside Director Compensation Policy:
•$35,000 per year for service as a board member;
•$15,000 per year for service as a lead independent director;
•$20,000 per year for service as chair of the audit committee;
•$10,000 per year for service as a member of the audit committee;
•$12,000 per year for service as chair of the compensation committee;
•$6,000 per year for service as a member of the compensation committee;
•$8,000 per year for service as chair of the nominating, corporate governance, and social responsibility committee; and
•$4,000 per year for service as a member of the nominating, corporate governance, and social responsibility committee.
Under the Outside Director Compensation Policy, each non-employee director who serves as the chair of a committee is entitled to receive only the additional annual cash fee as the chair of the committee, and not the annual fee as a member of the committee, provided that each non-employee director who serves as the lead independent director is entitled to receive the annual fee for service as a board member and an additional annual fee as the lead independent director. All cash payments to non-employee directors are paid by us quarterly in arrears on a pro-rated basis.
Equity Compensation
Initial Award
Each person who first becomes a non-employee director after the effective date of the policy will receive, on the first trading date on or after the date on which the person first becomes a non-employee director, or the Initial Start Date, an initial award of restricted stock units, or the Initial Award, covering a number of shares of our common stock having a grant date fair value (determined in accordance with GAAP) equal to $320,000; provided that any resulting fraction will be rounded down to the nearest whole share. The Initial Award will vest as follows: one-third of the shares subject to the Initial Award will be scheduled to vest each year following the Initial Start Date on the same day of the month as the Initial Start Date (or, if there is no corresponding day in a particular month, then the last day of that month), in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date. If the person was a member of the Board and also an employee, becoming a non-employee director due to termination of employment will not entitle them to an Initial Award.
Annual Award
Each non-employee director, other than the excluded directors, automatically will receive, on the date of each annual meeting of our stockholders following the effective date of the policy, an annual award of restricted stock units, or an Annual Award, covering a number of shares of our common stock having a grant date fair value (determined in accordance with GAAP) of $160,000; provided that the first annual award granted to an individual who first becomes a non-employee director following the effective date of the policy will have a grant date fair value equal to the product of (A) $160,000 multiplied by (B) a fraction, (i) the numerator of which is equal to the number of fully completed days between the non-employee director’s initial start date and the date of the first annual meeting of our stockholders to occur after such individual first becomes a non-employee director, and (ii) the denominator of which is 365; and provided further that any resulting fraction will be rounded down to the nearest whole share. Each Annual Award will be scheduled to vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next annual meeting of our stockholders following the grant date, in each case subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.
In the event of a “change in control” (as defined in the Incentive Plan), each non-employee director will fully vest in their outstanding company equity awards issued under our outside director compensation policy, including any Initial Award or Annual Award, immediately prior to the consummation of the change in control, provided that the non-employee director continues to be a non-employee director through such date.
Employee Benefit and Stock Plans
The Legacy Board adopted the following three equity plans in connection with the Business Combination:
2021 Management Equity Incentive Plan
The following paragraphs provide a summary of the principal features of the Management Equity Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the Management Equity Incentive Plan and is qualified in its entirety by the specific language of the Management Equity Incentive Plan.
Purposes of the Management Equity Incentive Plan
The purposes of the Management Equity Incentive Plan are to attract and retain personnel for positions with the Company, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with the Company (such entities are referred to herein as, the company group); to provide additional incentive to employees and consultants; and to promote the success of our business. These incentives will be provided through the grant of restricted stock units as the administrator of the Management Equity Incentive Plan may determine.
Eligibility
The Management Equity Incentive Plan provides for the grant of restricted stock units to employees and consultants of the Company and the company group. As of January 24, 2022, the Company had 1,638 employees (including our employee director) and 491 consultants.
Authorized Shares
Subject to the adjustment provisions contained in the Management Equity Incentive Plan, the maximum aggregate number of shares of Common Stock that may be issued under the Management Equity Incentive Plan is 14,500,000 shares. The shares may be authorized, but unissued, or reacquired Common Stock. One-sixth of the share pool becomes available for issuance based on the occurrence of each of six distinct triggering events, which occur if the Common Share Price (as such term is defined in the Merger Agreement) is equal to or greater than $13.00, $15.50, $18.00, $20.50, $23.00, or $25.50, respectively (each such event, a “Triggering Event”), within the five year period after the Lockup Expiration Date (as such term is defined in the Merger Agreement) (the “Incentive Period”).
For the avoidance of doubt, (i) each applicable Triggering Event may occur only once, if at all, and in no event may participants be entitled to receive awards in the aggregate covering more than 14,500,000 shares under the Management Equity Incentive Plan, and (ii) shares are not required to be issued in connection with or immediately following a Triggering Event.
Notwithstanding the foregoing, if, during the Incentive Period, there is a Change of Control (as such term is defined in the Merger Agreement) that will result in the holders of Common Stock receiving a per share price equal to or in excess of the applicable Common Share Price required in connection with any Triggering Event that has not occurred prior to the date of such Change of Control (each such triggering event a “CIC Triggering Event”), then immediately prior to the consummation of such Change of Control (a) each CIC Triggering Event shall be deemed to have occurred and (b) all shares issuable upon the occurrence of any such CIC Triggering Event may be issued under the Management Equity Incentive Plan.
Generally, if an award is forfeited to or reacquired by us due to the failure to vest, the forfeited shares that were subject to such awards will become available for future grant under the Management Equity Incentive Plan (unless it has terminated). Shares that actually have been issued under the Management Equity Incentive Plan under any award will not be returned to the Management Equity Incentive Plan and will not become available for future distribution under the Management Equity Incentive Plan, nor will Shares used to satisfy tax withholding obligations. If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of the Company, other change in the corporate structure of the Company affecting the shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the shares occurs (including a change in control of the Company), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Management Equity Incentive Plan, will adjust the number and class of shares that may be delivered under the Management Equity Incentive Plan and/or the number and class of shares covered by each outstanding award, and the numerical share limits contained in the Management Equity Incentive Plan.
Plan Administration
The Board or a committee appointed by the Board will administer the Management Equity Incentive Plan and is referred to as the administrator. Different administrators may administer the Management Equity Incentive Plan with respect to different groups of service providers. The Board may retain the authority to concurrently administer the Management Equity Incentive Plan and revoke the delegation of some or all authority previously delegated.
Subject to the terms of the Management Equity Incentive Plan and applicable laws, the administrator generally will have the power in its sole discretion to make any determinations and perform any actions deemed necessary or advisable for administering the Management Equity Incentive Plan. The administrator will have the power to administer the Management Equity Incentive Plan, including but not limited to the power to construe and interpret the Management Equity Incentive Plan and awards granted under the Management Equity Incentive Plan, to determine whether a Triggering Event or CIC Triggering Event have occurred and make any other determinations related to a Triggering Event, and determine the terms of awards, including but not limited to the number of shares of Common Stock subject to each award and the time when awards may vest (including the ability to accelerate the vesting of awards, subject to the terms of the Management Equity Incentive Plan; provided that a Triggering Event may not be waived by the administrator). The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the Management Equity Incentive Plan. The administrator will also have the authority to amend awards, subject to the provisions of the Management Equity Incentive Plan. Unless a participant is on an approved leave of absence, the administrator will have sole discretion to determine the date on which a participant stops actively providing services to the Company or the company group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.
Restricted Stock Units
Restricted stock units may be granted under the Management Equity Incentive Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one Share. The administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment, provided that under no circumstance may the number of shares subject to restricted stock units that vest or otherwise become issuable to participants exceed the number of shares that become available for issuance pursuant to the terms of the Management Equity Incentive Plan. The administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both, subject to the limitations of the preceding sentence.

Non-Transferability of Awards
Unless the administrator provides otherwise, the Management Equity Incentive Plan generally does not allow for the transfer or disposal of awards. Any unauthorized transfer will be void.
Dissolution or Liquidation.
If there is a proposed liquidation or dissolution of the Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Merger or Change in Control
The Management Equity Incentive Plan provides that if there is a merger or a “change in control” (as defined under the Management Equity Incentive Plan) of the Company, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator will not be required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the Management Equity Incentive Plan.
If the successor corporation does not continue an award (or some portion of such award), all restrictions on such outstanding award (or portion thereof) will lapse, and, regarding such outstanding award of (or portion thereof) with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met, provided that under no circumstance may the number of shares subject to restricted stock units that vest or otherwise become issuable to participants exceed the number of shares that become available for issuance pursuant to the terms of the Management Equity Incentive Plan; provided, further that, nothing in the plan will require or permit the acceleration of a Triggering Event other than a CIC Triggering Event. In no event will vesting of an award accelerate as to more than 100% of the award.
Forfeiture and Clawback
All awards granted under the Management Equity Incentive Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement on the applicable grant date as the administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired shares or other cash or property. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award.
Amendment or Termination
The Management Equity Incentive Plan will become effective upon the latest of adoption, stockholder approval and the Closing and will continue in effect until terminated by the administrator. In addition, the Board will have the authority to amend, suspend, or terminate the Management Equity Incentive Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.
Number of Awards Granted to Employees and Consultants
The number of awards that an employee or consultant may receive under the Management Equity Incentive Plan is in the discretion of the administrator and therefore cannot be determined in advance. We have not previously sponsored an equity incentive plan, and, therefore, the aggregate number of shares of Common Stock which would have been received by or allocated to our named executive officers; executive officers, as a group; and all other current employees who are not executive officers, as a group is not determinable.

2021 Equity Incentive Plan
The following paragraphs provide a summary of the principal features of the Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the Incentive Plan and is qualified in its entirety by the specific language of the Incentive Plan.
Purposes of the Incentive Plan
The purposes of the Incentive Plan are to attract and retain personnel for positions with the Company, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with the Company (such entities are referred to herein as the company group); to provide additional incentive to employees, directors, and consultants; and to promote the success of our business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the Incentive Plan may determine.
Eligibility
The Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the U.S. Tax Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants of the Company and the company group. As of January 24, 2022, the Company has five non-employee directors and 1,638 employees (including our employee director) and 491 consultants.
Authorized Shares
Subject to the adjustment provisions contained in the Incentive Plan and the evergreen provision described below, the maximum number of shares of Common Stock that may be issued pursuant to awards under the Incentive Plan is equal to (i) the lesser of (A) 31,422,290 shares of Common Stock or (B) 12% of the total number of shares of Common Stock outstanding immediately following the Closing (including the number of shares of Common Stock reserved for issuance upon the exchange of Post-Combination Canada Exchangeable Common Shares corresponding to shares of Special Voting Common Stock issued in the Business Combination), plus (ii) any shares of Common Stock subject to stock options other awards that were assumed in the Merger and expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of shares to be added to the Incentive Plan pursuant to clause “(ii)” equal to 25,058,378 shares of Common Stock. The Incentive Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of Common Stock available for issuance under the Incentive Plan on the first day of each fiscal year beginning with the 2022 fiscal year, equal to the least of:
•32,731,552 shares of Common Stock;
•12.5% of the total number of shares of Common Stock outstanding as of immediately following the Closing (including the number of shares of Common Stock reserved for issuance upon the exchange of Post-Combination Canada Exchangeable Common Shares corresponding to shares of Special Voting Common Stock issued in the Business Combination);
•5% of the total number of shares of Common Stock outstanding as of the last day of our immediately preceding fiscal year; or
•Such lesser amount determined by the administrator.
The Incentive Plan provides that the evergreen provision will operate only until the tenth anniversary of the earlier of the Board or stockholder approval of the Incentive Plan.
Generally, if an award expires or becomes unexercisable without having been exercised or settled in full, is surrendered under an exchange program described below, or, with respect to restricted stock, restricted stock units or performance awards, is forfeited to or reacquired by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the Incentive Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available. Shares that actually have been issued under the Incentive Plan under any award will not be returned to the Incentive Plan and will not become available for future distribution under the Incentive Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance.
If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of the Company, other change in the corporate structure of the Company affecting the shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the shares occurs (including a change in control of the Company), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Incentive Plan, will adjust the number and class of shares that may be delivered under the Incentive Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits contained in the Incentive Plan.
Plan Administration
The Board or a committee appointed by the Board will administer the Incentive Plan and is referred to as the administrator. Different administrators may administer the Incentive Plan with respect to different groups of service providers. The Board may retain the authority to concurrently administer the Incentive Plan and revoke the delegation of some or all authority previously delegated. In no event shall any officer of the Company or any of its subsidiaries be delegated the authority to grant awards to, or amend awards held by, officers or non-employee directors.
Subject to the terms of the Incentive Plan and applicable laws, the administrator generally will have the power in its sole discretion to make any determinations and perform any actions deemed necessary or advisable for administering the Incentive Plan. The administrator will have the power to administer the Incentive Plan, including but not limited to the power to construe and interpret the Incentive Plan and awards granted under the Incentive Plan, and determine the terms of awards, including but not limited to the exercise price (if any), the number of shares of Common Stock subject to each award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the Incentive Plan. The administrator will also have the authority to amend awards (including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option) and to temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, subject to the provisions of the Incentive Plan. The administrator may institute and determine the terms and conditions of an exchange program, subject to any required stockholder consent, under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, (iii) and/or the exercise price of an outstanding award is increased or reduced. Unless a participant is on an approved leave of absence, the administrator will have sole discretion to determine the date on which a participant stops actively providing services to the Company or the company group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.

Stock Options
Options may be granted under the Incentive Plan. Subject to the provisions of the Incentive Plan, the administrator will determine the terms and conditions of options, including when such options vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such options will vest or become exercisable). The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than ten years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, the term of such option must not exceed five years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. In no event may an option be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the Incentive Plan. Subject to the provisions of the Incentive Plan, the administrator will determine the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.
Stock Appreciation Rights
Stock appreciation rights may be granted under the Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of shares of Common Stock between the exercise date and the date of grant. Subject to the provisions of the Incentive Plan, the administrator will determine the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value of a share on the date of grant with respect to United States taxpayers, and the term of a stock appreciation right will be no more than ten years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its terms, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the Incentive Plan.
Restricted Stock
Restricted stock may be granted under the Incentive Plan. Restricted stock awards are grants of shares that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us or members of the company group), and the administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting but will not have dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to our right of repurchase or forfeiture.
Restricted Stock Units
Restricted stock units may be granted under the Incentive Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share. The administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.

Performance Awards
Performance awards may be granted under the Incentive Plan. Performance awards are awards that will result in a payment to a participant only if objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the performance awards to be paid out to participants. The administrator will have the discretion to reduce or waive any performance objectives or other vesting provisions for performance awards. Performance awards will have a threshold, target, and maximum payout value established by the administrator on or before the grant date. The administrator will have the discretion to pay earned performance awards in the form of cash, shares, or in some combination of both.
Non-Employee Directors
The Incentive Plan provides that any non-employee director, in any fiscal year, may not be paid, issued or granted cash retainer fees and equity awards (including awards under the Incentive Plan) with an aggregate value of more than $750,000, increased to $1,000,000 in connection with the non-employee director’s initial service, with the value of each equity award based on its grant date fair value. For purposes of this limitation, the grant date fair value is determined in accordance with U.S. generally accepted accounting principles. Any cash compensation or equity awards granted under the Incentive Plan to a non-employee director for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.
Non-Transferability of Awards
Unless the administrator provides otherwise, the Incentive Plan generally does not allow for the transfer or disposal of awards and only the recipient of an award may exercise an award during his or her lifetime. Any unauthorized transfer will be void.
Dissolution or Liquidation
If there is a proposed liquidation or dissolution of the Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.
Merger or Change in Control
The Incentive Plan provides that if there is a merger or a “change in control” (as defined under the Incentive Plan) of the Company, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator will not be required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the Incentive Plan.
If the successor corporation does not continue an award (or some portion of such award), then, solely with respect to any such award (or portion of such award), the participant will fully vest in (and have the right to exercise) 100% of the then-unvested shares subject to his or her outstanding options and stock appreciation rights, all restrictions on 100% of the participant’s outstanding restricted stock and restricted stock units will lapse, and, regarding 100% of participant’s outstanding awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met. In no event will vesting of an award accelerate as to more than 100% of the unvested and outstanding award. If options or stock appreciation rights are not continued when a change in control or a merger of the Company with or into another corporation or other entity occurs, the administrator will notify the participant in writing or electronically that the participant’s vested options or stock appreciation rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the administrator in its sole discretion and all of the participant’s options or stock appreciation rights will terminate upon the expiration of such period (whether vested or unvested).
With respect to awards held by a non-employee director, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant.
Forfeiture and Clawback
All awards granted under the Incentive Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired shares or other cash or property. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award.
Amendment or Termination
The Incentive Plan became effective upon the Closing and will continue in effect until terminated by the administrator, but (i) no incentive stock options may be granted after ten years from the earlier of the Board or stockholder approval of the Incentive Plan and (ii) the Incentive Plan’s automatic share reserve increase (as described below) will operate only until the tenth anniversary of the earlier of the Board or stockholder approval of the Incentive Plan. In addition, the Board will have the authority to amend, suspend, or terminate the Incentive Plan or an outstanding award, but such action generally may not materially impair the rights of any participant without his or her written consent.
Number of Awards Granted to Employees, Consultants and Directors
The number of awards that an employee, director, or consultant may receive under the Incentive Plan is in the discretion of the administrator and therefore cannot be determined in advance. We have not previously sponsored an equity incentive plan, and, therefore, the aggregate number of shares of Common Stock which would have been received by or allocated to our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all other current employees who are not executive officers, as a group is not determinable.
2021 Employee Stock Purchase Plan
The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP and is qualified in its entirety by the specific language of the ESPP.
Shares Available for Issuance
Subject to adjustment upon certain changes in the Company’s capitalization as described in the ESPP, the maximum number of shares of Common Stock that are available for issuance under the ESPP will be equal to the lesser of (i) 5,237,048 shares or (ii) 2% of the total number of shares of Common Stock outstanding immediately following the Closing (including the number of shares of Common Stock reserved for issuance upon the exchange of Post-Combination Canada Exchangeable Common Shares corresponding to shares of Special Voting Common Stock issued in the Business Combination). The shares may be authorized, but unissued, or reacquired Common Stock.

The number of shares available for issuance under the ESPP will be automatically increased on the first day of each fiscal year beginning with the 2022 fiscal year and ending with the 2041 fiscal year equal to the least of:
•6,546,310 shares of Common Stock;
•2.5% of the total number of shares of Common Stock outstanding immediately following the Closing (including the number of shares of Common Stock reserved for issuance upon the exchange of Post-Combination Canada Exchangeable Common Shares corresponding to shares of Special Voting Common Stock issued in the Business Combination);
•1% of the total number of shares of Common Stock outstanding as of the last day of our immediately preceding fiscal year; or
•Such lesser amount determined by the administrator.
We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of the shares of Common Stock.
Administration
The ESPP is administered by the Board or a committee appointed by the Board that is constituted to comply with applicable laws. We expect the Board’s compensation committee to be the administrator of the ESPP. Subject to the terms of the ESPP, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator also is authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the U.S. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.
Eligibility
Generally, all of our employees will be eligible to participate if they are customarily employed by the Company, or any participating subsidiary or affiliate of the Company, for at least 20 hours per week and more than 5 months in any calendar year; provided, that, eligibility for the Non-Section 423 Component is limited to individuals not eligible for the Section 423 Component. As of January 24, 2022 the Company has 1,638 employees (including our employee directors).
The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least 2 years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the U.S. Securities Exchange Act of 1934, as amended, is or is not eligible to participate in such offering period.
However, an employee may not be granted rights to purchase shares under the ESPP if such employee:
•Immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or of any parent or subsidiary of the Company; or
•Holds rights to purchase shares under all employee stock purchase plans of the Company or any parent or subsidiary of the Company that accrue at a rate that exceeds $25,000 worth of shares for each calendar year in which such rights are outstanding at any time.
Offering Periods
The ESPP includes a component that allows us to make offerings intended to qualify under Section 423 of the U.S. Tax Code and a component that allows the Company to make offerings not intended to qualify under Section 423 of the U.S. Tax Code to designated companies, as described above and in the ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected; provided, however, that if no purchase period is designated by the administrator for the applicable offering, the purchase period for each corresponding offering period shall be the same as the applicable offering period. No offering period may last more than 27 months.
Contributions
The ESPP permits participants to purchase shares of Common Stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. Unless otherwise determined by the administrator, a participant may not change the rate of his or her contributions during an offering period.
Exercise of Purchase Right
Amounts contributed and accumulated by the participant will be used to purchase shares of Common Stock at the end of each purchase period. A participant may purchase a maximum number of shares during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be 85% of the fair market value of Common Stock on the first trading day of the offering period or on the exercise date (which is generally the last trading day of a purchase period), whichever is lower. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares. Participation ends automatically upon termination of employment with us.
Termination of Participation
Participation in the ESPP generally will terminate when a participating employee’s employment with us or a designated company ceases for any reason, the employee withdraws from the ESPP or the Company terminates or amends the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, in general the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability
Neither contributions credited to a participant’s account nor rights to purchase shares of Common Stock and any other rights and interests under the ESPP may be assigned, transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that we may treat such act as an election to withdraw participation.
Certain Transactions
In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of Common Stock or our other securities, or other change in the Company’s corporate structure affecting the Common Stock occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the ESPP in such manner it may deem equitable, will adjust the number and class of shares that may be delivered under the ESPP, the purchase price per share, the class and the number of shares covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.
In the event of the Company’s proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before completion of the proposed dissolution or liquidation following the purchase of shares under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.
In the event of our merger or “change in control” (as defined in the ESPP), each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.
Amendment; Termination
The administrator has the authority to amend, suspend or terminate the ESPP. The ESPP automatically will terminate in 2041, unless it is terminated sooner. If the administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence. If the ESPP is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after completion of the purchase of shares under the ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.
Number of Awards Granted to Employees
Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the ESPP. Further, the number of shares of Common Stock that may be purchased under the ESPP is determined, in part, by the price of Common Stock on the first day of each offering period and applicable exercise date of each purchase period. Accordingly, the actual number of shares that would be purchased by any individual under the ESPP in the future is not determinable. We have not previously sponsored an employee stock purchase plan, and, therefore, the aggregate number of shares of Common Stock which would have been received by or allocated to our named executive officers; executive officers, as a group; and all other current employees who are not executive officers, as a group, who may participate in the ESPP are not determinable. Nonemployee members of the board of directors are not eligible to participate in the ESPP.
Sonder 2019 Equity Incentive Plan
The Sonder 2019 Equity Incentive Plan (the “2019 Plan”) was adopted by the Legacy Sonder Board and approved by Legacy Sonder’s stockholders in December 2019. The Legacy Sonder Board last amended the 2019 Plan on July 9, 2021.
The 2019 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the U.S. Tax Code, to Sonder’s employees and any employees of any parent or subsidiary of Sonder, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units to Sonder’s employees, consultants and directors and the employees, consultants and directors of any parent or subsidiary of Sonder. Immediately prior to the effective time of the First Merger, the 2019 Plan was terminated and Legacy Sonder did not grant any additional awards under the 2019 Plan thereafter. The 2019 Plan will, however, continue to govern the terms and conditions of the outstanding awards granted under the 2019 Plan prior to the termination of the 2019 Plan.
Authorized Shares
Subject to the adjustment provisions contained in the 2019 Plan, the maximum aggregate number of shares of Legacy Sonder’s common stock which may be subject to awards and sold under the 2019 Plan, is equal to the sum of: (i) any shares that, as of the date of stockholder approval of the 2019 Plan, had been reserved but not issued pursuant to any awards granted under the Sonder Canada Inc. Stock Option Plan (the “Stock Option Plan”) and that are not subject to any awards granted thereunder, and (ii) any shares subject to stock options or similar awards granted under the Stock Option Plan that, after the date of stockholder approval of the 2019 Plan, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the Stock Option Plan that, after the date of stockholder approval of the 2019 Plan, are forfeited to or repurchased by Sonder, with a specified maximum number of shares to be added to the 2019 Plan pursuant to the Stock Option Plan.
If an award under the 2019 Plan expires or becomes unexercisable without having been exercised in full, such award is surrendered pursuant to an exchange program or, with respect to restricted stock or restricted stock units, is forfeited to Sonder or repurchased by Sonder due to the failure to vest, the unpurchased shares (or, for awards other than options or stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2019 Plan (unless the 2019 Plan has terminated). With respect to stock appreciation rights, only shares actually issued pursuant to a stock appreciation right will cease to be available under the 2019 Plan; all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2019 Plan (unless the 2019 Plan has terminated). Shares that have actually been issued under the 2019 Plan under any award will not be returned to the 2019 Plan and will not become available for future distribution under the 2019 Plan; provided, however, that if shares issued pursuant to awards of restricted stock or restricted stock units are repurchased by Sonder or are forfeited to Sonder due to the failure to vest, such shares will become available for future grant under the 2019 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2019 Plan. To the extent an award under the 2019 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2019 Plan. Notwithstanding the foregoing and, subject to adjustment as provided in the 2019 Plan, the maximum number of shares that may be issued upon the exercise of incentive stock options will equal the aggregate share number stated above, plus, to the extent allowable under U.S. Tax Code Section 422 and the Treasury Regulations promulgated thereunder, any shares that become available for issuance under the 2019 Plan pursuant to an award’s lapse.
As of March 15, 2022 options to purchase 21,604,712 shares of Legacy Sonder common stock were outstanding under the 2019 Plan.

Plan Administration
The Sonder Board currently administers the 2019 Plan. Under the 2019 Plan, the administrator has the authority and discretion to select which recipients will receive awards, and to determine the terms and conditions that will apply to the awards granted (including, without limitation, the number of shares of common stock that the recipients may be entitled to receive or purchase, any vesting acceleration or waiver of forfeiture restrictions), which terms may vary from award to award based on such factors as the administrator will determine. The administrator also may authorize, generally or in specific cases, any adjustment in the exercise price, vesting schedule, term, or number of shares subject to any award by cancelling such outstanding award and subsequently regranting the award, by amendment or through an exchange program. The administrator also has the authority to determine the fair market value of a share of Sonder’s common stock for purposes of the 2019 Plan and the awards granted thereunder. The administrator is authorized to interpret the provisions of the 2019 Plan and individual award agreements and generally to take any other actions that are contemplated by the 2019 Plan or necessary or advisable in the administration of the 2019 Plan and individual award agreements. Any decision made or action taken by the administrator or in connection with the administration of the 2019 Plan will be final and conclusive on all persons and will be given the maximum deference permitted by applicable laws.
Stock Options
Prior to the Business Combination, the administrator could grant incentive or nonstatutory stock options under the 2019 Plan, provided that incentive stock options were only granted to Legacy Sonder’s employees or the employees of any parent or subsidiary of Legacy Sonder. The exercise price of such options must equal at least the fair market value of Sonder’s common stock on the date of grant. The term of an incentive stock option may not exceed 10 years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of Sonder’s stock, or of certain of Sonder’s affiliates, may not have a term in excess of 5 years and must have an exercise price of at least 110% of the fair market value of Sonder’s common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option. Subject to the provisions of the 2019 Plan, the administrator determines the remaining terms of options.
After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the 2019 Plan, or, if longer, his or her award agreement. However, in no event may an option be exercised later than the expiration of its term.
Stock Appreciation Rights
Prior to the Business Combination, stock appreciation rights could be granted under the 2019 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Common Stock between the exercise date and the grant date. Subject to the provisions of the 2019 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of Sonder Common Stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the grant date. The specific terms will be set forth in specific award agreements.
After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation for the period of time stated in his or her award agreement, or, if longer, his or her award agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its term.
Restricted Stock
Prior to the Business Combination, restricted stock could be granted under the 2019 Plan. Shares of restricted stock will vest, and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. The specific terms will be set forth in specific award agreements.

Restricted Stock Units
Prior to the Business Combination, restricted stock units could be granted under the 2019 Plan. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to Sonder, and the form and timing of payment. The administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. Restricted stock units that do not vest will be forfeited by the recipient and will revert to Sonder. Specific terms will be set forth in specific award agreements.
Non-Transferability of Awards
Unless the administrator provides otherwise, the 2019 Plan generally does not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.
Certain Adjustments
In the event of certain changes in the capitalization of Sonder, to prevent diminution or enlargement of the benefits or potential benefits available under the 2019 Plan, the administrator will adjust the number and class of shares of stock that may be delivered under the 2019 Plan or the number, class, and price of shares of stock covered by each outstanding award.
Merger or Change in Control
The 2019 Plan generally provides that in the event of a merger of Sonder with or into another corporation or other entity or a “change in control,” as defined under the 2019 Plan, each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (a) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of your rights as of the date of the occurrence of the transaction, or (b) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards held by a participant, or all awards of the same type, similarly.
Amendment, Termination
Our Board has the authority to amend, alter, suspend or terminate the 2019 Plan, provided such action does not impair the existing rights of any participant, unless mutually agreed otherwise between the participant and the administrator in writing.
As a result of Legacy Sonder entering into Amendment No. 1, on November 11, 2021, the Legacy Sonder Board amended the exercise price of outstanding stock options covering 1,425,761 shares of Legacy Sonder common stock that had been granted on August 9, 2021, under the 2019 Plan (the “August Option Grants”). For the August Option Grants, the Legacy Sonder Board specifically approved a change from the original exercise price per share of Legacy Sonder Common Stock of $13.56 to a new exercise price per share of $12.71 (the “New Exercise Price”) to better align with the change to Legacy Sonder’s valuation in connection with Amendment No. 1. The August Option Grants held by employees with the title of vice president and above and up were excluded from the repricing of the August Option Grants. The Legacy Sonder Board determined the New Exercise Price by obtaining an independent common stock valuation report by a professional third-party valuation firm for purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended. The repriced August Option Grants otherwise remain subject to their original terms and conditions, including vesting schedules.

Sonder Stock Option Plan
The Sonder Stock Option Plan was adopted by Sonder Canada’s Board of Directors and approved by its stockholders in February 2015. The Legacy Sonder Board last amended the Stock Option Plan in December 2019.
The Stock Option Plan was terminated in December 2019 in connection with the adoption of the 2019 Plan. The Stock Option Plan will, however, continue to govern the terms and conditions of the outstanding awards granted under the Stock Option Plan prior to its termination. Prior to its termination, the Stock Option Plan provided for the grant of incentive stock options, within the meaning of Section 422 of the U.S. Tax Code, and nonstatutory stock options to eligible employees, directors and consultants of Legacy Sonder or certain related entities of Legacy Sonder. However, incentive stock options were only issued to eligible employees of Legacy Sonder or eligible employees of Legacy Sonder’s parent or subsidiaries.
As of March 15, 2022, options to purchase 7,6667,662 shares of Common Stock were outstanding under the Stock Option Plan.
Plan Administration
The Sonder Board currently administers the Stock Option Plan. Under the Stock Option Plan, the administrator generally has the power to make all determinations and take all actions necessary or advisable for the implementation and administration of the Stock Option Plan. The administrator’s determinations and actions within its authority under the Stock Option Plan are conclusive and binding on Sonder and all other persons.
Stock Options
Prior to its termination, the administrator had the power to grant incentive or nonstatutory stock options under the Stock Option Plan, provided that incentive stock options could only be granted to Legacy Sonder’s employees or the employees of any parent or subsidiary of Legacy Sonder. The administrator determined the terms of options granted under the Stock Option Plan.
Non-Transferability of Awards
Unless the administrator provides otherwise, the Stock Option Plan generally does not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.
Certain Adjustments
In the event of certain changes in the capitalization of Sonder, to prevent diminution or enlargement of the benefits or potential benefits available under the Stock Option Plan, the administrator will adjust the number, type and class of shares reserved for issuance under the Stock Option Plan or the exercise prices, number, type and class of shares subject to outstanding options. Adjustments are subject to any required action by the Sonder Board or the stockholders of Sonder and compliance with applicable securities laws. Notwithstanding the foregoing, with respect to options granted prior to May 5, 2019, the type and class of shares that are subject to such options may not be adjusted to the extent such adjustment would have an adverse effect with respect to such options, unless the applicable option holder provides written consent.
Liquidity Event
The Stock Option Plan generally provides that upon the occurrence of a liquidity event, such as a merger or a sale of substantially all of Sonder’s assets, the administrator may, in connection with such liquidity event, in its discretion, and without the consent of any award holder: (i) take such steps as are necessary or desirable to cause the conversion or exchange of any outstanding awards into or for options, rights or other securities of substantially equivalent value (or greater value), as determined by the administrator, in its discretion, in any entity participating in or resulting from such liquidity event; (ii) accelerate the vesting of any or all outstanding awards to provide that such outstanding awards will be fully vested and exercisable contemporaneously with the completion of the transaction resulting in the liquidity event, provided that the administrator shall not, in any case, authorize the exercise of options beyond the expiration date of the awards, and if any of such awards are not exercised contemporaneously with completion of the transaction resulting in the liquidity event, such unexercised awards will terminate and expire upon the completion of the transaction resulting in the liquidity event; (iii) provide for the continuation of all outstanding awards by Sonder (if Sonder is the surviving or acquiring corporation); (iv) arrange for the assumption of the Stock Option Plan and all outstanding awards by the surviving or acquiring corporation or its parent; (v) arrange for the substitution or replacement by the surviving or acquiring corporation or its parent of options with substantially the same terms for all outstanding awards; (vi) cancel all outstanding unvested awards and all awards that are out of the money (as determined by the administrator) without payment of any consideration; (vii) cancel all outstanding vested awards without payment of any consideration; if any of such awards are not exercised contemporaneously with completion of the transaction resulting in the liquidity event, such unexercised awards will terminate and expire upon the completion of the transaction resulting in the liquidity event; or (viii) provide in any agreement with respect to any such liquidity event that the surviving, new or acquiring corporation shall grant options to the award holders to acquire shares in such corporation or its parent with respect to which the excess of the fair market value of the shares of such corporation immediately after the consummation of such liquidity event over the exercise price therefor shall not be greater than the excess of the value of the shares over the exercise price of the awards immediately prior to the consummation of such liquidity event.
Amendment, Termination
The Stock Option Plan was terminated in December 2019 and no new awards may be issued under the Stock Option Plan.
Subject to any shareholders agreement among the Sonder Stockholders, the Sonder Board may, (i) without notice, at any time or from time to time, amend the Stock Option Plan or any provisions therein in such respects as it, in its sole discretion, determines appropriate; provided that no such amendment shall have any adverse effect with respect to any awards outstanding as at the date of such amendment without the prior consent of the applicable award holders; and (ii) subject to any required regulatory approval, at its discretion from time to time retrospectively amend the Stock Option Plan and, in the event of an amendment that is adverse to the interests of the affected award holder, with the consent of the affected award holder, retrospectively amend the terms and conditions of any awards which have been theretofore granted.

PRINCIPAL STOCKHOLDERS
The following table sets forth information known to the Company regarding the beneficial ownership of shares of our Common Stock as of January 18, 2022 by:
•each person or group of affiliated persons known to us to be the beneficial owner of more than 5% of outstanding shares of Common Stock;
•each of our named executive officers and directors; and
•all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of January 18, 2022.
Percentage ownership of our voting securities is based on 216,686,426 shares of our common stock issued and outstanding as of January 18, 2022, and assumes that approximately 14,500,000 shares of Common Stock in potential Earn Out Shares will not be earned within 60 days of January 18, 2022 and are therefore excluded.
With respect to securities of Legacy Sonder, the following table reflects the application of the Exchange Rate of 1.4686 shares for each share of Legacy Sonder Common Stock and the Option Exchange Ratio of 1.5444 for each share issuable upon exercise of a Legacy Sonder stock option.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all of the shares beneficially owned by them. To our knowledge, no shares of Common Stock beneficially owned by any executive officer or director have been pledged as security. Unless otherwise noted, the business address of each of our directors and executive officers is c/o Sonder Holdings Inc., 101 15th Street, San Francisco, California 94103.

	Common Stock
Name and Address of Beneficial Owners	Number of Shares	Percentage of total
Five Percent Holders
GM Sponsor II, LLC(1)	12,221,554	5.6%
Alec Gores(1)	20,031,178	9.1%
Entities affiliated with Fidelity(2)	19,710,794	9.1%
Entities affiliated with Greenoaks(3)	15,861,640	7.3%
Entities affiliated with Westcap(4)	17,365,882	8.0%
Entities affiliated with Spark Capital(5)	14,678,559	6.8%
Directors and Named Executive Officers of the Company
Francis Davidson(6)	10,789,154	5.0%
Sanjay Banker(7)	2,170,779	1.0%
Philip Rothenberg(8)	761,601	*
Manon Brouillette(9)	92,503	*
Nabeel Hyatt(5)	14,678,559	6.8%
Frits Dirk van Paasschen(10)	187,236	*
Janice Sears(11)	––	*
Gilda Perez-Alvarado (12)	––	*
All executive officers and directors of the Company as a group (11 persons)(13)	29,886,255	13.5%
__________________
*      Less than 1%.
(1)Represents shares held by GM Sponsor II, LLC and Gores Pipe, LLC, which are controlled indirectly by Alec Gores. Mr. Gores may be deemed beneficially to own 20,031,178 shares of Common Stock, consisting of (a) 9,471,554 shares of Common Stock and 2,750,000 warrants exercisable for shares of Common Stock owned by GM Sponsor II, LLC and (b) 7,809,624 shares of Common Stock owned by Gores Pipe, LLC. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The principal business address is 6260 Lookout Road, Boulder, Colorado 80301.
(2)Consists of (i) 182,994 shares of Common Stock held by FIAM Target Date Blue Chip Growth Commingled Pool, (ii) 1,702,335 shares of Common Stock held by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, (iii) 109,192 shares of Common Stock held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, (iv) 95,851 shares of Common Stock held by Fidelity Blue Chip Growth Commingled Pool, (v) 44,198 shares of Common Stock held by Fidelity Blue Chip Growth Institutional Trust, (vi) 6,213,137 shares of Common Stock held by Fidelity Growth Company Commingled Pool, (vii) 764,975 shares of Common Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund, (viii) 6,070,291 shares of Common Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, (ix) 1,511,372 shares of Common Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, (x) 2,399,467 shares of Common Stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, (xi) 240,025 shares of Common Stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, (xii) 4,282 shares of Common Stock held by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, (xiii) 280,553 shares of Common Stock held by Variable Insurance Products Fund III: Growth Opportunities Portfolio, (xiv) 16,388 shares of Common Stock held by Fidelity NorthStar Fund - Sub D, (xv) 5,901 shares of Common Stock held by Fidelity U.S. Growth Opportunities Investment Trust and (xvi) 69,833 shares of Common Stock held by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund (collectively referred to as the “Fidelity Entities”). These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a director, the Chairman, the chief executive officer and president of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940 to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned by the various investment companies registered under the Investment Company Act (the “Fidelity Funds”) advised by Fidelity Management & Research Company, LLC (“FMR Co.”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Board of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Board of Trustees. The business address of the Fidelity Entities is 245 Summer Street, Boston, Massachusetts 02210.
(3)Consists of (i) 1,399,199 shares of Common Stock held by Greenoaks Capital MS LP- Hovick Tunnel Series, (ii) 2,332,871 shares of Common Stock held by Greenoaks Capital MS LP- Vauxhall Series and (iii) 12,129,570 shares of Common Stock held by Greenoaks Capital Opportunities Fund, L.P (collectively referred to as the “Greenoaks Entities”). Greenoaks Capital MS Management LLC - Hovick Tunnel Series is the general partner of Greenoaks Capital MS LP- Hovick Tunnel Series, and Greenoaks Capital MS Management LLC - Vauxhall Series is the general partner of Greenoaks Capital MS LP- Vauxhall Series. Greenoaks Capital (TTGP), Ltd. is the general partner of Greenoaks Capital (MTGP), L.P., which is the general partner of Greenoaks Capital Opportunities Fund, L.P. Benjamin Peretz and Neil Mehta are the managing members of Greenoaks Capital MS Management LLC - Hovick Tunnel Series and Greenoaks Capital MS Management LLC - Vauxhall Series and the directors of Greenoaks Capital (TTGP), Ltd. Mr. Peretz and Mr. Mehta may be deemed to hold voting and investment control over the shares held by the Greenoaks Entities. Mr. Peretz and Mr. Mehta disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein, if any. The business address of the Greenoaks Entities is 535 Pacific Ave., 4th Floor, San Francisco, California 94133.
(4)Consists of (i) 145,805 shares of Common Stock, held by WestCap Investment Partners, LLC, (ii) 6,576,241 shares of Common Stock held by WestCap SNDR, LLC, (iii) 5,671,367 shares of Common Stock held by WestCap Sonder 2020-A, LLC, (iv) 1,266,244 shares of Common Stock held by WestCap Sonder 2020-B, LLC, (v) 2,798,401 shares of Common Stock held by SNDR Strategic Investments 2019, LLC and (vi) 907,824 shares of Common Stock held by WestCap Sonder Convert Co-Invest 2021, LLC (collectively referred to as the “WestCap Entities”). WestCap Management, LLC is the managing member of each of WestCap Investment Partners, LLC, WestCap SNDR, LLC, SNDR Strategic Investments 2019, LLC, WestCap Sonder Convert Co-Invest 2021, LLC, and WestCap Sonder 2020-B, LLC. WestCap Strategic Operator Fund GP, Limited is the general partner of WestCap Strategic Operator Fund, L.P., which is the managing member of WestCap Sonder 2020-A, LLC. Laurence A. Tosi is the managing member of WestCap Management, LLC and the director of WestCap Strategic Operator Fund GP, Limited. Mr. Tosi may be deemed to hold voting and investment control over the shares held by the WestCap Entities. Mr. Tosi disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein, if any. The business address of the WestCap Entities is 590 Pacific Ave., San Francisco, California 94133.
(5)Consists of (i) 143,810 shares of Common Stock held by Spark Capital Founders’ Fund IV, L.P. and (ii) 14,534,749 shares of Common Stock held by Spark Capital IV, L.P. (collectively referred to as the “Spark Entities”). Spark Management Partners IV, LLC is the general partner of each of the Spark Entities. Each of Santo Politi, Bijan Sabet, Paul Conway and Alex Finkelstein is a managing member of Spark Management Partners IV, LLC, which makes all voting and investment decisions for the Spark Entities through the vote of such managing members. Nabeel Hyatt, a general partner of Spark Capital, is a member of the Board of Directors of the Company. Mr. Hyatt disclaims beneficial ownership of the shares held by the Spark Entities except to the extent of his pecuniary interest therein. The business address of the Spark Entities is 137 Newbury St., 8th Floor, Boston, Massachusetts 02116.
(6)Consists of (a) 3,367,772 shares of Common Stock to be held beneficially by Mr. Davidson, of which (i) 1,498,850 shares are subject to a Company repurchase right that will terminate if Sonder achieves a market capitalization target of $5,000,000,000 on or prior to November 15, 2026 and (ii) 566,999 shares (as of within 60 days of January 18, 2021) are subject to a Company repurchase right that terminates in monthly installments, in each case at the original exercise price per share, subject to Mr. Davidson’s remaining an employee through such vesting dates, and (b) 7,421,382 shares of Special Voting Common Stock. Includes the effect of Mr. Davidson’s sale of 1,829,268 shares of Common Stock to certain purchasers on January 21, 2022 pursuant to a stock transfer agreement entered into with such purchasers in April 2021.
(7)Consists of 2,170,779 shares of Common Stock subject to outstanding options which are exercisable within 60 days of January 18, 2022.
(8)Consists of 761,601 shares of Common Stock subject to outstanding options which are exercisable within 60 days of January 18, 2022.

(9)Consists of 92,503 shares of Common Stock subject to outstanding options which are exercisable within 60 days of January 18, 2022.
(10)Consists of (a) 69,959 shares of Common Stock held directly by Mr. van Paasschen and (b) 117,277 shares of Common Stock subject to outstanding options which are exercisable within 60 days of January 18, 2022 .
(11)Upon Ms. Sears’s election to the Sonder Board of Directors, effective August 10, 2021, Ms. Sears was granted a restricted stock unit award of 35,236 shares of Common Stock, of which one-third of the shares vest annually.
(12)Upon Ms. Perez-Alvarado’s election to the Sonder Board of Directors, effective September 21, 2021, Ms. Perez-Alvarado was granted a restricted stock unit award of 36,998 shares of Common Stock, of which one-third of the shares vest annually.
(13)Includes 4,297,183 shares subject to outstanding options which are exercisable within 60 days of January 18, 2022.

SELLING SECURITYHOLDERS
This prospectus relates to the offer by us of, and the resale by Selling Stockholders of: (i) 5,500,000 shares of Common Stock issuable upon the exercise of an aggregate of 5,500,000 Private Placement Warrants, (ii) 9,000,000 shares of Common Stock issuable upon the exercise of the Public Warrants, (iii) 2,475,000 shares of Common Stock issuable upon the exercise of an aggregate of 2,475,000 warrants issued in connection with the funding of certain delayed draw subordinated secured notes, each of which is exercisable at a price of $12.50 per share, (iv) 425,706 shares of Common Stock issuable upon exercise of warrants assumed by us in connection with the Business Combination, and (v) 20,336 shares of Common Stock issuable upon the exercise of certain Former Employee Options.
This prospectus also relates to the resale from time to time by Selling Securityholders of: (i) 32,216,785 PIPE Shares, (ii) 9,972,715 shares of Common Stock held by GM Sponsor II, LLC, HRM Holdings II, LLC and certain former independent directors, (iii) an aggregate of 68,107,380 shares of Common Stock beneficially owned by certain former stockholders of Legacy Sonder; (iv) up to 7,272,691 Earn Out Shares which are issuable to certain former stockholders of Legacy Sonder upon the achievement of certain trading price targets for our Common Stock; (v) an aggregate of 22,387,448 shares of Common Stock issuable upon exchange of Canada Exchangeable Shares to certain former stockholders of Legacy Sonder; (vi) an aggregate of 1,829,268 shares of Common Stock transferred by Francis Davidson pursuant to a stock transfer agreement dated April 2021; and (vii) 5,500,000 Private Placement Warrants.
When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, the holders of shares of common stock reserved for issuance upon the exercise of options to purchase common stock and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the common stock or warrants other than through a public sale. Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of common stock or warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of common stock or warrants in this prospectus. See “Plan of Distribution.”
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
The following table is prepared based on information provided to us by the Selling Securityholders as of February 9, 2022. Percentage ownership of outstanding shares of Common Stock is based on 216,686,426 shares of our common stock issued and outstanding as of January 18, 2022, The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, and the aggregate number of shares of common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus.

	Before the Offering				After the Offering
Name of Selling Security holders	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered(1)	Number of Warrants Being Offered(2)	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock	Number of Warrants	Percentage of Outstanding Warrants
Entities affiliated with Fidelity(3)	19,710,794	—	5,812,148	—	13,898,646	6.4%	—	—
Entities affiliated with WestCap(4)	18,964,738	—	18,964,738	—	—	—	—	—
Entities affiliated with Spark Capital(5)	15,730,253	—	15,730,253	—	—	—	—	—
GM Sponsor II, LLC(6)	12,221,554	2,750,000	12,221,554	2,750,000	—	—	—	—
Francis Davidson(7)	11,693,254	—	11,693,254	—	—	—	—	—
Valor Sonder Holdings, LLC(8)	10,208,987	—	10,208,987	—	—	—	—	—
Entities affiliated with iNovia(9)	8,826,923	—	8,826,923	—	—	—	—	—
Entities affiliated with Greylock(10)	8,236,246	—	8,236,246	—	—	—	—	—
Gores PIPE, LLC(11)	7,809,624	—	7,809,624	—	—	—	—	—
Entities affiliated with Moore Capital(12)	8,676,048	—	8,676,048	—	—	—	—	—
Atreides Foundation Master Fund LP(13)	6,971,818	—	5,929,751	—	1,042,067	*	—	—
BlackRock, Inc.(14)	5,804,128		5,804,128		—	—	—	—
Senator Global Opportunity Master Fund LP(15)	6,306,669		6,306,669		—	—	—	—
Entities affiliated with HarbourVest(16)	4,824,863	—	4,824,863	—	—	—	—	—
Entities affiliated with Antara Capital(17)	5,486,843	—	5,486,843	—	—	—	—	—
Entities affiliated with Real Ventures (18)	5,127,668	—	5,127,668	—	—	—	—	—
Entities affiliated with ScaleUP Ventures(19)	4,194,103	—	4,194,103	—	—	—	—	—
BDC Capital Inc.(20)	3,470,231	—	3,470,231	—	—	—	—	—
HRM Holdings II LLC(21)	3,176,161	2,750,000	3,176,161	2,750,000	—	—	—	—
Entities affiliated with Principal Global Investors, LLC(22)	2,743,645	—	2,743,645	—	—	—	—	—
Generative Teton Fund LP(23)	1,451,109	—	1,451,109	—	—	—	—	—
Eversource Retirement Plan Master Trust(24)	970,152	—	357,664	—	681,997	*	—	—
Entities affiliated with TriplePoint Capital(25)	503,063		459,339	—	43,724	*	—	—
Neon Barley, L.L.C.(26)	750,000	—	750,000	—	—	—	—	—
Generative Crossover Master Fund LP(27)	500,000	—	500,000	—	—	—	—	—
FOD Capital, LLC(28)	100,000	—	100,000	—	—	—	—	—
Martin Picard(29)	55,082	—	55,082	—	—	—	—	—
Joseph Gatto(30)	25,000	—	25,000	—	—	—	—	—
Michael Cramer(31)	25,000	—	25,000	—	—	—	—	—
Randall Bort(32)	25,000	—	25,000	—	—	—	—	—
Additional Selling Securityholders(33)	209,866	—	209,866	—	—	—	—	—
_________________
* Less than 1%.

(1)The amounts set forth in this column are the number of shares of common stock that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other shares of our common stock that the Selling Securityholder may own beneficially or otherwise.
(2)The amounts set forth in this column are the number of warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other warrants that the Selling Securityholder may own beneficially or otherwise.
(3)Shares offered consists of (i) 83,460 shares of Common Stock held by FIAM Target Date Blue Chip Growth Commingled Pool; (ii) 405,314 shares of Common Stock held by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund; (iii) 14,374 shares of Common Stock held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund; (iv) 43,843 shares of Common Stock held by Fidelity Blue Chip Growth Commingled Pool by: Fidelity Management Trust Company, as Trustee; (v) 2,985 shares of Common Stock held by Fidelity Blue Chip Growth Institutional Trust by its manager Fidelity Investments Canada ULC: (vi) 1,723,947 shares of Common Stock held by Fidelity Growth Company Commingled Pool by: Fidelity Management Trust Company, as Trustee; (vii) 337,593 shares of Common Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund; (viii) 1,569,222 shares of Common Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; (ix) 318,957 shares of Common Stock held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund; (x) 1,041,047 shares of Common Stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund; (xi) 118,824 shares of Common Stock held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund; (xii) 2,437 shares of Common Stock held by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund; (xiii) 58,023 shares of Common Stock held by Variable Insurance Products Fund III: Growth Opportunities Portfolio; (xiv) 16,388 shares of Common Stock held by Fidelity NorthStar Fund - Sub D by its manager Fidelity Investments Canada ULC; (xv) 5,901 shares of Common Stock held by Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity Investments Canada ULC; and (xvi) 69,833 shares of Common Stock held by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund (the foregoing collectively referred to as the “Fidelity Entities”). These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The business address of the Fidelity Entities is 245 Summer Street, Boston, Massachusetts 02210.
(4)Consists of (i) 156,251 shares of Common Stock, held by WestCap Investment Partners, LLC, of which 10,446 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds, (ii) 7,047,418 shares of Common Stock held by WestCap SNDR, LLC, of which 471,177 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds, (iii) 6,077,711 shares of Common Stock held by WestCap Sonder 2020-A, LLC, of which 406,344 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds, (iv) 1,356,968 shares of Common Stock held by WestCap Sonder 2020-B, LLC, of which 90,724 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds, (v) 2,998,901 shares of Common Stock held by SNDR Strategic Investments 2019, LLC, of which 200,500 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds, and (vi) 1,327,489 shares of Common Stock held by WestCap Sonder Convert Co-Invest 2021, LLC, of which 88,753 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. WestCap Management, LLC is the managing member of each of WestCap Investment Partners, LLC, WestCap SNDR, LLC, SNDR Strategic Investments 2019, LLC, and WestCap Sonder 2020-B, LLC. WestCap Strategic Operator Fund GP, Limited is the general partner of WestCap Strategic Operator Fund, L.P., which is the managing member of WestCap Sonder 2020-A, LLC. Laurence A. Tosi is the managing member of WestCap Management, LLC and the director of WestCap Strategic Operator Fund GP, Limited. The foregoing WestCap entities are collectively referred to as the “WestCap Entities.” Mr. Tosi may be deemed to hold voting and investment control over the shares held by the WestCap Entities. Mr. Tosi disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein, if any. The business address of the WestCap Entities is 590 Pacific Ave., San Francisco, California 94133.
(5)Consists of (i) 154,113 shares of Common Stock held by Spark Capital Founders’ Fund IV, L.P., of which 10,303 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds, and (ii) 15,576,140 shares of Common Stock held by Spark Capital IV, L.P., of which 1,041,391 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. The foregoing Spark Capital entities are referred to as the “Spark Entities.” Spark Management Partners IV, LLC is the general partner of each of the Spark Entities. Each of Santo Politi, Bijan Sabet, Paul Conway and Alex Finkelstein is a managing member of Spark Management Partners IV, LLC, which makes all voting and investment decisions for the Spark Entities through the vote of such managing members. Nabeel Hyatt, a general partner of Spark Capital, is expected to be a member of the Board of Directors of the Post-Combination Company. Mr. Hyatt disclaims beneficial ownership of the shares held by the Spark Entities except to the extent of his pecuniary interest therein. The business address of the Spark Entities is 137 Newbury St., 8th Floor, Boston, Massachusetts 02110.
(6)Consists of (i) 9,471,554 shares of Common Stock, (ii) 2,750,000 shares of Common Stock underlying 2,750,000 Private Placement Warrants and (iii) 2,750,000 Private Placement Warrants. AEG Holdings, LLC is the managing member of GM Sponsor II, LLC. Alec Gores is the managing member of AEG Holdings, LLC. Accordingly, each of AEG Holdings, LLC and Mr. Gores may be deemed beneficially to own the securities held by GM Sponsor II, LLC. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The business address of each of AEG Holdings, LLC and Mr. Gores is 6260 Lookout Road, Boulder, Colorado 80301.
(7)Consists of 11,693,254 shares held by Mr. Davidson, of which (i) 7,421,382 shares are issuable upon the exchange of Legacy Sonder Canada Exchangeable Common Shares corresponding to 7,421,382 shares of Special Voting Common Stock and (ii) 904,100 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. Mr. Davidson is the Chief Executive Officer of the Company and serves as Chairperson of the Board. Mr. Davidson’s business address is c/o Sonder Holdings Inc., 101 15th Street, San Francisco, California 94103.
(8)Consists of (i) 10,208,987 shares of Common Stock, held by Valor Sonder Holdings LLC, of which 682,553 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. Valor Management L.P. is the managing member of Valor Equity Capital IV LLC, which is the general partner of Valor Equity Associates IV L.P. ("VEA"). VEA is the general partner of each of Valor Equity Partners IV L.P. (“VEP IV”), Valor Equity Partners IV-A L.P. (VEP IV-A) and Valor Equity Partners IV-B L.P. (“VEP IV-B”). VEP-IV, VEP IV-A and VEP IV-B (collectively, “Fund IV”) are the members of Valor Sonder Holdings LLC. Vivek Pattipati, a former director of Legacy Sonder, is a member of Fund IV’s investment committee and a limited partner of VEA. Antonio Gracias is the manager of Valor Sonder Holdings LLC, and may be deemed to share beneficial ownership over the shares held of record by Valor Sonder Holdings LLC. The business address for each of the foregoing persons is 875 North Michigan Avenue, Suite 3214, Chicago, Illinois 60611.
(9)Consists of (A) 5,332,528 shares of Common Stock held by iNovia Growth Fund, L.P., of which (i) 1,916,709 shares are issuable upon the exchange of Post-Combination Canada Exchangeable Common Shares corresponding to 1,916,709 shares of Special Voting Common Stock and (ii) 356,522 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds; (B) 570,951 shares of Common Stock held by iNovia Growth Fund-A, L.P., of which (i) 182,091 shares are issuable upon the exchange of Post-Combination Canada Exchangeable Common Shares corresponding to 182,091 shares of Special Voting Common Stock and (ii) 38,172 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds; and (C) 2,923,444 shares of Common Stock held by iNovia Growth SPV - Quebec, L.P., of which 195,456 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. iNovia Growth Capital Inc. is the general partner of iNovia Growth Fund, L.P., iNovia Growth Fund-A, L.P. and iNovia Growth SPV - Quebec, L.P. (collectively, the “iNovia Entities”). Chris Arsenault and Francois Gauvin have voting and dispositive control over the shares held by each of the iNovia Entities, and may be deemed to have beneficial ownership of the shares held by the iNovia Entities. The business address of each of the foregoing persons is 3 Place Ville-Marie, Suite 12350, Montreal, Quebec H3B 0E7, Canada.
(10)Consists of (i) 7,412,602 shares of Common Stock held by Greylock 15 Limited Partnership (“Greylock 15”), of which 495,592 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds, (ii) 411,822 shares of Common Stock held by Greylock Principals Limited Partnership (“Greylock Principals”), of which 27,533 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds, and (iii) 411,822 shares of Common Stock held by Greylock 15-A Limited Partnership (“Greylock 15-A”), of which 27,533 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. Greylock 15 GP LLC (“Greylock LLC”), is the general partner of each of Greylock 15, Greylock Principals and Greylock 15-A. Donald Sullivan, a senior managing member of Greylock LLC, has voting and dispositive control over the shares held by Greylock 15, Greylock Principals, and Greylock 15-A, and may be deemed to beneficially own such shares. The business address for each of the foregoing persons is 2550 Sand Hill Road, Suite 200, Menlo Park, California 94025.
(11)AEG Holdings, LLC is the managing member of Gores PIPE, LLC. Alec Gores is the managing member of AEG Holdings, LLC. Accordingly, each of AEG Holdings, LLC and Mr. Gores may be deemed beneficially to own the securities held by Gores PIPE, LLC. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The business address of each of AEG Holdings, LLC and Mr. Gores is 6260 Lookout Road, Boulder, Colorado 80301.
(12)Consists of (i) 2,500,000 shares of Common Stock held by MMF LT, LLC and (ii) 6,176,048 shares of Common Stock held by Moore Strategic Ventures, LLC (“MSV LLC”), of which 412,918 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. Moore Capital Management, LP (“MCM LP”), the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Louis M. Bacon controls the general partner of MCM LP and is also the indirect majority owner of MMF LT, LLC, and may be deemed to be the beneficial owner of the shares held by MMF LT, LLC. Mr. Bacon is the indirect majority owner of MSV LLC, has voting and investment control over the shares held by MSV LLC, and may be deemed the beneficial owner of the shares held by MSV LLC. The business address of the foregoing persons is 11 Times Square, 38th Floor, New York, New York 10036.
(13)Consists of 6,971,818 shares of Common Stock, of which 110,961 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. Gavin Baker is the Managing Partner & CIO of Atreides Management, LP, the investment manager for Atreides Foundation Master Fund LP. The business address of the foregoing persons is One International Place, Suite 4410, Boston, Massachusetts 02110.
(14)Consists of an aggregate of (i) 4,454,128 shares of Common Stock and (ii) 1,350,000 shares of Common Stock underlying 1,350,000 Delayed Draw Warrants. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; BGF Fixed Income Global Opportunities Fund; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; BlackRock Total Return Bond Fund; BlackRock Global Allocation Collective Fund; Strategic Income Opportunities Bond Fund; BlackRock Global Allocation Fund, Inc.; BlackRock Global Funds – Global Allocation Fund; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; Master Total Return Portfolio of Master Bond LLC; BlackRock Capital Allocation Trust; Brighthouse Funds Trust II - BlackRock Bond Income Portfolio; BGF ESG Fixed Income Global Opportunities Fund, BlackRock ESG Capital Allocation Trust; BlackRock Strategic Global Bond Fund, Inc.; and BlackRock Investment Management (Australia) Limited (as responsible entity of the BlackRock Global Allocation Fund (Aust)). BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The business address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.
(15)Consists of 6,306,669 shares of Common Stock, of which (i) 206,459 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds and (ii) 1,125,000 shares of Common Stock underlying 1,125,000 Delayed Draw Warrants.

Senator Investment Group LP (“Senator”) is investment manager of Senator Global Opportunity Master Fund L.P. (“Senator Global”), and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Senator Global. Mr. Silverman disclaims beneficial ownership of the shares held by this Senator Global. The business address of Senator Global is 510 Madison, 28th Floor, New York, New York 10022.
(16)Each of HarbourVest GP Canada Limited and HarbourVest Canada Associates L.P. may be deemed to have beneficial ownership of the securities held by HarbourVest Canada Growth Fund L.P., as HarbourVest GP Canada Limited is the general partner of HarbourVest Canada Associates L.P., which is the general partner of HarbourVest Canada Growth Fund L.P. Each of HarbourVest Partners, LLC, HarbourVest Canada Parallel Associates LLC, and HarbourVest Canada Parallel Associates L.P. may be deemed to have beneficial ownership of the securities held by HarbourVest Canada Parallel Growth Fund L.P., as HarbourVest Partners, LLC is the managing member of HarbourVest Canada Parallel Associates LLC, which is the general partner of HarbourVest Canada Parallel Associates L.P., which is the general partner of HarbourVest Canada Parallel Growth Fund L.P. Each of HarbourVest Partners, LLC, HarbourVest Partners L.P. and HarbourVest GP SARL may be deemed to have beneficial ownership of the securities held by HarbourVest Partners X AIF Venture L.P., as HarbourVest Partners, LLC is the general partner of HarbourVest Partners L.P., which is the sole member of HarbourVest GP SARL, which is the general partner of HarbourVest Partners X AIF Venture L.P. HarbourVest Partners, LLC, HarbourVest X Associates LLC, and HarbourVest X Associates L.P. may be deemed to have beneficial ownership of the securities held by HarbourVest Partners X Venture Fund L.P., as HarbourVest Partners, LLC is the managing member of HarbourVest X Associates LLC, which is the general partner of HarbourVest X Associates L.P., which is the general partner of HarbourVest Partners X Venture Fund L.P. Each of HarbourVest Partners, LLC, HarbourVest/NYSTRS Associates II LLC and HarbourVest/NYSTRS Associates II L.P. may be deemed to have beneficial ownership of the securities held by HarbourVest/NYSTRS Co-Invest Fund II L.P. HarbourVest Partners, LLC is the managing member of HarbourVest/NYSTRS Associates II LLC, which is the general partner of HarbourVest/NYSTRS Associates II L.P., which is the general partner of HarbourVest/NYSTRS Co-Invest Fund II L.P. The business address of each of the foregoing HarbourVest entities is One Financial Center, 44th Floor, Boston, MA 02111.
(17)Consists of (i) 5,205,628 shares of Common Stock held by Antara Capital Master Fund LP, of which 247,751 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds, (ii) 281,215 shares of Common Stock held by Antara Capital Total Return SPAC Master Fund LP. Antara Capital LP, a Delaware limited partnership serves as the investment manager (the “Investment Manager”) to certain funds it manages and designees and may be deemed to have voting and dispositive power with respect to the ordinary shares held by the Antara Funds (defined below). Antara Capital Fund GP LLC , a Delaware limited liability company, serves as the general partner of Antara Capital Onshore Fund LP (the “Onshore Fund”) and Antara Capital Master Fund LP (the “Master Fund”). Antara Capital Offshore Fund Ltd (the “Offshore Fund” and together with the Fund and the Master Fund, the “Antara Funds”) is an exempted company incorporated under the laws of the Cayman Islands. Antara Capital Total Return SPAC Fund GP LLC, a Delaware limited liability company, serves as the general partner of Antara Capital Return SPAC Onshore Fund LP (the “Onshore SPAC Fund”) and Antara Capital Total Return SPAC Master Fund LP (the “Master SPAC Fund”). Antara Capital Total Return SPAC Offshore Fund Ltd (the “Offshore SPAC Fund” and together with the Onshore SPAC Fund and the Master SPAC Fund, the “Antara SPAC Funds”) is an exempted company incorporated under the laws of the Cayman Islands. Himanshu Gulati is the Managing Member of Investment Manager and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Antara Funds and Antara SPAC Funds. Mr. Gulati disclaims beneficial ownership of the ordinary shares held by the Antara Funds except to the extent of any pecuniary interest. The business address of the foregoing persons is 55 Hudson Yards, 47th Floor, Suite C, New York, New York 10001.
(18)Consists of (i) 3,577,772 shares of Common Stock, held by Real Investment Fund III, L.P., of which 239,203 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds; and (ii) 1,549,896 shares of Common Stock, held by RVIII-TC2 Growth Fund L.P., of which 103,623 shares are Earn Out Shares. Sam Haffar has voting and dispositive control over the referenced shares. Real Investment Fund III, L.P. and RVIII-TC2 Growth Fund L.P. are represented by their general partner, Real Investment Fund III GP. L.P., which is represented by its general partner, Real Investment Fund III GP Inc. The business address of the entities affiliated with Real Ventures is 51 Sherbrooke West, Montreal, Quebec, H2X 1X2, Canada.
(19)Consists of (i) 781,256 shares of Common Stock, held by ScaleUp Sonder SPV, of which 52,233 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds; (ii) 177,091 shares of Common Stock, held by ScaleUp Venture Fund I (International), L.P., of which 11,840 shares are Earn Out Shares; and (iii) 3,235,756 shares of Common Stock, held by ScaleUp Venture Fund I, L.P., of which 216,336 shares are Earn Out Shares. Kevin Kimsa has voting and dispositive control over the referenced shares. The business address of the foregoing ScaleUp entities is 59 Hayden Street, Suite 3, Toronto, Ontario M4Y 0E7, Canada.
(20)Consists of 3,470,231 shares of Common Stock, of which 232,013 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. BDC Capital Inc. is a wholly owned subsidiary of the Business Development Bank of Canada which is itself wholly owned by the federal government of Canada. Jerôme Nycz, Executive Vice-President, BDC Capital, and Robert Simon, Managing Partner, BDC Capital, have authority to vote and dispose of the shares held by BDC Capital Inc. The address of the foregoing persons is 5 Place Ville Marie, Suite 300, Montreal Quebec (Canada) H3B 5E7.
(21)Dean Metropoulos is the managing member of HRM Holdings LLC. Voting and disposition decisions with respect to such securities are made by Mr. Metropoulos. Mr. Metropoulos disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The business address of this Selling Securityholder is 200 Greenwich Ave, Greenwich, CT 06830.
(22)Consists of (i) 181,000 shares held by National Electrical Annuity Plan, (ii) 179,000 shares held by National Electrical Benefit Fund, (iii) 1,322,645 shares held by Principal Funds, Inc. - SmallCap Fund, (iv) 854,000 shares held by Principal Life Insurance Company - Principal SmallCap Separate Account and (v) 207,000 shares held by Principal Variable Contracts Funds, Inc. - SmallCap Account. Phil Nordhus has voting and dispositive control over the referenced shares. The business address of this Selling Securityholder is 711 High Street, Des Moines, Iowa 50392.
(23)Consists of 1,451,109 shares of Common Stock, of which 97,018 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. Sean Grogan and Esteban Amaro have voting and dispositive control over the referenced shares. The business address of Generative Teton Fund LP is 80 Field Point Road, Greenwich, Connecticut 06830.

(24)Consists of 970,152 shares of Common Stock, of which 69,509 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. Philip J. Lembo, John M. Moreira, Robert J. DeAngelo and Emilie G. O’Neil have voting and dispositive control over the referenced shares. The business address of Eversource Retirement Plan Master Trust is 105 Selden St, Berlin, CT 06037.
(25)Consists of 503,063 shares of Common Stock, which include 425,706 shares issuable upon warrants held by TriplePoint Venture Growth BDC and TriplePoint Capital LLC and 33,633 shares that are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds to such parties. Christopher M. Mathieu has voting and dispositive control over the referenced shares. The business address of TriplePoint Capital is 2755 Sand Hill Road, Suite 150, Menlo Park, California 94025.
(26)Brian J. Higgins has voting and dispositive control over the shares held by Neon Barley, L.L.C. The business address of Neon Barley, L.L.C. is 299 Park Avenue, 40th Floor, New York, New York 10171.
(27)Sean Grogan and Esteban Amaro have voting and dispositive control over the referenced shares. The business address of this Selling Securityholder is 80 Field Point Road, Greenwich, Connecticut 06830.
(28)Michael Raymond has voting and dispositive control over the referenced shares. The business address of FOD Capital, LLC is 7009 Shrimp Road, Suite 4, Key West, Florida 33040.
(29)Consists of 55,082 shares of Common Stock, of which 3,682 shares are Earn Out Shares issuable upon the Common Stock achieving certain trading price thresholds. Martin Picard is an executive officer of the Company. The business address is c/o Sonder Holdings Inc., 101 15th Street, San Francisco, California 94103.
(30)The Selling Securityholder is a former director of GM II.
(31)The Selling Securityholder is a former director of GM II.
(32)The Selling Securityholder is a former director of GM II.
(33)The disclosure with respect to the remaining selling securityholders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation and indemnification arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:
•we, GM II or Legacy Sonder have been or are to be a participant;
•the amounts involved exceeded or exceeds $120,000; and
•any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Registration Rights Agreement
At the closing of the Business Combination, pursuant to the Merger Agreement, the Company and the Registration Rights Holders entered the Registration Rights Agreement, pursuant to which the Registration Rights Holders are entitled to certain registration rights with respect to (a) any (i) outstanding share of Common Stock or any Private Placement Warrants, (ii) shares of Common Stock issued upon the conversion of the Founder Shares and upon exercise of the Private Placement Warrants, (iii) shares of Common Stock issued as Earn Out Shares or issuable upon the conversion of any Earn Out Shares, in each case, held by the Legacy Sonder Holders, (iv) Common Stock issued or issuable upon conversion of the Legacy Sonder Convertible Notes or upon exercise of the warrants issued pursuant to the Note Purchase Agreement, dated on or about March 12, 2021 between Legacy Sonder and the other parties thereto and (v) any other equity security of the Company issued or issuable with respect to any such share of Common Stock referred to in the foregoing clauses “(i)” through “(v)” by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, in each case held by such Registration Rights Holder, subject to certain limitations set forth in the Registration Rights Agreement.
Indemnification Agreements
The Amended and Restated Certificate of Incorporation contains provisions limiting the liability of executive officers and directors, and the Amended and Restated Bylaws provide that the Company will indemnify each of its executive officers and directors to the fullest extent permitted under Delaware law. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws also provide the board of directors with discretion to indemnify certain key employees when determined appropriate by the board of the Company.
The Company has entered into indemnification agreements with all of its directors and executive officers and certain other key employees. These indemnification agreements will, among other things, require the Company to indemnify each of its directors, executive officers, and other key employees for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director, executive officer or key employee in any action or proceeding arising out of their services as one of the Company’s directors, executive officers or key employees or as a director, executive officer or key employee of any other company or enterprise to which the person provides services at the Company’s request.
Review, Approval or Ratification of Transactions with Related Persons
The Company’s Board has adopted a written related person transactions policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to the Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Company’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Company’s audit committee (or, where review by the Company’s audit committee would be inappropriate, to another independent body of the Company) for review. To identify related person transactions in advance, the Company will rely on information supplied by the Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•Whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;
•The extent of the related person’s interest in the transaction;
•Whether there are business reasons for the Company to enter into the transaction;
•Whether the transaction would impair the independence of a non-employee director; and
•Whether the transaction would present an improper conflict of interest for any director or executive officer.
The Company’s audit committee will approve only those transactions that it determines are fair to it and in the Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.
Pre-Business Combination Relationships and Related Party Transactions of GM II
Founder Shares
On July 23, 2020, the Sponsor purchased an aggregate of 11,500,000 Founder Shares (75,000 of which were subsequently assigned to GM II’s independent directors and 250,000 of which were subsequently forfeited on March 7, 2021), for an aggregate purchase price of $25,000 or approximately $0.002 per share.
The Founder Shares were identical to the Class A Stock included in the Public Units sold in the GM II IPO except that the Founder Shares were convertible under certain circumstances. The Founder Shares included an aggregate of up to 1,500,000 shares subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment is exercised. As a result of (a) the underwriters’ election to partially exercise their over-allotment option, 250,000 Founder Shares were forfeited on March 7, 2021, and (b) 1,277,285 Founder Shares were subject to forfeiture pursuant to the Share Surrender Agreement. The remaining 9,972,715 Founder Shares were no longer subject to forfeiture. The Founder Shares converted into Common Stock in connection with the effectiveness of the Amended and Restated Certificate of Incorporation. Prior to January 22, 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent director nominees at their original purchase price.
Private Placement Warrants
On January 22, 2021, GM II completed the private sale of an aggregate of 5,500,000 Private Placement Warrants to the Sponsor at a price of $2.00 per Private Placement Warrant, each exercisable to purchase one share of Class A Stock at $11.50 per share, generating gross proceeds to us of $11,000,000. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the units in the GM II IPO, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees, and are entitled to certain registration rights. The sale of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Registration Rights
Holders of the Founder Shares, Private Placement Warrants and Public Warrants issued upon conversion of working capital loans, if any, have registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that the Company register under the Securities Act the Public Warrants and the Common Stock underlying the Public Warrants and the Founder Shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by the Company subsequent to its completion of a business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Related Party Notes
Prior to the completion of the Business Combination, GM II borrowed $1.5 million from the Sponsor to fund expenses of the Business Combination. The Company repaid this loan on the Business Combination Closing Date. See the unaudited pro forma condensed combined financial information of the Company set forth in the section “Unaudited Pro Forma Condensed Combined Financial Information” above.
Administrative Services Agreement
On January 19, 2021, GM II entered into an agreement to pay monthly recurring expenses to The Gores Group of $20,000 for office space, utilities and secretarial support. Services commenced on the date the Company securities were first listed on the Nasdaq and terminated upon the Business Combination Closing Date.
For the period commencing January 19, 2021 through December 31 2021 the Company paid the affiliate $227,742.
Pre-Business Combination Relationships and Related Party Transactions of Legacy Sonder
Francis Davidson Promissory Note
On December 2, 2019, Legacy Sonder granted Mr. Davidson the ability to exercise an option award for an aggregate exercise price of $24.6 million with a full recourse promissory note (and security agreement) from Legacy Sonder, bearing interest at the rate of 2.00% per annum, compounding semiannually. As of December 31, 2021 and December 31, 2020, the aggregate borrowings outstanding under the note, including interest, were $25.7 million and $25.2 million, respectively. The aggregate outstanding principal amount and interest under the loan was repaid in full prior to the consummation of the Business Combination.
Series C Preferred Stock Financing
From March 2018 to September 2018, Legacy Sonder sold an aggregate of 17,870,640 shares of its Series C preferred stock at a purchase price of approximately $5.0362 per share to investors for an aggregate purchase price of approximately $90.0 million. The following table summarizes purchases of shares of Series C preferred stock by purchasers affiliated with Legacy Sonder’s directors and holders of more than 5% of Legacy Sonder Stock:

Name of Stockholder(1)	No. of Shares (Series C)	Aggregate Purchase Price ($)
Entities affiliated with Greenoaks Capital*(2)	3,971,249	$20,000,004
Entities affiliated with Spark Capital*(3)	1,489,219	$7,500,005
Valor Sonder Holdings, LLC*	794,250	$4,000,002
_________________
*Owners who held more than 5% of Legacy Sonder capital stock.
(1)Additional details regarding the stockholder included in this table and their equity holdings are provided in this prospectus under the section “Principal Stockholders.”

(2)Entities affiliated with Greenoaks Capital, including Greenoaks Capital Opportunities Fund L.P. and Greenoaks Capital MS LP— Vauxhall Series, collectively, beneficially owned more than five percent of Legacy Sonder’s outstanding shares.
(3)Entities affiliated with Spark Capital, including Spark Capital IV, L.P.and Spark Capital Founders’ Fund IV, L.P., collectively, beneficially owned more than five percent of Legacy Sonder’s outstanding shares. Mr. Hyatt, a member of Legacy Sonder’s board of directors, serves as a General Partner at Spark Capital.
Series D Preferred Stock Financing
From May 2019 to March 2020, Legacy Sonder sold an aggregate of 21,484,383 shares of its Series D preferred stock at a purchase price of approximately $10.50 per share to investors for an aggregate purchase price of approximately $225.5 million. The following table summarizes purchases of shares of Series D preferred stock by purchasers affiliated with Legacy Sonder’s directors and holders of more than 5% of Legacy Sonder’s capital stock:

Name of Stockholder (1)	No. of Shares (Series D)	Aggregate Purchase Price ($)
Valor Sonder Holdings, LLC*(2)	4,763,724	$49,999,999
Entities affiliated with WestCap*(3)	6,383,388	$66,999,976
Entities affiliated with Fidelity*(4)	2,858,234	$29,999,996
Entities affiliated with iNovia Capital*(5)	1,429,117	$14,999,998
Greenoaks Capital MS LP – Hovick Tunnel Series*	952,744	$9,999,992
Frits Dirk van Paasschen^	47,637	$499,997
__________________
*Owners who held more than 5% of Legacy Sonder capital stock.
^       Member of Legacy Sonder’s Board.
(1)Additional details regarding the stockholder included in this table and their equity holdings are provided under the section “Principal Stockholders.”
(2)Mr. Pattipati, a member of Legacy Sonder’s board of directors, serves as a Partner at Valor Management LLC, an affiliate of Valor Sonder Holdings, LLC. Mr. Pattipati is not a member of the Board.
(3)Entities affiliated with WestCap, including WestCap SNDR, LLC and SNDR Strategic Investments 2019, LLC, collectively, beneficially owned more than five percent of Legacy Sonder’s outstanding shares.
(4)Entities affiliated with Fidelity, including Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, Fidelity Growth Company Commingled Pool, Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, Fidelity Blue Chip Growth Commingled Pool, FIAM Target Date Blue Chip Growth Commingled Pool, Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, Fidelity Blue Chip Growth Institutional Trust, Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, Variable Insurance Products Fund III: Growth Opportunities Portfolio, Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, and Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, collectively, beneficially owned more than five percent of Legacy Sonder’s outstanding shares.
(5)Entities affiliated with iNovia, including iNovia Growth Fund, L.P. and iNovia Growth Fund-A, L.P., collectively, beneficially owned more than five percent of Legacy Sonder’s outstanding shares.
Series E Preferred Stock Financing
From April 2020 to January 2021, Legacy Sonder sold an aggregate of 18,956,184 shares of its Series E preferred stock at a purchase price of approximately $10.77 per share to investors for an aggregate purchase price of approximately $204.1 million.

The following table summarizes issuances of shares of Legacy Sonder Series E Preferred Stock to purchasers affiliated with Legacy Sonder’s directors and holders of more than 5% of Legacy Sonder Stock.

Name of Stockholder(1)	No. of Shares (Series E)	Aggregate Purchase Price ($)
Entities affiliated with iNovia Capital*(2)	4,179,474	$44,999,979
Entities affiliated with Fidelity*(3)	4,643,862	$49,999,999
Entities affiliated with WestCap*(4)	4,179,476	$45,000,000
Valor Sonder Holdings, LLC*(5)	928,772	$9,999,995
Entities affiliated with Spark Capital*(6)	46,438	$499,993
Greenoaks Capital Opportunities Fund, L.P.*	464,386	$4,999,998
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*Together with its affiliated entities owned more than 5% of Legacy Sonder capital stock.
(1)Additional details regarding the stockholders included in this table and their equity holdings are provided under the section titled “Principal Stockholders.”
(2)Entities affiliated with iNovia, including iNovia Growth Fund, L.P., iNovia Growth Fund-A, L.P. and iNovia Growth SPV—Quebec, L.P., collectively, beneficially owned more than five percent of Legacy Sonder’s outstanding shares.
(3)Entities affiliated with Fidelity, including Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, Fidelity Growth Company Commingled Pool, Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund, Variable Insurance Products Fund III: Growth Opportunities Portfolio, Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund and Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, collectively, beneficially owned more than five percent of Legacy Sonder’s outstanding shares.
(4)Entities affiliated with WestCap, including WestCap Sonder 2020-A, LLC, beneficially owned more than five percent of Legacy Sonder’s outstanding shares.
(5)Mr. Pattipati, a member of Legacy Sonder’s board of directors, serves as a Partner at Valor Management LLC, an affiliate of Valor Sonder Holdings, LLC. Mr. Pattipati is not a member of the Board.
(6)Entities affiliated with Spark Capital, including Spark Capital IV, L.P.and Spark Capital Founders’ Fund IV, L.P., collectively, beneficially owned more than five percent of Legacy Sonder’s outstanding shares. Mr. Hyatt, a member of Legacy Sonder’s board of directors, serves as a General Partner at Spark Capital.
In connection with its sale of Series E Preferred Stock, Legacy Sonder entered into a pull-forward exchange agreement (the “Pull-Forward Agreement”) with certain purchasers of Legacy Sonder Series E Preferred Stock including certain directors, officers and 5% holders of Legacy Sonder Stock, whereby Legacy Sonder agreed to exchange such stockholders’ shares of Preferred Stock for a corresponding senior series of preferred stock. The Pull-Forward Agreement terminated upon the closing of the Business Combination.
2021 Convertible Promissory Notes
During March 2021, Legacy Sonder issued the Legacy Sonder Convertible Notes in an aggregate principal amount of $165 million to certain investors pursuant to the Note Purchase Agreement, dated March 12, 2021, for which Legacy Sonder received $165 million in exchange for Legacy Sonder’s agreement to issue the investors shares of its capital stock upon the occurrence of certain events described therein. The Legacy Sonder Convertible Notes automatically converted into shares of Legacy Sonder Common Stock immediately prior to the consummation of the Business Combination.
The following table summarizes the Legacy Sonder Convertible Notes issued by Legacy Sonder to holders of more than 5% of its capital stock.

Name of Stockholder(1)	Note Principal Amount ($)
Entities affiliated with Fidelity* (2)	$25,000,000
Westcap Sonder Convert Co-Invest 2021, LLC*	$10,750,000
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*Together with its affiliated entities owned more than 5% of Legacy Sonder capital stock.
(1)Additional details regarding the stockholders included in this table and their equity holdings are provided under the section titled “Principal Stockholders.”
(2)Entities affiliated with Fidelity, including Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, Fidelity Growth Company Commingled Pool, Fidelity Mt. Vernon Street Trust: Fidelity

Growth Company K6 Fund, Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, Fidelity Blue Chip Growth Commingled Pool, Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, Fidelity Blue Chip Growth Institutional Trust and FIAM Target Date Blue Chip Growth Commingled Pool, collectively, beneficially owned more than five percent of Legacy Sonder’s outstanding shares.
Existing PIPE Investment
Existing PIPE Investors entered into Existing Subscription Agreements with the Company, pursuant to which the Existing PIPE Investors have subscribed for shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in connection with the Existing PIPE Investment. Existing PIPE Investors include entities affiliated with Fidelity (3,000,000 shares), which held more than 5% of Legacy Sonder’s capital stock.
New PIPE Investment
On October 27, 2021, as part of the New PIPE Investment, the Company entered into New Subscription Agreements with entities affiliated with Fidelity, which held more than 5% of Legacy Sonder’s capital stock, pursuant to which such entities affiliated with Fidelity have agreed to purchase an aggregate of 2,812,148 shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) at a price of $8.89 per share.
Frits Dirk van Paasschen Co-Investment Right
The director offer letter for Frits Dirk van Paasschen, a member of Legacy Sonder’s board of directors, dated November 1, 2019 granted him a right to acquire up to $1,000,000 of Legacy Sonder Preferred Stock until November 2021. Mr. van Paasschen acquired approximately $500,000 of Legacy Sonder’s Series D preferred stock pursuant to this right. This right terminated on November 1, 2021.
Manon Brouillette Co-Investment Right
The director offer letter for Manon Brouillette, a member of Legacy Sonder’s board of directors, dated June 2020 granted her a right to acquire up to $1,000,000 of Legacy Sonder’s Series E Preferred Stock until June 2021. This right terminated on June 9, 2021.
Employment Agreements
Legacy Sonder entered into employment agreements and offer letter agreements with certain of its executive officers. See the section titled “Executive Compensation—Named Executive Officer Employment Arrangements.”
Amended and Restated Investors’ Rights Agreement
Legacy Sonder was a party to the Amended and Restated Investors’ Rights Agreement, dated as of April 3, 2020, with certain holders of Legacy Sonder’s capital stock, including certain directors, officers and 5% holders of Legacy Sonder’s capital stock, which granted to such holders registration rights and information rights, among other things. This agreement terminated upon the consummation of the Business Combination.
Amended and Restated Right of First Refusal and Co-Sale Agreement
Legacy Sonder was a party to the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 3, 2020, with certain holders of Legacy Sonder’s capital stock including certain directors, officers and 5% holders of Legacy Sonder’s capital stock, which granted Legacy Sonder and certain stockholders the right to purchase shares of Legacy Sonder capital stock which certain stockholders propose to sell to other parties. This agreement terminated upon the consummation of the Business Combination.
Amended and Restated Voting Agreement
Legacy Sonder was a party to the Amended and Restated Voting Agreement, dated as of April 3, 2020, with certain holders of Legacy Sonder’s capital stock including certain directors, officers and 5% holders of Legacy Sonder’s capital stock, where such stockholders agreed to vote their shares of Legacy Sonder capital stock on certain matters, including with respect to the election of directors. This agreement terminated upon the consummation of the Business Combination.
Director and Officer Indemnification
Legacy Sonder’s charter and bylaws provided for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Legacy Sonder entered into indemnification agreements with each of its directors. As a result of the Business Combination, these agreements were replaced with new indemnification agreements for each post-Closing director and officer of the Company. For additional information, see the section titled “Description of Securities—Limitation of Liability and Indemnification.”

DESCRIPTION OF SECURITIES
The following description of capital stock of the Company summarizes certain provisions of our Amended and Restated Certificate of Incorporation and our amended and restated bylaws (the “Amended and Restated Bylaws”). The description is intended as a summary, and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, copies of which have been filed as exhibits to the Company’s Annual Report on Form 10-K.
General
The authorized capital stock of the Company is 690,000,000 shares, of which:
•400,000,000 shares are designated Common Stock, $0.0001 par value per share;
•40,000,000 shares are designated Special Voting Common Stock, $0.0001 par value per share; and
•250,000,000 shares are designated Preferred Stock, $0.0001 par value per share.
Common Stock
Voting Rights
Holders of Common Stock and Special Voting Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of Common Stock and Special Voting Common Stock will at all times vote together as one class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Amended and Restated Certificate of Incorporation (as it may be amended from time to time). Delaware law could require holders of shares of a class of capital stock to vote separately as a single class in the following circumstances:
•If we were to seek to amend the Amended and Restated Certificate of Incorporation to increase or decrease the par value of a class of the capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•If we were to seek to amend the Amended and Restated Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
Election of Directors
Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the Board will be fixed solely by resolution adopted by a majority of the Board.
The Amended and Restated Certificate of Incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors.
Dividend Rights
Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of Common Stock will be entitled to receive dividends out of funds legally available if the Board in its discretion, determines to issue dividends and then only at the times that the Board may determine. Any dividends paid to the holders of shares of Common Stock shall be paid on a pro rata basis. The holders of the Special Voting Common Stock shall not be entitled to receive any dividends out of any assets of the Company.

Preemptive or Similar Rights
The Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption, or sinking fund provisions except as described below.
Redemption of Special Voting Common Stock
Sonder Canada may from time to time, pursuant to Sonder Canada’s Articles of Amendment (as amended and/or restated from time to time, the “Sonder Canada Articles”), issue Canada Exchangeable Shares. Each Canada Exchangeable Share may be exchanged for one share of Common Stock in accordance with the terms of the Sonder Canada Articles and that certain Exchange Rights Agreement (as amended and/or restated from time to time, the “Exchange Rights Agreement”), dated December 18, 2019, by and among the Sonder, Sonder Canada, Sonder Exchange ULC and the holders of Sonder Canada Exchangeable Shares, to which the Company has intervened. The Company will automatically redeem (an “Automatic Redemption”), on the date on which any Canada Exchangeable Shares held by a holder are redeemed, exchanged or otherwise transferred for Common Stock pursuant to the Sonder Canada Articles or the Exchange Rights Agreement, such number of shares of Special Voting Common Stock held by such holder corresponding to the number of Canada Exchangeable Shares then redeemed, exchanged or otherwise transferred (the “Redeemed Shares”) for an amount equal to $0.000001 per share (the “Automatic Redemption Price”), and such Redeemed Shares may not be reissued by the Company.
Liquidation, Dissolution and Winding Up
If the Company becomes subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to the Company’s stockholders would be distributable ratably among the holders of Common Stock and any participating series of Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock. The holders of the Special Voting Common Stock shall not be entitled to receive any distribution of assets of the Company in such event.
Preferred Stock
The Board is authorized, subject to limitations prescribed by law, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the stockholders. The Board will be empowered to increase, but not above the total number of authorized shares of Preferred Stock, or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders. The Board will be able to authorize the issuance of Preferred Stock with voting or conversion rights that could adversely impact the voting power or other rights of the holders of the Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and might adversely affect the market price of Common Stock and the voting and other rights of the holders of Common Stock. There are currently no plans to issue any shares of Preferred Stock.
Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one whole share of our Common Stock at a price of $11.50 per share, subject to certain adjustments. A warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional Public Warrants were issued upon separation of the units and only whole Public Warrants trade. Accordingly, unless a registered holder purchased at least five units, they were not able to receive or trade a whole Public Warrant. The Public Warrants will expire on January 18, 2027 (five years after the consummation of the Business Combination), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

No Public Warrant is exercisable for cash or on a cashless basis.
Redemption of Public Warrants for Cash
We may call the Public Warrants for redemption (except as described below with respect to the Private Placement Warrants):
•In whole and not in part;
•At a price of $0.01 per Public Warrant;
•Upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
•If, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Public Warrant holders.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
In the event we elect to redeem the outstanding Public Warrants, we will fix a date for the redemption (the “Redemption Date”) and provide notice of the redemption to be mailed by first class mail, postage prepaid by us not less than thirty days prior to the Redemption Date to the registered holders of the Public Warrants (who will, in turn, notify the beneficial holders thereof).
Redemption of Public Warrants for Common Stock
Commencing 90 days after the Public Warrants become exercisable, we may redeem the outstanding Public Warrants (except as described herein with respect to the Private Placement Warrants):
•In whole and not in part;
•At a price equal to a number of shares of Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock except as otherwise described below;
•If, and only if, there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given;
•Upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•If, and only if, the last reported sale price of our Common Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.
The numbers in the table below represent the “redemption prices,” or the number of shares of Common Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

Redemption Date	Fair Market Value of Common Stock
(period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The “fair market value” of our Common Stock shall mean the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Public Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.277 shares of Common Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.298 shares of Common Stock for each whole Public Warrant. Finally, as reflected in the table above, we can redeem the Public

Warrants for no consideration in the event that the Public Warrants are “out of the money” (i.e., the trading price of our Common Stock is below the exercise price of the Public Warrants) and about to expire.
Any Public Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).
This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants (other than the Private Placement Warrants) to be redeemed when the shares of Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide the Public Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the warrants for shares of Common Stock, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Public Warrants for Cash.” Holders of the Public Warrants will, in effect, receive a number of shares representing fair value for their Public Warrants based on an option pricing model with a fixed volatility input as of January 19, 2021. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Public Warrants, in this case, for Common Stock, and therefore have certainty as to (a) our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and (b) to the amount of cash provided by the exercise of the Public Warrants and available to us, and also provides a ceiling to the theoretical value of the Public Warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem Public Warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants for Common Stock if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the Public Warrants for Common Stock, without having to negotiate a redemption price with the warrant holders. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.
As stated above, we can redeem the Public Warrants when the shares of Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of Common Stock). If we choose to redeem the Public Warrants when the Common Stock is trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer Common Stock than they would have received if they had chosen to wait to exercise their warrants for Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Common Stock to be issued to the holder.
Redemption Procedures and Cashless Exercise
If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (a) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (b) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend our Amended and Restated Certificate of Incorporation with respect to any provisions relating to stockholders’ rights, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of

Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration received by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant.
The Public Warrants were issued in registered form under the Warrant Agreement between Computershare Trust Company, N.A., as warrant agent, and us. You should review a copy of the Warrant Agreement, which was filed as an Exhibit 4.3 to the Registration Statement, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrant.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the warrant holder.
Private Placement Warrants
The Private Placement Warrants (including the Common Stock issuable upon exercise of the Private Placement Warrants) were not transferable, assignable or salable until 30 days after the consummation of the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Public Units in the GM II IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the Public Units sold in the GM II IPO.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees is because it was not known at the time of issuance whether they would be affiliated with us following the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if such insider is in possession of material non-public information. Accordingly, unlike Public Stockholders who could sell the shares of Common Stock issuable upon exercise of the Public Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Anti-Takeover Provisions
Certain provisions of Delaware law, the Amended and Restated Certificate of Incorporation, and the Amended and Restated Bylaws, may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Board. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions that provide for payment of a premium over the market price for the Company’s shares.
Delaware Law
The Company is governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the Board prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years (subject to certain other requirements), did own, 15% or more of the corporation’s outstanding voting stock. We anticipate that Section 203 may also have the effect of delaying, deferring, or preventing changes in control of the Company.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provisions
The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of the Board or management team, including the following:
•Board of Directors Vacancies. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws authorize only a majority of the remaining members of the Board, although less than a quorum, to fill vacant directorships, including newly created seats. In addition, subject to the rights of holders of any series of Preferred Stock, the number of directors constituting the Board will be permitted to be set only by a resolution adopted by a majority of the Board. These provisions would prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Board and will promote continuity of management.
•Classified Board. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board is divided into three classes of directors. For more information on the classified board, see the section titled “Management.” The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
•Directors Removed Only for Cause. The Amended and Restated Certificate of Incorporation provides that stockholders may remove directors only for cause.
•Stockholder Action; Special Meeting of Stockholders. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder controlling a majority of the Company’s capital stock would not be able to amend the Amended and Restated Bylaws, amend the Amended and Restated Certificate of Incorporation or remove directors without holding a meeting of stockholders called in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws further provide that special meetings of stockholders may be called only by a majority of the Board, the chair of the Board, the Chief Executive Officer of the Company or the president of the Company, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of the Company’s capital stock to take any action, including the removal of directors.
•Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at stockholder meetings. The Amended and Restated Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at meetings of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Amended and Restated Certificate of Incorporation does not provide for cumulative voting.
•Amendment of Charter and Bylaws Provisions. Any amendment of the above provisions in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will require approval by holders of at least two-thirds of the voting power of the Company’s then outstanding voting securities.
•Issuance of Undesignated Preferred Stock. The Amended and Restated Certificate of Incorporation provides that the Board will have the authority, without further action by stockholders, to issue up to 250,000,000 shares of undesignated Preferred Stock with rights, powers and preferences, including voting rights, designated from time to time by the Board. The existence of authorized but unissued shares of Preferred Stock would enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, or other means.
•Exclusive Forum. The Amended and Restated Bylaws provide that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or the Amended and Restated Certificate of Incorporation or the Amended and Restated Bylaws (as either may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. The Amended and Restated Bylaws further provide that, unless otherwise consented to by the Company in writing, the federal district courts of the United States will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Amended and Restated Bylaws. However, there can be no assurance that the provision will be enforced by a court in those other jurisdictions. Any person or entity purchasing or otherwise acquiring any interest in the Company’s securities shall be deemed to have notice of and consented to these provisions. These provisions may have the effect of discouraging lawsuits against the Company or its directors and officers.
Rule 144
A person who has beneficially owned restricted shares of Common Stock or Special Voting Common Stock for at least six months would be entitled to sell their shares provided that (i) such person is not deemed to have been one of the Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports). Persons who have beneficially owned restricted shares of Common Stock or Special Voting Common Stock for at least six months but who are the Company’s affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:
•1% of the number of shares then outstanding; and

•The average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•The issuer of the securities that was formerly a shell company has ceased to be a shell company;
•The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•At least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result of the consummation of the Business Combination, the Company is no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Registration Rights
At the consummation of the Business Combination, the Company entered into the Registration Rights Agreement, with the Registration Rights Holders. The Registration Rights Holders and any person or entity who hereafter becomes a party to the Registration Rights Agreement, a “Holder” and collectively the “Holders,” will be entitled to registration rights pursuant to the terms of the Registration Rights Agreement.
The Registration Rights Agreement provided that the Company would, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, file with the SEC a shelf registration statement registering the resale of the Holders’ shares and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. The Company filed the Registration Statement with the SEC on January 31, 2022. The Holders are each entitled to make up to six demands for registration, excluding short form demands, that the Company register the shares held by these parties. In addition, the Holders have certain “piggy-back” registration rights. Holders who are Sonder Stockholders and not affiliates (as defined under Rule 144 under the Securities Act) of the Company are not entitled to registration rights with respect to shelf underwritten offerings and demand registrations initiated by the Gores Holders (as defined in the Registration Rights Agreement). The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement.
Limitation of Liability and Indemnification
The Amended and Restated Certificate of Incorporation, which became effective upon consummation of the Business Combination, limits the Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•For any transaction from which the director derives an improper personal benefit;

•For any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•For any unlawful payment of dividends or redemption of shares; or
•For any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Amended and Restated Bylaws provide that the Company will, in certain situations, indemnify the Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, the Company has entered into and will continue to enter into separate indemnification agreements with the Company’s directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.
The Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Company believes these provisions in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Listing
Our Common Stock is listed on Nasdaq under the symbol “SOND” and our Public Warrants are listed on Nasdaq under the symbol “SONDW.”
Transfer Agent and Registrar
The transfer agent and registrar for the Company’s Common Stock is Computershare Inc.

RESTRICTIONS ON THE RESALE OF OUR SECURITIES
Subject to the restrictions set forth below, pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares of our common stock then outstanding; or
•The average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•The issuer of the securities that was formerly a shell company has ceased to be a shell company;
•The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•At least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.
Lock-Up Agreements
Our Initial Stockholders entered into a letter agreement and the Registration Rights Agreement pursuant to which they agreed to restrictions on the transfer of their Common Stock issued in the GM II IPO for 180 days after the consummation of the Business Combination.
Under the Amended and Restated Bylaws, all Legacy Sonder Stockholders who received shares of Common Stock in connection with the Business Combination as well as directors, officers and employees of Legacy Sonder who received shares of Common Stock upon the settlement or exercise of restricted stock units, options or other equity awards outstanding immediately following the closing of the Business Combination will be bound by certain restrictions on their ability to transfer such shares of Common Stock for a period of 180 days after the closing of the Business Combination; provided, if during such period the volume weighted average price of Common Stock for 10 trading days within any 20 consecutive trading day period is at least $12.50 per share or $15.00 per share, then on the next trading day following achievement of each such price, one-third of the shares of Common Stock owned by the Legacy Sonder Stockholder so bound will no longer be subject to such transfer restrictions (not to occur earlier than 90 days following the consummation of the Business Combination). The PIPE shares acquired or received by Legacy Sonder Stockholders in respect of shares of Legacy Sonder Common Stock issued upon the conversion of convertible note securities of Legacy Sonder are excluded from the transfer restrictions in the Amended and Restated Bylaws.
Legacy Sonder Supporting Stockholders entered into the Primary Lock-Up Agreements, pursuant to which such Legacy Sonder Supporting Stockholders agreed to be bound by restrictions on their ability to transfer such shares of Common Stock for a period of 180 days after the closing of the Business Combination; provided, if during such period the volume weighted average price of Common Stock for 10 trading days within any 20 consecutive trading day period is at least $12.50 per share or $15.00 per share, then following achievement of each such price, one-third of the shares of Common Stock owned by the Legacy Sonder Stockholder will no longer be subject to such transfer restrictions in the Primary Lock-Up Agreements (not to occur earlier than 90 days following the consummation of the Business Combination).

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:
•Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•One or more underwritten offerings on a firm commitment or best efforts basis;
•Block trades in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•Purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•An exchange distribution in accordance with the rules of the applicable exchange;
•Privately negotiated transactions;
•Distributions or transfers to their members, partners or shareholders;
•Short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•In market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•Directly to one or more purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•In “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•Through agents;
•Through broker-dealers who may agree with the Selling Securityholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant;
•By entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our shares of common stock; and
•A combination of any such methods of sale or any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
There can be no assurance that the Selling Securityholders will sell all or any of the shares of our common stock or warrants offered by this prospectus. The Selling Securityholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
The Selling Securityholders may solicit offers to purchase shares of our common stock or warrants directly from, and they may sell such shares of our common stock or warrants directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement to the extent required.
It is possible that one or more underwriters may make a market in shares of our common stock or warrants, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our shares of our common stock or warrants.
Our common stock and our warrants which are the subject of this prospectus are listed on Nasdaq under the symbols “SOND” and “SONDW,” respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase shares of our common stock or warrants at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts. The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
Under the Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses. The Selling Securityholders will pay any underwriting commissions and discounts, brokerage fees, underwriter marketing costs, and certain legal expenses relating to the offering.
Selling Securityholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock or warrants.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of common stock or warrants pursuant to the distribution through a registration statement.

We are required to pay all fees and expenses incident to the registration of shares of our common stock and warrants to be offered and sold pursuant to this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of material U.S. federal income tax considerations of the ownership and disposition of our common stock and the Private Placement Warrants (such warrants in this section referred to as the “Registered Warrants”), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Code, Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax considerations different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or the effect, if any, of the Medicare contribution tax on net investment income. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:
•banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;
•persons subject to the alternative minimum tax;
•tax-exempt organizations;
•pension plans and tax-qualified retirement plans;
•controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
•entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass through entities (or investors in such entities or arrangements);
•brokers or dealers in securities or currencies;
•traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;
•persons who own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
•certain former citizens or long-term residents of the United States;
•persons who hold our common stock or Registered Warrants as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;
•persons who hold or receive our common stock or Registered Warrants pursuant to the exercise of any option;
•persons who do not hold our common stock or Registered Warrants as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment);
•persons deemed to sell our common stock or Registered Warrants under the constructive sale provisions of the Code; or
•persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock or Registered Warrants being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock or Registered Warrants, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. A partner in a partnership that will hold our common stock or Registered Warrants should consult his, her or its own tax advisor regarding the tax considerations of the purchase, ownership and disposition of our common stock through a partnership.
You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations of the purchase, ownership and disposition of our common stock or Registered Warrants arising under the U.S. federal gift or estate tax rules or under the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.
For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not a partnership and is:
•an individual who is a citizen or resident of the United States;
•a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;
•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our securities that is neither a U.S. holder nor a partnership (including any entity or arrangement treated as a partnership and the equity holders therein) for U.S. federal income tax purposes.
Tax Considerations Applicable to U.S. Holders
Distributions
As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock, and we do not anticipate paying any dividends on our common stock following the completion of this offering. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Tax Considerations Applicable to U.S. Holders—Gain on Disposition of Common Stock.”
Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that under current law will be subject to tax at long-term capital gains rates. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain on Disposition of Common Stock
You generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our common stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if your holding period for the common stock so disposed of exceeds one year. The amount of gain or loss recognized generally will be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) your adjusted tax basis in its common stock so disposed of. Your adjusted tax basis in your common stock generally will equal your acquisition cost for such common stock (or, in the case of common stock received upon exercise of a warrant, your initial basis for such common stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. holders generally are eligible under current law for reduced rates of tax. If your holding period for the common stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.
Exercise of Registered Warrants
Except as discussed below with respect to the cashless exercise of Registered Warrants, you generally will not recognize taxable gain or loss upon the exercise of a Registered Warrant for cash. Your initial tax basis in the share of our common stock received upon exercise of the Registered Warrant generally will be an amount equal to the sum of your acquisition cost of the Registered Warrant and the exercise price of such Registered Warrant. It is unclear whether your holding period for the common stock received upon exercise of the Registered Warrant would commence on the date of exercise of the Registered Warrant or the day following the date of exercise of the Registered Warrant; however, in either case the holding period will not include the period during which you held the Registered Warrants.
In certain circumstances, the Registered Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of an Registered Warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event, a non-realization event, or a tax-free recapitalization. You are urged to consult your tax advisors as to the consequences of an exercise of an Registered Warrant on a cashless basis, including with respect to your holding period and tax basis in the common stock received upon exercise of the Warrant.
Sale or other Disposition of Registered Warrants
Upon a sale, exchange (other than by exercise), redemption, or expiration of an Registered Warrant, you will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) your adjusted tax basis in the Registered Warrant. Your adjusted tax basis in the Registered Warrants generally will equal your acquisition cost of the Registered Warrants, increased by the amount of any constructive distributions included in income by you (as described below under “Tax Considerations Applicable to U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Registered Warrant is held by the U.S. holder for more than one year at the time of such disposition or expiration.
If a Registered Warrant is allowed to lapse unexercised, you generally will recognize a capital loss equal to your adjusted tax basis in the Registered Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Registered Warrant is held for more than one year. The deductibility of capital losses is subject to certain limitations.
Possible Constructive Distributions
The terms of each Registered Warrant provide for an adjustment to the number of shares of common stock for which the Registered Warrant may be exercised or to the exercise price of the Registered Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. holder of Registered Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Registered Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “—Tax Considerations Applicable to U.S. Holders—Distributions” in the same manner as if such U.S. holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.
Tax Considerations Applicable to Non-U.S. Holders
Distributions
As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock, and we do not anticipate paying any dividends on our common stock following the completion of this offering. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Tax Considerations Applicable to Non-U.S. Holders —Gain on Disposition of Common Stock and Registered Warrants.”
Subject to the discussions below regarding effectively connected income, backup withholding and Foreign Account Tax Compliance Act, or FATCA, withholding, any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us or the applicable paying agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.
Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally are taxed at the U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including the application of any applicable tax treaties that may provide for different rules.
Exercise of Registered Warrants
The U.S. federal income tax treatment of your exercise of an Registered Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of an Registered Warrant by a U.S. holder, as described under “—Tax Considerations Applicable to U.S. Holders—Exercise of Registered Warrants” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to you would be the same as those described below in “—Tax Considerations Applicable to Non-U.S. Holders—Gain on Disposition of Common Stock and Registered Warrants.”

Gain on Disposition of Common Stock and Registered Warrants
Subject to the discussions below regarding backup withholding and FATCA withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock or Registered Warrants unless:
•the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);
•you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
•our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.
We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock and Registered Warrants are regularly traded on an established securities market, your common stock and Registered Warrants will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than five percent of our regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock. It is unclear how your ownership of Registered Warrants will affect the determination of whether you own more than five percent of our common stock. In addition, special rules may apply in the case of a disposition of Registered Warrants if our common stock is considered to be regularly traded, but our Registered Warrants are not considered to be publicly traded. If we are a USRPHC at any time within the applicable testing period and either our common stock and/or Registered Warrants are not regularly traded on an established securities market or you hold more than five percent of our outstanding common stock and/or Registered Warrants, directly, indirectly, or constructively, at any time during the applicable testing period, you will generally be taxed on any gain realized upon the sale or other disposition of our common stock and/or Registered Warrants in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC at any time within the applicable testing period and our common stock and/or Registered Warrants are not regularly traded on an established securities market, your proceeds received on the disposition of shares will also generally be subject to withholding at a rate of 15%. You are encouraged to consult your own tax advisors regarding the possible consequences to you if we are, or were to become, a URSPHC.
If you are a non-U.S. holder described in the first bullet above, you generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under U.S. federal income tax rates applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.
Possible Constructive Distributions
The terms of each Registered Warrant provide for an adjustment to the number of shares of common stock for which the Registered Warrant may be exercised or to the exercise price of the Registered Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants.” An adjustment that has the effect of preventing dilution generally should not be a taxable event. Nevertheless, you would be treated as receiving a constructive distribution from us if, for example, the adjustment increases your proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or an adjustment to the exercise price of the Registered Warrant) as a result of a distribution of cash to the holders of shares of our common stock that is taxable to such holders as a distribution. You would be subject to U.S. federal income tax withholding as described above under “Tax Considerations Applicable to Non-U.S. Holders—Distributions” under that section in the same manner as if you received a cash distribution from us on common stock equal to the fair market value of such increased interest.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.
Payments of dividends on or of proceeds from the disposition of our common stock or Registered Warrants made to you may be subject to backup withholding at the applicable statutory rate unless you establish an exemption, for example, by providing a properly completed IRS Form W-9 certifying your exemption from backup withholding or properly certifying your non-U.S. status on a properly completed IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.
Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
Additional Withholding Requirements under the Foreign Account Tax Compliance Act
FATCA, including sections 1471 through 1474 of the Code and the Treasury Regulations and other official IRS guidance issued thereunder, generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our common stock or Registered Warrants, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our common stock or Registered Warrants paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption.
The withholding obligations under FATCA generally apply to dividends on our common stock or Registered Warrants and to the payment of gross proceeds of a sale or other disposition of our common stock or Registered Warrants. However, the U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our common stock (but not on payments of dividends). The preamble of such proposed regulations states that they may be relied upon by taxpayers until final regulations are issued or until such proposed regulations are rescinded. The withholding tax will apply regardless of whether the payment otherwise would be exempt from withholding tax, including under the exemptions described above. Under certain circumstances, you might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and your country of residence may modify the requirements described in this section. You should consult with your own tax advisors regarding the application of

FATCA withholding to your investment in, and ownership and disposition of, our common stock or Registered Warrants.
The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. You should consult your own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax considerations of purchasing, owning and disposing of our common stock or Registered Warrants, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS
Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, has passed upon the validity of the securities of Sonder Holdings Inc. offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The financial statements of Gores Metropoulos II, Inc. as of December 31, 2020, and for the period from July 21, 2020 (inception) through December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, GM II’s former independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The financial statements of Gores Metropoulos II, Inc. as of December 31, 2021 and for the year ended December 31, 2021 have been included herein in reliance upon the report of WithumSmith+Brown, PC, GM II’s independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of Sonder Holdings Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of common stock and warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at https://www.sonder.com/. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Sonder Holdings Inc.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Sonder Holdings Inc. (f/k/a Gores Metropoulos II, Inc.) (the “Company”) as of December 31, 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown PC
We have served as the Company’s auditor since 2022.
New York, New York
March 28, 2022
PCAOB ID Number 100

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholder and Board of Directors
Gores Metropoulos II, Inc.:
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Gores Metropoulos II, Inc. (the Company) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity, and cash flows for the period from July 21, 2020 (inception) through December 31, 2020 and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 21, 2020 (inception) through December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Denver, Colorado
January 13, 2021

SONDER HOLDINGS INC.
f/k/a GORES METROPOULOS II, INC.
BALANCE SHEETS

	December 31, 2021	December 31, 2020
CURRENT ASSETS:
Cash	$263,943	$160,314
Deferred offering costs associated with proposed public offering	—	285,941
Prepaid assets	1,011,081	—
Total current assets	1,275,024	446,255
Marketable securities held in Trust Account	450,063,407	—
Total assets	$451,338,431	$446,255
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
State franchise tax	$200,000	$2,918
Accrued expenses, formation and offering costs	5,937,133	158,255
PIPE subscription	250,000
Public warrants derivative liability	17,370,000
Private warrants derivative liability	10,615,000
Notes payable—related party	1,500,000	300,000
Total current liabilities	35,872,133	461,173
Deferred underwriting compensation	15,750,000	—
Total liabilities	51,622,133	461,173
COMMITMENTS AND CONTINGENCIES
Stockholders’ deficit:
Class A common stock, subject to redemption, 45,000,000 and 0 shares at December 31, 2021 and 2020, respectively (at redemption value of $10 per share)	450,000,000	—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock
Class A common stock, $0.0001 par value; 400,000,000 shares authorized, no shares issued and outstanding	—	—
Class F common stock, $0.0001 par value; 40,000,000 shares authorized, 11,250,000 and 11,500,000 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively,	1,125	1,150
Additional paid-in-capital	—	23,850
Accumulated Deficit	(50,284,827)	(39,918)
Total stockholders’ deficit	(50,283,702)	(14,918)
Total liabilities and stockholders’ deficit	$451,338,431	$446,255
See accompanying notes to financial statements.

SONDER HOLDINGS INC.
f/k/a GORES METROPOULOS II, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the period from July 21, 2020 to December 31, 2020
Revenues	$—	$—
Organizational expenses	—	(4,000)
Professional fees	(7,784,171)	(33,000)
State franchise tax	(200,000)	(2,918)
Allocated expense for warrant issuance cost	(918,141)	—
Net loss from operations	$(8,902,312)	$(39,918)
Other income - interest income	63,407	—
Loss from change in fair value of warrant liabilities	(1,740,000)	—
Net loss before income taxes	(10,578,905)	(39,918)
Provision for income tax	—	—
Net loss attributable to common shareholders	$(10,578,905)	$(39,918)

Net loss per ordinary share:
Class A Common Stock - basic and diluted	$(0.96)	$—
Class F Common Stock - basic and diluted	$(0.96)	$0.00
See accompanying notes to financial statements.

SONDER HOLDINGS INC.
f/k/a GORES METROPOULOS II, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class F
	Shares	Amount	Shares	Amount
Balance at July 21, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Sale of Class F common stock, par value $0.0001 per share, to Sponsor on July 23, 2020(1)	—	—	11,500,000	1,150	23,850	—	25,000
Net loss	—	—	—	—	—	(39,918)	(39,918)
Balance at December 31, 2020	—	$—	11,500,000	$1,150	$23,850	(39,918)	$(14,918)
Forfeited Class F common stock by Sponsor	—	—	(250,000)	(25)	25	—	$—
Excess of fair value paid by founders for warrants	—	—	—	—	1,045,000	—	1,045,000
Subsequent measurement of Class A common stock subject to redemption against additional paid-in capital	—	—	—	—	(1,068,875)	—	(1,068,875)
Subsequent measurement of Class A common stock subject to redemption against accumulated deficit	—	—	—	—	—	(39,666,004)	(39,666,004)
Net loss	—	—	—	—	—	(10,578,905)	(10,578,905)
Balance at December 31, 2021	—	$—	11,250,000	$1,125	$—	$(50,284,827)	$(50,283,702)
_______________
(1)This number includes up to 1,500,000 shares of Class F common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.
See accompanying notes to financial statements.

SONDER HOLDINGS INC.
f/k/a GORES METROPOULOS II, INC.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the period from July 21, 2020 to December 31, 2020
Cash flows from operating activities:
Net loss	$(10,578,905)	$(39,918)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance costs related to warrant liabilities	918,141	—
Changes in fair value warrants derivative liabilities	1,740,000	—
Changes in operating assets and liabilities:
Changes in prepaid assets	(1,011,081)	—
Changes in accrued expenses, formation and offering costs	6,064,819	4,000
Changes in state franchise tax accrual	197,082	2,918
Net cash used by operating activities	(2,669,944)	(33,000)
Cash flows from investing activities:
Cash deposited in Trust Account	(450,000,000)	—
Interest and dividends reinvested in the Trust Account	(63,407)	—
Net cash used by investing activities	(450,063,407)	—
Cash flows from financing activities:
Proceeds from sale of Units in initial public offering	450,000,000	—
Proceeds from sale of Private Placement Warrants to Sponsor	11,000,000	—
Payment of underwriters’ discounts and commissions	(9,000,000)	—
Proceeds from Private Placement subscription	250,000	—
Proceeds from note payable—related party	1,500,000	300,000
Repayment of notes and advances payable – related party	(300,000)
Proceeds from sale of Class F common stock to Sponsor	—	25,000
Payments of accrued offering cost	(613,020)	(131,686)
Net cash provided by financing activities	452,836,980	193,314
Increase in cash	103,629	160,314
Cash at beginning of period	160,314	—
Cash at end of period	$263,943	$160,314
Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$15,750,000	$—
Cash paid for income and state franchise taxes	$2,918	$—
Deferred offering costs	$—	$154,255
See accompanying notes to financial statements.

GORES METROPOULOS II, INC.
NOTES TO FINANCIAL STATEMENTS
Note 1—Description of Organization and Business Operations
Organization and General
Sonder Holdings Inc. (f/k/a Gores Metropoulos II, Inc.) (the “Company”) was incorporated in Delaware on July 21, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company completed the Public Offering on January 22, 2021 (the “IPO Closing Date”). The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. Subsequent to the Public Offering, the Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).
Sonder Holdings Inc. Business Combination
On April 29, 2021, Sonder Holdings Inc. (f/k/a Gores Metropoulos II, Inc) entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, Sonder Operating Inc (f/k/a Sonder Holdings Inc, or “Legacy Sonder”). The transactions contemplated by the Business Combination Agreement will constitute a “Business Combination” within the meaning of the Company’s Amended and Restated Certificate of Incorporation. Such transactions are hereinafter referred to as the “Business Combination.” The Business Combination with Legacy Sonder closed on January 18, 2022.
Sponsor
The Company’s sponsor is Gores Metropoulos Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”).
Private Placement Subscription Agreements
On April 29, 2021, the Company entered into subscription agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain investors and Gores Metropoulos Sponsor II, LLC (the “Sponsor”), pursuant to which the investors have agreed to purchase an aggregate of 20,000,000 shares of Company Common Stock in a private placement for $10.00 per share (the “Private Placement”).
Each Subscription Agreement will terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of the parties to such Subscription Agreement; (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied or waived on or prior to the closing and, as a result thereof, the transactions contemplated by such Subscription Agreement are not consummated at the closing; and (d) if the closing of the Business Combination shall not have occurred by October 28, 2021. As of the date hereof, the shares of Company Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company will, within 30 days after the closing of the Business Combination, file with the Securities and Exchange Commission (“SEC”) a registration statement (the “Post-Closing Registration Statement”) registering the resale of such shares of Common Stock and will use its commercially reasonable efforts to have such Post-Closing Registration Statement declared effective as soon as practicable after the filing thereof.
On October 27, 2021, the parties entered into an amendment to the Existing Subscription Agreements (the “Existing Subscription Amendment”), pursuant to which, among other things, the date such Existing Subscription Agreements terminate if the Business Combination has not been consummated was extended from October 28, 2021 to January 31, 2022.
On October 27, 2021, the Company entered into subscription agreements (the “New Subscription Agreements”) with certain investors, including the Sponsor (the “New Subscribers”), pursuant to which the New Subscribers have agreed to purchase an aggregate of 11,507,074 shares of Company Common Stock in a private placement for $8.89 per share (the “New PIPE”). Each New Subscription Agreement is to terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to such New Subscription Agreement; (c) any of the conditions to closing set forth in such New Subscription Agreement not being satisfied or waived on or prior to the closing and, as a result thereof, the transactions contemplated by such New Subscription Agreement not being consummated at the closing; and (d) January 31, 2022, if the closing of the Business Combination shall not have occurred by such date.
Surrender Agreement
On October 27, 2021, the Company entered into a share surrender agreement (the “Share Surrender Agreement”), by and between the Company and the Sponsor, pursuant to which the Sponsor agreed to surrender 1,277,285 shares of Class F Common Stock immediately prior to the effective time of the First Merger, contingent on the satisfaction of the conditions to closing set forth in the Merger Agreement. The foregoing description of the Share Surrender Agreement is qualified in its entirety by the text of the Share Surrender Agreement.
Additional Sponsor Commitment Subscription Agreement
On October 27, 2021, the Company entered into a subscription agreement (the “Additional Sponsor Commitment Subscription Agreement”) with the Sponsor, substantially similar to the Sponsor’s Existing Subscription Agreement (as amended), whereby the Sponsor separately agreed to purchase an additional 709,711 shares of Company Common Stock in a private placement for $10.00 per share. The Additional Sponsor Commitment Subscription Agreement will automatically terminate with no further force and effect upon the earliest to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) the mutual written agreement of the parties to such Additional Sponsor Commitment Subscription Agreement; (c) any of the conditions to closing set forth in such Additional Sponsor Commitment Subscription Agreement not being satisfied or waived on or prior to the closing and, as a result thereof, the transactions contemplated by such Additional Sponsor Commitment Subscription Agreement not being consummated at the closing; and (d) January 31, 2022, if the closing of the Business Combination shall not have occurred by such date.
Financing
Upon the closing of the Public Offering and the sale of the Private Placement Warrants, an aggregate of $450,000,000 was placed in a Trust Account with Computershare acting as trustee (the “Trust Account”).
The Company intends to finance a Business Combination with the net proceeds from its $450,000,000 Public Offering and its sale of $11,000,000 of Private Placement Warrants.
The Trust Account
Substantially all the proceeds from the Proposed Offering and the sale of the Private Placement Warrants (as defined in Note 4) will be placed in a U.S. based trust account (the “Trust Account”). The Trust Account will be invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of up to $900,000 per year of interest to fund the Company’s compliance requirements and other costs related thereto, plus additional amounts released to us to pay franchise and income taxes, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; (ii) the redemption of any shares of the Company’s class A common stock, par value $0.0001 per share (the “Class A common stock”) included in the Units (as defined in Note 3) being sold in the Proposed Offering that have been properly tendered in connection with a stockholder vote to amend the amended and restated certificate of incorporation (a) to modify the substance or timing of the Company’s obligation to redeem 100% of such shares of Class A common stock if it does not complete a Business Combination within 24 months from the closing of the Proposed Offering or (b) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of 100% of the shares of Class A common stock included in the Units being sold in the Proposed Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Offering (subject to the requirements of law).
Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, “Target Business” must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination.
The Company, after signing a definitive agreement for a Business Combination, was required to either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable.
As a result of the foregoing redemption provisions, the public shares of common stock are recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”).
The Company had 24 months from the closing date of the Proposed Offering to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders and the Company’s officers and directors will enter into letter agreements with the Company, pursuant to which they will waive their rights to participate in any redemption with respect to their founder shares; however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Proposed Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Proposed Offering.
On January 14, 2022, the Company held a special meeting of the Company’s stockholders (the “Special Meeting”), held in lieu of the 2021 annual meeting of the Company’s stockholders, at which stockholders representing a majority of the outstanding shares of Class A Common Stock approved the Sonder Holdings Inc. Business Combination. In connection with the closing of the Business Combination on January 18, 2022, Company Stockholders redeemed 43,343,665 shares of Class A Stock.

Note 2—Summary of Significant Accounting Policies
Basis of Presentation
The financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”). Unless otherwise stated the financial statements and notes to the financial statements presented herein relate to the Company and its subsidiaries (legal acquirer) and not to Sonder Holdings Inc and its subsidiaries (legal acquiree).
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
Net Loss Per Common Share
As of December 31, 2021, the Company had two classes of shares, which are referred to as Class A common stock and Class F common stock. Net loss per common share is computed utilizing the two-class method. The two-class method is an earnings allocation formula that determines earnings per share separately for each class of common stock based on an allocation of undistributed earnings per the rights of each class. Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to be issued in connection with the conversion of shares of the Company’s Class F common stock, par value $0.0001 per share (the “Class F common stock”) or to settle warrants, as calculated using the treasury stock method. During 2021 and 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted loss per common share is the same as basic loss per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income/(loss) per share for each class of common stock:

	Year Ended December 31, 2021		For the period from July 21, 2020 to December 31, 2020
	Class A	Class F	Class A	Class F
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss) including accretion of temporary equity	$(40,522,248)	$(10,791,535)	$—	$(39,918)
Denominator:
Weighted-average shares outstanding	42,410,959	11,294,521	—	11,500,000
Basic and diluted net income (loss) per share	$(0.96)	$(0.96)	$—	$—
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.
Deferred Offering Costs
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs were $25,363,020 (including $24,750,000 in underwriters’ fees) consisting principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and were charged to stockholders’ equity upon the completion of the Public Offering. Since the Company is required to classify the warrants as derivative liabilities, offering costs totaling $918,141 are reflected as an expense in the statements of operations.AS of December 31, 2020, $285,941 of offering costs were deferred on the balance sheet
Redeemable Common Stock
As discussed in Note 3, all of the 45,000,000 shares of Common Stock sold as part of the Units in the Public Offering contained a redemption feature which allowed for the redemption of such public shares in connection with the Company’s liquidation, if there was a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, as of December 31, 2021, the Company’s amended and restated certificate of incorporation provided that the Company would not redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
Accordingly, as of December 31, 2021, 45,000,000 public shares are classified outside of permanent equity at their redemption value.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Organizational Expenses
Organizational expenses include certain professional fees. These costs are expensed as incurred. For the period from July 21, 2020 (inception) through December 31, 2020, the Company has incurred organizational expenses of $4,000 related to the formation of the entity.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2021 and 2020, the Company had deferred tax assets of $519,023 and $10,231 related to net operating loss carry forwards and startup costs. The Company’s net operating losses will expire beginning 2040. Management has provided a full valuation allowance of the deferred tax asset.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.
Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. Periodically, the Company may maintain balances in various accounts in excess of federally insured limits.
Investments and Cash Held in Trust Account
As of December 31, 2021, the Company had $450,063,407 in the Trust Account which could be utilized for Business Combinations. As of December 31, 2021, the Trust Account consisted of treasury bills.
The Company's portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. The Company's investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Warrant Liability
The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the Company’s statements of operations. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.
Recently issued accounting pronouncements not yet adopted
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular basis where the impact could be material. The Company does not believe the consummation of the Business Combination will have a material impact on the Company’s financial statements.
Note 3—Public Offering
Public Units
On January 22, 2021, the Company sold 45,000,000 units at a price of $10.00 per unit (the “Units”), including 5,000,000 Units as a result of the underwriters’ partial exercise of their over-allotment option, in its initial public offering (the “Public Offering”), generating gross proceeds of $450,000,000. Each Unit consists of one share of the Company’s Class A Common Stock (the “public shares”), and one-fifth of one redeemable common stock purchase warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A Common Stock. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its Business Combination on or prior to the 24 - month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of Class A Common Stock issuable upon exercise of the Warrants. The Company granted the underwriters a 45-day option to purchase additional Units to cover any over-allotment, at the initial public offering price less the underwriting discounts and commissions. The Company paid an upfront underwriting discount of 2.00% ($9,000,000) of the per Unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.50% ($15,750,000) of the gross offering proceeds payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.
The public warrants issued as part of the Units are accounted for as liabilities as there are terms and features do not qualify for equity classification in FASB ASC Topic 815-40 “Derivatives and Hedging – Contracts in Entity’s Own Equity.” The fair value of the public warrants at January 22, 2021 was a liability of $16,290,000. At December 31, 2021, the fair value has increased to $17,370,000. The change in fair value of $1,080,000 is reflected as a loss in the statements of operations.
As of December 31, 2021, the Class A Common Stock reflected on the balance sheet are reconciled in the following table. The accretion of carrying value to redemption value was fully recognized upon the Company’s IPO.

As of December 31, 2021
Gross proceeds	$450,000,000
Less:
Proceeds allocated to public warrants	(16,290,000)
Class A shares issuance costs	(24,444,879)
Plus:
Accretion of carrying value to redemption value	(40,734,879)
Contingently redeemable Class A Common Stock	$450,000,000
Note 4—Related Party Transactions
Founder Shares
On July 23, 2020, the Sponsor purchased 11,500,000 shares of Class F common stock (the “Founder Shares”) for $25,000, or approximately $0.002 per share. On January 12, 2021, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent director nominees at their original purchase price. On March 7,

2021, the Sponsor forfeited 250,000 Founder Shares following the expiration of the unexercised portion of underwriters’ over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of common stock following completion of the Public Offering. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.
Private Placement Warrants
The Sponsor purchased from the Company an aggregate of 5,500,000 whole warrants at a price of $2.00 per warrant (a purchase price of approximately $11,000,000) in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.
The Private Placement Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in the Public Offering, except that the Private Placement Warrants are not redeemable so long as they are held by the Sponsor or its permitted transferees, except as described in the warrant agreement.
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, hold registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Sponsor Loan
Prior to the completion of the Public Offering, the Sponsor loaned the Company an aggregate of $300,000 by the issuance of an unsecured promissory note (the “Note”) issued by the Company in favor of the Sponsor to cover organizational expenses and expenses related to the Public Offering. The Note was non-interest bearing and payable on the earlier of July 31, 2021 or the completion of the Public Offering. The Note was repaid upon completion of the Public Offering.
On February 17, 2021, the Sponsor made available to the Company a loan of up to $1,500,000 pursuant to a promissory note issued by the Company to the Sponsor. The proceeds from the note were used for on-going operational expenses and certain other expenses in connection with the Proposed Business Combination. The note is unsecured, non-interest bearing and matured on January 18, 2022, the date on which the Company consummated the Business Combination. As of December 31, 2021, the amount advanced by Sponsor to the Company was $1,500,000.
Administrative Services Agreement
The Company entered into an administrative services agreement pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 per month for office space, utilities and secretarial support. Services commenced on January 19, 2021 (the date the securities were first listed on the Nasdaq Capital Market) and terminated upon the Business Combination closing date.
For the period commencing January 19, 2021 through December 31, 2021 the Company has paid the affiliate $227,742.
Note 5— Income Taxes
The Company did not record an income tax provision for the years ended December 31, 2021 and 2020.

A reconciliation of the statutory federal income tax expense to the income tax expense from continuing operations provided at December 31, 2021:

Year Ended December 31, 2021
Income tax benefit at the federal statutory rate	$(2,221,570)
Capitalized transaction expenses	1,223,592
Warrant liability	558,210
State income taxes - net of federal income tax benefits	(77,487)
Change in valuation allowance	517,255
Total income tax benefit	$—
The Company’s net deferred tax assets are as follows:

Year Ended December 31, 2021
Deferred tax assets:
Accrued expenses	$315,191
Net operating losses	203,832
Total deferred tax assets	519,023
Valuation allowance	(519,023)
Deferred tax asset, net	$—
The Company did not have any significant deferred tax assets or liabilities as of December 31, 2020.
The Company has evaluated tax positions taken or expected to be taken in the course of preparing the financial statements to determine if the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more likely than not” threshold would be recorded as a tax benefit or expense in the current year. The Company has concluded that there was no impact related to uncertain tax positions on the results of its operations for the period ended December 31, 2021. As of December 31, 2021, the Company has no accrued interest or penalties related to uncertain tax positions. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s conclusions regarding tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analyses of tax laws, regulations, and interpretations thereof.
Note 6—Fair Value Measurement
The Company complies with ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.
Warrants
The Company has determined that warrants issued in connection with its initial public offering in January 2021 are subject to treatment as a liability. The Company utilized a Monte Carlo simulation methodology to value the warrants for periods prior to public warrant trading and observable transactions for subsequent periods, with changes in fair value recognized in the statements of operations. The estimated fair value of the warrant liability is determined using Level 1 and Level 2 inputs. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date and March 31, 2021, was derived from observable public warrant pricing on comparable ‘blank-check’ companies that recently went public in 2020 and 2021. Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of Public Warrants was transferred from a Level 3 measurement to a Level 1 measurement, when the Public Warrants were separately listed and traded in an active market. The estimated fair value of the Private Warrants was transferred from a Level 3 measurement to a Level 2 fair value measurement as of January 2021, as the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. No assets or liabilities are measured at fair value as of December 31, 2020. At December 31, 2021, there were observable transactions in the Company's public warrants. At December 31, 2021, the Public Warrants had adequate trading volume to provide a reliable indication of value. The Public Warrants were valued at $1.93 per warrant at December 31, 2021. The fair value of the Private Placement Warrants was deemed to be equal to the fair value of the Public Warrants because the Private Placement Warrants have similar terms and are subject to substantially the same redemption features as the Public Warrants.
The key inputs into the option model for the Private Placement Warrants and Public Warrants were as follows for the relevant periods:

	As of
	December 31, 2021*	January 20, 2021
Implied volatility/Volatility	—	20%
Risk-free interest rate	—	0.53%
Warrant exercise price	$11.50	$11.50
Expected term	5.1	5.5
______________
*Volatility and risk-free rate were not utilized in computation.
Subsequent Measurement
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public and Private Warrants as of December 31, 2021, is classified as Level 1 and Level 2, respectively, due to the use of both observable inputs in an active market as well as quoted prices in active markets for similar assets and liabilities.
As of December 31, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $10.6 million and $17.4 million, respectively, based on the closing price of GMIIW on that date of $1.93.
As of January 20, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $10.0 million and $16.3 million, respectively, based on the closing price of GMIIU on that date of $11.16. GMIIU was the original Nasdaq trading symbol of the Units, which comprised of a share plus a fraction of the warrants. These units separated and, after the closing of the Sonder Business Combination, the Units no longer trade on Nasdaq.
The following table presents the changes in the fair value of warrant liabilities:

	Private placement warrants	Public warrants	Total warrant liabilities
Fair value at January 20, 2021	$9,955,000	$16,290,000	$26,245,000
Change in fair value	660,000	1,080,000	1,740,000
Fair value at December 31, 2021	$10,615,000	$17,370,000	$27,985,000
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	December 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Marketable securities Held in Trust Account	$450,063,407	$450,063,407	$—	$—
Derivative warrant liabilities:
Public warrants	(17,370,000)	(17,370,000)	—	—
Private placement warrants	(10,615,000)	—	(10,615,000)	—
Note 7—Stockholders’ Deficit
Common Stock
The Company is authorized to issue 440,000,000 shares of common stock, consisting of 400,000,000 shares of Class A common stock and 40,000,000 shares of Class F common stock.
The Company may (depending on the terms of the Business Combination) be required to increase the number of shares of common stock which it is authorized to issue at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of the Company’s common stock vote together as a single class and are entitled to one vote for each share of common stock. At December 31, 2021, there were 45,000,000 shares of Class A common stock and 11,250,000 shares of Class F common stock issued and outstanding.
Preferred Stock
The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2021 there were no shares of preferred stock issued and outstanding.
Note 8—Contingencies
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 9—Subsequent Events
Management has performed an evaluation of subsequent events through March 28, 2022, the date of issuance of the financial statements, noting the below item:
Business Combination with Sonder Holdings Inc.
As described in Note 1, the Company completed the Business Combination with Sonder Operating Inc. (formerly known as Sonder Holdings Inc.) on January 18, 2022, following stockholder approval. In connection with the Business Combination, the Company issued 1,656,335 shares of Class A Stock at $10.00 per share, for gross proceeds, after redemptions, to the Company of $16,563,350. Further pursuant to subscription agreements entered into in connection with the Merger Agreement (the “Existing Subscription Agreements”), certain investors agreed to subscribe for an aggregate of 20,000,000 newly issued shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) for a purchase price of $10.00 per share, or an aggregate of approximately $200 million (the “Existing PIPE Investment”). In addition, pursuant to subscription agreements entered into in connection with Amendment No.1, certain investors agreed to subscribe for an additional 11,507,074 newly issued shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) for a purchase price of for $8.89 per share, or an aggregate of approximately $102.3 million (the “New PIPE Investment”). In addition, concurrently with the execution of Amendment No. 1, the Company entered into a subscription agreement with Gores Metropoulos Sponsor II, LLC (the “Sponsor”) whereby the Sponsor separately sold an additional 709,711 shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in a private placement for $10.00, or an aggregate of approximately $7.1 million (the “Additional Sponsor PIPE Commitment” and, together with the Existing PIPE Investment and the New PIPE Investment, the “PIPE Investment”). At the Closing, the Company consummated the PIPE Investment.
Following this transaction, Sonder Operating Inc. (formerly named Sonder Holdings Inc.) merged into a subsidiary of the Company, the Company was renamed Sonder Holdings Inc., and its Common Stock continued to trade on the Nasdaq Stock Market LLC under the new symbol “SOND” on January 19, 2022. The Company’s financial statement presentation to be included in quarterly and annual filings with the SEC on Forms 10-Q and 10-K with respect to periods subsequent to the Business Combination with Sonder Holdings Inc. will include the consolidated financial statements of Sonder Holdings Inc. and its subsidiaries for periods prior to the completion of the Business Combination and of the Company for periods from and after the Business Combination.
The Company paid the deferred underwriting discount totaling $15,875,000 or 3.50% of the gross offering proceeds of the Public Offering which was accrued as of December 31, 2021, to the underwriter on January 18, 2022 upon the Company’s consummation of the Business Combination.
On January 31, 2022, the Company filed a registration statement on Form S-1 related, among other things, to the issuance by the Company of up to (i) 9,000,000 shares of its Class A Stock issuable upon the exercise of the outstanding Warrants, (ii) 5,500,000 shares of its Class A Stock upon exercise of the Private Placement Warrants (defined below), (iii) 2,475,000 shares of Common Stock issuable upon the exercise of 2,475,000 warrants issued in connection with the funding of certain delayed draw subordinated secured notes, each of which is exercisable at a price of $12.50 per share, (iv) 425,706 shares of Common Stock issuable upon exercise of warrants assumed by us in connection with the Business Combination and (v) 20,336 shares of Common Stock issuable upon the exercise of certain outstanding options to purchase Common Stock held by individuals who terminated their employment with Sonder Holdings Inc. prior to the Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Sonder Holdings Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Sonder Holdings Inc. and subsidiaries (Sonder) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Sonder as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of Sonder’s management. Our responsibility is to express an opinion on Sonder’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to Sonder in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Sonder is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of Sonder’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 28, 2022
We have served as Sonder’s auditor since 2019.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and par value information)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$69,726	$121,467
Restricted cash	215	1,641
Accounts receivable, net of allowance of $4,127 and $2,570 at December 31, 2021 and 2020, respectively	4,638	1,774
Prepaid rent	2,957	9,907
Prepaid expenses	5,029	3,112
Other current assets	16,416	8,375
Total current assets	98,981	146,276
Property and equipment, net	27,461	24,204
Other non-current assets	22,037	7,041
Total assets	$148,479	$177,521
Liabilities, mezzanine equity and stockholders’ deficit
Current liabilities:
Accounts payable	$19,096	$10,915
Accrued liabilities	19,557	8,248
Sales tax payable	8,412	6,880
Deferred revenue	18,811	10,203
Current portion of long-term debt	13,116	17,038
Convertible notes	184,636	—
Other current liabilities	—	917
Total current liabilities	263,628	54,201
Deferred rent	66,132	28,760
Long-term debt	10,736	25,022
Other non-current liabilities	3,906	2,935
Total liabilities	344,402	110,918
Commitments and contingencies (Note 10)
Mezzanine equity:
Redeemable convertible preferred stock, 173,803,110 and 159,303,110 shares authorized at December 31, 2021 and 2020, respectively; 75,767,082 and 75,664,679 shares issued and outstanding at December 31, 2021 and 2020, respectively; aggregate liquidation preference of $529,938 and $528,837 at December 31, 2021 and 2020, respectively	518,750	517,730
Exchangeable preferred stock, 12,675,029 and 12,675,029 shares authorized at December 31, 2021 and 2020, respectively; 12,570,228 and 12,579,755 shares issued and outstanding at December 31, 2021 and 2020, respectively; aggregate liquidation preference of $49,733 and $49,741 at December 31, 2021 and 2020, respectively	49,733	49,733
Total mezzanine equity	568,483	567,463
Stockholders’ deficit:
Common stock, $0.000001 par value—143,234,881 and 128,734,881 shares authorized at December 31, 2021 and 2020, respectively; 8,683,246 and 7,169,758 shares issued and outstanding at December 31, 2021 and 2020, respectively	1	1
Exchangeable AA stock, 22,517,608 and 22,517,608 shares authorized at December 31, 2021 and 2020, respectively; 9,421,190 and 9,437,358 shares issued and outstanding at December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	43,106	13,898
Cumulative translation adjustment	7,299	5,666
Accumulated deficit	(814,812)	(520,425)
Total stockholders’ deficit	(764,406)	(500,860)
Total liabilities, mezzanine equity, and stockholders’ deficit	$148,479	$177,521
The accompanying notes are an integral part of these consolidated financial statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except number of shares information)

	Years Ended December 31,
	2021	2020
Revenue	$232,944	$115,678
Costs and expenses
Cost of revenue (excluding depreciation and amortization)	201,445	136,995
Operations and support	142,728	115,072
General and administrative	106,135	77,033
Research and development	19,091	17,552
Sales and marketing	23,490	12,848
Total costs and expenses	492,889	359,500
Loss from operations	(259,945)	(243,822)
Interest expense, net and other (income) expense, net:
Interest expense, net	44,090	6,402
Other (income) expense, net	(9,890)	(231)
Total interest expense, net and other (income) expense, net	34,200	6,171
Loss before income taxes	(294,145)	(249,993)
Provision for income taxes	242	323
Net loss	(294,387)	(250,316)
Net loss per share attributable to common stock holders
Net loss per share, basic and diluted	$(36.74)	$(39.98)
Weighted average shares outstanding of common stock, basic and diluted	8,011,660	6,261,247
Other comprehensive loss:
Net loss	(294,387)	(250,316)
Change in foreign currency translation adjustment	1,633	(740)
Comprehensive loss	$(292,754)	$(251,056)
The accompanying notes are an integral part of these consolidated financial statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
(In thousands, except number of shares and par amount information)

	Redeemable Convertible Preferred Stock		Exchangeable Preferred Stock		Common Stock		Exchangeable AA Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Par Amount	Shares	Amount
Balances as of December 31, 2019	56,753,734	$314,967	12,159,185	$45,203	5,705,570	$1	9,842,579	$—	$5,032	$6,406	$(270,109)	$(258,670)
Series D Redeemable convertible Preferred Stock extension round	47,637	$594	—	—	—	—	—	—	—	—	—	—
Issuance of Series E Redeemable Convertible Preferred Stock, net of issuance costs	18,863,308	202,169	—	—	—	—	—	—	—	—	—	—
Issuance of Exchangeable Series E Preferred Stock, net of issuance costs	—	—	420,570	4,530	—	—	—	—	—	—	—	—
Exchange of Series AA Special Voting shares for common stock	—	—	—	—	405,221	—	(405,221)	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	—	—	1,058,967	—	—	—	1,643	—	—	1,643
Stock-based compensation	—	—	—	—	—	—	—	—	7,223	—	—	7,223
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(250,316)	(250,316)
Other comprehensive income (loss)	—	—	—	—	—	—	—	—	—	(740)	—	(740)
Balances as of December 31, 2020	75,664,679	$517,730	12,579,755	$49,733	7,169,758	1	9,437,358	—	13,898	5,666	(520,425)	(500,860)
Exchange of Series Voting Series AA Common to Common Stock	—	—	—	—	16,168	—	(16,168)	—	—	—	—	—
Exchange of Exchangeable Preferred Stock to Convertible Preferred Stock	9,527	—	(9,527)	—	—	—	—	—	—	—	—	—
Issuance of Series E Convertible Preferred Stock, net of issuance costs	92,876	1,020	—	—	—	—	—	—	—	—	—	—
Issuance of common stock upon exercise of common stock warrants	—	—	—	—	56,075	—	—	—	120	—	—	120
Issuance of common stock upon exercise of stock options	—	—	—	—	1,441,245	—	—	—	3,841	—	—	3,841
Stock-based compensation	—	—	—	—	—	—	—	—	25,247	—	—	25,247
Components of comprehensive loss:												—
Net loss	—	—	—	—	—	—	—	—	—	—	(294,387)	(294,387)
Other comprehensive income (loss)	—	—	—	—	—	—	—	—	—	1,633	—	1,633
Balances as of December 31, 2021	75,767,082	$518,750	12,570,228	$49,733	8,683,246	$1	9,421,190	$—	$43,106	$7,299	$(814,812)	$(764,406)
The accompanying notes are an integral part of these consolidated financial statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(294,387)	$(250,316)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,714	16,969
Stock-based compensation	25,247	7,223
Bad debt expense	142	2,567
Write-off of capital assets	668	3,782
Straight-line rent	37,525	1,821
Unrealized (gain) loss on foreign currency transactions	2,387	(245)
Amortization of debt issuance costs	2,378	716
Amortization of debt discounts	35,067	—
Change in fair value of share-settle redemption feature	(14,834)	—
Change in fair value of warrants, net	2,148	26
Other adjustments to net loss	—	(14)
Changes in operating assets and liabilities:
Accounts receivable	(3,067)	1,681
Prepaid rent	6,922	4,121
Prepaid expenses	(1,931)	552
Other current assets	(7,930)	(5,058)
Other non-current assets	(15,081)	1,193
Accounts payable	8,199	3,668
Accrued liabilities	10,762	(590)
Sales tax payable	1,366	2,062
Deferred revenue	8,643	4,841
Other current liabilities	(223)	237
Other non-current liabilities	(1,106)	2,262
Net cash used in operating activities	(179,391)	(202,502)
Cash flows from investing activities
Purchases of property and equipment	(16,161)	(12,247)
Development of internal-use software	(5,426)	(2,603)
Net cash used in investing activities	(21,587)	(14,850)
Cash flows from financing activities
Repayment of debt	(18,776)	(6,741)
Proceeds from debt financing	165,000	25,000
Debt financing costs	(2,634)	(634)
Proceeds from exercise of stock options	3,841	1,643
Exercise of common stock warrants	120	—
Issuance of redeemable convertible preferred stock, net	1,020	207,293
Net cash provided by financing activities	148,571	226,561
Effects of foreign exchange on cash	(760)	(347)
Net change in cash, cash equivalents, and restricted cash	(53,167)	8,862
Cash, cash equivalents, and restricted cash at the beginning of year	123,108	114,246
Cash, cash equivalents, and restricted cash at the end of year	$69,941	$123,108
The accompanying notes are an integral part of these consolidated financial statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2021	2020
Supplemental disclosures of cash flow information:
Cash paid for income taxes during the year	$300	$100
Cash paid for interest during the year	$4,550	$5,428
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$69,726	$121,467
Restricted cash	$215	$1,641
Total cash, cash equivalents, and restricted cash	$69,941	$123,108
The accompanying notes are an integral part of these consolidated financial statements.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Description of Business
Company and Background
Sonder Holdings Inc. is headquartered in San Francisco, California, and together with its wholly owned subsidiaries (collectively, Sonder) provides short and long-term accommodations to travelers in various cities across North America, Europe and the Middle East. The Sonder units in each multi-family building and each hotel property are selected, designed and managed directly by Sonder.
On January 18, 2022, Sonder consummated the previously announced Business Combination by and among Gores Metropoulos II, Inc., Sunshine Merger Sub I, Inc. (“First Merger Sub”), a direct, wholly-owned subsidiary of Second Merger Sub (as defined below), Sunshine Merger Sub II, LLC, a direct, wholly-owned subsidiary of the Company (“Second Merger Sub”), and Sonder Holdings Inc. Refer to Note 18. Subsequent events for details of the transaction.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP, U.S. GAAP, or generally accepted accounting principles). The consolidated financial statements include the accounts of Sonder Holdings Inc., its wholly owned subsidiaries, and one variable interest entity (VIE) for which it is the primary beneficiary in accordance with consolidation accounting guidance. All intercompany balances and transactions have been eliminated in consolidation. The functional and the reporting currency of Sonder is the U.S. dollar.
Sonder consolidates its VIE in which it holds a variable interest and is the primary beneficiary. Sonder is the primary beneficiary when it (1) has the power to direct the activities that most significantly impact the economic performance of this VIE and (2) has the obligation to absorb losses or the right to receive benefits that in either case could potentially be significant to this VIE. As a result, Sonder consolidates the assets and liabilities of this VIE. If Sonder is not deemed to be the primary beneficiary in a VIE, it accounts for the investment or other variable interest in a VIE in accordance with applicable U.S. GAAP. As of December 31, 2021 and 2020, Sonder’s consolidated VIE was not material to the consolidated financial statements.
Correction of immaterial prior period error
During the year ended December 31, 2021, the Company corrected an out of period immaterial error through the current year income statement in the amount of $1.9 million in connection with prior period errors it discovered in the cost of revenue financial statement line item related to untimely recording of its lease agreements, by increasing the cost of revenue for $1.9 million with a corresponding increase to the deferred rent liability. This correction was considered to be immaterial by the Company to its consolidated financial statements.
COVID-19 Pandemic
The ongoing impact of the COVID-19 pandemic on the global economy and the extent to which it will continue to adversely impact Sonder remains uncertain. Sonder’s financial results for all of 2021 were materially adversely affected by the COVID-19 pandemic, which may continue to materially adversely impact business operations, results of operations and liquidity in the near term. The extent of the recovery is uncertain and will be largely dependent on the effectiveness of COVID-19 prevention (vaccination and continued social distancing) and treatment in the cities and countries in which Sonder operates, all of which are outside of Sonder’s control.
Use of Estimates
The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting periods. Significant management estimates include revenue recognition,

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
bad debt allowance, the fair value of share-based awards, valuation of common stock, estimated useful life of software development costs, valuation of intellectual property and intangible assets, contingent liabilities, and valuation allowance for deferred tax assets, among others. These estimates are based on information available as of the date of the consolidated financial statements; therefore, actual results could differ from those estimates.
Deferred Transaction Costs
As of December 31, 2021, deferred transaction costs consisted of expenses incurred in connection with the Business Combination, including legal, accounting, printing, and other related costs. Sonder recorded $8.0 million of deferred transaction costs in other current assets on the consolidated balance sheet.
Segment Information
An operating segment is defined as a component of an entity that (a) engages in business from which it may earn revenues and incur expenses, (b) is regularly reviewed by the Chief Operating Decision Maker (CODM) for performance assessment and resource allocation decisions, and (c) has discrete financial information available. Sonder’s CODM is its Chief Executive Officer.
Sonder has determined it has one operating and reportable segment as the CODM reviews financial information presented on a consolidated basis for purposes of performance assessment and resource allocation.
For the years ended December 31, 2021 and 2020, substantially all of Sonder’s assets were held in the United States.
Revenue Recognition and Deferred Revenue
Sonder generates revenues primarily by providing short-term or month-to-month accommodations to its guests. Revenues are recognized on a straight-line basis over the guest stay commencing upon guest check-in and ending at guest check-out, net of discounts and refunds. For short-term accommodations, Sonder’s guests agree to its Terms of Service (ToS) and make payments for their accommodations at the time of reservation. For month-to-month accommodations, Sonder’s guests agree to its ToS and make payments for their accommodations in accordance with the lease contracts. For accommodations booked through online travel agencies, payments for those accommodations are made to Sonder based on the ToS that Sonder has with travel agencies.
Guests generally have the right to cancel prior to check-in, and are entitled to refunds in accordance with the agreed ToS. Payments received from guests prior to check-in are recognized as deferred revenue on the consolidated balance sheet. Payments received after guest check-ins are primarily from online travel agencies that guests use to book accommodations and are recognized as accounts receivable, net of allowance, post guest check-out. Sonder is required to collect certain taxes and fees from guests on behalf of governmental agencies and remit these to the applicable governmental agencies on a periodic basis. Sonder recognizes revenues net of taxes and fees collected.
For revenue generated from management contracts with third-party property owners, Sonder generally receives base fees, which are fixed fees, and incentive fees, which are a percentage of the revenues or profits of accommodations. Sonder recognizes base fees on a monthly basis over the term of the agreement as those amounts become payable and incentive fees on a monthly basis over the term of the agreement based on each property’s financial results.
Leases
Sonder’s cost of revenue primarily consist of rental expenses from buildings or portions of buildings that serve as accommodations for its guests. Cost of revenue also includes cleaning costs and payment processing charges. Sonder does not recognize depreciation expense in cost of revenue as the accommodations provided to its guests are considered to be operating leases. Sonder also leases other properties such as warehouses to store furniture and corporate offices. Under ASC 840, leases are classified at their inception as either operating or capital leases based on the economic substance of the agreement. As of December 31, 2021 and 2020, there were no capital leases. The lease term is also determined at lease inception and generally begins on the date Sonder takes possession of the full or partial portions of leased premises. Sonder’s rent payment schedules vary by lease term per executed lease

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
agreements and can be monthly, quarterly or bi-annually. A large majority of Sonder’s leases contain provisions for rent abatement periods, rent escalation, and tenant improvement allowances. Upon termination of a lease, related lease balances on the consolidated balance sheet are written-off. A liability for costs to terminate a lease before the end of its term is recognized in accordance with the lease terms and recorded in operations and support on the consolidated statement of operations and comprehensive loss.
Certain leases require the payment of real estate taxes, insurance, and certain common area maintenance costs in addition to minimum rent payments. These amounts are expensed as incurred and are included within operations and support for the properties for its guests and within general and administrative for its warehouses and corporate offices in the accompanying consolidated statements of operations and comprehensive loss.
As a result of COVID-19, Sonder sought rent concessions from its real estate owners, which led to a series of lease amendments during 2020 and 2021. Sonder has concluded that the total cash flows resulting from the modified leases were substantially the same or less than the cash flows in the original lease contracts, and pursuant to the relief provided by the Financial Accounting Standards Board (FASB), has elected to not evaluate whether the concessions provided by the real estate owners due to COVID-19 are lease modifications under Accounting Standards Codification (ASC) 840. Sonder has accounted for the COVID-related concessions using variable lease expense approach, resulting in negative variable lease expenses for certain leases on its consolidated statement of operations and comprehensive loss during the periods in which the concession was received.
Deferred Rent
A large majority of Sonder’s operating leases contain rent escalation clauses over the term of the lease, tenant improvement reimbursements, and rent abatement periods. For these leases, Sonder recognizes the related rent expense on a straight-line basis over the lease term and records the difference between rent expense and rent payments as deferred rent in the consolidated balance sheets. Sonder recognizes prepaid rent when rent payments are made in advance of the month the payment is related to. As of December 31, 2021 and 2020, deferred rent was $66.1 million and $28.8 million, respectively, and prepaid rent was $3.0 million and $9.9 million, respectively.
Certain leases contain contingent rent provisions that require additional rental payments based upon operating performance of the leased property. When achievement of such operating performance is probable, contingent rent is accrued in proportion to the operating performance recognized during the period that is attributable to the expected achievement of the operating performance.
Cash, Cash Equivalents, and Restricted Cash
Sonder considers all highly liquid investments with an original maturity of 90 days or less when purchased to be cash and cash equivalents. Cash is held in checking and interest-bearing accounts, and are recorded at cost, which approximates fair value. Restricted cash consists of cash collateral for standby letters of credit with a bank that were issued to Sonder’s real estate owners and for collateral required by the bank to support Sonder’s corporate credit card programs.
Fair Value Measurements
Sonder applies fair value accounting for certain financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Refer to Note 5. Fair value measurement and financial instruments for additional information.
Accounts Receivable, Net of Allowance
Trade accounts receivables are recorded for guest stays primarily from bookings made through online travel agencies where payments are made to Sonder post guest check-outs. Trade accounts receivable are recorded at the invoiced amount and are non-interest bearing.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Sonder maintains an allowance which reflects its best estimate of its exposure to balances deemed to be uncollectible. The determination of such allowance is based on an assessment which requires significant judgement. Because of this assessment, Sonder maintains an allowance for estimated losses resulting from the inability of certain customers to make all their required payments. Accounts receivable are written off as a decrease to the allowance when all collection efforts have been exhausted and an account is deemed uncollectible. Recoveries of receivables previously written off are recorded as a reduction of bad debt expense when received.
Concentration of Credit Risk
Financial instruments that potentially subject Sonder to concentrations of credit risk consist primarily of cash. Sonder places the majority of its cash with financial institutions in the United States that it believes to be of high credit quality and accordingly believes minimal credit risk exists with respect to these instruments. Certain of Sonder’s cash balances held with a financial institution are in excess of Federal Deposit Insurance Corporation limits. Sonder believes no significant concentration risk exists with respect to its cash.
Property and Equipment, net
Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets:

Classification	Useful Life
Furniture and fixtures	3 years
Computers, equipment, and software	3 years
Internal-use software	2 years
Leasehold improvements	Shorter of remaining lease term or the estimated useful life of 3 years
Depreciation and amortization expense are generally classified within the corresponding operating expenses categories on Sonder’s consolidated statements of operations and comprehensive loss. The cost of maintenance and repairs is expensed as incurred. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected on the consolidated statement of operations and comprehensive loss.
Internal-Use Software
Sonder capitalizes certain costs associated with software developed or obtained for internal use, which includes booking and pricing platform, mobile apps and website development. Sonder capitalizes costs when preliminary software development efforts are successfully completed, management has authorized and committed project funding and it is probable that the project will be completed and the software will be used as intended. Such costs are amortized on a straight-line basis over a two year estimated useful life of the related asset. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed as incurred. Costs incurred for software enhancements that are expected to result in additional material functionality are capitalized and amortized over the estimated useful life of the enhancements.
Foreign Currency
Sonder’s reporting currency is the U.S. dollar. Sonder determines the functional currency for each of its foreign subsidiaries by reviewing its operations and currencies used in its primary economic environments. Assets and liabilities for foreign subsidiaries with functional currency other than the U.S. dollar are translated into U.S. dollars at the rate of exchange existing at the balance sheet date. Statements of operations and comprehensive loss amounts are translated at average exchange rates for the period. Translation gains and losses are recorded in cumulative translation adjustment as a component of stockholders’ deficit in the consolidated balance sheets.
Remeasurement gains and losses are included in other expense, net in the consolidated statements of operations and comprehensive loss. Monetary assets and liabilities are remeasured at the exchange rate on the balance sheet date, and nonmonetary assets and liabilities are measured at historical exchange rates. Total net realized and

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
unrealized gains (losses) on foreign currency transactions and balances totaled a loss of $2.6 million and a gain of $0.6 million for the years ended December 31, 2021 and 2020, respectively.
Operations and Support
Operations and support costs primarily consist of personnel-related expenses, costs to operate guest accommodations, including utilities, lease termination fees, and property security services, depreciation of property and equipment of fixed assets purchased as part of the onboarding of new properties, other costs to onboard new properties, and purchases of non-capitalized items. Sonder records its operations and support expenses as they are incurred.
General and Administrative
General and administrative costs primarily consist of personnel-related expenses for administrative functions, such as finance and accounting, legal, and human resources, real estate functions, such as market research and deal execution, and other corporate functions, such as expansion and sales management strategy and analytics. It also includes certain professional services fees, indirect taxes, rent expense related to Sonder’s corporate offices and bad debt expense, and other expenses Sonder incurs to manage and support its corporate functions.
Research and Development
Research and development expenses primarily consist of personnel-related expenses, software expenses in connection with the development of its existing and new services, and depreciation of property and equipment such as network servers and computers. Sonder continues to focus its research and development efforts on adding new features and services, and increasing the functionality and enhancing the ease of use of Sonder’s existing services. These costs are expensed as incurred.
Sales and Marketing
Sales and marketing costs primarily consist of channel transaction charges for bookings made through online travel agencies and personnel-related expenses.
Advertising expenses
Advertising expenses, a majority of which consist of internet and social media marketing, were $5.5 million and $4.9 million for the years ended December 31, 2021 and 2020, respectively.
Stock-Based Compensation Related to Stock Options
Sonder recognizes stock-based compensation expense related to stock options in the consolidated statements of operations and comprehensive loss on a straight line basis over the requisite service period, which is generally four years. The compensation expense related to stock options is based on Sonder’s estimate of the fair value of stock options using the Black-Scholes-Merton option-pricing model on the grant date, which requires the use of highly subjective and complex assumptions, including the value of the underlying stock on the date of grant, the expected term of the option, the price volatility of the underlying stock, expected dividend yield, and risk-free interest rate.
Sonder estimates the expected term for options based on Sonder’s historical pattern of option exercise behavior and the period of time they are expected to be outstanding. The contractual term of Sonder’s stock options is generally ten years. Sonder estimates the volatility of its common stock on the date of grant based on the average historical stock price volatility of comparable publicly traded companies. Dividend yields have been in the past and are expected to be zero in the foreseeable future. The risk free interest rate is based on the yield curve of a zero-coupon U.S. Treasury bond on the grant date with a maturity equal to the expected term of the stock option award. Sonder has elected to account for forfeitures of stock-based compensation awards as they occur.
Recognition of any compensation expense relating to stock grants that vest contingent on an initial public offering or acquisition will be deferred until consummation of such initial public offering or acquisition.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Stock-Based Compensation Related to Performance Awards
Sonder recognizes the compensation expense related to performance awards based on its estimate of the fair value of the award using a Monte-Carlo simulation on the grant date. The Monte-Carlo simulation model utilizes multiple input variables to estimate the probability that performance conditions will be achieved. These variables include Sonder’s expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, and the risk-free interest rate for the expected term of the award. Sonder recognizes compensation expense for its performance awards using an accelerated attribution method from the time it is deemed probable that the vesting condition will be met through the time the service-based vesting condition has been achieved.
As of December 31, 2021, due to the absence of an active market for Sonder’s common stock, its board of directors determined the fair value of Sonder’s common stock for purposes of granting stock options. In estimating the fair value of stock, Sonder utilized third-party valuation experts to assist the board of directors in determining the fair value of its common stock, and considered factors that it believed are material to the valuation process, including but not limited to, the price at which recent equity was issued by Sonder, actual and projected financial results, risks, prospects, economic and market conditions, and estimates of weighted average cost of capital. All grants of stock options have an exercise price equal to or greater than the fair value of Sonder’s common stock on the date of grant.
Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations and comprehensive loss as of the enactment date. A valuation allowance is recorded for deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. As of December 31, 2021 and 2020, Sonder has recorded a full valuation allowance against its deferred tax assets due to its history of losses.
Sonder is subject to income taxes in the United States and foreign jurisdictions in which we do business. Foreign jurisdictions have different statutory tax rates than those in the United States. Additionally, certain of our foreign earnings may also be taxable in the United States. Accordingly, our effective tax rate is subject to significant variation due to several factors, including variability in our pre-tax and taxable income and loss and the mix of jurisdictions to which they relate, intercompany transactions, changes in how we do business, changes in our deferred tax assets and liabilities and their valuation, foreign currency gains and losses, changes in statutes, regulations, case law, and other laws and accounting rules in various jurisdictions, and relative changes of expenses or losses for which tax benefits are not recognized. Additionally, our effective tax rate can vary based on the amount of pre-tax income or loss.
Sonder recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
Sonder recognizes interest and penalties, if any, related to income tax matters as a component of income tax expense.
Comprehensive Loss
Comprehensive loss consists of net loss and other comprehensive loss. Other comprehensive loss primarily consists of foreign currency translation adjustments related to consolidation of foreign entities. Comprehensive loss is recorded as a component of stockholders’ deficit and is excluded from net loss.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Recent Accounting Pronouncements
Recently Adopted Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. For public companies, the guidance is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. Sonder has early adopted ASU 2020-06 beginning January 1, 2021, and the adoption did not have a significant impact on its consolidated financial statements.
Recently Issued Accounting Pronouncements
The Jumpstart Our Business Startups Act of 2012 and the SEC’s Division of Corporation Finance’s Financial Reporting Manual (FRM) paragraph 10230.1 permit an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. As an emerging growth company (EGC), Sonder has elected to take advantage of this extended transition period for certain new accounting standards.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which has subsequently been amended by ASUs 2018-01, 2018-10, 2018-11, 2018-20, 2019-01, 2019-10, 2020-05, 2021-05, and 2021-09. The guidance requires the recognition of right of use (ROU) assets and lease liabilities for substantially all leases under U.S. GAAP. The guidance retains a distinction between finance leases and operating leases, and the classification criteria for distinguishing between finance leases and operating leases are substantially similar to that under previous U.S. GAAP. The expense recognition and cash flow treatment arising from either a finance lease or operating lease by a lessee have not changed significantly from previous U.S. GAAP. For operating leases, a lessee is required to do the following: (i) recognize a ROU asset and a lease liability, initially measured at the present value of the lease payments, on the consolidated balance sheets; (ii) recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis; and (iii) classify all cash payments within operating activities in the statement of cash flows. ASU 2016-02 is effective for public entities and employee benefit plans that file or furnish financial statements with or to the SEC for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years and all other entities for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022, except for employee benefit plans that file or furnish financial statements with or to the SEC or not-for-profit entities. Early application is allowed. In November 2019, the FASB issued amended guidance which defers the effective date for EGCs for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The adoption of this standard is expected to have a material impact on Sonder’s consolidated financial statements, with the most significant effects related to the recognition of new ROU assets and lease liabilities on Sonder’s consolidated balance sheets for its real estate operating leases and providing significant new disclosures about Sonder’s leasing activities. Sonder is currently evaluating the impact ASU 2016-13 will have on its consolidated balance sheet, consolidated statement of operations, and consolidated statement of cash flows.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which has subsequently been amended by ASUs 2018-19, 2019-05, 2019-10 and 2019-11. The guidance changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The guidance replaces the current ‘incurred loss’ model with an ‘expected loss’ approach. This generally will result in the earlier recognition of allowances for losses and requires increased disclosures. ASU 2016-13 is effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years and is effective for all other entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, with early adoption permitted. Sonder is currently evaluating the impact ASU 2016-13 will have on its consolidated financial position, results of operations, and cash flows.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848), which was subsequently amended by ASU 2021-01. The guidance provides optional expedients and exceptions to contract modifications and hedging relationships that reference the London Interbank Offered Rate or another reference rate expected to be discontinued. The standard is effective upon issuance through December 31, 2022 and may be applied at the beginning of the interim period that includes March 12, 2020 or any date thereafter. Sonder does not have any hedging relationships and currently does not have material contracts impacted by reference rate reform; however, Sonder will continue to assess contracts through December 31, 2022.
There are other new accounting pronouncements issued by the FASB that Sonder has adopted or will adopt, as applicable, and Sonder does not believe any of these accounting pronouncements have had, or will have, a material impact on its consolidated financial statements or disclosures.
Note 3. Revenue
Revenue Recognition
Sonder generates revenues primarily by providing short-term or month-to-month accommodations to its guests. Sonder’s revenue is generated from stays booked through Sonder.com or the Sonder app, which it refers to as direct revenue, or from stays booked through third party online travel agencies, which it refers to as indirect revenue.
Sonder’s minimum future receivables were not material as of December 31, 2021 due to the cancellation rights held by guests prior to check-in.
The following table sets forth Sonder’s total revenue for the periods shown disaggregated by channel (in thousands):

	Year Ended December 31,
	2021	2020
Direct revenue	$120,219	$59,340
Indirect revenue	112,725	56,338
Total revenue	$232,944	$115,678
Revenue by geographic area is attributed based on the location where the guest stays and is as follows (in thousands):

	Year Ended December 31,
	2021	2020
Revenue:
Americas
United States	$167,462	$85,891
Other Americas	10,830	5,520
Total Americas	178,292	91,411
Europe, Middle East, and Africa (EMEA)
Great Britain	16,910	8,607
United Arab Emirates	26,977	10,328
Other EMEA	10,765	5,332
Total EMEA	54,652	24,267
Total revenue	$232,944	$115,678
______________
(1)   As of December 31, 2021, Other Americas is comprised of Canada and Mexico.
No guest represented over 10% of revenues for the years ended December 31, 2021 and 2020.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Sonder had two online travel agencies that represented 25% and 13%, respectively, of Sonder’s revenue for the year ended December 31, 2021, and one online travel agency that represented 31% of Sonder’s revenue for the year ended December 31, 2020.
One online travel agency represented over 10% of the net accounts receivable balance as of December 31, 2021 and no online travel agency represented over 10% of the net accounts receivable balance as of December 31, 2020.
The following table summarizes Sonder’s beginning allowance for doubtful accounts balance for each period, additions, write-offs net of recoveries, and the balance at the end of each period shown (in thousands):

	Year Ended December 31,
	2021	2020
Beginning balance	$2,570	$2,503
Additions	4,719	2,577
Write-offs, net of recoveries	(3,162)	(2,510)
Ending balance	$4,127	$2,570
Note 4. Balance Sheet Details
Other current assets
Other current assets consists of the following (in thousands):

	December 31,
	2021	2020
FF&E and leasehold improvement allowances	$8,206	$1,820
Non-income tax assets	6,728	5,829
Deposits due from landlords	1,165	490
Other current assets	317	236
Total other current assets	$16,416	$8,375
Other non-current assets
Other non-current assets consists of the following (in thousands):

	December 31,
	2021	2020
Deferred transaction costs	$8,027	$—
Long-term deposits due from landlords	14,010	6,892
Other non-current assets	—	149
Total non-current assets	$22,037	$7,041

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Accrued Liabilities
Accrued liabilities consists of the following (in thousands):

	December 31,
	2021	2020
Accrued compensation	$5,607	$3,269
Accrued legal expenses	595	1,606
Accrued interest	2,503	—
Accrued travel voucher liability	2,130	976
Accrued other liabilities	8,722	2,397
Total accrued liabilities	$19,557	$8,248
Note 5. Fair value measurement and financial instruments
Sonder has established a fair value hierarchy used to determine the fair value of its financial instruments as follows:
Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2—Inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the assets or liabilities, either directly or indirectly through market corroboration, for substantially the full term of the financial instruments.
Level 3—Unobservable inputs for which there is little or no market data that is significant to the fair value of the assets or liabilities. Consideration is given to the risk inherent in the valuation technique and the inputs to the model.
A financial instrument’s classification within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.
Sonder did not have any assets or liabilities classified under Level 1 or Level 2 fair value measurements as of December 31, 2021 and 2020. The following table summarizes Sonder’s Level 3 financial liabilities measured at fair value on a recurring basis (in thousands):

	Level 3
	December 31,
	2021	2020
Financial liabilities:
Current liabilities:
Share-settled redemption feature	30,322	—
Other non-current liabilities:
Preferred stock warrant liabilities	$3,288	$1,140
Total financial liabilities measured and recorded at fair value	$33,610	$1,140

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table presents additional information about Sonder’s financial liabilities that are measured at fair value for which it has utilized Level 3 inputs to determine fair value (in thousands):

	Level 3
	December 31,
	2021	2020
Beginning balance	$1,140	$822
Additions for new instruments issued	45,156	292
Increase in fair value of preferred stock warrants	2,148	26
Decrease in fair value of share-settled redemption feature	(14,834)	—
Total financial liabilities measured and recorded at fair value	$33,610	$1,140
There were no transfers of financial instruments between valuation levels during the years ended December 31, 2021 and 2020.
As of December 31, 2021 and 2020, Sonder did not have observable inputs for the valuation of its preferred stock warrant liabilities or share-settled redemption feature related to the Convertible Notes.
The fair value of the preferred stock warrant liabilities were based in part on aggregate equity value indications, consistent with the analysis for Sonder’s common stock valuation using the option pricing method. The significant unobservable input used in the fair value measurement of the redeemable convertible preferred stock warrant liability was the fair value of the underlying preferred stock at the valuation measurement date. Generally, changes in the fair value of the underlying preferred stock resulted in a directionally similar impact to the fair value measurement.
The following table presents quantitative information on significant Level 3 liabilities (in thousands):

	December 31, 2021
	Fair value (in thousands)	Valuation Techniques	Unobservable Inputs	Minimum	Maximum	Weighted Average
Liabilities:
Preferred stock warrants	$3,288	Probability-Weighted Expected Return Method (PWERM)	Probability of SPAC transaction	—%	95%	N/A
			Expected transaction date	1/18/22	1/18/22	N/A
Share-settled redemption feature	30,322	PWERM	Probability of SPAC transaction	—%	95%	N/A
			Expected transaction date	1/18/22	1/18/22	N/A
The determination of the fair value of the share-settled redemption feature is discussed in Note 7. Debt . The share-settled redemption feature was classified as Level 3 within the fair value hierarchy because the fair value was based on unobservable inputs in an inactive market.
Sonder estimates that the fair value of its restricted cash, accounts receivable, prepaid rent, prepaid expenses, other current assets, accounts payable, accrued liabilities, sales tax payable, deferred revenue, current portion of long-term debt, convertible notes and other current liabilities approximates carrying value due to the relatively short maturity of the instruments. The carrying value of Sonder’s long-term debt approximates fair value because it was paid in full shortly after the year-end.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
These assumptions are inherently subjective and involve significant management judgment. Any change in fair value is recognized as a component of other income (expense), net, on the consolidated statements of operations and comprehensive loss.
Note 6. Property and equipment, net
Property and equipment, net consisted of the following (in thousands):

	December 31,
	2021	2020
Furniture and fixtures	$52,334	$41,092
Computers, equipment, and software	6,967	4,361
Internal-use software	12,283	7,023
Leasehold improvements	314	179
Property and equipment	71,898	52,655
Less accumulated depreciation	(44,437)	(28,451)
Property and equipment, net	$27,461	$24,204
Depreciation and amortization expense for the years ended December 31, 2021 and 2020 was $17.7 million and $17.0 million, respectively. Sonder disposed of $2.5 million and $12.7 million of property and equipment and likewise removed previously recognized accumulated depreciation of $1.8 million and $8.8 million for the years ended December 31, 2021 and 2020, respectively. The disposal of property and equipment in the year ended December 31, 2020 was a result of the COVID-19 pandemic as furniture and fixtures were disposed of from terminated leases. For the year ended December 31, 2021, Sonder recognized $0.7 million in loss on disposal which was recorded in operations and support in Sonder’s consolidated statement of operations and comprehensive loss. For the year ended December 31, 2020, Sonder recognized $3.8 million in loss on the disposal of which $3.5 million was recorded in operations and support and $0.3 million was recorded in general and administrative in Sonder’s consolidated statement of operations and comprehensive loss.
Note 7. Debt
2021 Convertible Promissory Notes
In March 2021, pursuant to a note purchase agreement, Sonder issued the Convertible Notes to certain investors for an aggregate principal amount of $165.0 million. The net proceeds from the issuance of the Convertible Notes were approximately $162.4 million after deducting issuance costs of $2.6 million.
The Convertible Notes are subordinated obligations of Sonder, and interest is payable annually at a rate of 1.00% per annum. The Convertible Notes were scheduled to mature on March 12, 2022, unless converted in accordance with the conversion terms prior to such date. The Convertible Notes are convertible either automatically, at the option of holders, or at the option of Sonder upon the occurrence of certain specified events.
Automatic Conversion
The Convertible Notes will convert automatically upon the occurrence of the following events:
•Qualified Financing Conversion: If Sonder receives aggregate gross proceeds of at least $50.0 million in the next round of preferred stock financing on or prior to the maturity date (Qualified Financing), the outstanding principal and accrued and unpaid interest of the Convertible Notes shall be automatically converted at the closing of such financing into shares of the preferred stock issued in such financing.
•Qualified IPO Conversion: If Sonder closes an initial public offering with gross proceeds not less than $50.0 million on or prior to the maturity date (Qualified IPO), the outstanding principal and accrued and unpaid interest of the Convertible Notes shall be automatically converted into Sonder’s common shares.

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•Qualified Public Transaction Conversion – Qualified SPAC: If the closing of an acquisition transaction with a publicly listed special purpose acquisition company or its subsidiary with not less than $200.0 million in available cash in its escrow or trust account occurs on or prior to the maturity date (Qualified SPAC), the outstanding principal and accrued and unpaid interest of the Convertible Notes shall be automatically converted into Sonder’s common stock.
The conversion rate for each of the above scenarios is the following:
•Qualified Financing Conversion: the lesser of (i) $2.3 billion divided by the number of outstanding shares of Sonder’s common stock on a fully diluted basis immediately prior to the closing of the next round preferred stock financing, and (ii) 87.5% of the lowest price per share paid by the investors purchasing the preferred stock issued in such financing in cash (Financing Conversion Price).
•Qualified IPO Conversion: the lesser of (i) $2.3 billion divided by the number of outstanding shares of Sonder’s common stock on a fully diluted basis, and (ii) 87.5% of the price to the public in the Qualified IPO.
•Qualified Public Transaction Conversion – Qualified SPAC: the lesser of (i) $2.3 billion divided by the number of outstanding shares of Sonder’s common stock on a fully diluted basis, and (ii) 87.5% of the amount obtained by dividing the enterprise value of Sonder by the number of outstanding shares of Sonder’s common stock on a fully diluted basis.
Conversion at the Option of the Holder
If, on or prior to the maturity date, Sonder’s next round of preferred stock financing is not a Qualified Financing, at the investors’ election, all or any portion of the outstanding principal and accrued and unpaid interest of the Convertible Notes may be converted into the preferred shares issued in such financing at the Financing Conversion Price.
Conversion at the Option of Sonder
At Sonder’s election, the outstanding principal and accrued and unpaid interest of the Convertible Notes may be converted on the maturity date into shares of Sonder’s then most senior series of preferred stock at a conversion price equal to $12.38.
Events of Default and Change in Control
The Convertible Notes will become due upon the occurrence of an event of default. In addition, upon the occurrence of a change in control, the holder will have the option to demand payment of the Convertible Notes or convert the outstanding principal amount of the Convertible Notes and accrued and unpaid interest into shares of Sonder’s most senior series of preferred stock at a price per share equal to the lesser of (i) $2.3 billion divided by the number of outstanding shares of Sonder’s common stock on a fully diluted basis, and (ii) 87.5% of the amount obtained by dividing the enterprise value by the number of outstanding shares of Sonder’s common stock on a fully diluted basis.
Recognition
As the Convertible Notes contain a share-settled redemption feature in the case of a Qualified Financing Conversion, Qualified IPO Conversion, Qualified SPAC Conversion, Non-Qualified Financing Conversion, or in the occurrence of a change in control, Sonder identified this feature as an embedded derivative that requires bifurcation from the host instrument (Share-settled Redemption Feature).
The Convertible Notes were separated into debt and the Share-settled Redemption Feature components and assigned a fair value. The value assigned to the debt component was the estimated fair value as of the issuance date of similar debt without the Share-settled Redemption Feature. The difference between the cash proceeds and this estimated fair value represents the value which has been assigned to the Share-settled Redemption Feature and

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recorded as a debt discount. The debt discount is being amortized using the effective interest method over the period from the date of issuance through the maturity date.
The following table outlines the amounts related to the amortization of discount and issuance costs, effective interest rate, and contractually stated interest expense for the Convertible Notes (in millions except for effective interest rate):

Year Ended December 31, 2021
Amortization of discount and issuance costs	$37.1
Effective Interest Rate	35.83%
Contractually Stated Interest Expense	$1.3
The initial debt component of the Convertible Notes was valued at $119.8 million, based on the contractual cash flows discounted at an appropriate market rate for non-convertible debt at the date of issuance, net of issuance costs. The fair value of the Share-settled Redemption Feature was initially valued at $45.2 million and is carried at fair value and marked-to-market under derivative accounting. Debt discount is amortized over the term of the debt. Issuance costs were recorded as a debt discount in the balance sheets and is amortized over the term of the debt. As of December 31, 2021, the fair value of the Share-settled Redemption Feature was $30.3 million. The change in fair value of the Share-settled Redemption Feature is recognized as a component of other income (expense), net, on the statements of operations and comprehensive loss.
Refer to Note 18. Subsequent events for the repayment of the Promissory Note following the Business Combination.
Term Loans
2018 Loan and Security Agreement
In December 2018, Sonder entered into a loan and security agreement (the 2018 Loan and Security Agreement) with certain venture lenders that provided aggregate borrowing capacity of $50.0 million, which was divided into three different parts, each subject to certain terms and conditions. Multiple promissory notes can be issued under each part and under various advance options up to the aggregate commitment amount. Outstanding balances may be repaid prior to maturity subject to an applicable prepayment premium.
The 2018 Loan and Security Agreement provides for a lien on substantially all of the assets of Sonder and certain of its subsidiaries. The 2018 Loan and Security Agreement is subordinated in right of payment and with respect to lien priority to Sonder’s 2020 Credit Facility (described below). The 2018 Loan and Security Agreement contains customary affirmative and negative covenants, such as those governing financial statement reporting requirements and maintenance of insurance, incurring additional indebtedness, granting of liens, merging or consolidating with other companies or selling its assets, paying dividends, making redemptions and repurchases of stock, making investments, loans and acquisitions, changing the nature of its business or engaging in transactions with affiliates.
In December 2018, Sonder executed a $25.0 million promissory note (the 2018 Promissory Note) under part 1 of the 2018 Loan and Security Agreement. The interest rate on the 2018 Promissory Note is the prime rate (as defined in the 2018 Loan and Security Agreement) plus 5.75% per annum, computed daily and payable on the applicable interest payment date. The prime rate is subject to a floor of 4.75%. The term loan under the 2018 Promissory Note includes an end of term payment for an amount equal to 5.25% of the principal amount. Final repayment is due on June 30, 2022. A facility fee of $0.3 million was due on the closing date of the 2018 Promissory Note. The $25.0 million was fully drawn as of December 31, 2019.
In December 2019, Sonder amended the 2018 Loan and Security Agreement to increase the aggregate borrowing capacity to $65.0 million (with an additional $10.0 million of loan commitments available at the discretion of the lenders), which is divided into five parts each subject to certain terms and conditions.

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In March 2020, Sonder executed multiple promissory notes (the 2020 Promissory Notes) under part 2 and part 3 of the 2018 Loan and Security Agreement for an aggregate amount of $25.0 million. The interest rate on the 2020 Promissory Notes is the prime rate plus 5.75% per annum, computed daily and payable on the applicable interest payment date. The prime rate is subject to floor of 4.50%. The term loans under the 2020 Promissory Notes include an end of term payment for an amount equal to 4.75% of the principal amount. Final repayment is due on March 31, 2024. The $25.0 million was fully drawn under the term loan as of December 31, 2020.
The 2018 Loan and Security Agreement includes customary events of default, including, among other things, payment defaults, covenant defaults, breach of representations and warranties, cross-defaults to other material debt, bankruptcy and insolvency events of default, judgment defaults, change of control defaults and a material adverse change default. Upon the occurrence of an event of default under the 2018 Loan and Security Agreement, the lenders have the right to terminate their commitments to provide additional loans, declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable, increase the applicable interest rates by 5%, and exercise rights and remedies, including by way of initiating foreclosure proceedings against the collateral securing the obligations under the agreement.
As of December 31, 2021, the total long-term debt on the consolidated balance sheet was $10.7 million, consisting of $11.3 million of unpaid principal balance, net of the $0.6 million of deferred loan issuance costs. As of December 31, 2020, the total long-term debt on the consolidated balance sheet was $25.0 million, consisting of $26.2 million of unpaid principal balance, net of the $1.2 million of deferred loan issuance costs. Unused commitments under the 2018 Loan and Security Agreement as of December 31, 2021 and 2020 were $25.0 million and $15.0 million, respectively. Interest expense of the term loans totaled $4.9 million and $5.2 million for the years ended December 31, 2021 and 2020, respectively and was recorded in interest expense, net on the consolidated statements of operations and comprehensive loss. Future minimum principal repayments on the loans under the 2018 Loan and Security Agreement are $13.1 million, $9.0 million and $2.4 million for the years ending December 31, 2022, 2023 and 2024, respectively.
Credit Facility
2020 Credit Facility
In February 2020, Sonder entered into a revolving credit agreement (the 2020 Credit Facility) that provides an aggregate revolving capacity of $50.0 million, which may be borrowed as revolving loans or used for the issuance of letters of credit. Loans under the 2020 Credit Facility may be Base Rate Loans or Eurodollar Rate Loans, plus a margin of 2.00% per annum. The 2020 Credit Facility includes (i) a letter of credit fee for each letter of credit equal to 1.50% per annum times amount available to be drawn under such letter of credit and (ii) a non-use fee equal to 0.25% times the actual daily amount by which the aggregate commitments provided by facility exceed the sum of the outstanding amount of loans and letters of credit. All outstanding loan balances are due on February 21, 2023, the maturity date for the credit facility. Outstanding balances may be repaid prior to maturity without penalty.
The extensions of credit under the 2020 Credit Facility are guaranteed by certain of Sonder’s subsidiaries and secured on a senior basis by a lien on substantially all of Sonder’s and certain of its subsidiaries’ assets. The 2020 Credit Facility contains customary affirmative covenants, such as financial statement reporting requirements and maintenance of insurance, as well as customary negative covenants, such as restrictions on Sonder’s ability to incur debt and liens, make investments, dispose of assets, pay dividends and repurchase stock, enter into transactions with affiliates and undergo fundamental changes such as dissolution or disposal of assets except so long as no default exists. The 2020 Credit Facility, as amended, provides for a minimum EBITDA covenant and a covenant to maintain liquidity at least equal to the amount outstanding under the 2020 Credit Facility; provided that if liquidity is less than the amount outstanding plus $25.0 million, Sonder must provide cash collateral equal to 105% of the amount outstanding.
The 2020 Credit Facility also includes customary events of default, including, among other things, payment defaults, covenant defaults, breach of representations and warranties, cross-defaults to other material debt, bankruptcy and insolvency events of default, judgment defaults and change of control defaults. Upon the occurrence of an event of default under the 2020 Credit Facility, the lender has the right to terminate its commitments to provide

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additional loans, declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable, increase the applicable interest rates by 2%, and exercise rights and remedies, including by way of initiating foreclosure proceedings against the collateral securing the obligations under the agreement.
As of December 31, 2021, Sonder was in compliance with all financial covenants and there were no borrowings of loans outstanding on the 2020 Credit Facility, and outstanding letters of credit under the 2020 Credit Facility totaled $23.7 million.
2020 Québec Credit Facility
In December 2020, a Canadian subsidiary of Sonder entered into an agreement (the 2020 Québec Credit Facility) with Investissement Québec, a Quebecois public investment entity, that provides a loan facility of CAD $25.0 million and an additional loan of CAD $5.0 million referred to as a conditional-refund financial contribution (the CRFC), which Sonder is not obligated to repay if it satisfies certain milestones relating to the Project (as defined below). The 2020 Québec Credit Facility provides an incentive for expanding Sonder’s operations in Canada (the “Project”), including establishing Sonder’s Canadian head office and increasing Sonder’s payroll there starting January 1, 2021. The disbursements of the loan and CRFC are based on a percentage of the increase in the accrued and paid gross payroll. The loan and the CRFC will bear interest at a fixed rate of 6% per year for a period of 10 years starting from the first date of the loan disbursement. The amount of principal and accrued and capitalized interest on the CRFC that Sonder must repay can be reduced up to $5.0 million if Sonder achieves certain milestones, including job creation and preservation and cumulative gross payroll milestones. In the event that Sonder does not complete the Project, the outstanding loan and CRFC and related interest become immediately due. An assessment fee of CAD $0.3 million was paid upon acceptance of the credit facility.
The 2020 Québec Credit Facility is secured by a lien on substantially all of the subsidiary’s assets and is guaranteed by Sonder. The 2020 Québec Credit Facility contains customary affirmative covenants, such as maintenance requirement of the subsidiary’s operations in Québec, maintenance and creation of jobs in Québec, and financial statement reporting requirements, as well as customary negative covenants, such as declaring dividends, voluntary dissolution or liquidation and relocating a substantial portion of its assets outside of Québec without prior written approval. As of December 31, 2021, the Canadian subsidiary of Sonder was in compliance with all covenants, and there were no borrowings or CRFC outstanding on the 2020 Québec Credit Facility.
Restricted Cash
Throughout 2021 and 2020, Sonder entered into multiple cash collateral agreements in connection with the issuance of letters of credit and corporate credit cards programs. As of December 31, 2021 and 2020, Sonder had $0.2 million and $1.6 million, respectively, of cash collateral which was considered to be restricted cash.
Note 8. Preferred Stock Warrants
Sonder has the following preferred stock warrants outstanding as of December 31, 2021 (Number outstanding and exercise price are prior to the de-SPAC exchange ratio conversion, which occurred upon the consummation of the Business Combination on January 18, 2022):

Type of Warrant	Number Outstanding	Issuance Date	Exercise Price	Expiration Date
Series A	59,440	10/20/2016	$1.36	10/20/2026
Series B	57,696	1/30/2018	$2.40	1/30/2028
Series C	218,417	12/28/2018	$5.04	12/28/2025
Series D	71,456	2/21/2020	$10.50	2/21/2027
The shares of preferred stock issuable upon exercise of the warrants are convertible into common stock at the ratios described in Note 12. Exchangeable shares and redeemable convertible preferred stock. The warrants are recorded as a discount to long-term debt in the consolidated balance sheets and are amortized over the term of the related debt.

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Series A Warrants
In connection with the 2016 Loan and Security Agreement, Sonder issued warrants to purchase 59,440 shares of Series A preferred shares with an exercise price of $1.36 per share (Series A warrants). The warrants expire on October 20, 2026, and the exercise price can be settled in cash or in net shares at the holder’s option. The fair value of the warrants at issuance was $0.1 million and was recorded as a liability in other non-current liabilities on the consolidated balance sheets. The change in fair value of the Series A warrant liability was not material for the year ended December 31, 2020. The fair value of the Series A warrant liability increased $0.4 million for the year ended December 31, 2021.
Series B Warrants
In connection with the January 2018 amendment to the 2016 Loan and Security Agreement, Sonder issued warrants to purchase 57,696 shares of Series B preferred shares with an exercise price of $2.40 per share (Series B warrants). The warrants expire on January 30, 2028, and the exercise price can be settled in cash or in net shares at the holder’s option. The fair value of the warrants at issuance was $0.1 million and was recorded as a liability in other non-current liabilities on the consolidated balance sheets. The warrant liability is remeasured to fair value at each reporting date as long as the warrants remain outstanding and unexercised with changes in fair value recorded in other expense, net in the consolidated statements of operations and comprehensive loss. The change in fair value of the Series B warrant liability was not material for the year ended December 31, 2020. The fair value of the Series B warrant liability increased $0.4 million for the year ended December 31, 2021.
Series C Warrants
In connection with the 2018 Loan and Security Agreement as discussed in Note 7. Debt , Sonder issued warrants to purchase 238,274 shares of Series C preferred stock with an exercise price of the lower of (i) $5.04 and (b) the lowest per share price for which Sonder’s preferred stock is sold in the next round (the Series C warrants). The number of shares is subject to adjustment based on Sonder meeting certain borrowing thresholds. The warrants are available for the greater of (i) 7 years from December 28, 2018 or (ii) 5 years from the effective date of an IPO or any reverse takeover transaction under a prospectus, filing statement, registration statement, or other similar document filed under applicable securities laws whereby Sonder’s shares are sold to the public on a securities exchange. The exercise price can be settled in cash or in net shares at the holder’s option.
In December 2019, Sonder amended its Series C warrant agreements as a result of Sonder reaching the borrowing thresholds in the original warrant agreements. The warrant agreements were amended to purchase 218,417 shares of Series C preferred stock. All other terms under the original warrant agreements remained the same. Sonder determined that the warrant amendments did not qualify as an extinguishment.
The fair value of the Series C warrants at issuance was $0.2 million and was recorded as a liability in other non-current liabilities on the consolidated balance sheets. The warrant liability is remeasured to fair value at each reporting date as long as the warrants remain outstanding and unexercised with changes in fair value recorded in other expense, net in the consolidated statements of operations and comprehensive loss. The change in fair value of the Series C warrant liability was not material for the year ended December 31, 2020. The fair value of the Series C warrant liability increased $1.2 million for the year ended December 31, 2021.
Series D Warrants
In connection with the December 2019 amendment to the 2018 Loan and Security Agreement as discussed in Note 7. Debt, Sonder also issued additional warrants to purchase 71,456 shares of Series D preferred stock with an exercise price of the lower of (i) $10.50 and (b) the lowest per share price for which Sonder’s preferred stock is sold in the next round (Series D warrants). The number of shares is subject to adjustment based on warrant coverage amounts. The warrants are available for the greater of (i) 7 years from February 21, 2020 or (ii) 5 years from the effective date of an IPO or otherwise specified exit event. The exercise price can be settled in cash or in net shares at the holder’s option. The fair value of the warrants at issuance was $0.1 million and was recorded as a liability in other non-current liabilities on the consolidated balance sheets. The warrant liability is remeasured to fair value at each reporting date as long as the warrants remain outstanding and unexercised with changes in fair value recorded

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in other expense, net in the consolidated statements of operations and comprehensive loss. The change in fair value of the Series C warrant liability was not material for the year ended December 31, 2020. The fair value of the Series D warrant liability increased $0.2 million during the year ended December 31, 2021.
Note 9. Leases
Sonder leases buildings or portions of buildings for guest usage, warehouses to store furniture, and corporate offices under noncancellable operating lease agreements, which expire through 2035. Sonder is required to pay property taxes, insurance and maintenance costs for certain of these facilities.
Future minimum lease payments under non-cancelable operating leases as of December 31, 2021, are as follows (in thousands):

Years Ended December 31,	Amount
2022	$279,093
2023	366,299
2024	418,156
2025	433,541
2026	403,582
Thereafter	1,641,237
Total minimum future lease payments	$3,541,908
Sonder does not have material lease receivables from noncancellable lease contracts that would reduce the total minimum future lease payments.
Rent expense for operating leases for the years ended December 31, 2021 and 2020 was $184.8 million and $133.1 million, respectively, of which $176.5 million and $124.8 million, respectively, is recognized in cost of revenue, $5.5 million and $2.8 million, respectively, in operations and support, and $2.8 million and $5.5 million, respectively, in general and administrative in the consolidated statements of operations and comprehensive loss. Exit cost of terminated leases was not material for the year ended December 31, 2021 and $5.5 million for the year ended December 31, 2020, recognized in operations and support in the consolidated statement of operations.
Note 10. Commitments and contingencies
Surety Bonds
A portion of Sonder’s leases are supported by surety bonds. As of December 31, 2021, Sonder had assembled commitments from six surety providers in the amount of $56.4 million, of which $32.1 million was outstanding and was an off-balance sheet arrangement. The availability, terms and conditions, and pricing of bonding capacity are dependent on, among other things, continued financial strength and stability of the insurance company affiliates providing the bonding capacity, general availability of such capacity and Sonder’s corporate credit rating.
Legal and Regulatory Matters
Sonder has been and expects to continue to become involved in litigation or other legal proceedings from time to time, including the matters described below. Except as described below, Sonder is not currently a party to any litigation or legal proceedings that, in the opinion of Sonder’s management, are likely to have a material adverse effect on Sonder’s business. Regardless of outcome, litigation and other legal proceedings can have an adverse impact on Sonder because of defense and settlement costs, diversion of management resources, possible restrictions on our business as a result of settlement or adverse outcomes, and other factors.
In late February 2020, Sonder was informed about an investigation underway by the New York City Department of Health and Mental Hygiene relating to possible Legionella bacteria contamination in the water supply at 20 Broad Street, New York, NY (the “Broad Street Property”). Due to the failure of the owner of the Broad Street Property (the “Broad Street Landlord”) to address the Legionella bacteria contamination and the associated health

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risks posed to Sonder’s guests, Sonder withheld payment of rent to the Broad Street Landlord on grounds of, among other reasons, constructive eviction. On July 30, 2020, the Broad Street Landlord sued Sonder USA Inc., Sonder Canada Inc. and Sonder Holdings Inc. for breach of the lease, seeking no less than $3.9 million in damages. Sonder filed counterclaims against the Broad Street Landlord and the property management company for breach of contract, seeking significant damages. The Broad Street Landlord filed a motion for summary judgment. The hearing and oral argument for the summary judgment motion occurred on December 21, 2021. No ruling was issued by the judge. The motion for summary judgment is now under submission. Sonder intends to vigorously defend itself and believes that the claims of the 20 Broad Street Landlord are without merit.
Sonder establishes an accrued liability for loss contingencies related to legal matters when a loss is both probable and reasonably estimable. These accruals represent Sonder’s best estimate of probable losses. Sonder has recorded an estimated accrual of $5.3 million and $0.6 million in the consolidated balance sheet as of December 31, 2021 and 2020, respectively. Sonder’s views and estimates related to these matters may change in the future as new events and circumstances arise and the matters continue to develop. Until the final resolution of legal matters, there may be an exposure to losses in excess of the amounts accrued. With respect to outstanding legal matters, based on current knowledge, Sonder believes the amount or range of reasonably possible loss will not, either individually or in the aggregate, have a material adverse effect on Sonder’s business, results of operations, financial condition, or cash flows.
Note 11. Guarantees and Indemnifications
Indemnifications
Sonder has entered into indemnification agreements with all of its directors. The indemnification agreements require Sonder to indemnify these individuals to the fullest extent not prohibited by Delaware law. Subject to certain limitations, the indemnification agreements require Sonder to advance expenses incurred by its directors. No demands have been made upon Sonder to provide indemnification under the indemnification agreements or the Bylaws, and thus, there are no claims that Sonder believes could have a material adverse effect on its business, results of operations, financial condition, or cash flows.
In the ordinary course of business, Sonder has included limited indemnification provisions under certain agreements with parties with whom it has commercial relations of varying scope and terms with respect to certain matters, including losses arising out of its breach of such agreements or out of intellectual property infringement claims made by third parties. It is not possible to determine the maximum potential loss under these indemnification provisions due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, no significant costs have been incurred, either individually or collectively, in connection with Sonder’s indemnification provisions.
Note 12. Exchangeable shares and redeemable convertible preferred stock
Exchangeable Shares
In connection with the corporate inversion in December 2019, shareholders of Sonder Canada Inc. became either (a) holders of shares of Sonder Holdings Inc. by exchanging their Sonder Canada Inc. shares, or (b) holders of Exchangeable Shares of Sonder Canada and holders of Special Voting Stock of Sonder Holdings Inc. The holders of Exchangeable Shares do not have any rights as shareholders of Sonder Canada with respect to voting rights and rights to attend shareholder meetings. Further, Sonder Holdings Inc. issued one share of Special Voting Stock for each Exchangeable Share. The Special Voting Stock is designed to provide Sonder Canada Inc.’s shareholders who hold Exchangeable Shares with voting rights in Sonder Holdings Inc., consistent with those of the same class of share of Delaware preferred stockholders. The shares of Special Voting Stock are not entitled to receive dividends and do not participate in any distribution of Sonder’s assets pursuant to its certificate of incorporation.

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The following tables present Sonder’s authorized and outstanding exchangeable shares as of December 31, 2021 and 2020 (in thousands except per share amounts):

	December 31, 2021
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series AA Common	22,518	9,421	$—	$—	$—
Series Seed 1	2,589	2,589	0.53	1,359	1,372
Series Seed 2	1,209	1,209	0.50	606	605
Series Seed 3	704	704	1.09	787	768
Series A	183	183	1.36	250	250
Series B	2,336	2,336	2.40	5,610	5,605
Series C	3,175	3,175	5.04	15,991	16,003
Series D	2,058	1,953	10.50	20,600	20,600
Series E	421	421	10.77	4,530	4,530
Total exchangeable shares	35,193	21,991		$49,733	$49,733

	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series AA Common	22,518	9,437	$—	$—	$—
Series Seed 1	2,589	2,589	0.53	1,359	1,372
Series Seed 2	1,209	1,209	0.50	606	605
Series Seed 3	704	704	1.09	787	768
Series A	183	183	1.36	250	250
Series B	2,336	2,336	2.40	5,610	5,605
Series C	3,175	3,175	5.04	15,991	16,003
Series D	2,058	1,963	10.50	20,600	20,608
Series E	421	421	10.77	4,530	4,530
Total exchangeable shares	35,193	22,017		$49,733	$49,741

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Redeemable Convertible Preferred Stock
The following tables present Sonder’s authorized and outstanding redeemable convertible preferred stock as of December 31, 2021 and 2020 (in thousands except per share amounts):

	December 31, 2021
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series Seed 1	3,703	785	$0.53	$269	$416
Series Seed 1-A	3,703	328	0.53	174	174
Series Seed 2	1,720	471	0.50	222	235
Series Seed 2-A	1,720	39	0.50	20	20
Series Seed 3	704	—	1.09	—	—
Series Seed 3-A	704	—	1.09	—	—
Series A	7,023	6,780	1.36	9,241	9,221
Series A-1	7,023	—	1.36	—	—
Series B	15,611	13,218	2.40	27,105	31,723
Series B-1	15,611	—	2.40	—	—
Series C	19,071	12,144	5.04	56,496	61,204
Series C-1	19,071	3,514	5.04	17,708	17,708
Series D	21,603	3,482	10.50	35,808	36,560
Series D-1	21,603	16,049	10.50	168,518	168,518
Series E	34,933	18,956	10.77	203,189	204,159
Total redeemable convertible preferred stock	173,803	75,767		$518,750	$529,938

	December 31, 2020
	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Aggregate Liquidation Preference
Series Seed 1	3,703	1,114	$0.53	$443	$590
Series Seed 1-A	3,703	—	0.53	—	—
Series Seed 2	1,720	510	0.50	242	255
Series Seed 2-A	1,720	—	0.50	—	—
Series Seed 3	704	—	1.09	—	—
Series Seed 3-A	704	—	1.09	—	—
Series A	7,023	6,780	1.36	9,241	9,221
Series A-1	7,023	—	1.36	—	—
Series B	15,611	13,218	2.40	27,105	31,723
Series B-1	15,611	—	2.40	—	—
Series C	19,071	15,657	5.04	74,204	78,912
Series C-1	19,071	—	5.04	—	—
Series D	21,603	16,663	10.50	174,315	174,967
Series D-1	21,603	2,858	10.50	30,011	30,011
Series E	20,433	18,863	10.77	202,169	203,158
Total redeemable convertible preferred stock	159,303	75,665		$517,730	$528,837
The redeemable preferred stock are classified by (i) Senior Preferred Stock, comprising of Series Seed-1A Preferred Stock, Series Seed-2A Preferred Stock, Series Seed-3A Preferred Stock, Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series C-1 Preferred Stock, Series D-1 Preferred Stock, and Series E Preferred Stock,

SONDER HOLDINGS INC. AND SUBSIDIARIES
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and (ii) Junior Preferred Stock, comprising of Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock. The following summarizes the rights, preferences, and privileges of Sonder’s redeemable convertible preferred stock:
Dividends
Holders of redeemable convertible preferred stock are entitled to receive noncumulative dividends, when, as, and if declared by Sonder’s Board of Directors, and prior and in preference to any declaration or payment of dividends on any other series or class of capital stock on a pari passu basis.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of Sonder or “Deemed Liquidation Event” (as defined below) (collectively, a Liquidation Event):
•The Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of Sonder available for distribution to Sonder’s stockholders before any payment shall be made to the holders of the Junior Preferred Stock or Common Stock, an amount per share equal to the greater of (i) the applicable original issue price of such series of Senior Preferred Stock, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of each series of the Senior Preferred Stock that would have received a greater amount upon conversion into common stock in accordance with Sonder’s certificate of incorporation immediately prior to the Liquidation Event.
•After the payment of all preferential amounts required to be paid to the holders of the Senior Preferred Stock, the holders of shares of Junior Preferred Stock then outstanding are entitled to be paid out of the assets of Sonder available for distribution to its stockholders before any payment shall be made to the holders of common stock, an amount per share equal to the greater of (i) the applicable original issue price of such series of Junior Preferred Stock, plus any dividends declared but unpaid thereon or (ii) such amount per share as would have been payable had all shares of each series of the Junior Preferred Stock that would have received a greater amount upon conversion into common stock in accordance with Sonder’s certificate of incorporation immediately prior to the Liquidation Event.
•After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and Junior Preferred Stock, the remaining assets of Sonder available for distribution to its stockholders shall be distributed among the holders of common stock, pro rata based on the number of shares held by each such holder.
A Deemed Liquidation Event is defined to include (i) the merger or consolidation resulting in a disproportionate share of the shareholding before and after the consolidation or merger, (ii) the sale, lease, abandonment, transfer, exclusive license or other disposition of all or substantially all of the assets of Sonder and its subsidiaries, (iii) the sale, exchange or transfer by Sonder’s stockholders, in a single transaction or series of transactions, of 50% or more of the voting shares of Sonder or (iv) sale or exchange of shares of Sonder, the merger, reorganization, consolidation, or other business combination, pursuant to which the holders of voting securities of Sonder immediately prior to the transaction hold, immediately after such transaction, less than 50% of the voting power of the outstanding capital stock, unless the holders of at least a majority of the outstanding shares of Preferred and Special Voting Investor Series Stock elect otherwise
Classification
Sonder classifies its redeemable convertible preferred stock and exchangeable preferred shares as mezzanine equity, or outside of stockholders’ deficit, because the shares contain liquidation features that are not solely within its control.

SONDER HOLDINGS INC. AND SUBSIDIARIES
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Conversion Rights
Each share of redeemable convertible preferred stock is convertible at the option of the holder, at any time and without payment of additional consideration by the holder, into such number of common stock as is determined by dividing the original issue price for such series of preference stock by the conversion price for such series of preferred stock that is in effect at the time of the conversion as applicable to each series of preferred stock.
Each share of redeemable convertible preferred stock will automatically be converted into shares of common stock at the then-effective conversion rate of such shares upon either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to a prospectus under applicable Canadian securities laws as amended from time to time at a price per share at least equal to one times the original issuance price of the Series D redeemable convertible preferred stock and resulting in at least $100 million, or (ii) (a) with respect to the convertible preferred stock other than the Series C and Series D redeemable convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or written consent of the majority of the redeemable convertible preferred stock and Special Voting Investor Series stock, voting together as a single class, (b) with respect to the Series C redeemable convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the Series C and Special Voting Series C stock, voting together as a single class and (c) with respect to the Series D redeemable convertible preferred stock, the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the Series D and Special Voting Series D stock, voting together as a single class, for each (a), (b) and (c) on an as converted basis.
Voting
Each share of redeemable convertible preferred stock has voting rights equal to an equivalent number of shares of common stock into which it is convertible and votes together as one class with the common stock, except as below:
Holders of Series Seed 1, Series Seed 2, Series Seed 3, Series A, Series B, Series C, Series D redeemable convertible preferred stock vote together as a single class, except for meetings at which only holders of a specified class (other than the preferred shares) or specified series of shares are entitled to vote. The holders are also entitled to certain protective provisions, which require a majority of convertible holders of preferred stock to approve, among other actions, a liquidation event, an amendment, waiver, or repeal of provisions of Sonder’s certificate of incorporation or bylaws, a change to the number of directors of the corporation, and a declaration or payment of any dividend.
Holders of Series A redeemable convertible preferred stock and Special Voting Investor Series stock, voting together as a single class, are entitled to elect three members to Sonder’s Board of Directors.
Holders of Series C redeemable convertible preferred stock and Special Voting Investor Series C stock, voting together as a single class, are entitled to elect one member to the Board of Directors and are entitled to certain protective provisions, which require a majority of holders of Series C redeemable convertible preferred stock and Special Voting Investor Series C to approve, among other actions, an amendment to Sonder’s certificate of incorporation or bylaws that adversely affects the holders of Series C redeemable convertible preferred stock, and a change in the total number of authorized shares of Series C redeemable convertible preferred stock.
Holders of Series D redeemable convertible preferred stock and Special Voting Series D stock are entitled to certain protective provisions, which require a majority of holders of Series D redeemable convertible preferred stock and Special Voting Series D stock to approve, among other actions, an amendment to Sonder’s certificate of incorporation or bylaws that adversely affect the holders of Series D redeemable convertible preferred stock and a change in the total number of authorized shares of Series D redeemable convertible preferred stock.
Holders of common stock and Special Voting Series AA stock, voting together as a single class, are entitled to elect four members to the Board of Directors.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The holders of record of the shares of common stock and Special Voting Series AA stock and of any other class or series of voting stock (including the redeemable convertible preferred stock and Special Voting Stock), exclusively and voting together as a single class on an as-if-converted to common stock or Special Voting Series AA stock basis, as applicable, shall be entitled to elect the balance of the total number of directors.
Redemption Rights
The holders of the outstanding shares of redeemable convertible preferred stock do not have redemption rights; however, as noted above, Sonder’s certificate of incorporation provides that upon any voluntary or involuntary liquidation, dissolution or winding up of Sonder or Deemed Liquidation Event such shares will be entitled to receive the applicable Liquidation Amount.
Note 13. Common stock
Sonder’s Amended and Restated Certificate of Incorporation authorizes the issuance of 352,230,628 shares, including 143,234,881 of shares of common stock. The common stock has a par value of $0.000001 per share, and each common stockholder is entitled to one vote per share. Sonder is also authorized to issue 173,803,110 shares of redeemable convertible preferred stock and 35,192,637 shares of exchangeable shares, which are not included in the number of common shares authorized. As of December 31, 2021 and 2020, Sonder has reserved the following shares of common stock for future issuance:

	December 31,
	2021	2020
Conversion of preferred stock and exchangeable shares(1)	208,995,747	194,495,747
Outstanding stock options	19,865,244	12,802,899
Options available for grant under the 2019 Equity Incentive Plan	1,859,784	3,413,074
Total common stock reserved for future issuance	230,720,775	210,711,720
__________________
(1)Includes the warrants reclassified to equity as of December 31, 2020 and those issued in connection with the 2019 Loan and Security Agreement and related amendment as of December 31, 2021 and 2020.
Equity Incentive Plans
2013 Stock Option and Grant Plan
In February 2015, Sonder adopted the 2013 Stock Option and Grant Plan (the “2013 Plan”) pursuant to which the Board of Directors may grant incentive stock options (“ISOs”) to purchase shares of Sonder’s common stock, nonstatutory stock options (“NSOs”) to purchase shares of Sonder’s common stock, restricted stock awards, unrestricted stock awards, and restricted stock units (RSUs). The 2013 Plan was subsequently amended, and no shares of common stock have been reserved for issuance. Stock options must be granted with an exercise price equal to the stock’s fair value at the date of grant. Stock options generally have a 10-year contractual term, however, we have in the past granted stock options with 6-year contractual terms. These options vest over a four-year period starting from the date specified in each agreement.
2019 Equity Incentive Plan
In December 2019, Sonder adopted the 2019 Equity Incentive Plan (the “2019 Plan”) pursuant to which the Board of Directors may grant ISOs to purchase shares of Sonder’s common stock, NSOs to purchase shares of Sonder’s common stock, restricted stock awards, unrestricted stock awards, RSUs, stock appreciation rights, performance stock units, and performance stock awards. As of December 31, 2021, the 2019 Plan reserved 1,859,784 shares of common stock for issuance. Stock options must be granted with an exercise price equal to the stock’s fair value at the date of grant. Stock options generally have a 10-year contractual term and vest over a four-year period starting from the date specified in each agreement.

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 14. Stockholders’ Deficit
Stock-based Compensation Expense
Total stock-based compensation expense is as follows (in thousands):

	Years Ended December 31,
	2021	2020
Research and development	$1,740	$1,171
General and administrative	20,839	4,336
Operations and support	2,516	1,710
Sales and marketing	152	6
Total stock-based compensation expense	$25,247	$7,223
As of December 31, 2021, there was $57.0 million of total unrecognized stock-based compensation expense related to outstanding unvested stock options expected to be recognized over a weighted-average period of 4.27 years.
Sonder recognizes only the portion of the option award granted to employees, non-employees, officers, and directors that is ultimately expected to vest as compensation expense and elects to recognize gross share-based compensation expense with forfeitures recognized as they occur.
Fair Value of Stock Options
Sonder estimates the fair value of each stock option award using the Black-Scholes-Merton option-pricing model, which utilizes the estimated fair value of Sonder’s common stock and requires the input of the following subjective assumptions:
Expected Term—The expected term for options granted to employees, officers, and directors is calculated based on Sonder’s historical pattern of option exercise behavior and the period of time they are expected to be outstanding. The expected term for options granted to consultants is determined using the remaining contractual life.
Expected Volatility—The expected volatility is based on the average volatility of similar public entities within Sonder’s peer group as Sonder’s stock has not been publicly trading for a long enough period to rely on its own expected volatility.
Expected Dividends—The dividend assumption is based on Sonder’s historical experience. To date Sonder has not paid any dividends on its common stock.
Risk-Free Interest Rate—The risk-free interest rate used in the valuation method is the implied yield currently available on the United States treasury zero-coupon issues, with a remaining term equal to the expected life term of Sonder’s options.
The following table summarizes the key assumptions used to determine the fair value of Sonder’s stock options granted to employees, non-employees, officers, and directors:

	Years Ended December 31,
	2021	2020
Expected term (in years)	3.99 - 4.02	5.79
Expected volatility	63% - 64%	63% - 69%
Dividend yield	—%	—%
Risk-free interest rate	0.4% - 1.0%	0.4% - 1.5%
Weighted-average grant-date fair value per share	$4.54 - $6.59	$2.51 - $2.77

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Stock Option Activity
Option activity under Sonder’s plans was as follows (in thousands, except per share and term in years):

	Options Outstanding
	Number of Options	Weighted-Average Exercise Price per Option	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance as of December 31, 2020	12,803	$3.02	7.97	$19,219
Grants	10,765	$10.28
Exercises	(1,441)	$2.66
Forfeited	(1,594)	$9.47
Canceled	(668)	$3.18
Balance as of December 31, 2021	19,865	$7.31	8.48	$107,556
As of December 31, 2021
Options vested and exercisable	6,629	$4.26	7.25	$56,079
Options vested and expected to vest	19,865	$7.31	8.48	$107,556
The weighted-average grant-date fair value of options granted during the years ended December 31, 2021 and 2020 was $4.99 and $2.60, respectively. The total intrinsic value of options exercised during the years ended December 31, 2021 and 2020 was $14.5 million and $3.3 million, respectively.
Performance and Market-based Equity Awards
On November 15, 2019, the Sonder Board of Directors granted an award to Francis Davidson, Sonder’s CEO, for a total of 5,613,290 options, all of which Mr. Davidson fully exercised in December 2019 with a promissory note payable to Sonder in the amount of $24.6 million (the “Promissory Note”). Of the 5,613,290 total options, 2,041,197 options vest in 72 equal monthly installments starting as of October 1, 2017 (the “Service-based Options”), subject to Mr. Davidson’s continuous employment, and 3,572,093 options are performance-based (“CEO Performance Awards”), that vest as follows, subject to Mr. Davidson’s continuous employment at each such event (the “Performance Conditions”):
•1,530,897 performance awards upon an initial public offering (“IPO”) if Sonder reaches certain share price targets (the “IPO Condition”);
•1,020,598 performance awards upon a qualified financing at certain valuation milestones (the “Qualified Financing Condition”); and
•1,020,598 performance awards upon Sonder achieving a certain market capitalization milestone (the “Market Capitalization Condition”).
The fair value of the 2,041,197 Service-based Options was estimated using the Black-Scholes-Merton pricing model. The grant date fair value of the Service-based Options was $3.2 million and is recognized on a straight-line basis over the term of the award. There was $11.6 million expense recognized for the CEO Performance Awards during the year ended December 31, 2021 and no expense was recognized in the year ended December 31, 2020, as it was not deemed probable that the Performance Conditions would be achieved.
The Promissory Note for $24.6 million represents the aggregate exercise price for the 5,613,290 options that were exercised by Mr. Davidson. The Promissory Note bears interest at the rate of 2.00% per annum, compounding semiannually. The principal amounts and accrued interest are due upon the earlier of: (i) four years after the issuance, or on December 1, 2023, (ii) the transfer or sale of the shares by the employee without approval by Sonder, or (iii) an initial public offering or an acquisition of Sonder by a public company. The Promissory Note was secured by the shares issued upon exercise of the award and in exchange for the note. While the Promissory Note is full

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
recourse, it is considered to be non-recourse for accounting purposes and thus was not recorded in the consolidated balance sheets as a receivable. As of December 31, 2021 and 2020, the aggregate borrowings outstanding under the Promissory Note, including interest, were $25.7 million and $25.2 million, respectively. The aggregate outstanding principal amount and interest under the Promissory Note shall be repaid in full prior to the consummation of the Business Combination (Refer to Note 18. Subsequent events for the repayment of the Promissory Note following the Business Combination).
In the three months ended March 31, 2021, the CEO Performance Awards were modified to accelerate the vesting of the IPO Condition and the Qualified Financing Condition because the Sonder Board desired to reward Mr. Davidson in leading Sonder to perform above expectations given the worsened business conditions brought about by the unexpected COVID-19 pandemic, especially in the hospitality sector, and at the same time, engaging Sonder in potential strategic transactions valuing Sonder at increased valuations. While the vesting of the options under the Market Capitalization Condition were not accelerated by the Sonder Board, the Sonder Board approved a resolution clarifying that the Market Capitalization Condition would be eligible to vest in connection with a business combination with a special purpose acquisition company that otherwise achieves the applicable Market Capitalization Condition using an equivalent share price rather than the market capitalization. In the year ended December 31, 2021, Sonder recognized $11.6 million in stock-based compensation expense related to the acceleration of this vesting of the IPO Condition and the Qualified Financing Condition.
The modification-date fair value of the CEO Performance Awards was estimated using a Monte Carlo simulation. The Monte Carlo simulation utilizes multiple input variables to estimate the probability that performance conditions will be achieved. These variables include Sonder’s expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, and the risk-free interest rate for the expected term of the award. Sonder recognizes compensation expense for its performance awards using an accelerated attribution method from the time it is deemed probable that the vesting condition will be met through the time the service-based vesting condition has been achieved. The modification-date fair value of the CEO Performance Awards as determined using the Monte Carlo simulation on the modification date was $3.0 million.
Note 15. Income taxes
Sonder recorded an income tax provision of approximately $0.2 million and $0.3 million for the years ended December 31, 2021 and 2020. The income tax provision for the years ended December 31, 2021 and 2020 were primarily due to state and foreign income tax expense and consisted of the following (in thousands):

	December 31,
	2021	2020
Current
State	$113	$104
Foreign	129	219
Total provision for income taxes	$242	$323

SONDER HOLDINGS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31,
	2021	2020
Deferred
State	$—	$—
Foreign	—	—
Total provision for income taxes	$—	$—
Loss before provision for income taxes consisted of the following (in thousands):

	Years Ended December 31,
	2021	2020
United States	($261,852)	($148,332)
Foreign	(32,293)	(101,661)
Total loss before provision for income taxes	($294,145)	($249,993)
A reconciliation of amounts computed by applying the U.S. federal statutory income tax rate to loss before income taxes to total income tax expense is as follows (in thousands):

	Years Ended December 31,
	2021	2020
Income tax at U.S. statutory rate of 21%	$(61,771)	$(52,499)
Foreign tax rate differential	(7,645)	(889)
State income taxes (net of federal benefit)	89	(8,553)
Tax credits	(1,753)	(1,214)
Stock-based compensation	1,389	66
Convertible debt instruments	5,399	—
Capital loss	(9,640)	—
Non-deductible expenses and other, net	(2,362)	220
Change in valuation allowance	76,536	63,192
Total provision for income taxes	$242	$323
The components of Sonder’s net deferred tax assets and liabilities were as follows (in thousands):

	Years Ended December 31,
	2021	2020
Deferred tax assets:
Net operating loss and capital loss carryforwards	$152,091	$85,972
Credit carryforwards	4,936	2,239
Accrued expenses and reserves	1,492	847
Deferred revenue	6,245	2,520
Deferred rent	9,128	4,747
Fixed and intangible assets	17,870	18,564
Other	13,781	7,131
Gross deferred tax assets	205,543	122,020
Valuation allowance	(205,543)	(122,020)
Total deferred tax assets	$—	$—
Realization of the deferred tax assets is dependent upon future taxable income, the amount and timing of which is uncertain. Accordingly, the federal, state, and foreign gross deferred tax assets have been fully offset by a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
valuation allowance. The valuation allowance increased by approximately $83.5 million and $63.2 million during the years ended December 31, 2021 and 2020, respectively.
As of December 31, 2021, Sonder had tax net operating loss carryforwards for federal, state and foreign purposes and capital loss carryforwards for federal purposes of approximately $414.8 million, $389.6 million, $120.6 million, and $62.0 million, respectively, and as of December 31, 2020, it had tax net operating loss carryforwards for federal, state and foreign purposes of approximately $262.7 million, $239.9 million, and $87.0 million, respectively.
Of the federal net operating loss carryforwards, $11.0 million will begin to expire in 2035, and $403.8 million will carry forward indefinitely. The state and foreign net operating loss carryforwards will begin to expire in 2027.
Utilization of the net operating loss carryforwards and credits will be subject to an annual limitation due to the ownership change limitations provided by the U.S. Tax Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.
Sonder’s ability to utilize its federal and state net operating loss and tax credit carryforwards may be subject to limitations if it incurs a Section 382 ownership change. A Section 382 ownership change generally occurs when there is a greater than 50% shift in ownership amongst 5% or greater shareholders (or shareholder groups) over a three year period. Although Sonder is not currently utilizing its federal or state tax carryforwards, it believes existing ownership changes and potential future ownership changes may impact its annual utilization of a portion of these attributes. Sonder has undertaken a Section 382 study and has identified that $94.9 million of net operating losses are subject to limitation.
As of December 31, 2021, Sonder had R&D Credit carryforwards for federal and state purposes of approximately $3.9 million and $2.2 million, respectively. The federal R&D Credit carryforwards will begin to expire in 2037. The state R&D Credit carryforwards will carryforward indefinitely.
Uncertain Tax Positions
Sonder has adopted authoritative guidance, which prescribes a recognition threshold and measurement attribute for the consolidated financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in its income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.
The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Years Ended December 31,
	2021	2020
Beginning unrecognized tax benefits	$683	$—
Addition to tax positions related to prior years	417	383
Addition to tax positions related to current year	253	300
Ending unrecognized tax benefits	$1,353	$683
Sonder files income tax returns in U.S. federal, various states and international jurisdictions. All periods since inception are subject to examination by U.S. federal, state and foreign authorities, where applicable. There are currently no pending income tax examinations.
Recognition of the unrecognized tax benefits would not have an impact on the effective tax because they would be offset by the reversal of related deferred tax assets which are subject to a full valuation allowance. Sonder does not anticipate any significant change in Sonder’s uncertain tax positions within 12 months of this date.
Sonder’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on Sonder’s consolidated balance sheets. To date, Sonder has not recognized any interest and penalties in its consolidated statements of operations, nor has it accrued for or made payments for interest and penalties.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 16. Net Loss Per Common Share
Sonder’s Amended and Restated Certificate of Incorporation authorizes the issuance of 143,234,881 shares of common stock. The common stock has a par value of $0.000001 per share, and each common stockholder is entitled to one vote per share.
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase or forfeiture. Diluted net loss is computed by giving effect to all potential shares of common stock, including stock options, warrants, redeemable convertible preferred stock, and exchangeable shares prior to becoming a public company, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.
The following table sets forth the computation of historical basic and diluted net loss per share (in thousands, except per share amounts):

	Years Ended December 31,
	2021	2020
Numerator
Net Loss	$(294,387)	$(250,316)
Denominator
Weighted-average common shares used in computing basic and diluted net loss per share	8,011,660	6,261,247
Net loss per share, basic and diluted	$(36.74)	$(39.98)
The following potential common shares outstanding were excluded from the computation of diluted net loss per share because including them would have been anti-dilutive:

	Years Ended December 31,
	2021	2020
Options to purchase common stock	19,865,244	12,802,899
Common stock subject to repurchase or forfeiture	1,656,613	4,562,207
Redeemable convertible preferred stock(1)	75,767,082	75,664,679
Exchangeable shares	21,991,418	22,017,113
Total common stock equivalents	119,280,357	115,046,898
__________________
(1)Includes the warrants reclassified to equity as of December 31, 2021 and those issued in connection with the 2018 Loan and Security Agreement and related amendment as of December 31, 2021 and 2020.
Note 17. Related party transactions
Francis Davidson Promissory Note
In November 2019, Sonder granted Mr. Davidson, its CEO, the ability to purchase 5,613,290 shares of common stock for an aggregate exercise price of $24.6 million, all of which Mr. Davison exercised in December 2019 with a full recourse promissory note payable to Sonder. As of December 31, 2021 and 2020, the aggregate borrowings outstanding under the note, including interest, were $25.7 million and $25.2 million, respectively. The aggregate outstanding principal amount and interest under the loan were payable in full prior to the consummation of the Business Combination. Refer to Note 14. Stockholders’ Deficit and Note 18. Subsequent events for details.
2021 Convertible Promissory Notes
In March 2021, Sonder issued the Sonder Convertible Notes in an aggregate principal amount of $165.0 million to certain investors in exchange for Sonder’s agreement to issue the investors shares of its capital stock upon the occurrence of certain events described in the Note Purchase Agreement dated March 12, 2021. As of December 31,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2021, Sonder’s investors and their affiliates held $43.3 million of the Sonder Convertible Notes. The Sonder Convertible Notes automatically converted into shares of Sonder Common Stock immediately prior to the consummation of the Business Combination. See Note 7. Debt and Note 18. Subsequent events for details of the transaction.
Note 18. Subsequent events
Sonder has evaluated subsequent events through March 28, 2022, the date the consolidated financial statements were filed with the SEC and did not identify any transactions that require adjustment to, or disclosure in, the accompanying consolidated financial statements, except as noted below.
Closing of the Business Combination
On January 18, 2022 (the “Closing Date”), Sonder consummated the previously announced Business Combination pursuant to the Agreement and Plan of Merger, dated as of April 29, 2021 (as amended by the Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 27, 2021), by and among Gores Metropoulos II, Inc., Sunshine Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”) and a direct, wholly-owned subsidiary of Second Merger Sub (as defined below), Sunshine Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“Second Merger Sub”), and Sonder Operating Inc., a Delaware corporation formerly known as Sonder Holdings Inc. (“Legacy Sonder”).
Pursuant to the Merger Agreement, (i) First Merger Sub merged with and into Legacy Sonder, with Legacy Sonder continuing as the surviving corporation (the “First Merger”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, Legacy Sonder merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). As a result of the First Merger, Second Merger Sub owned 100% of the outstanding capital stock of Legacy Sonder as the surviving corporation of the First Merger and each share of capital stock of Legacy Sonder was cancelled and converted into the right to receive the merger consideration in accordance with the terms of the Merger Agreement. As a result of the Second Merger, the Company following the Business Combination owns 100% of the outstanding interests in the surviving entity of the Second Merger (the “Surviving Entity”).
The aggregate merger consideration (excluding any Earn Out Shares (as defined below)) paid to securityholders of Legacy Sonder as of immediately prior to the effective time of the First Merger (the “Legacy Sonder Securityholders”) in connection with the Business Combination was approximately 190,160,300 shares of the Company’s Common Stock (the “Common Stock”, which term (a) with reference to the Company prior to the Business Combination and the effectiveness of the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), means the Class A Stock and the Class F Stock, and (b) with reference to the Company from and after the effectiveness of the Amended and Restated Certificate of Incorporation and the conversion of the Class F Stock in accordance with the Amended and Restated Certificate of Incorporation, means the Common Stock, par value $0.0001 per share, of the Company). Certain of these shares of Common Stock were reserved for issuance upon (a) the exercise of Rollover Options (as defined below) and (b) the exchange of the Post-Combination Canada Exchangeable Common Shares (as defined below) corresponding to shares of Post-Combination Company Special Voting Common Stock (as defined below) issued in the Business Combination.
Pursuant to the Merger Agreement:
•holders of existing shares of Common Stock of Legacy Sonder, par value $0.000001 per share (“Legacy Sonder Common Stock”) (following the conversion of each issued and outstanding share of Legacy Sonder’s preferred stock and the convertible promissory notes issued by Legacy Sonder to certain purchasers pursuant to the Note Purchase Agreement, dated March 12, 2021, as amended, into shares of Legacy Sonder Common Stock prior to the effective time of the First Merger), received approximately 140,544,052 shares of the Company’s Common Stock, pursuant to the Exchange Rate of 1.4686 shares for each share of Legacy Sonder Common Stock held;

•holders of existing shares of Special Voting Series AA Common Stock, par value $0.000001 per share (the “Legacy Sonder Special Voting Common Stock”), received approximately 32,296,539 shares of the newly created Post-Combination Company Special Voting Common Stock, par value $0.0001 per share (the “Post-Combination Company Special Voting Common Stock” and, together with the Company’s Common Stock, the “Post-Combination Company Stock”), pursuant to the Exchange Rate of 1.4686 shares for each share of Legacy Sonder Special Voting Common Stock held;
•holders of Series AA Common Exchangeable Preferred Shares (the “Legacy Sonder Canada Exchangeable Common Shares”) of Sonder Canada Inc., a corporation existing under the laws of the province of Québec (“Legacy Sonder Canada”) received a new series of the same class of virtually identical Legacy Sonder Canada Exchangeable Common Shares (the “Post-Combination Canada Exchangeable Common Shares”) whose terms provide (a) for a deferral of any mandatory exchange caused by the Business Combination for a period of at least 12 months from the Closing Date, and (b) that such Post-Combination Canada Exchangeable Shares shall be exchangeable for Common Stock upon the completion of the Business Combination; and
•holders of options to purchase Legacy Sonder Common Stock (the “Legacy Sonder Stock Options”) received options to acquire approximately 30,535,549 shares of Company’s Common Stock (the “Rollover Options”), pursuant to the Option Exchange Ratio of 1.5444 shares for each share of Legacy Sonder Stock Options held.
Following the closing of the Business Combination, the Company owned all of the issued and outstanding equity interests in Legacy Sonder and its subsidiaries, and the Legacy Sonder Securityholders held approximately 79.7% of the Company. Following the closing of the Business Combination, the Company’s Common Stock and the Company’s Public Warrants (as defined below) began trading on the Nasdaq Global Select Market under the symbols “SOND” and “SONDW,” respectively.
In addition to the consideration paid at the closing of the Business Combination, holders of Legacy Sonder Common Stock, Legacy Sonder Canada Exchangeable Common Shares and warrants of Legacy Sonder immediately prior to the effective time of the Business Combination may receive their pro rata share of up to an aggregate of 14,500,000 additional shares of Common Stock (the “Earn Out Shares”) as consideration as a result of the Common Stock achieving certain benchmark share prices as contemplated by the Merger Agreement.
The Business Combination was viewed as an acquisition of control of Legacy Sonder’s stock for tax purposes. As a result, the foreign capital loss carryforwards available to Legacy Sonder as of December 31, 2021 expired, and Sonder is no longer eligible to utilize these carryforwards in future periods.
Option awards granted to the CEO, including the CEO Performance Awards, that are eligible to vest in connection with the Business Combination that otherwise achieves the applicable market conditions were estimated using a Monte Carlo simulation. The fair value of the option awards using the Monte Carlos simulation was $5.5 million, which is to be recognized over the requisite service periods.
Closing of PIPE Investments
Pursuant to subscription agreements entered into in connection with the Merger Agreement (the “Existing Subscription Agreements”), certain investors agreed to subscribe for an aggregate of 20,000,000 newly issued shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) for a purchase price of $10.00 per share, or an aggregate of approximately $200 million (the “Existing PIPE Investment”). In addition, pursuant to subscription agreements entered into in connection with Amendment No.1, certain investors agreed to subscribe for an additional 11,507,074 newly issued shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) for a purchase price of for $8.89 per share, or an aggregate of approximately $102.3 million (the “New PIPE Investment”). In addition, concurrently with the execution of Amendment No. 1, the Company entered into a subscription agreement with Gores Metropoulos Sponsor II, LLC (the “Sponsor”) whereby the Sponsor separately agreed to purchase an additional 709,711 shares of Class A Stock (which became Common Stock upon the effectiveness of the Amended and Restated Certificate of Incorporation) in a private placement for $10.00, or an aggregate of approximately $7.1 million (the “Additional Sponsor PIPE Commitment” and, together with the Existing PIPE Investment and the New PIPE Investment, the “PIPE Investment”). At the Closing, the Company consummated the PIPE Investment.
Delayed Draw Note Purchase Agreement
On December 10, 2021, Sonder entered into a Note and Warrant Purchase Agreement with certain PIPE Investors (the “Purchasers”) for the sale of delayed draw notes (the “Delayed Draw Notes”) to be available to Sonder following the completion of the Business Combination. The agreement also provided that the Purchasers will be issued warrants to purchase shares of Common Stock in connection with the transaction. In January 2022, Sonder drew down on $165 million in Delayed Draw Notes and issued warrants to purchase 2,475,000 shares of Common Stock to the Purchasers.
2021 Convertible Promissory Notes
In January 2022, upon the Closing of the Business Combination, the outstanding principal and accrued and unpaid interest of the Convertible Promissory Notes were automatically converted into Sonder’s 12,242,973 shares of common stock.
2018 Loan and Security Agreement
In January 2022, Sonder paid down $24.5 million outstanding principal of the 2018 Loan and Security Agreement and $2.5 million in end of term payments at the Closing of the Business Combination. Sonder also recognized $0.6 million of early termination fees, $0.4 million of the write down of deferred financing charges and $0.2 million of interest expense.
Francis Davidson Promissory Note
On January 14, 2022, Mr. Davidson repaid in full the Promissory Note issued in December 2019 by selling to Sonder 1,855,938 shares of Sonder’s common stock at a repurchase price of $13.85 per share, which was equal to the fair value of a share of Sonder’s common stock as of the repurchase date, for a total aggregate repurchase price of $25.7 million. The repurchase price was offset against and extinguished in full Mr. Davidson’s obligations under the Promissory Note, including the outstanding principal and accrued interest.

Sonder Holdings Inc.

159,207,329 Shares of Common Stock
5,500,000 Warrants to Purchase Shares of Common Stock
PROSPECTUS

April 1, 2022

You should rely only on the information contained in this prospectus or any supplement or amendment hereto. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or any supplement or amendment hereto is accurate as of any date other than the date of this prospectus or any such supplement or amendment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.